As filed with the Securities and Exchange Commission on January 3, 2022
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Core & Main, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5099	86-3149194
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1830 Craig Park Court
St. Louis, Missouri 63146
(314)
432-4700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen O. LeClair
Chief Executive Officer
Core & Main, Inc.
1830 Craig Park Court
St. Louis, Missouri 63146
(314)
432-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Rodel, Esq. Nicholas P. Pellicani, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Andrew J. Pitts, Esq. C. Daniel Haaren, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	23,000,000	$29.60	$680,800,000	$63,110.16

(1)	Includes the shares/aggregate offering price of shares of Class A common stock subject to the underwriters’ option to purchase additional shares from the selling stockholders.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended, based on the average high and low prices of the registrant’s Class A common stock on December 28, 2021, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the U.S. Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 3, 2022
20,000,000 Shares

Core & Main, Inc.
Class A Common Stock

The selling stockholders identified in this prospectus are offering 20,000,000 shares of Class A common stock of Core & Main, Inc. (“Core & Main”). We will not receive any of the proceeds of the sale of Class A common stock being sold in this offering, including any shares the selling stockholders may sell pursuant to the underwriters’ option to purchase additional shares of Class A common stock.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNM”. The last reported sale price of our Class A common stock on December 31, 2021 was
$30.34 per share.
We have two classes of common stock outstanding: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. Shares of Class B common stock have no economic rights. The Continuing Limited Partners (as defined herein) hold all of our Class B common stock, and such ownership entitles them, subject to the terms of the Exchange Agreement, to exchange their shares of our Class B common stock, together with the exchange of a corresponding number of Partnership Interests, for shares of our Class A common stock on a one-for-one
basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Description of Capital Stock.” Core & Main is a holding company and the general partner of Core & Main Holdings, LP (“Holdings”), and our sole material asset is a controlling direct and indirect ownership interest in Holdings. As we have a majority economic interest in Holdings and because we are the general partner of Holdings, we operate and control all of the business and affairs of Holdings and, through Holdings and its subsidiaries, including Core & Main LP, a Florida limited partnership (“Opco”), conduct our business. See “Organizational Structure.”
After the completion of this offering, the CD&R Investors (as defined herein) will beneficially own shares of our common stock representing approximately 69.9% of the combined voting power of our Class A common stock and Class B common stock (or 68.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). As a result, we expect to continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Management—Corporate Governance—Controlled Company” and “Principal and Selling Stockholders.” After the completion of this offering, pursuant to the Stockholders Agreement (as defined herein), the CD&R Investors will continue to have the right to designate for nomination for election to our board of directors at least a majority of our directors as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 50% of the total voting power of the outstanding shares of our common stock and our other equity securities. The CD&R Investors will continue to have the right to designate proportionately fewer director nominees as their total voting power decreases until the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing less than 5% of the total voting power of the outstanding shares of our common stock and our other equity securities. Moreover, the CD&R Investors will continue to have the right to designate the Chair of our board of directors as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 25% of the total voting power of the outstanding shares of our common stock and our other equity securities. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 31 of this prospectus.

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.
The underwriters also may purchase up to 3,000,000 additional shares of Class A common stock from the selling stockholders at the public offering price less underwriting discounts and commissions within 30 days from the date of this prospectus.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                     , 2022.
Joint Book-Running Managers

Goldman Sachs & Co. LLC	Credit Suisse	J.P. Morgan

Prospectus dated                     , 2022

OUR VISION

To foster a world where communities thrive because our people and products provide safe, sustainable infrastructure for generations to come.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of shares of our Class A common stock.

i

BASIS OF PRESENTATION
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “the Company” and similar references refer to Core & Main, Inc. and, unless otherwise indicated or the context otherwise requires, all of its consolidated subsidiaries, including Core & Main Holdings, LP and its consolidated subsidiaries. We also refer to Core & Main, Inc. as “Core & Main,” to Core & Main Holdings, LP as “Holdings” and to Core & Main LP as “Opco.”
We are a holding company and the general partner of Holdings. Our sole material asset is our direct and indirect ownership interest in Holdings, a portion of which is held indirectly through CD&R WW, LLC. Holdings has no operations and no material assets of its own other than its indirect ownership interest in Core & Main LP, a Florida limited partnership, the legal entity that conducts the operations of Core & Main. Because Core & Main is the general partner of Holdings, it operates and controls all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conducts our business. Accordingly, the condensed consolidated financial information of Core & Main includes the consolidated financial information of Holdings and its subsidiaries. The ownership interest of the Continuing Limited Partners (as defined below) related to Partnership Interests (as defined below) held by the Continuing Limited Partners is reflected as non-controlling
interests in Core & Main’s condensed consolidated financial statements. As the Reorganization Transactions (as defined below) are accounted for as transactions between entities under common control, the financial statements for the periods prior to our initial public offering of Class A common stock on July 27, 2021, in which we issued and sold 34,883,721 shares of our Class A common stock at an initial public offer price of $20.00 per share, and Reorganization Transactions combine previously separate entities for presentation purposes. These entities include Core & Main, Holdings and its consolidated subsidiaries and the Blocker Companies (as defined below). Prior to the Reorganization Transactions, Core & Main had no operations. Prior to the Reorganization Transactions, there was no net income attributable to Core & Main.
Our fiscal year is a
52-
or
53-week
period ending on the Sunday nearest to January 31st. The fiscal years ended January 31, 2021 (“fiscal 2020”) and February 2, 2020 (“fiscal 2019”) included 52 weeks. The fiscal year ended February 3, 2019 (“fiscal 2018”) included a 53rd week. The next fiscal year ending January 30, 2022 (“fiscal 2021”) and the following fiscal year ending January 29, 2023 (“fiscal 2022”) will each include 52 weeks. Quarters within the fiscal year include
13-week
periods unless a fiscal year includes a 53rd week, in which case the fourth quarter of the fiscal year will be a
14-week
period. Both the three months ended October 31, 2021 and three months ended November 1, 2020 included 13 weeks and both the nine months ended October 31, 2021 and the nine months ended November 2, 2020 included 39 weeks.
On August 1, 2017, Opco was acquired by certain investment funds (“CD&R Funds”) affiliated with or managed by Clayton, Dubilier & Rice, LLC (“CD&R”) from HD Supply, Inc. (“HD Supply”) through a merger transaction (the “Merger”). On August 5, 2019, affiliates of CD&R formed Holdings as well as Core & Main Midco, LLC, a Delaware limited liability company (“Midco”), and Core & Main Intermediate GP, LLC, a Delaware limited liability company (“Opco GP”), each a subsidiary of Holdings. Following certain reorganization transactions, affiliates of CD&R and Core & Main Management Feeder, LLC, a Delaware limited liability company (“Management Feeder”), transferred their partnership interests in Opco to Midco and Opco GP in exchange for partnership interests in Holdings. As a result, Holdings is the indirect parent company of Opco.
Unless otherwise indicated, all operational data included in this prospectus is as of January 31, 2021 and does not reflect changes to such data since such date.
Numerical figures included in this prospectus may have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

MARKET SHARE, RANKING AND SIMILAR INFORMATION
The market share, ranking and other information contained in this prospectus is based on our own estimates, independent industry publications, reports by market research firms, including confidential third-party commissioned studies, or other published and unpublished independent sources. In each case, we believe that they are reasonable estimates, although neither we nor the underwriters have independently verified market and industry data provided by third parties. Market share information is subject to change, however, and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties inherent in any statistical survey of market share. In addition, customer preferences can and do change, and the definition of the relevant market is a matter of judgment and analysis. As a result, you should be aware that market share, ranking and other similar information set forth in this prospectus, and estimates and beliefs based on such data, may not be reliable.
TRADEMARKS AND SERVICE MARKS
We own or have rights to trademarks or service marks that we use in conjunction with the operation of our business. Our service marks and trademarks include our name, logos, registered domain names and certain other marks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder, and we do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company. For convenience, the trademarks and service marks referred to in this prospectus are listed without the
®
, TM and SM symbols, but we intend to assert, and notify others of, our rights in and to these trademarks and service marks to the fullest extent under applicable law.
CERTAIN TERMS USED IN THIS PROSPECTUS

•	“Amended and Restated Limited Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Holdings;

•	“Blocker Companies” means, collectively, CD&R WW Advisor, LLC and CD&R WW Holdings, LLC;

•	“CD&R” means Clayton, Dubilier & Rice, LLC;

•	“CD&R Funds” means certain funds affiliated with or managed by CD&R, including Clayton, Dubilier & Rice Fund X, L.P.;

•	“CD&R Investors” means CD&R Waterworks Holdings (or a wholly-owned subsidiary) and the Former Limited Partners;

•	“CD&R Waterworks Holdings” means CD&R Waterworks Holdings, L.P., a Delaware limited partnership;

•
“Continuing Limited Partners” means CD&R Waterworks Holdings (or a wholly-owned subsidiary) and Management Feeder, the Original Limited Partners that own Partnership Interests and that are entitled to exchange their Partnership Interests for shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—Amended and Restated Limited Partnership Agreement of Holdings” and “—Exchange Agreement,” and does not include CD&R WW, LLC, a Delaware limited liability company which is a limited partner of Holdings but which does not own any of our Class B common stock and is not entitled to exchange Partnership Interests for shares of our Class A common stock;

•	“Core & Main” means Core & Main, Inc., a Delaware corporation and the issuer of the Class A common stock offered hereby;

•
“Exchange Agreement” means the Exchange Agreement, dated as of July 22, 2021, by and among Core & Main, Holdings and the holders of Partnership Interests, as amended by the Amendment to the Exchange Agreement, dated as of January 3, 2022;

•
“Former Limited Partners” means CD&R Fund X Advisor Waterworks B, L.P., a Cayman Islands exempted limited partnership, CD&R Fund X Waterworks B1, L.P., a Cayman Islands exempted limited partnership, CD&R Fund
X-A
Waterworks B, L.P., a Cayman Islands exempted limited partnership, and the other Original Limited Partners that transferred all or a portion of their Partnership Interests (including Partnership Interests held indirectly through certain “blocker” corporations) for shares of our Class A common stock in connection with the consummation of the Reorganization Transactions and the IPO;

•	“Holdings” means Core & Main Holdings, LP, a Delaware limited partnership;

•	“IPO” means our initial public offering of 34,883,721 shares of Class A common stock at a price to the public of $20.00 per share, which closed on July 27, 2021;

•	“Management Feeder” means Core & Main Management Feeder, LLC, a Delaware limited liability company;

•	“Midco” means Core & Main Midco, LLC, a Delaware limited liability company;

•	“Opco” means Core & Main LP, a Florida limited partnership;

•	“Opco GP” means Core & Main Intermediate GP, LLC, a Delaware limited liability company;

•	“Original Limited Partners” means the CD&R Investors and Management Feeder, the direct and indirect owners of Holdings prior to the Reorganization Transactions and the IPO;

•	“Partnership Interests” means the limited partner interests of Holdings; and

•
“we,” “us,” “our” and “the Company” mean Core & Main and, unless otherwise indicated or the context otherwise requires, all of its consolidated subsidiaries, including Holdings and its consolidated subsidiaries.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our Class A common stock. You should carefully read the entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Consolidated Financial Information,” as well as our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.
Our Company
We are a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential
and residential end markets nationwide. Our specialty products and services are used in the maintenance, repair, replacement and construction of water and fire protection infrastructure. We are one of only two national distributors operating across large and highly fragmented markets, which we estimate to represent approximately $27 billion in annual spend.
Through our network of approximately 300 branch locations in 48 states and approximately 170 metropolitan statistical areas (“MSAs”) across the U.S. as of October 31, 2021, we serve as a critical link between over 4,500 suppliers and a diverse and long-standing base of over 60,000 customers. Given our scale, technical expertise and the specialized and critical nature of the products we distribute, we believe we have been, and will continue to be, well-positioned to drive the adoption of new technologies that enhance the way water is managed, distributed and used. We believe that our sales reach, technical knowledge, broad product portfolio, customer service, project planning and delivery capabilities, and ability to provide local expertise nationwide, make us a critical partner to both our customers and suppliers. We are well-positioned to benefit from industry trends in our end markets, including infrastructure spending to repair and upgrade existing aged infrastructure or to advance water conservation.
Our company and our people are committed to the provision of safe and sustainable water infrastructure throughout the U.S. Our mission is to serve as an industry leader supplying local expertise, products and services to build innovative water, wastewater, storm drainage and fire protection solutions for the communities we serve. The best solutions for distributing and conserving water vary by climate, geography, local regulation and engineering specifications. Similarly, in water infrastructure, one size does not fit all, which is why we strive to offer customers local expertise supported by a nationwide network of resources. We support our customers and their communities in their efforts to find both short- and long-term solutions to conserve water and manage consumption. We embrace our responsibility in contributing to the continued evolution of our industry over the long term, developing future leaders, providing innovative technology solutions and giving visibility to the critical importance of sustainable water infrastructure and fire safety systems.
In August 2017, we were acquired by CD&R from HD Supply and subsequently rebranded as Core & Main. Following our separation from HD Supply, we surveyed our best resource, our associates, to find a new name for our organization. “Core” represents both our core values and our focus on maintaining the core of our nation’s infrastructure. “Main” stems from our presence in local markets where we maintain the main water lines on every town’s Main Street as well as from our position as the main supplier that our customers can count on. In serving our communities, we live at the intersection of Core & Main. Since the separation, we have seized various opportunities to better realize our growth potential, delivering net sales growth at a compound annual growth rate (“CAGR”) of 13.4% from fiscal 2017 to the trailing twelve months ended October 31, 2021, with organic growth contributing over two-thirds
of such growth. We have accelerated our fusible pipe and smart metering initiatives, opened eleven new greenfield locations, improved our strategic planning capabilities and built out a dedicated mergers and acquisitions team. Since fiscal 2017, we have successfully completed 16 acquisitions, including two of the largest acquisitions in our company’s history: Long Island Pipe Supply Inc. (“LIP”) in July 2019 and R&B Co. (“R&B”) in March 2020.
For fiscal 2020, we reported net sales, net income and Adjusted EBITDA of $3,642.3 million, $37.3 million and $342.3 million, respectively. For the nine months ended October 31, 2021, we reported net sales, net income, net income attributable to Core & Main, Inc. and Adjusted EBITDA of $3,757.5 million, $146.2 million, $118.3 million and $453.4 million, respectively. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures.” As of October 31, 2021, we had total consolidated indebtedness of $1,496.3 million and $183.3 million in outstanding lease commitments. In addition, as of October 31, 2021, after giving effect to $9.0 million of letters of credit issued under the Senior ABL Credit Facility (as defined herein), Opco would have been able to borrow $841.0 million under the Senior ABL Credit Facility.
Customers, Suppliers and Products
Our customers choose us for our breadth of products, extensive industry knowledge, familiarity with local specifications, convenient branch locations and timely and reliable delivery. We utilize our deep supply chain relationships to provide customers with a
“one-stop-shop”
experience and customized support in their efforts to maintain and construct water, wastewater, storm drainage and fire protection systems. Our geographic footprint allows us to serve both smaller, local customers and larger, national customers with relevant expertise and the right inventory on hand. Our local sales associates take a consultative approach, using knowledge of the local regulatory requirements and specifications to provide customer-specific product and service solutions. We are often deeply involved in our customers’ planning processes, and we believe our ability to support our customers by converting engineered drawings and specifications into accurate and comprehensive material project plans (“take-offs”) gives us a significant competitive advantage. For specific smart metering, treatment plant and fusible pipe solutions, our sales associates partner with our dedicated team of nearly 175 national and regional product specialists to assist customers in project scoping and specialized product selection. Our technical knowledge and experience are complemented by our proprietary customer-facing digital technology tools. Our PowerScope bidding platform and Online Advantage and Mobile Advantage customer portals enable us to work closely and efficiently with our customers in material management, timely inventory purchasing, quoting and coordinated jobsite delivery. We believe our customer-facing technology tools build customer loyalty and drive repeat business, and also create a competitive advantage versus smaller competitors who may not have the scale or resources to provide similar technology or services.
We have a fragmented customer base that consists of over 60,000 customers. Our top 50 customers represented approximately 10% of net sales for fiscal 2020, with our largest customer accounting for less than 1% of net sales. We have long-tenured relationships with our customers, as approximately 84% of our net sales for fiscal 2020 were to customer accounts that purchased products from us in each of the last five years, and we expect to continue to derive a significant portion of our net sales from our existing customers in the future. Our ability to serve as a
“one-stop-shop”
for the wide array of customer needs represents a differentiated value proposition compared to smaller competitors, who may not have the product breadth, specialization, local and industry expertise or technical service capabilities to match our comprehensive product and service offering. We also have a specialized team focused on serving strategic accounts, which include large private water companies and national contractors. We believe that we are better positioned than our competitors to serve these national customers on larger projects requiring dedicated sales personnel, greater technical expertise and more complex or specialized procurement needs.
We have a diverse base of suppliers who view us as integral partners. We have strong relationships with our suppliers due to our long history in the industry, substantial purchasing scale, national footprint and ability to reach a fragmented customer base. We believe we are the largest volume customer for many of our suppliers, leading to favorable purchasing arrangements regarding product availability, payment terms and pricing. Our scale also enables us to secure exclusive or restrictive distribution rights in key product categories and to provide key products to customers that are unavailable to our competitors. We believe that our size and scale, supplier relationships and technical knowledge of products and local specifications enable us to obtain preferred access to specialized products and preferred access to products during periods of material shortages or when shorter-than-usual lead times are required for certain projects. This provides us with a significant competitive advantage versus smaller competitors, particularly for large and complex projects. Our largest single supplier represented 9% of product expenditures for fiscal 2020, and our top ten suppliers represented 42% of total product expenditures during the same period. In the future, we will seek to maintain a diverse base of suppliers, and we do not expect that our historical supplier concentration trends will materially change. We strategically conduct business with our top suppliers in order to optimize our scale advantages, but we also have the flexibility to source the majority of our products from a number of alternate suppliers when necessary.

We offer a comprehensive portfolio of approximately 200,000 stock keeping units (“SKUs”) covering a full spectrum of specialized products. The table below outlines our key products and their percentage of net sales in fiscal 2020:

	Percent of Fiscal 2020 Net Sales	Applications	Representative Products

Pipes, Valves & Fittings	65%
Used in the distribution, flow control and service and repair of underground water, wastewater and reclaimed water transmission networks.

Includes pipe, valves, hydrants, fittings and other complementary products and services. Pipe materials include PVC, ductile iron, high-density polyethylene (“HDPE”), steel and copper tubing.

Storm Drainage	14%	Used in the construction of storm water and erosion control management systems. Includes corrugated piping systems, retention basins, manholes, grates and other related products.

Fire Protection	11%	Serves fire protection installers in the commercial, industrial and residential construction markets. Includes fire protection pipe, sprinkler heads and devices as well as custom fabrication services.

Meters	10%	Used for water volume measurement and regulation. Includes smart meter products, installation, software and other services.
Footprint, Operations and Talent
We operate a branch-based business model consisting of approximately 300 branches, as of October 31, 2021, that are strategically located near our customers, and we have approximately 3,700 total associates. At the local level, each branch aims to carry a range of product lines, brands and inventory levels suited to specifications and customer preferences. Our local presence allows our branch managers and team of sales representatives to provide a consultative sales approach and value-added services tailored to local needs and specifications and to respond to both immediate and longer-term project needs.
Our specialized fleet of equipment allows us to deliver materials to our customers’ worksites in a timely and cost-efficient manner. We operate approximately 850 delivery trucks and approximately 350 trailers. Our fleet, in conjunction with our branch network, enables us to coordinate the logistics of jobsite delivery and provide reliable, consistent support to our customers.

We have a large and experienced team of approximately 1,700 sales and field management personnel. This includes our district and branch managers, regional vice presidents who manage multi-state territories and approximately 500 field sales representatives who operate within local territories and have strong relationships with individual customers. Our associates actively participate in, and often lead, industry trade associations, which contribute to industry best practices for quality, ethics and safety at the state, regional and national levels. These groups help educate our industry, legislators and the public by raising awareness of our nation’s water infrastructure needs, which helps drive investment in water infrastructure necessary to address the growing infrastructure gap.
Our management approach and compensation structure foster an entrepreneurial culture in which managers have significant autonomy to run their branches based on local conditions, and associates are rewarded for achieving growth and profitability. As a result, we believe that we are able to recruit and retain some of the industry’s best managers and sales representatives, who have extensive experience and are focused on customer service and achieving strong financial results. Our incentive plans are closely tied to overall financial performance and working capital optimization, balancing growth, profitability and investment at our local branches.
The map below shows our branch locations as of October 31, 2021, illustrating our strategic footprint across the U.S.:

Commitment to ESG
Our business strategy and operations align with our goal of providing safe and sustainable infrastructure for generations to come. Our focus on Environmental, Social & Governance (“ESG”) matters is foundational to who we are as a company. Preserving the earth’s most valuable resource and providing clean and safe water to our communities are at the core of what we do. Our products and services are integral to building, repairing and maintaining the essential infrastructure of water, wastewater, storm drainage and fire protection systems. Water is a finite resource, and community water supply challenges, including natural flooding, contamination and drought, continue to increase in severity. We partner with our customers to help ensure water resources and facilities are available to meet each local community’s short- and long-term needs. Our water and wastewater products help preserve and conserve water and prevent wastewater spillage and flooding that can cause devastating problems and reduce local quality of life. In addition, our fire protection products save lives and are critical to the health and safety of our communities.
Our success is built on relationships of trust, and acting with honesty and integrity in each choice we make is one of our core values. We invest in the development, well-being and safety of our people, which is a priority across all of our operations. We offer training and development to the industry by inviting our suppliers, customers and associates to both teach and learn virtually, in our classrooms and at our branches. We are committed to developing a diverse talent pipeline and preparing our associates for a bright future in our industry. Through our award-winning training programs, we focus on developing extraordinary leaders at all levels to position our associates for success. As industry leaders, we are committed to driving social change in our business by empowering women through our internally developed Women’s Network, which supports the development and growth of women in our industry. We have expanded our diversity and inclusion initiatives to access more diverse talent and established our Diversity, Inclusion and Belonging Advisory Council to provide our company with new perspectives and enhance business decision-making. We have developed a dedicated veterans hiring initiative, as we believe their leadership experience, commitment and problem-solving skills are critical to our success as an organization. We believe that our focus on ESG matters improves our ability to attract top talent to our organization and drive employee engagement, which becomes a competitive advantage.
We prioritize the safeguarding of our communities at large. In 2019, we established the Core & Main Caring Fund to provide financial assistance to associates facing significant hardship during a crisis. Each of our approximately 300 branches as of October 31, 2021 is empowered to decide how best to support their local communities—from food banks and scholarships to local fundraisers, our teams spend their local funds where they will have the greatest impact. Our associates are able to make individual contributions through automated payroll deductions that support some of those same organizations.
In 2020, we released our inaugural ESG Report, an important step in demonstrating and communicating our commitment to ESG. Over time, we intend to publish specific goals and targets in accordance with recognized reporting standards. We believe that our focus on ESG matters and sustainability will benefit our business by enhancing our relationship with our associates, our customers, our suppliers and the communities in which we operate.
Our Industry
We believe we have built a leading position in our addressable market for the distribution of water, wastewater, storm drainage, erosion control and fire protection products, and related services, which we estimate to represent approximately $27 billion in annual spend. We estimate that combined net sales by Core & Main and our largest competitor, the only other national distributor in the industry, accounted for approximately 30% of net sales to end users in fiscal 2020. The remainder of the market is served by hundreds of regional, local and specialty niche distributors, as well as, to a smaller degree, sales by manufacturers to end users. Our addressable market includes certain product categories that are underpenetrated, and we have a clear strategy to expand our share in these growing markets.
We believe there is a growing opportunity in our industry for both customers and suppliers to utilize distributors rather than directly sourcing from manufacturers. The role of the specialized distributor within the value chain is becoming increasingly important as our fragmented customer base demands higher levels of availability across a broad set of products, which are procured from a large number of suppliers. We seek to enhance our value proposition as a distribution partner by offering specialized product selection and project scoping and management, making us an integral part of our customers’ project planning and execution.
We have diversified end market exposure, and we believe there are positive industry trends supporting long-term growth in our markets. Our net sales are driven by activity in three primary construction sectors: (i) municipal;
(ii) non-residential;
and (iii) residential. We believe we are well-positioned to benefit from long-term growth in municipal water infrastructure spending, including future accelerated federal, state and local investments to repair and upgrade existing aged infrastructure or to advance water conservation, especially in response to climate changes and storm-driven containment and drainage issues. We believe we can also capitalize on expected growth in residential and non-residential
construction activity, both of which remain below long-term historical averages, and are expected to benefit from population growth, the historical under-build of housing versus household formations, historically low interest rates, demographic shifts from the cities to the suburbs and the need for commercial, industrial and other non-residential
structures to support that residential growth.
Our business is well-balanced between repair and replacement and new construction projects, as shown in the charts below for fiscal 2020. Our repair and replacement revenues have come to represent a large portion of our business as the U.S.’s water infrastructure has aged and municipalities have become increasingly focused on water conservation.

Estimated End Market Mix	Estimated Repair & Replace vs. New Construction

Municipal
We estimate that approximately 45% of our net sales in fiscal 2020 were to contractors and municipalities for municipal projects, including the repair, replacement, upgrade and construction of water and wastewater supply, filtration, storage and distribution systems. Municipalities establish local product specifications, and given our extensive geographic footprint, we believe we are best equipped to anticipate and serve local needs as well as large private underground utility contractors who require national reach and an extensive product offering.
Municipal demand has exhibited steady growth over the long term due to the consistent and immediate need to replace aged or broken water infrastructure. However, due to limited available funding, the pace of investment has significantly lagged the need to upgrade water systems throughout the U.S. and has resulted in significant underinvestment in water supply, water safety and wastewater management. The average age of water and wastewater pipes in 2020 was 45 years, up 20 years from

1970.
1
More than 600 municipalities still use
200-year
old cast iron pipe systems,
2
and there are approximately 300,000 waterline breaks every year, representing the equivalent of a water line break every two minutes.
3
Significant investment is needed to close the growing water infrastructure gap: an additional estimated $2.2 trillion will be required for repairs and upgrades over the next 20 years.
4
In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act (the “Infrastructure Investment and Jobs Act”), which includes $55 billion to invest in water infrastructure across the United States. In the coming years, including as a result of the Infrastructure Investment and Jobs Act, we expect increased federal infrastructure investment to have a core focus on the upgrade, repair and replacement of municipal waterworks systems and to address demographic shifts and serve the growing population. We believe these dynamics create the backdrop for a favorable funding environment and accelerated investment in projects that will benefit our business. Before consideration of any incremental federal investment, we estimate municipal spending on water and wastewater infrastructure projects will grow at low single digit rates through 2024.
Municipal Infrastructure Spend
5

Non-Residential
We estimate that approximately 37% of our net sales in fiscal 2020 were directly related to clean water and wastewater infrastructure, storm drainage and fire protection systems supporting U.S.
non-residential
activity, including industrial, commercial, institutional, warehouse and multi-family development projects. Our products are often installed while breaking ground on new lot development during the initial construction phase, though some products, like storm drainage, are used during both new construction and repair and replace activities. Our fire protection products are typically installed at later stages of construction projects compared to most of our products and exhibit less seasonal patterns because they are generally installed indoors and are therefore less impacted by weather conditions. We believe that non-residential
construction starts combined with
non-residential
construction spending are good indicators of demand for our products and services due to the mix of products we supply to this end market.

1	Source: Bluefield Research, Water Industry 4.0 Focus Report 15 (2019).
2	Source: Bluefield Research, A Material Shift in the U.S. Pipe Market 6 (2020).
3
Source: Mary Scott Nabers,
2021 Prime for Water Infrastructure Contracting Opportunities
, Water Online (Dec. 16, 2020)
https://www.spartnerships.com/2021-prime-for-water-infrastructure-contracting-opportunities.

4	Source: Value of Water Campaign, The Economic Benefits of Investing in Water Infrastructure 14 (2020).
5
Source: U.S. Congressional Budget Office,
Public Spending on Transportation and Water Infrastructure
, 1956 to 2017 (2018). All periods after 2017 are based on management estimates and do not reflect the opinions of the U.S. Congressional Budget Office.

The U.S.
non-residential
construction market had been in a long recovery period until growth slowed in 2020 during the
COVID-19
pandemic. As lockdowns are eased and vaccination levels in the U.S. increase, we expect non-residential
construction starts to rebound and follow residential building activity. We estimate spend on non-residential
construction projects to grow at
low-to-mid
single digit rates through 2024.
Non-Residential Starts
6

Residential
We estimate that approximately 18% of our net sales in fiscal 2020 were directly related to clean water and wastewater infrastructure projects to supply and service U.S. residential activity. Similar to non-residential
activity, residential spending in our industry is driven by new lot development, with residential single-family housing starts providing an indicator of demand for our products and services.
U.S. residential construction activity accelerated in 2020 and is expected to continue to grow as a result of population growth, low inventory, historically low interest rates and a demographic shift to the suburbs from large cities. Although residential construction starts at the end of 2020 were approximately equal to long-term averages, the historical under-build of housing in the U.S. compared to household formations implies significant pent-up
demand for continued strong growth going forward. We estimate residential construction starts to grow at low single digit rates through 2024.

6	Source: Dodge Data & Analytics, Non-Residential Construction Starts. Forward-looking data based on management estimates of non-residential starts measured by non-residential square footage developed.

Residential Starts (Single-Family)
7

Our Competitive Strengths
Size and Scale in a Fragmented Market
We are a leading distributor of water, wastewater, storm drainage and fire protection products, and related services, as measured by net sales with approximately 14% market share in fiscal 2020, and one of only two national distributors in the industry. In fiscal 2020, we sold over 30,000 miles of pipe, a distance equivalent to 12 times the length of the Mississippi River. We have built an expansive geographic footprint in a highly fragmented industry, allowing us to service all 50 states and establish a leading market position in many of the local markets we serve. Our national scale provides valuable geographic diversification that makes us resilient to various regional shocks, including significant weather events, relative to our local and regional competitors, and allows us to cost-effectively further invest in critical capabilities and efficiencies. Our broad and deep industry relationships and expertise, ability to obtain preferred access to product, proprietary information technology and ability to attract top talent are just a few examples of ways we continue to build our value proposition and expand our market share. As investment in our nation’s water infrastructure continues to elevate in focus, we believe these capabilities will make customers and suppliers increasingly rely on us to serve and protect their communities.
Strong Value Proposition and Pivotal Role in Shaping Our Industry
We play a critical role in the supply chain by connecting a large and diverse set of suppliers with a highly fragmented customer base. Our customers benefit from our technical expertise, the quality of our customer service, our purchasing capabilities, our product breadth and availability and the convenience of our branch locations, which allows us to provide consistent and timely delivery. Combined, these capabilities provide advantages relative to smaller, local competitors and allow us to

7
Source:
Residential Construction Historical Time Series
, United States Census, https://www.census.gov/construction/nrc/historical_data/index.html. Forward-looking data based on management estimates of total residential housing units started.

attract business from large, high-quality and multi-regional contractors and municipalities with more complex projects. Our suppliers recognize our value proposition to customers, and we believe they increasingly view us as an integral partner given our understanding of local and regional markets and our ability to extend their sales and geographic reach. This enables us to benefit from more favorable supplier agreements and product availability, as well as opportunities for product line exclusivity and restrictive distribution arrangements. These exclusive and restrictive distribution rights limit new entrants into our industry and provide a significant and sustainable competitive advantage.
We are proud of our industry leadership and embrace this responsibility by advocating for safe water and fire protection infrastructure in our communities, developing industry-leading talent, driving new product adoption and bringing new technologies to our addressable markets. For example, we are driving the acceleration of an important transition in the smart meter market as municipalities increasingly seek to replace dated metering technology and upgrade to smart or automated meters with labor savings and water conservation benefits. Through our CORE+ Smart Utility services, our turn-key
offering that combines not only project management, installation, hardware and software, but also lifelong meter system management, we enhance utility providers’ monitoring capabilities and efficiency. By bringing technical resources and advanced metering technology to underserved municipalities, we help support their water conservation efforts, ultimately reducing the economic costs of water system failures. We are well-positioned to continue to shape our industry through technological advancements, which further strengthens our relationships with customers and suppliers.
Multiple Levers for Organic Growth
We have a track record of growing faster than our underlying addressable market as our scalable platform provides multiple levers for driving organic growth. We have increased our estimated share of our addressable market from approximately 11% in fiscal 2017 to approximately 14% in fiscal 2020 through our organic growth initiatives and acquisitions. Over the past few years, we have invested in our scalable platform ahead of growth and made investments in additional talent, corporate infrastructure and information systems.
Our significant competitive advantages, customer-centric service and ability to leverage our national network support our ability to expand our customer base and gain share with customers in existing MSAs. We also focus on increasing sales of high-growth, margin-accretive products and partnering with our preferred suppliers to drive the adoption of innovative technologies, like smart-metering. For example, we are driving adoption of fusible products and related services, including fusible HDPE pipe, which we support with fabrication services and fusion equipment sales and rentals.
We have opportunities to expand our presence in underserved geographies through investments in sales talent and greenfield expansion. We utilize a data-driven strategy to identify and evaluate these underserved markets. Accordingly, we have also identified a number of underpenetrated product categories in large and attractive markets, like erosion control, where we can grow and enhance our market share.
Through our strategic accounts program, we directly partner with large national contractors and private water companies, who typically pursue large, complex projects or have specialized procurement needs. Sales through our strategic accounts program represented less than 5% of our fiscal 2020 net sales. We believe that we are well-positioned to grow share due to our dedicated sales team that includes engineers and other experts who can provide significant insights on large, complex projects, including cases in which our customers are asked to design and build new water systems or wastewater treatment plants. Our partnerships with these customers extend throughout the entire project lifecycle, from the pre-bidding
design phase to post-project support. We believe our strategic partnerships and national supplier relationships will continue to generate cross-selling opportunities and future business while driving adoption within our distribution model.
Proven Ability to Execute and Integrate Acquisitions
Given the highly fragmented and localized nature of our markets, we maintain a robust pipeline of future acquisition candidates. We believe we are widely viewed as the acquirer of choice given our reputation, culture, scale, ability to effectively integrate acquisitions and experience developing industry-leading talent. We provide robust financial and technical resources, increased product access, stability and a wealth of industry expertise to the businesses we acquire, allowing them to maintain their local presence and entrepreneurial spirit while gaining the support of a nationwide company.
We have a proven track record of using a disciplined approach to identify, execute and integrate acquisitions. Since becoming an independent company in August 2017, we have completed 16 acquisitions, representing approximately $645 million in aggregate historical annual pre-acquisition
net sales at attractive multiples. Our completed acquisitions strengthened our presence in certain local markets, enhanced our product and private label offerings and added valuable talent. Our acquisition strategy also allows us to strategically expand our product offering of underpenetrated products, such as erosion control and other categories with large and attractive addressable markets, in which we have a significant growth opportunity. Our favorable supply chain relationships and integration strategy allow us to achieve significant synergies through gross margin expansion as well as operational improvements.
Differentiated Service Offerings Enhanced by Proprietary Technology Tools
We believe our service capabilities and operational approach differentiate us from our competition. At the local level, each branch aims to carry a range of product lines, brands and inventory levels tailored to local specifications, regulations and customer preferences to effectively respond to customers’ immediate and long-term project needs. Customers rarely come to our branches with a list of products they need, instead presenting our field personnel with engineered drawings. Our value proposition is derived from our combination of technical expertise, product availability, customer service and planning capabilities. Our associates are specifically trained in project scoping and planning, often performing digital “take-offs” by curating a product list and custom solutions, leveraging our regional and national network of product specialists to find a solution tailored to our customers’ needs.
We complement this knowledge and sales expertise with our proprietary technology platforms that incorporate decades worth of experience from our specialized industry focus and insights into customers’ planning and sourcing needs. Our PowerScope bidding platform and Online Advantage and Mobile Advantage customer portals build customer loyalty by facilitating a more seamless bidding, planning, materials management and delivery experience. Overall, we believe our service capabilities and technology tools are sophisticated, scalable and differentiated from those of our competitors.
Beneficial Industry Trends
We expect to benefit from accelerating municipal and private construction end market demand as investment in water infrastructure and a focus on water conservation increase and the need for new and upgraded water systems grows with increased residential and non-residential
construction activity. In March 2021, Congress passed the $1.9 trillion
COVID-19
relief bill, which includes $350 billion of funding for states and local governments. In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act, which includes $55 billion to invest in water infrastructure across the United States. We believe the new investment from the Infrastructure Investment and Jobs Act could drive an average of one-to-two percentage points of additional municipal end-market growth each year from 2023 through at least 2027. We believe the funding allocated under the COVID-19 relief bill and the Infrastructure Investment and Jobs Act will promote investment in much-needed upgrades and modernization to water infrastructure systems and that we are well-positioned to benefit from any such spending or potential future infrastructure legislation. As a national distributor and market leader in our industry, we believe we will be able to capitalize on strong expected growth in residential construction and the ensuing non-residential
construction that typically follows that growth.
We expect the trend among our customers of increasingly favoring distribution over direct sourcing will continue and that our national footprint, broad product availability, high level of technical expertise and exceptional customer service will enable us to not only benefit from the continued shift in market share to the distribution channel but also to gain share disproportionately to our competitors.
The impact of climate change and increased natural flooding disasters have highlighted the need in the U.S. for improvements in storm drainage infrastructure solutions, including corrugated HDPE piping systems, storm water retention basins and other underground storm water management systems. The U.S. has sustained 258 weather and climate disasters each exceeding $1 billion in damages since 1980, including 22 in 2020, with aggregate damages in excess of $1.7 trillion.
8
As flooding events accelerate, storm water management systems with higher water volume handling capabilities become more critical to avoiding disasters, and we are well-positioned to support this increasing need. There is also an increasing demand for solutions to restoring and reusing water, particularly in areas of the country facing threats from droughts. Our reclaimed water products help address these water shortage concerns.
Attractive and Resilient Financial Profile
Our strong competitive position has contributed to a track record of consistent above-market growth and profitability improvement. Since our separation from HD Supply, we have achieved net sales growth at a CAGR of 13.4% from fiscal 2017 to the trailing twelve months ended October 31, 2021, growing faster than our underlying addressable market and thus increasing our estimated market share from approximately 11% in fiscal 2017 to approximately 14% in fiscal 2020. Over two-thirds
of our growth rate during this period was related to organic growth. Furthermore, our Adjusted EBITDA margin expanded approximately 330 bps from fiscal 2018 to the trailing twelve months ended October 31, 2021. We believe that the diversified nature of our end markets, customer base, product offerings and geographic footprint provides increased stability for our business relative to distributors operating on a smaller scale. The municipal, residential and non-residential
construction end markets have historically operated on different cycles and benefit from varied demand drivers. Moreover, our highest revenue concentration is in the municipal end market, which has historically been more resilient relative to construction end markets given the consistent need for maintenance and repair of existing infrastructure. For additional information about, and a calculation of, Adjusted EBITDA margin, which is a non-GAAP
measure, see “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures.”
We have a long and established track record of strong cash flow generation. Our capital requirements to organically grow and maintain our branch network have historically been very low,

8	Source: Bluefield Research, Stormwater Opportunity Reinforces Quikrete Deal 2 (2021).

averaging below 0.5% of annual net sales. Moreover, our strong supplier relationships and favorable payment terms result in a low cost of inventory. Our working capital optimization provides both counter-seasonal and counter-cyclical stability, allowing us to invest and build working capital during growth periods, yet remain agile in the event of a potential industry-level decline. Our strong and resilient cash flow metrics have allowed us to materially reduce our Net Debt Leverage while also executing 16 acquisitions and pursuing numerous organic growth opportunities.
The resilience of our business and our end markets has been exemplified during the
COVID-19
pandemic. We have continued to operate as an essential business, providing products and services to our customers that they need to invest in and maintain our nation’s infrastructure. We have effectively managed costs and demonstrated agility in implementing new protocols to help ensure the safety of our associates, while responding quickly to changes at the local level. Despite the challenges that the
COVID-19
pandemic created for many industries, our industry has generally remained active, and we have been able to deliver positive sales and earnings growth (on a year-over-year basis) each quarter throughout fiscal 2020.
Strong and Highly Experienced Management and Sales Team
We have highly experienced management and sales teams, including our executive team, regional vice presidents, district managers, branch managers and field sales representatives, which allow us to effectively implement our operating model, manage our branches and maintain and grow our relationships with our customers. We believe the autonomy of district and branch managers not only allows us to focus on our local markets, but also helps foster a culture of learning to help develop our future leadership. The executive management team has deep functional and business expertise with average industry experience that exceeds 20 years. Our leaders have an exceptional track record of managing the business across economic cycles and achieving impressive organic growth. Our approximately 500 field sales representatives have an average of 15 years of experience. Our sales team’s knowledge of local regulatory requirements and specifications differentiates us from our competitors and allows us to provide customer-specific product and service offerings, which we believe helps us win across our local markets.
Our Strategies
We intend to capitalize on our competitive strengths to deliver profitable growth and create shareholder value through the following core strategies:
Utilize Scale and Platform to Accelerate New Product Adoption and Continue to Advance the Industry
We utilize our vast geographic footprint, customer relationships, local industry knowledge and training capabilities to introduce and accelerate the adoption of new products and technology in our industry. Examples include the advancement of smart-metering and fusible HDPE solutions to waterworks customers, fabrication and kitting assemblies for fire protection contractors and new water retention and erosion control products for residential and non-residential
developers.
We have also identified a number of underpenetrated product categories in large and attractive markets where we can grow and enhance our market share. Erosion control is representative of these opportunities as it is a complementary product offering in a fragmented market and furthers our strong focus on clean water given its role in stormwater
run-off
prevention. We believe that we can expand our presence in these underpenetrated product categories without investing significant capital or incurring substantial incremental costs as a result of our existing branch network, favorable supplier relationships and low working capital requirements.
Opportunistically Pursue Strategic Accretive Acquisitions
We take a disciplined approach to sourcing, acquiring and integrating complementary businesses that can help us continue to expand into new geographic areas, acquire key talent, offer new products and services and consolidate existing positions. We have a strong acquisition platform in place and a proven track record, which bolsters our ability to pursue attractive assets in the market. We have built out an experienced mergers and acquisitions team that actively develops a large pipeline of synergistic acquisition targets and coordinates with field leadership to identify, pursue and integrate new businesses. Through overhead cost reduction, facility optimization, purchasing capabilities and our scalable information technology platform, we have been able to generate significant margin improvement and synergistic value from our acquired businesses.
Replicate Successful Expansion in Underpenetrated Geographies
We have demonstrated an ability to successfully expand in underpenetrated geographies. We intend to continue to pursue opportunities to strengthen our presence in MSAs where we have an established footprint as well as in certain underserved markets. We believe we are well-positioned to do so through our market intelligence and ability to attract and develop sales talent. We also intend to continue to selectively drive greenfield expansion. New branches have historically required initial capital expenditures of approximately $0.2 million to open each branch. All of the branches we have opened since 2017 that have operated for at least two years have generated positive operating income within the first two years, and we expect that our more recently opened branches will be able to achieve similar results. We can quickly and efficiently open new branches in geographies with attractive market trends given our highly capable talent pool, ability to capitalize on our scale and learning curve advantages based on past successes in entering new geographies. We have identified 174 MSAs where we believe we are underpenetrated and thus have opportunities to pursue greenfield expansion or offer more product lines and services, which we have estimated to be an approximately $1.4 billion sales opportunity.
Drive Growth through Our Focus on Building a Reliable and Sustainable Water Infrastructure
As a market leader in our industry, we recognize our responsibility to provide reliable infrastructure and support for water conservation efforts. In embracing that responsibility, we raise awareness and advocate for continued enhancement and preservation of water resources. We do this at the national, state and local levels through our prominent positions in and guidance to industry organizations, alliances and associations such as the National Utility Contractors Association, Water and Sewer Distributors of America, the American Water Works Association, the National Fire Sprinkler Association and the National Rural Water Association. Our involvement and direct support as a distributor is often critical to water municipalities, such as those undertaking large projects to improve water resources, as well as smaller rural communities undertaking projects to improve access to clean water or sanitary sewage systems.
We continuously align our business strategy with identifying and driving awareness of innovative technologies to repair and improve our nation’s water infrastructure. Between 2012 and 2018, the number of water main breaks in the U.S. increased 27%, primarily due to failures in cast iron and cement pipe for which break rates increased by over 40%.
9
On average, municipalities lose approximately 16% of water on an annual basis,
10
and the U.S. lost an estimated $7.6 billion worth of treated water in 2019 due to leaks.
11
In response, we continue to drive adoption of smart water technology, which reduces water loss through leak detection. We believe smart water technologies will continue to grow in importance across our municipal end market. We are increasingly focused on bringing our technical resources and advanced metering technology to underserved municipalities with right-sized,
customized service offerings that work for their budgets. Moreover, as climate change continues to accelerate flooding events, our customers continue to demand more robust storm drainage infrastructure solutions. Our strong distribution network and access to specialized products make us ideally positioned to install and repair the necessary storm drain infrastructure.
Execute on Gross Margin Enhancement Initiatives
From fiscal 2018 to the trailing twelve months ended October 31, 2021, we have improved our gross margin by roughly 310 basis points through several initiatives, including our private label program, data-driven pricing, rebate optimization and an expansion of value-added products and services. We have complemented these initiatives with accretive acquisitions, which has resulted in sustained margin expansion.
Our private label initiative has accelerated since our acquisition of LIP, through which we gained access to a highly scalable assortment of private brands and products utilized throughout the fire protection product line. We believe our ability to leverage our global sourcing capabilities and strong international supplier relationships, as well as the potential for automated distribution and logistics, will continue to create competitive pricing advantages. We are expanding our direct sourcing and distribution capabilities in order to drive further margin expansion in the future.
We formed a specialized team dedicated to driving sustainable margin improvement. An end-to-end
review of our pricing strategies allowed us to identify key margin-enhancing opportunities, including continued optimization of system-wide pricing through IT enhancements, data-driven customer and product analysis that enable us to identify price opportunities and mitigate potential margin impacts from price changes. We believe these gross margin initiatives, in addition to our ability to leverage fixed costs, create a path to drive continued EBITDA margin expansion.
Invest in Attracting, Retaining and Developing World Class Talent
We believe that our continued investment in the development and well-being of our people, together with our focus on our foundational core values of honesty and integrity, support our commitment to our associates and to customer service. Our award-winning training programs enable us to accelerate development of our top talent to drive profitable growth while maintaining a supportive and mission-driven culture. Our training program, which we believe to be best-in-class,
was named to Training Magazine’s 2021 Top 100 Award.

9
Source: Steven Folkman,
Water Main Break Rates in the USA and Canada: A Comprehensive Study,
Utah State University, 4 (March 2018), https://digitalcommons.usu.edu/cgi/viewcontent.cgi?article=1173&context= mae_facpub.

10	Source: Chris Wiant, Water Loss: Challenges, Costs, and Opportunities, Water Quality and Health Council, 2 (2017), https://waterandhealth.org/wp-content/uploads/2017/12/Water-Loss_11-10-17.pdf.
11	Source: Value of Water Campaign, The Economic Benefits of Investing in Water Infrastructure 24 (2020).

We intend to continue to invest in our already-strong talent base by attracting and developing associates. Our training and leadership curricula and expanded diversity and inclusion programs drive high associate engagement and a positive associate experience. In addition, we deliver attractive career growth opportunities to our associates while leveraging their knowledge and expertise.
Our dedication to developing industry leaders and commitment to ESG matters allow us to attract and retain the most qualified and motivated associates in the industry. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.
Our History
Our first legacy distribution company dates back to 1874 and over the years, our company has grown through sustained, above-market organic growth and a series of mergers and acquisitions. In 2005, The Home Depot acquired National Waterworks Holdings and subsequently merged it with Hughes Supply Inc. to establish one of the leading waterworks distributors in the United States. Under The Home Depot’s ownership, we became HD Supply Waterworks and completed several small acquisitions to further expand our geographic footprint. In 2007, a group of private equity investors, including CD&R, acquired the HD Supply business from The Home Depot and subsequently executed an initial public offering in 2013. In August 2017, HD Supply Waterworks was acquired by CD&R from HD Supply and was subsequently rebranded as Core & Main. On July 27, 2021, we completed our IPO of 34,883,721 shares of Class A common stock at a price to the public of $20.00 per share.
Recent Developments
Initial Public Offering
Core & Main is a Delaware corporation that was incorporated on April 9, 2021 for the purpose of facilitating our IPO and other related transactions in order to carry on the business of Holdings and its consolidated subsidiaries. On July 27, 2021, we completed our IPO. We received net proceeds of approximately $663.7 million, after deducting underwriting discounts and commissions. All of the net proceeds from the IPO, less $7.8 million of transaction costs directly attributable to the IPO, were utilized to purchase 34,883,721 newly issued Partnership Interests for approximately $655.9 million in the aggregate. In turn, Holdings and Opco utilized the net proceeds of the IPO directly or indirectly received from us in the Refinancing Transactions, as described under “—Refinancing.”
On August 20, 2021, we issued 5,232,558 shares of Class A common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares of Class A common stock in connection with the IPO at the initial public offering price of $20.00 per share before underwriting discounts and commissions (the “IPO Overallotment Option Exercise”). We received net proceeds of approximately $99.5 million after deducting underwriting discounts and commissions. All of the net proceeds from the IPO Overallotment Option Exercise were utilized to purchase 5,232,558 newly issued Partnership Interests at a price per unit equal to the public offering price per share less underwriting discounts and commissions. In turn, Holdings and Opco utilized the net proceeds of the IPO Overallotment Option Exercise directly or indirectly received from us for general corporate purposes.

Refinancing
On July 27, 2021, Opco (i) amended the terms of the Term Loan Credit Agreement (as defined in “Description of Certain Indebtedness”) in order to, among other things, enter into a new $1,500.0 million seven-year senior term loan and (ii) amended the terms of the ABL Credit Agreement (as defined in “Description of Certain Indebtedness”) in order to, among other things, increase the aggregate amount of commitments by $150.0 million to $850.0 million overall and extend the maturity date from July 2024 to July 2026. For more information, see “Description of Certain Indebtedness.”
Holdings and Opco used the net proceeds of the IPO directly or indirectly received from us, together with the net proceeds from borrowings under the Senior Term Loan Facility and cash on hand, to redeem (i) all $300.0 million aggregate principal amount of the senior unsecured notes due September 15, 2024 issued by Holdings (the “Senior 2024 Notes”) then outstanding at a redemption price equal to 102.000% of the aggregate principal amount thereof and (ii) all $750.0 million aggregate principal amount of the senior unsecured notes due August 15, 2025 issued by Opco (the “Senior 2025 Notes”) then outstanding at a redemption price equal to 101.531% of the aggregate principal amount thereof, plus, in each case, accrued and unpaid interest, by satisfying and discharging the indenture governing the Senior 2025 Notes at the closing of the IPO and redeeming the Senior 2025 Notes on August 15, 2021. Additionally, Opco repaid $1,257.8 million outstanding under the Prior Term Loan Facility (as defined in “Description of Certain Indebtedness”), plus accrued and unpaid interest, and settled the interest rate swap associated with the Prior Term Loan Facility (collectively, the “Refinancing Transactions”).
Acquisitions
On August 9, 2021, we completed the acquisition of all of the outstanding shares of Pacific Pipe Company, Inc. (“Pacific Pipe”) in a transaction valued up to $102.5 million, subject to working capital adjustments. Pacific Pipe has four locations and serves municipalities and contractors in the water, wastewater, storm drainage and irrigation industries throughout Hawaii with a broad product offering. For the fiscal year ended December 31, 2020, Pacific Pipe had revenue of approximately $73.1 million.
On August 30, 2021, we completed the acquisition of certain assets and assumption of certain liabilities of L&M Bag & Supply Co., Inc. (“L&M”) in a transaction valued up to $60.0 million, subject to, working capital adjustments. L&M is a specialized supplier of geotextile fabrics and geogrids, as well as silt fences, turbidity barriers and safety fences, weed control fabric, and sod staples. For the fiscal year ended December 31, 2020, L&M had revenue of approximately $58.4 million.
We continue to actively evaluate and pursue other potential acquisitions and seek to acquire complementary businesses. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future, nor can we assure you that any completed acquisitions will be successful. See “Risk Factors—Risks Related to Our Business—Acquisitions and other strategic transactions involve a number of inherent risks, any of which could result in the benefits anticipated not being realized and could have a material adverse effect on our business, financial position, results of operations and cash flows.”
Our Majority Shareholder
Clayton, Dubilier & Rice, LLC is a private investment firm with a strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of $35 billion in 100 companies representing a broad range of industries with an aggregate transaction value of more than $150 billion. The firm has offices in New York and London.

After the completion of this offering, we expect that the CD&R Investors, each of which is owned by investment funds managed by, or affiliated with, CD&R, will control approximately 69.9% of our total voting power (or approximately 68.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock) through their ownership of Class A common stock and Class B common stock, each of which entitles the holder to one vote per share. As a result, we expect to continue to be a “controlled company” within the meaning of the NYSE rules following the completion of this offering. This election will allow us to continue to rely on exemptions from certain corporate governance requirements otherwise applicable to NYSE-listed companies. See “Risk Factors—Risks Related to Our Class A Common Stock and This Offering—We expect to continue to be a “controlled company” within the meaning of the NYSE listing standards and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements” and “Management—Corporate Governance.”
Organizational Structure
Core & Main was incorporated on April 9, 2021 for the purpose of facilitating the IPO and other related transactions in order to carry on the business of Holdings and its consolidated subsidiaries. Core & Main is a holding company, and its sole material asset is its ownership interest in Holdings, a portion of which is held indirectly through CD&R WW, LLC. Holdings has no operations and no material assets of its own other than its indirect ownership interest in Opco, the legal entity that conducts the operations of Core & Main. For more information regarding the IPO, the Reorganization Transactions and our holding company structure, see “Organizational Structure.”

The diagram below provides a simplified overview of our organizational structure immediately following this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from the selling stockholders in this offering):

Corporate Information
Core & Main, Inc., the issuer in this offering, is a Delaware corporation that was incorporated on April 9, 2021 in connection with the Reorganization Transactions. Our principal executive offices are located at 1830 Craig Park Court, St. Louis, MO 63146, and our telephone number is (314)
432-4700.
Our website is
www.coreandmain.com
. None of the information contained on, or that may be accessed through, our website or any other website identified herein is part of, or incorporated into, this prospectus, and you should not rely on any such information in connection with your decision to invest in our Class A common stock.

Summary Risk Factors
Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, cash flows and results of operations that you should consider before making a decision to invest in our common stock. These risks and risks associated with our indebtedness, our organizational structure and our Class A common stock and this offering are discussed more fully under the caption “Risk Factors.” These risks include, but are not limited to, the following:

•	declines, volatility and cyclicality in the U.S. residential and non-residential construction markets and the impact of seasonality and weather-related fluctuations;

•	slowdowns in municipal infrastructure spending and delays in appropriations of federal funds;

•	price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell, and availability and cost of freight and energy;

•	the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us;

•	risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully;

•
the competitive markets in which we compete, consolidation within our industry, our ability to competitively bid for municipal contracts and the development of alternatives to distributors of our products in the supply chain;

•	our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management;

•	our ability to identify, develop and maintain supplier relationships with a sufficient number of qualified suppliers and potential changes in vendor rebates or other terms of our vender agreements;

•	the ability of our customers to make payments on credit sales;

•	our ability to identify and introduce new products and product lines and manage our inventory effectively;

•	costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements or other regulations;

•	difficulties with or interruptions of our fabrication services;

•	our ability to maintain a high level of product quality, and potential exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings;

•	safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes;

•
the domestic and international regulatory and political environment, including with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints;

•	our ability to operate our business consistently through highly dispersed locations;

•	interruptions in the proper functioning of our IT systems, including from cybersecurity threats;

•	our ability to continue our customer relationships with short-term contracts;

•
our substantial indebtedness, the potential that we may incur additional indebtedness and associated risks of raising capital and our ability to generate the significant amount of cash needed to service our indebtedness;

•	the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Holdings and the Tax Receivable Agreements;

•	future sales of shares by us or our existing stockholders could cause our stock price to decline;

•	our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; and

•	the significant influence the CD&R Investors have over us and potential conflicts between the interests of the CD&R Investors and other stockholders.

The Offering

Issuer	Core & Main, Inc.

Class A Common Stock Offered by the Selling Stockholders	20,000,000 shares.

Option to Purchase Additional Shares of Class A Common Stock

The selling stockholders have granted the underwriters a
30-day
option from the date of this prospectus to purchase up to 3,000,000 additional shares of Class A common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions.

Class A Common Stock to be Outstanding After This Offering	167,522,403 shares (or 168,646,966 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class B Common Stock to be Outstanding After This Offering

78,398,141 shares, all of which will be owned by the Continuing Limited Partners (or 77,273,578 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class A Common Stock to be Outstanding After This Offering Assuming Exchange of All Partnership Interests Held by the Continuing Limited Partners	245,920,544 shares.

Voting Rights	Holders of outstanding shares of our Class A common stock and Class B common stock vote together as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all such matters. See “Description of Capital Stock—Common Stock.” The Continuing Limited Partners hold all of the outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights.

Voting Power Held by Purchasers in this Offering After Giving Effect to This Offering	24.4% (or 25.7%, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting Power Held by the Original Limited Partners after Giving Effect to This Offering	75.6% (or 74.3%, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Exchange Rights of Holders of Partnership Interests

The Continuing Limited Partners (or their permitted transferees) have the right, from time to time and subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock on a one-for-one
basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence. See “Certain Relationships and Related Party Transactions—Exchange Agreement.”

Tax Receivable Agreements	In connection with the Reorganization Transactions, on July 22, 2021, we entered into a Tax Receivable Agreement with the Continuing Limited Partners (the “Continuing Limited Partners Tax Receivable Agreement”) that provides for the payment by Core & Main to the Continuing Limited Partners or their permitted transferees of 85% of the benefits, if any, that

Core & Main realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entering into the Continuing Limited Partner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partner Tax Receivable Agreement. In addition, on July 22, 2021, we entered into a Tax Receivable Agreement with the Former Limited Partners (the “Former Limited Partners Tax Receivable Agreement” and together with the Continuing Limited Partners Tax Receivable Agreement, the “Tax Receivable Agreements”), which provides for the payment by us to certain Former Limited Partners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreements” and “Unaudited Pro Forma Consolidated Financial Information” for information regarding anticipated future payments under the Tax Receivable Agreements.

IPO Lock-up Release; New Lock-up Agreement	In connection with this offering, the IPO Representatives have agreed to release the restrictions under the lock-up
agreements that were executed in connection with the IPO with respect to up to 20,000,000 shares (or up to 23,000,000 shares including the underwriters’

option to purchase additional shares) of our Class A common stock in this offering that are held by the selling stockholders (including after giving effect to the exchanges described above), provided that the release of shares of our Class A common stock held by the selling stockholders is limited to the shares actually sold in this offering. Additionally, the selling stockholders will enter into new lock-up
agreements with the representatives of the several underwriters in this offering, pursuant to which the selling stockholders, for a period of 90 days after the date of this prospectus, may not (and may not cause any of their direct or indirect affiliates to), sell their remaining shares following the completion of this offering, subject to certain provisions and exceptions. See “Underwriting.”

Use of Proceeds	We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders in this offering, including any shares the selling stockholders may sell pursuant to the underwriters’ option to purchase additional shares of our Class A common stock.

Dividend Policy	We do not currently anticipate paying dividends on our Class A common stock for the foreseeable future. Any future determination to pay dividends on our Class A common stock will be subject to the discretion of our board of directors and depend upon various factors. See “Dividend Policy.” Holders of our Class B common stock do not have any right to receive dividends, or to receive a distribution upon a liquidation, dissolution or winding up of Core & Main, with respect to their Class B common stock.

Risk Factors	Our business is subject to a number of risks that you should consider before making a decision to invest in our Class A common stock. See “Risk Factors.”

U.S. Federal Income Tax Considerations for Non-U.S. Holders	For a discussion of certain U.S. federal income tax considerations that may be relevant for non-U.S. stockholders, see “U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

NYSE Trading Symbol	“CNM”.

The number of shares of our Class A common stock to be outstanding immediately following this offering is based on 160,067,161 shares of Class A common stock outstanding as of October 31, 2021 and excludes:

•
85,853,383 shares of Class A common stock issuable upon exchange of Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock held by the Continuing Limited Partners, which includes 10,938,597 shares of Class A common stock corresponding to fully vested common units of Management Feeder outstanding held by certain members of our management, and 3,060,771 shares of Class A common stock corresponding to unvested common units of Management Feeder outstanding held by certain members of our management;

•
15,713,710 shares of Class A common stock reserved for future issuance under the Omnibus Incentive Plan and the ESPP (each as defined in “Compensation Discussion and Analysis”), which includes 633,683 shares of Class A common stock issuable under outstanding stock appreciation rights, of which stock appreciation rights representing 285,159 shares of Class A common stock have vested and are exercisable; and

•	19,973 shares of our Class A common stock subject to outstanding unvested restricted stock units (“RSUs”) granted to associates.
Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
The following table presents the summary historical consolidated financial data for Core & Main and its subsidiaries and the summary pro forma consolidated financial data for Core & Main for the periods and at the dates indicated. We are a holding company, and our sole material asset is our direct and indirect ownership interest in Holdings, which, through its direct and indirect subsidiaries, including Opco, conducts all of our operations. As the general partner of Holdings, we operate and control and conduct all of our business and affairs through Holdings and its direct and indirect subsidiaries, including Opco. As a result, the consolidated financial statements of Core & Main recognize the assets and liabilities received in the Reorganization Transactions at their historical carrying amounts. We consolidate Holdings in our consolidated financial statements and record a non-controlling
interest related to the Partnership Interests held by our Continuing Limited Partners on our consolidated balance sheet and statement of operations.
The summary historical consolidated statements of operations data and summary consolidated statements of cash flows data presented below for fiscal 2020, fiscal 2019 and fiscal 2018 and the summary consolidated balance sheet data presented below as of January 31, 2021 and February 2, 2020 have been derived from the audited consolidated financial statements of Core & Main included elsewhere in this prospectus. The summary historical consolidated statements of operations data and summary consolidated statements of cash flows data presented below for the three months and nine months ended October 31, 2021 and November 1, 2020 and the summary consolidated balance sheet data presented below as of October 31, 2021 have been derived from the unaudited condensed consolidated financial statements of Core & Main included elsewhere in this prospectus.
Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below together with our audited consolidated financial statements and related notes included elsewhere in this prospectus, as well as “Organizational Structure,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information appearing elsewhere in this prospectus.
The summary unaudited pro forma consolidated financial data of Core & Main presented below has been derived from our unaudited pro forma consolidated financial information included elsewhere in this prospectus. The summary unaudited pro forma consolidated statement of operations data for the nine months ended October 31, 2021 and fiscal 2020 gives effect to the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and this offering as if they had occurred on February 3, 2020, and the summary unaudited pro forma consolidated balance sheet data gives effect to this offering as if it had occurred on October 31, 2021. The summary unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results or financial position. See “Unaudited Pro Forma Consolidated Financial Information” and “Organizational Structure.”

	Pro Forma Nine Months Ended October 31, 2021	Pro Forma Fiscal Year Ended January 31, 2021	Nine Months Ended October 31, 2021	Nine Months Ended November 1, 2020	Three Months Ended October 31, 2021	Three Months Ended November 1, 2020	Fiscal Year Ended January 31, 2021	Fiscal Year Ended February 2, 2020	Fiscal Year Ended February 3 2019
	(dollars in millions, except percentages, share and per share data)
Consolidated Statement of Operations Data:
Net sales	$3,757.5	$3,642.3	$3,757.5	$2,810.5	$1,404.8	$1,012.5	$3,642.3	$3,388.6	$3,201.6
Cost of sales	2,804.9	2,763.9	2,804.9	2,136.3	1,034.2	768.1	2,763.9	2,599.4	2,493.5

Gross profit	952.6	878.4	952.6	674.2	370.6	244.4	878.4	789.2	708.1
Operating Expenses:
Selling, general and administrative	512.2	582.5	533.6	418.6	187.9	144.8	555.6	508.4	457.7
Depreciation and amortization	102.6	137.3	102.6	102.7	35.2	34.9	137.3	125.4	112.0

Total operating expenses	614.8	719.8	636.2	521.3	223.1	179.7	692.9	633.8	569.7

Operating income	337.8	158.6	316.4	152.9	147.5	64.7	185.5	155.4	138.4
Interest expense	39.1	51.5	85.3	103.8	13.0	35.6	139.1	113.7	101.1
Loss on debt modification and extinguishment	—	50.7	50.7	—	0.3	—	—	—	—

Income before provision for income taxes	298.7	56.4	180.4	49.1	134.2	29.1	46.4	41.7	37.3
Provision for income taxes	56.4	17.7	34.2	12.6	24.9	7.5	9.1	6.1	7.0

Net income	$242.3	$38.7	$146.2	$36.5	$109.3	$21.6	$37.3	$35.6	$30.3

Less: net income attributable to non-controlling interests(1)	$91.0	$16.9	$27.9		$44.9

Net income attributable to Core & Main, Inc.(1)	$151.3	$21.8	$118.3		$64.4

Per Share Data:(2)
Net income per share, basic	$0.90	$0.13	$0.27		$0.41
Net income per share, diluted	$0.89	$0.13	$0.26		$0.39
Weighted average shares used to compute net income per share, basic	167,522,403	167,522,403	156,869,487		158,986,524
Weighted average shares used to compute net income per share, diluted	245,770,546	245,587,427	243,080,600		244,582,116

Other Selected Financial Data:
EBITDA(3)	$443.0	$248.7	$370.9	$258.1	$183.3	$100.2	$326.3	$284.1	$252.9
Adjusted EBITDA(3)	453.4	342.3	453.4	270.8	189.1	103.1	342.3	298.0	259.8
Adjusted EBITDA margin(4)	12.1%	9.4%	12.1%	9.6%	13.5%	10.2%	9.4%	8.8%	8.1%
Capital expenditures	$12.0	$11.9	$12.0	$8.3	$3.9	$2.6	$11.9	$13.9	$13.9
Net Debt Leverage(5)	2.8x		2.8x				5.6x	6.4x	5.9x

	Pro Forma Nine Months Ended October 31, 2021	Pro Forma Fiscal Year Ended January 31, 2021	Nine Months Ended October 31, 2021	Nine Months Ended November 1, 2020	Three Months Ended October 31, 2021	Three Months Ended November 1, 2020	Fiscal Year Ended January 31, 2021	Fiscal Year Ended February 2, 2020	Fiscal Year Ended February 3 2019
	(dollars in millions, except percentages, share and per share data)

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$4.9		$4.9				$380.9	$180.9
Property and equipment, net	90.7		90.7				86.2	87.5
Total assets	4,380.8		4,380.8				3,923.7	3,532.6
Total liabilities	2,628.3		2,622.1				3,123.0	2,762.1
Total stockholders’ equity/partners’ capital	1,752.5		1,758.7				800.7	770.5
Total consolidated indebtedness	1,496.3		1,496.3				2,311.0	2,074.0
Working capital(6)	853.1		854.3				814.8	611.0

Cash Flow Data:
Net cash provided by (used in):
Operating activities			$(66.2)	$154.2			$214.3	$194.3	$87.4
Investing activities			(188.9)	(225.3)			(228.9)	(233.6)	(21.6)
Financing activities			(120.9)	223.1			214.6	182.9	(28.6)

Increase (decrease) in cash and cash equivalents			$(376.0)	$152.0			$200.0	$143.6	$37.2

(1)	Prior to the Reorganization Transactions, there was no net income attributable to Core & Main, Inc. See “Basis of Presentation” for a description of the consolidated financial statements.
(2)
Represents basic and diluted earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the three months ended October 31, 2021 and the period from July 23, 2021 through October 31, 2021, which is the period following the Reorganization Transactions. The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the periods prior to the Reorganization Transactions on July 22, 2021.

(3)
See “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures” for more information regarding EBITDA and Adjusted EBITDA and a reconciliation to net income or net income attributable to Core & Main, Inc., as applicable.

(4)
Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. See “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures” for a calculation of Adjusted EBITDA margin.

(5)
Net Debt Leverage represents total consolidated indebtedness, including of Holdings, less cash and cash equivalents, divided by Adjusted EBITDA. Net Debt Leverage as of October 31, 2021 is calculated using Adjusted EBITDA of $524.9 million for the trailing twelve months ended October 31, 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures” for a calculation of Net Debt Leverage.

(6)	Working capital represents current assets minus current liabilities.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. Our reputation, business, financial position, results of operations and cash flows are subject to various risks. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us could materially and adversely affect our reputation, business, financial position, results of operations or cash flows. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.
Risks Related to Our Business
We have been, and may continue to be, adversely impacted by declines and volatility in the U.S. residential and non-residential
construction markets.
Our business is largely dependent on activity in the U.S. residential and non-residential
construction markets, which are volatile and subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Approximately 18% and 37% of our net sales in fiscal 2020 were directly related to the U.S. residential and non-residential
end markets, respectively. The level of activity in the U.S. residential and non-residential
construction markets is based on numerous factors such as availability of credit, interest rates, general economic conditions, consumer confidence and other factors that are beyond our control. For example, in 2020, residential construction activity accelerated, in part due to the
COVID-19
pandemic, as demand shifted away from densely populated urban centers, while non-residential
construction slowed due to the
COVID-19
pandemic. A significant downturn in activity in either the U.S. residential or non-residential
construction markets could have a material adverse effect on our business, financial position, results of operations and cash flows.
We cannot predict the duration of the residential or
non-residential
construction industry market conditions or the timing of the recovery of residential or non-residential
construction activity back to the historical averages. We also cannot provide any assurances that the operational strategies we have implemented to address current market conditions will be successful. Weakness in the residential or non-residential
construction industry could have a material adverse effect on our business, financial position, results of operations and cash flows. Due to these factors and the potential volatility in the residential and non-residential
construction markets, there may be fluctuations in our operating results, and the results for any historical period may not be indicative of results for any future period. Any uncertainty about current economic conditions can pose a risk to our business, financial position, results of operations and cash flows, as participants in the U.S. residential and non-residential
construction industries may postpone spending in response to tighter credit, negative financial news or declines in income or asset values, which could have a material negative effect on the demand for our products.

Our business and the market for our products and services generally are subject to slowdowns in municipal infrastructure spending, which have in the past, and may in the future, result in a decrease in our net sales and operating results through reduced sales of our products to our municipal and contractor customers.
The market for the distribution of our products and services is affected by national, regional and local slowdowns in the amount spent by municipalities on waterworks infrastructure. We supply many of our products to contractors in connection with municipal projects. Approximately 45% of our net sales in fiscal 2020 were related to the municipal market. Many of the factors that influence waterworks sales are not within our control.
Municipal water infrastructure spending depends largely on availability and commitment of public funds for municipal spending, interest rates, water system capacity and general economic conditions. Product sales are subject to the availability of funding for municipal projects and reduced municipal funding could adversely affect our net sales. Economic downturns in any of our markets could reduce the level of infrastructure spending and construction activity and thus our net sales.
In addition, municipal budget processes and conditions in the municipal bond market can impact municipal spending. If a municipality is experiencing budget difficulties, or if a municipality is unable to access capital through the municipal bond market, it may allocate less funding to water infrastructure projects. Any slowdown in municipal spending on water infrastructure projects could have a material adverse effect on our business, financial position, results of operations and cash flows.
Fluctuations in federal funding can also negatively impact municipal spending. Reduced federal funding and corresponding reductions in federal fund appropriations can adversely affect many of our customers, who derive funding from federal, state and local bodies, which in turn can reduce the demand for our products and services. Conversely, increased federal funding can also adversely affect our business by slowing down state and local spending as a result of delays in appropriating such federal funding to our end customers. In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act, which includes $55 billion to invest in water infrastructure across the United States. When such a large amount of federal funding for infrastructure projects is allocated at once, funds may not be efficiently distributed to the markets in which we operate on a timely basis. Many of our customers, including those in our municipal end market, may also choose or be forced to delay the commencement of infrastructure projects until such funds are allocated, may choose or be forced to re-scope
construction-ready infrastructure projects to qualify for federal funding or may not be able to timely pay for products or services provided, which could delay any benefits we expect to receive from the Infrastructure Investment and Jobs Act. Further, while our industries may benefit from increased federal funding, there is no certainty that we will receive benefits associated with such increase, as a disproportionate amount of funds may go to our competitors.
We are subject to price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell.
The costs to procure the products we sell, in particular our commodity-based products, are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as periodic delays in the delivery of our products. Our suppliers are sensitive to price fluctuations in commodities. PVC, ductile iron, fusible HDPE and steel and copper pipe and tubing products that included these commodities accounted for approximately 24% of our net sales in fiscal 2020. Volatility in prices of these commodities has increased in recent months due to several factors, including, but not limited to, constraints in the supply chain associated with labor, global logistics, and availability of raw materials, that are in part due to the impact of
COVID-19
on the global economy, and were exacerbated by a decline in product supply related to hurricanes in the second half of 2020 and the winter storms of 2021 in Texas, which resulted in temporary shut downs of certain plants and other facilities that produce certain materials used in the commodity-based products that we purchase. These factors have led to decreased availability of certain products that we purchase from our vendors. For example, as a result of these factors and supply and demand dynamics, we estimate that we have experienced an approximately 112% increase in PVC pipe costs in the third quarter of fiscal 2021, compared to the third quarter of fiscal 2020. We have a limited ability to control the timing and amount of changes in the cost to procure our products. A shortage of available manufacturing capacity, or excess capacity, in the industry can result in significant increases or declines in the supply of our products, which in turn results in fluctuations in the market prices for our products, often within a short period of time. Although in some cases we have firm price quotes with our suppliers that fix the price at which we purchase products for a defined period of time, we have experienced termination of certain contracts through the enactment of force majeure contractual clauses.
Although we seek to recover increases in our product costs by passing product cost increases on to our customers, we have not always been completely successful. In addition, in periods of declining costs for our products, we may face pricing pressure from our customers, requiring us to reduce the prices at which we sell our products to our customers in order to remain competitive in our markets. As we have experienced significant product cost increases over a relatively short period, there is increased risk in future periods that we may experience a higher level of deflation or net sales growth at substantially lower rates than in recent periods following improvements in the availability of labor, transportation and products. Our ability to adjust prices in a timely manner to account for such price fluctuations may often depend on market conditions, our fixed costs and other factors, and our failure to adapt our product prices and operational strategies could result in lower revenue, profitability and the write down of our inventories. Historically, we have not engaged in material hedging strategies for purchases of commodity-based products. We generally sell our products on a spot basis and not under long-term contracts. Any increase in product costs that are not offset by an increase in our prices, or our inability to maintain price levels in an environment of declining product costs, could materially and adversely affect our business, financial position, results of operations and cash flows.
The
COVID-19
pandemic has had, and could continue to have, an adverse impact on our business, results of operations and financial condition.
The public health crisis caused by
COVID-19
and certain government restrictions to prevent its spread have had, and could continue to have, an adverse impact on our business, results of operations and financial condition as well as the operations of some of our suppliers. While such restrictions have started to ease, these restrictions and/or stricter measures may be reintroduced, which could have a material adverse effect on our business, financial position, results of operations and cash flows. The
COVID-19
pandemic has also caused significant economic and financial disruption and volatility both in the United States and around the world, leading to an unprecedented slowdown in economic activity, a related increase in unemployment, lower interest rates, volatile equity market valuations and significant disruptions in financial activity. These conditions are expected to continue in the near term.
In fiscal 2020, we experienced decreased demand for our products and softening in our business as a result of the outbreak of the
COVID-19
pandemic in the United States, primarily during the second and third fiscal quarters, most notably in jurisdictions where governments more narrowly defined which services constitute “essential services” with respect to construction activities. To mitigate the impact of
COVID-19
on our business, we implemented various cost-saving measures, including, among other things, (i) compensation reduction measures, including furloughs of our associates in areas where customer demand was most significantly impacted by government restrictions, freezing new hires and postponing annual merit increases, (ii) deferring certain non-essential
capital expenditures and other discretionary spending, such as reducing marketing and travel and entertainment expenses, (iii) implementing a temporary pause on activities related to our mergers and acquisitions, (iv) delaying lease renewals and relocations, (v) establishing multiple field-based teams tasked with redesigning our processes to meet new business requirements and (vi) continuing margin enhancement and process innovation initiatives to drive cost efficiencies. However, there can be no assurances that any of these, or other actions we may take in the future, will be effective in mitigating the impact of the
COVID-19
pandemic. In recent months, we have seen increasing pressure on our supply chain due to several factors, including, but not limited to, labor availability, global logistics and availability of raw materials, that are in part due to the impact of
COVID-19
on the global economy. For example, access to certain meter products that we sell is dependent on the ability of manufacturers to obtain semi-conductor chips. The global supply shortage of semi-conductor chips has impacted various industries and companies, including us, and there is no certainty as to when availability will return to historic levels. Depending on the ultimate scope and duration of supply chain disruptions, we may experience increases in product costs which we may not be able to pass on to our customers, loss of sales due to lack of product availability or potential customer claims from the inability to provide products in accordance with contractual terms.
In addition, if significant numbers of associates, key personnel and/or senior management become unavailable due to sickness, legal requirements or self-isolation, our operations could be disrupted and materially adversely affected. In November 2021, the U.S. Department of Labor’s Occupational Safety and Health Administration issued an emergency temporary standard (the “OSHA Regulation”), which mandates that all companies with at least 100 employees implement a
COVID-19
vaccination policy that requires their employees to either be vaccinated or to undergo weekly
COVID-19
testing, beginning February 9, 2022. In addition, beginning January 10, 2022, unvaccinated employees would be required to wear a mask while on the job site. Employers that fail to enforce the OSHA Regulation would be subject to fines. In light of ongoing litigation relating to the OSHA Regulation, it is currently not possible to predict with any certainty the exact impact the new regulation will have on us. While we are continuing to evaluate the applicability and potential impacts of the OSHA Regulation, if upheld, we expect that compliance would result in the incurrence of material costs relating to testing and could be disruptive to our operations, which could have a material adverse effect on our business and financial condition. In addition, the OSHA Regulation or similar measures taken in response to
COVID-19
could adversely impact our ability to retain and attract associates, including key personnel. Moreover, a decline in municipal waterworks systems and infrastructure spending or a decrease in non-residential
construction and/or housing starts could prevent us from executing on our strategies and negatively impact our business, results of operations and financial condition. In addition, the impact of the
COVID-19
pandemic could exacerbate the other risks we face described elsewhere under “Risk Factors.”
There continue to be significant uncertainties associated with the
COVID-19
pandemic, including with respect to the course, duration and severity of the virus, future actions that may be taken by governmental authorities and private businesses to contain the
COVID-19
pandemic or to mitigate its impact and the effectiveness of such actions, the timing and speed of economic recovery and the widespread availability and ultimate effectiveness of vaccinations for
COVID-19.
We continue to monitor the situation and assess further possible implications to our business. Even after the
COVID-19
pandemic subsides, we could still experience long-term impacts on our operating costs, as a result of attempts to counteract future outbreaks of
COVID-19
or other viruses through, for example, enhanced health and hygiene requirements in one or more regions. Moreover, the long-term economic effects of
COVID-19
on residential, construction and commercial development and municipal budgets are uncertain. We cannot at this time reasonably estimate the impact to our future results of operations, cash flows and financial condition; however, if these conditions worsen, we may be materially and adversely impacted.

Our business is affected by general business and economic conditions, which could materially and adversely affect our business, financial position, results of operations and cash flows.
The markets in which we compete, and demand for our products and services, are affected by a number of general business, financial market and economic conditions. General business, financial market and economic conditions that could impact the level of activity in our industry include economic recessions, changes in end-user
preferences, business and consumer confidence, inflation, availability of credit, fluctuations in interest rates and capital, credit and mortgage markets and changes in the fiscal or monetary policies of governments in the regions in which we operate. For example, changes in interest rates can significantly increase the costs of the projects in which our products are utilized and may lead to such projects being reduced, delayed and/or cancelled. This could result in a decrease in our revenues and earnings and have a material adverse effect on our business, financial position, results of operations and cash flows. In addition, higher interest rates are often accompanied by inflation. In an inflationary environment, we may be unable to raise the prices of our products sufficiently to keep up with the rate of inflation. A decline in our end markets could materially and adversely affect our business, financial position, results of operations and cash flows. In addition, weakness in our industry could have a material adverse effect on us and we may have to close underperforming facilities from time to time as warranted by general economic conditions or weakness in the industry. In addition to a reduction in demand for our products, these factors may also reduce the price we are able to charge for our products and services. Any of these factors could negatively impact our business, financial position, results of operations and cash flows.
Acquisitions and other strategic transactions involve a number of inherent risks, any of which could result in the benefits anticipated not being realized and could have a material adverse effect on our business, financial position, results of operations and cash flows.
Acquisitions are an important component of our growth strategy and we regularly consider and enter into strategic transactions, including mergers, acquisitions, investments and other growth, market and geographic expansion strategies, with the expectation that these transactions will result in increases in net sales, cost savings, synergies and various other benefits. However, there can be no assurance that we will be able to continue to grow our business through acquisitions or other strategic transactions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct. We will continue to analyze and evaluate the acquisition of strategic businesses and other strategic transactions with the potential to strengthen our industry position or enhance our existing product offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future, nor can we assure you that completed acquisitions will be successful. Our ability to deliver the expected benefits from any strategic transactions that we do complete is subject to numerous uncertainties and risks, including our ability to integrate personnel, labor models, financial, supply chain and logistics, IT and other systems successfully; disruption of our ongoing business and distraction of management and other critical personnel; hiring additional management and other critical personnel; and increasing the scope, geographic diversity and complexity of our operations. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our business, financial position, results of operations and cash flows could be materially and adversely affected. Moreover, consolidation in our industry could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in high purchase price multiples.
In connection with any acquisitions, we may acquire liabilities or defects such as legal claims, including those not identified during due diligence, such as third-party liability and other tort claims; claims for breach of contract; employment-related claims; environmental, health and safety liabilities, conditions or damage; permitting, regulatory or other compliance with law issues; liability for hazardous materials; or trade liabilities. If we acquire any of these liabilities, and they are not adequately covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty, we may be responsible for significant out-of-pocket
expenditures. In connection with any divestitures, we may incur liabilities for breaches of representations and warranties or failure to comply with operating covenants under any agreement for a divestiture. In addition, we may indemnify a counterparty in a divestiture for certain liabilities of the subsidiary or operations subject to the divestiture transaction. These liabilities, if they materialize, could materially and adversely affect our business, financial position, results of operations and cash flows.
In addition, any future acquisition could be financed by additional indebtedness or raising equity, which could increase leverage or result in dilution to our existing stockholders, as applicable, and impact our ability to access capital in the future. See “Risk Factors—Risks Related to Our Indebtedness.”
The sale of our products is seasonal and subject to weather-related impacts that make our operating results subject to fluctuations.
The sale of our products is seasonal and subject to weather-related impacts as a result of the dependence of our customers on suitable weather to engage in construction, maintenance and renovation and improvement projects. Although weather patterns affect our operating results throughout the year, adverse weather and shorter daylight hours historically have reduced construction and maintenance and repair activity in the first and fourth fiscal quarters. As a result, our net sales are typically higher during the second and third fiscal quarters and lower during the first and fourth fiscal quarters due to reduced construction activity during the winter, especially in geographic regions that experience such seasonality such as the northern geographic regions. We anticipate that fluctuations from period to period will continue in the future. To the extent that tornadoes, hurricanes, blizzards, severe storms, floods, other natural disasters or similar extreme weather events occur in the geographic regions in which we operate, our business may be adversely affected. For example, suppliers and other parties with whom we do business may be able to invoke certain force majeure contractual provisions in our agreements with them as a result of natural disasters or other similar extreme weather events. In addition, disruptions caused by natural disasters or similar extreme weather events may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our business, financial position, results of operations and cash flows. For example, operations at certain plants and facilities located in Texas which produce resin, a raw material used in the production of the PVC pipe that we purchase from suppliers, were temporarily shut down as a result of the winter storms of 2021, which caused supply chain disruptions and PVC pipe shortages, which in turn drove product cost increases. As a result of the combined impact of
COVID-19
on the global economy, hurricanes in the second half of 2020, the winter storms of 2021 in Texas and supply and demand dynamics, we estimate that we have experienced an approximately 112% increase in PVC pipe costs in the third quarter of fiscal 2021 compared to the third quarter of fiscal 2020. Any material shortage of products in the market as a result of natural disasters or similar extreme weather events can negatively impact our net sales, and we may not be able to offset our product costs via corresponding price increases. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—Seasonality.”
Our industry and the markets in which we operate are fragmented and highly competitive, and increased competitive pressures, including the pressure to consolidate, could adversely affect our business, financial position, results of operations and cash flows.
The markets in which we operate are fragmented and highly competitive. Competition varies depending on product line, type of customer and geographic area. We have only one major national competitor, but we also face competition from regional and local competitors and a limited number of manufacturers who sell directly to large customers within our customer base. Except for us and the one national competitor, which we estimate to have approximately 16% of the total market share of our addressable market, we believe that no other single competitor in our industry accounts for greater than approximately 3% of total market share. Any failure to compete with our national, regional or local competitors could have a material adverse effect on our business, financial position, results of operations and cash flows.
Recently, wholesale and distribution businesses in other industry sectors have been disrupted by the arrival of new competitors with lower-cost transactional business models or new technologies to aggregate demand away from incumbents. There has also been some consolidation within our industry as customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. This consolidation could cause our industry to become more competitive as greater economies of scale are achieved by competitors, or as competitors with new lower cost transactional business models are able to operate with lower prices. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and more capable of being consistent sources of supply. In addition, consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in higher purchase price multiples.
We may lose business to competitors through the competitive bidding process, which could adversely affect our business, financial position, results of operations and cash flows.
A portion of municipal infrastructure work is awarded through competitive bidding processes in which municipalities or contractors serving municipalities compare estimates from multiple distributors. The procurement process for this work is based in part on price and the acceptance of certain risks, including risks related to fixed-price contracts and cost-overruns. We may lose business to lower-cost competitors from price-sensitive customers who do not appropriately value our sales reach, technical knowledge, broad product portfolio, customer service and project planning and delivery capabilities. In addition, increased competition from other market participants may cause us, or our contractor clients bidding for such contracts, to not be successful in obtaining or renewing these contracts. Our inability to replace a significant number of municipal contracts lost through competitive bidding processes with other revenue sources within a reasonable time could have a material adverse effect on our business, financial position, results of operations and cash flows.
The development of alternatives to distributors of our products in the supply chain could cause a decrease in our net sales and operating results and limit our ability to grow our business.
Our customers could begin purchasing more of their product needs directly from manufacturers, which could result in decreases in our net sales and earnings. Our suppliers could also invest in increasing their capacity to expand their own local sales force and sell more products directly to our customers, which could result in a decrease in our net sales. Suppliers can often sell their products at lower prices and maintain higher gross margins on their product sales than we can. For example, multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company’s leverage in the marketplace and its ability to buy directly from suppliers. We intend to compete for these larger municipal projects, but there can be no guarantee that our efforts will be successful or that we will be able to complete any such projects within the anticipated budget or timeline.

If we are unable to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management, our business, financial position, results of operations and cash flows could be materially and adversely affected.
We are dependent, in part, on our continued ability to hire, engage and retain key associates, including sales representatives, qualified branch, district and regional managers and senior management, at our operations across the United States. We rely upon experienced managerial, sales and support personnel to effectively manage our business and to successfully promote our wide range of products. We are primarily organized locally in branches and districts to allow our operations to respond to changes in local markets. As a result, our branch and district managers have a great deal of control over local operations. We also rely upon our national and regional teams of technical experts to provide insights on complex projects. If we are unable to attract and retain qualified branch and district managers or technical experts, we could be unable to respond to changes in local markets or developments in our projects in a timely manner, or at all, which could have a material adverse effect on our business, financial position, results of operations and cash flows.
Additionally, our operations depend on the continued efforts of our senior management. Our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. The loss of their services could limit our ability to grow our business and cause disruptions in our operations.
If we fail to identify, develop and maintain relationships with a sufficient number of qualified suppliers or our exclusive or restrictive supplier distribution rights are terminated, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected or we may experience an increase in the costs of our products that could reduce our overall profitability.
We buy our products and supplies from suppliers that manufacture and source products from the United States and abroad. We enter into agreements with many of our suppliers that provide us with exclusive or restrictive distribution rights, limiting our competitors’ ability to source materials from such suppliers. Our ability to identify and develop relationships with qualified suppliers and enter into exclusive or restrictive distribution rights agreements with suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. In fiscal 2020, our top supplier accounted for approximately 9% of our product expenditures. Our top ten largest suppliers accounted for approximately 42% of our total purchases in fiscal 2020. Any failure to maintain our relationship with any of our top ten largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control, including shortages of raw materials, environmental and social supply chain issues, labor disputes or weather conditions. Disruptions in transportation lines, such as the March 2021 blockage of the Suez Canal and the adverse impact to the global shipping industry, may also cause global supply chain issues that affect us or our suppliers. Global economic conditions, such as those stemming from the
COVID-19
pandemic, may also result in global supply chain issues that adversely impact our access to products and supplies. See “—The
COVID-19
pandemic has had, and could continue to have, an adverse impact on our business, results of operations and financial condition.” We generally have multiple sources of supply, however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, temporarily or permanently, could result in a material shortage of products in the market, which could lead to rapid price escalations that we may be unable to offset by our prices to our customers. When supply chain issues are later resolved and prices return to normal levels, we may be required to reduce the prices at which we sell our products to our customers in order to remain competitive in our markets. In addition, even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. In addition, our suppliers’ ability to deliver products may also be affected by raw material and commodity cost volatility or financing constraints caused by credit market conditions, which could materially and negatively impact our net sales and operating costs, at least until alternate sources of supply are arranged.
Additionally, our business, financial position, results of operations and cash flows could be materially and adversely affected by our inability to continue sourcing products from our suppliers. Although we seek to have alternate sources and recover increases in input costs through price increases in our products, shortages, supply chain interruptions or regulatory changes or other governmental actions could result in the need to change suppliers or incur cost increases that cannot, in the short term, or in some cases even in the long term, be offset by our prices.
Our operating results are sensitive to the availability and cost of freight and energy, which is important in the transport of our products.
Our operating costs increase when freight or energy costs rise. During periods of increasing freight and energy costs, we might not be able to fully recover our operating cost increases through price increases without reducing demand for our products. The cost of fuel is largely unpredictable and has fluctuated significantly in recent years. Fuel availability, as well as pricing, is also impacted by political and economic factors that are beyond our control.
In addition, we are dependent on third-party freight carriers to transport some of our products. Our access to third-party freight carriers is not guaranteed, and we may be unable to transport our products at economically attractive rates in certain circumstances, particularly in cases of adverse market conditions or disruptions to transportation infrastructure. For example, the U.S. is currently experiencing a shortage of qualified professional commercial truck drivers, which has increased freight costs and impacted our suppliers’ ability to deliver products to us and our ability to deliver products on a timely basis. There can be no certainty that such shortage will be addressed in the near-term and we may be unable to secure alternative means of freight transport. Similarly, increasing energy costs (in particular, the cost of fuel) could put a strain on the transportation of materials and products if it forces certain transporters to close. Our business, financial position, results of operations and cash flows could be materially and adversely affected if we are unable to pass all of the cost increases on to our customers, if we are unable to obtain the necessary energy supplies or if freight carrier capacity in our geographic markets were to decline significantly or otherwise become unavailable.
A significant amount of our net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate.
Approximately 98% of our net sales volume in fiscal 2020 was facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas in which they operate. In some cases, our extension of credit is secured by mechanic liens or surety bonds backed by a surety company, but such security does not guarantee collection. If a customer is unable to pay off our mechanic lien or if such lien is not superior to other lienholders and creditors, we may not be able to recoup our extension of credit. The credit we extend to a customer depends on both the financial strength of the customer and the nature of the project in which the customer is involved. Certain customers may not make payments to us until they receive payments from their own customers. Supply chain constraints, in part due the
COVID-19
pandemic, may extend project completion dates and ultimately the time until we receive full payment from our customers. The inability of our customers to pay off their credit lines in a timely manner, or at all, could have a material adverse effect on our business, financial position, results of operations and cash flows. Furthermore, our collections efforts with respect to non-paying
or slow-paying customers could negatively impact our customer relations going forward. In addition, if our collections process fails to collect money due from a customer, we may be forced to initiate litigation against such customer to compel payment. Any such litigation could be costly, and the outcome would be uncertain.
Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution credit underwriting standards, could adversely affect certain of our customers. If we experience delays and defaults in client payments and we pay our suppliers before receiving payment from our customers for the related products or services, we could experience a material adverse effect on our business, financial position, results of operations and cash flows.
We may not be able to identify new products and new product lines and integrate them into our distribution network, which could adversely affect our ability to compete.
Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers’ needs, as well as our ability to identify and respond promptly to evolving trends in demographics, as well as customer wants, preferences and expectations. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete, including the need for more localized assortments of our products to appeal to needs in each end-market,
or trends in new products. As a result, we continually seek to offer products and solutions that allow us to stay at the forefront of the needs of the market for our products and services. The success of new products depends on a variety of factors, including timely and successful product development by our suppliers, market acceptance and demand, competitive response, our ability to manage risks associated with product life cycles, the effective management of inventory and purchase commitments and the availability and cost of raw materials for our suppliers. Some of the foregoing factors are beyond our control and we cannot fully predict the ultimate success of the introduction of new products. For example, water utilities have traditionally been slow adopters of new technology and may not adopt our new products as quickly as we expect. In introducing new products and solutions, any delays, unexpected costs, diversion of resources, loss of key associates, failure of the market to accept the new product or other setbacks could materially and adversely affect our business, financial position, results of operations and cash flows.
In addition, our expansion into new markets may present competitive, distribution and regulatory challenges that differ from current ones. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new geographic, industry and product markets for growth and do not meet the new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business, financial position, results of operations and cash flows could be materially and adversely affected.

We are subject to inventory management risks. Insufficient inventory may result in lost sales opportunities or delayed revenue, while excess inventory may negatively impact our gross margin.
We balance the need to maintain inventory levels that are sufficient to ensure competitive lead times against the risk of inventory obsolescence due to changing customer or consumer requirements and fluctuating commodity prices. If we overestimate demand and purchase too much of a particular product, we face a risk that the price of that product will fall, leaving us with inventory that we cannot sell at normal profit margins or may be forced to scrap. If we underestimate demand and purchase insufficient quantities of products, inventory shortages could result in delayed revenue, loss of sales opportunities, and/or reduced profit margins. Our business, financial condition and results of operations could be negatively and materially impacted if either or both of these situations occur frequently or in large volumes.
We could incur significant costs in complying with environmental, health and safety laws or permitting regimes or as a result of satisfying any liability or obligation imposed under such laws or permitting regimes.
Our facilities and operations are subject to a broad range of federal, state and local environmental, health and safety laws, including those relating to the release of hazardous materials into the environment, the management, treatment, storage and disposal of hazardous materials and wastes, the investigation and remediation of contamination and the protection of our associates. We have incurred, and expect to continue to incur, capital expenditures in addition to ordinary course costs to comply with applicable current and future environmental, health and safety laws. More stringent federal, state or local environmental rules or regulations could increase our operating costs and expenses. Our failure to comply with environmental, health and safety laws may result in fines, penalties, enforcement actions and other sanctions as well as liability for response costs, property damages and personal injuries resulting from releases of, or exposure to, hazardous materials. We could also be held liable for the costs to address contamination at any real property we have ever owned or operated, or used as a storage or disposal site. In addition, changes in, or new interpretations of, existing laws, the discovery of previously unknown contamination, or the imposition of other environmental, health or safety liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities, may lead to additional compliance or other costs that could have a material adverse effect on our business, financial position, results of operations and cash flows.
We cannot assure you that any costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws, as well as costs to address contamination or environmental claims, will not exceed any current estimates and reserves or adversely affect our business, financial position, results of operations and cash flows. In addition, any unanticipated liabilities or obligations arising, for example, out of the discovery of previously unknown conditions or changes in law or enforcement policies, could materially and adversely affect our business, financial position, results of operations and cash flows.
We are subject to regulation and regulatory change, and our costs of doing business could increase as a result of changes in U.S. federal, state, local or international regulations.
Our operations are principally affected by various statutes, regulations and laws in the U.S. states in which we operate. While we are not engaged in a heavily regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices, competition, immigration and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the saleability of our products. In addition, changes to U.S. federal, state and local tax laws and regulations could have a material impact on us. See “Business—Regulation.” In addition, we export certain of our products to different jurisdictions outside of the United States, and the shipment of goods across international borders is subject to extensive trade laws and regulations. The laws and regulations concerning export activity, recordkeeping and reporting, export control and economic sanctions are complex and constantly changing, and we cannot provide assurance that we will not incur material costs or liabilities in connection with these or other regulatory requirements.
We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation (the “DOT”) regulates our operations in domestic interstate commerce. We are subject to various requirements governing interstate operations prescribed by the DOT, including safety regulations and other rules, including, for example, the DOT Disadvantaged Business Enterprise (“DBE”) Program, which imposes certain requirements to increase DBE participation in
DOT-assisted
projects and contracts. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size and trailer length and configuration could increase our costs. Furthermore, commercial driver’s licensing requirements imposed by states or local governments could limit the availability of qualified drivers to transport our products, which could also increase our costs. If we are unable to pass these cost increases on to our customers, it would reduce our gross margins, increase our selling, general and administrative expenses and reduce our net income.
In addition, many of our municipal water products and infrastructure customers are regulated by federal and state government agencies, such as the U.S. Environmental Protection Agency and state public utility commissions. These agencies could change the way in which they interpret current regulations and may impose additional regulations. Further, there may also be new legislation or regulatory change in response to the perceived effects of climate change, which is expected to continue to be the subject of increasing regulatory attention and requirements. Changes in environmental and climate change laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in product designs that could increase our environmental compliance expenditures. These changes could have a material adverse effect on our customers and the profitability of the services they provide, which could reduce demand for our services or our products and could further subject us to additional costs and restrictions, including increased energy, compliance and product costs.
We cannot predict whether future developments in law and regulations will affect our business, financial position, results of operations and cash flows in a negative manner. Similarly, we cannot assess whether we will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial position, results of operations and cash flows.
The nature of our business exposes us to product liability, construction defect and warranty claims and other litigation and legal proceedings.
From time to time, we are involved in litigation and other legal proceedings and claims in the ordinary course of business related to a range of matters, including, without limitation, environmental, contract, employment claims, product liability, construction defect and warranty claims. We rely on manufacturers and other suppliers to provide us with most of the products we sell and distribute. However, as a distributor, we face an inherent risk of exposure to product liability and other claims in the event that the use of the products we have distributed in the past or may in the future distribute is alleged to have resulted in economic loss, personal injury or property damage or violated environmental, health or safety or other laws. In addition, we fabricate and install certain products, either internally or through third parties, which may increase our exposure to product liability claims. We cannot predict with certainty whether or how we may become liable under environmental and product liability statutes, rules, regulations and case law. In particular, we have been and continue to be subject to claims related to asbestos containing products, including for claims relating to products sold by businesses prior to being acquired by us. Asbestos-related claims have not historically had a material impact on our financial position or results of operations, but there can be no guarantee that any such claims will not have a material impact on us in the future. See “Business—Legal Proceedings.”
We also may, from time to time, be involved in government inquiries, investigations and proceedings. We cannot predict with certainty the outcomes of these inquiries, investigations and proceedings. The outcome of some of these events and other contingencies could require us to take, or refrain from taking, actions which could materially and adversely affect our business, financial position, results of operations and cash flows, such as requiring us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters.
In addition, we own and operate a fleet of distribution vehicles and therefore face the risk of traffic accidents. We may incur liability in connection with these activities. The amount of any such liability in the future could be significant and may materially and adversely impact our business, financial position, results of operations and cash flows.
Although we currently maintain insurance, including, but not limited to, workers’ compensation, automobile and product/general liability coverage, there can be no assurance that we will be able to maintain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate protection against potential liabilities. Additionally, we do not carry insurance for all categories of risk that our business may encounter (including asbestos claims for which insurance is not attainable). Any significant liability that is uninsured or not fully insured may require us to pay substantial amounts. There can be no assurance that any current or future claims will not materially and adversely affect our business, financial position, results of operations and cash flows.
We provide medical coverage to some of our associates through a self-insured preferred provider organization. Though we believe that we have adequate insurance coverage in excess of self-insured retention levels, our business, financial position, results of operations and cash flows may be adversely affected if the number and severity of insurance claims increases.
Further, while we seek indemnification against potential liability for product liability claims from relevant parties, including, but not limited to, manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in net sales and/or profitability. In addition, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and us.
Failure to achieve and maintain a high level of product quality as a result of our suppliers’ or manufacturers’ mistakes or inefficiencies could damage our reputation and negatively impact our revenue and results of operations.
To continue to be successful, we must continue to preserve, grow and capitalize on the value of our brand in the marketplace. Reputational value is based in large part on perceptions of subjective qualities. Even an isolated incident, such as a high-profile product recall, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity, governmental investigations or litigation, and as a result, could tarnish our brand and lead to a material adverse effect on our business, financial position, results of operations and cash flows.
In particular, product quality issues as a result of our suppliers’ or manufacturers’ acts or omissions could negatively impact customer confidence in our brands and our products. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute. If our product offerings do not meet applicable safety standards or customers’ expectations regarding safety or quality, or are alleged to have quality issues or to have caused personal injury or other damage, we could experience lower revenue and increased costs and be exposed to legal, financial and reputational risks, as well as governmental enforcement actions. In addition, actual, potential or perceived product safety concerns could result in costly product recalls.
We seek to enter into contracts with suppliers which provide for indemnification from any costs associated with the provision of defective products. However, there can be no assurance that such contractual rights will be obtained or adequate, or that related indemnification claims will be successfully asserted by us.
Any difficulties with, or interruptions of, our fabrication services could delay our output of products and harm our relationships with our customers.
Any difficulties with, or interruptions of, our fabrication service operations could delay our output of products and harm our relationships with our customers. Although the majority of our overall product offerings relate to distribution for which we engage in no significant manufacturing, we do perform light fabrication services for certain fire protection and fusible piping products, which accounted for less than 5% of our net sales in fiscal 2020 and which we believe are products with significant opportunities for growth. If our fabrication processes fail, we may fail to perform on our contracts with our customers unless we are able to obtain comparable products or services in a timely and cost-effective manner. If we are unable to fabricate certain products or find suitable replacements for them, it could have a material adverse effect on our business, financial position, results of operations and cash flows.
We are subject to certain safety and labor risks associated with the distribution of our products.
As of January 31, 2021, we employed approximately 3,700 associates in total, a significant percentage of whom work at our branch locations. Our business involves transporting industrial water, wastewater, storm drainage and fire protection products and operating heavy machinery such as forklifts and tractor trailers, and there is a risk that an accident or death could occur in one of our facilities. We operate a large fleet of trucks and other vehicles and therefore face the risk of traffic accidents. The outcome of any personal injury, wrongful death or other litigation is difficult to assess or quantify and the cost to defend litigation can be significant. As a result, the costs to defend any action or the potential liability resulting from any such accident or death or arising out of any other litigation, and any negative publicity associated therewith or negative effects on associate morale, could have a material adverse effect on our business, financial position, results of operations and cash flows. In addition, any accident could result in product distribution delays, which could negatively affect our business, financial position, results of operations and cash flows.
In addition, work stoppages and other disruptions due to labor disputes may negatively affect our business, financial position, results of operations and cash flows. As of January 31, 2021, approximately 100 of our associates were covered by collective bargaining agreements. The collective bargaining agreements for 45 of these associates expire in 2022. The number of our associates covered under collective bargaining agreements could increase in the future. A work stoppage or other interruption of production could occur at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons.
An impairment of goodwill, intangible assets or other long-lived assets could have a material adverse effect on our financial position or results of operations.
Acquisitions frequently result in the recording of goodwill and other intangible or long-lived assets. As of October 31, 2021, goodwill and amortizing intangible assets, net of accumulated amortization, represented 34.6% and 20.5%, respectively, of our total assets. Goodwill and indefinite-lived intangible assets are not amortized and are subject to impairment testing at least annually using a fair value-based approach. Future events, such as declines in our cash flow projections or customer demand, may cause impairments of our goodwill or long-lived assets, including intangible assets, based on factors such as the price of our common stock, projected cash flows, assumptions used, control premiums or other variables. In addition, if we divest long-lived assets at prices below their asset value, we must write them down to fair value resulting in long-lived asset impairment charges, which could adversely affect our financial position or results of operations. We cannot accurately predict the amount and timing of any impairment of assets, and, in the future, we may be required to take additional goodwill or other asset impairment charges. Any such non-cash
charges could have a material adverse effect on our financial position or results of operations.
Changes in tariffs and other trade restrictions could have a material adverse effect on our business, financial position, results of operations and cash flows.
If significant tariffs or other restrictions are placed on foreign imports by the United States or any related counter-measures are taken by impacted foreign countries, it could have a material adverse effect on our business, financial position, results of operations and cash flows. We may not be able to pass any resulting price increase on to our customers, and even if we are able to pass along such price increases, we may face decreased demand for our products and we may lose customers. Conversely, if significant tariffs or other restrictions are removed on foreign imports by the United States, we may be forced to lower the prices we charge our customers for our products in order to remain competitive in our markets, which could also have a material adverse effect on our business, financial position, results of operations and cash flows.
During fiscal 2018, the U.S. imposed tariffs on certain imports, including a 10% tariff on steel, that have and may continue to impact the price for products that we purchase. In May 2019, the U.S. also increased tariff rates on certain products imported from China to 25%. These tariffs have increased prices for procuring certain of our products, including imported steel products, and have led domestic sellers to respond with market-based increases. In response, certain other countries have proposed responsive tariffs or other trade restrictions on U.S. products. On December 13, 2019, however, the United States and China each confirmed that the two countries had reached a ‘‘Phase One’’ deal in the ongoing trade war, resulting in the signing of an economic and trade agreement on December 15, 2019 between the United States and China, which went into effect in January 2020. However, given the limited scope of the Phase One agreement, concerns over the stability of bilateral trade relations remain. The transition in the U.S. presidential administration following the 2020 election has resulted in additional uncertainty regarding the future of U.S. trade relations. At this time, there is no assurance that a broader trade agreement will be successfully negotiated between the United States and China to reduce or eliminate the existing tariffs.
It remains unclear what additional actions, if any, will be taken by the United States or other governments with respect to international trade agreements, the imposition or removal of tariffs on goods imported into the United States, the creation or removal of barriers to trade, tax policy related to international commerce, or other trade matters. The current tariffs and trade restrictions, along with any additional tariffs and restrictions that may be implemented by the United States or other countries in the future, may result in further increased prices, decreased available supply of steel and other materials used in our business and worsened economic conditions affecting the market for our products and services more broadly. As a result, our business, financial position, results of operations and cash flows may be materially and adversely affected.
Because we operate our business through highly dispersed locations across the United States, our operations may be materially adversely affected by inconsistent practices and the operating results of individual branches may vary.
We operate our business through a network of highly dispersed locations throughout the United States, supported by executives and services from our headquarters, with local branch management retaining responsibility for day-to-day
operations and adherence to applicable local laws. Our operating structure could make it difficult for us to coordinate procedures across our operations in a timely manner or at all. Our branches may require significant oversight and coordination from headquarters to support their growth. Inconsistent implementation of corporate strategy and policies at the local level could materially and adversely affect our overall profitability, prospects, business, financial position, results of operations and cash flows. In addition, the operating results of an individual branch may differ from that of another branch for a variety of reasons, including market size, management practices, competitive landscape, regulatory requirements, and local economic conditions. As a result, certain of our branches may experience higher or lower levels of growth and profitability than other branches.
Interruptions in the proper functioning of our information technology (“IT”) systems, including from cybersecurity threats, could disrupt operations and cause unanticipated increases in costs or decreases in net sales, or both.
Because we use our information systems, including Smart Distributor, PowerScope, Online Advantage, Mobile Advantage and other platforms to, among other things, manage inventories and accounts receivable, make purchasing decisions, prepare project bids, assist our customers and improve our customers’ experience and monitor our results of operations, the proper functioning of our IT systems is critical to the successful operation of our business. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, our IT systems and confidential data, or those of our suppliers and customers, are still vulnerable to natural disasters, power losses, unauthorized access (including through any intentional or malicious attacks, whether by a virus or an outsider seeking to compromise our IT systems, or by a rogue associate), telecommunication failures and other problems. If critical IT systems fail, or are otherwise unavailable, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable and pay expenses and otherwise manage our business would be materially and adversely affected.
Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. The cybersecurity landscape continues to evolve and presents novel risks and we may become increasingly vulnerable to such risks if we fail to assess and identify cybersecurity risks associated with our operations. A failure in or breach of our operational or information security systems, or those of our third-party service providers, as a result of cyber-attacks or information security breaches has in the past, and could in the future, disrupt our business. For example, during fiscal 2020 a third-party payment processor with which we work experienced a ransomware attack that prevented them from processing check-based payments for us for a period of several weeks. In addition, a cyber-attack or information security breach could result in the disclosure or misuse of confidential or proprietary information, result in legal liability and regulatory action, damage our business relationships and reputation, result in or increase our litigation, remediation, forensic or other costs or cause losses. We may also incur significant administrative and technology costs in implementing and maintaining data security measures to prevent or limit the impact of such incidents. Damage to us or to our suppliers or customers resulting from such incidents could subject us to liability under U.S. state and federal and foreign laws that require us to implement adequate data security and to protect confidential personal data, which could result in increased costs, loss of revenues, settlement costs and/or substantial penalties that may either not be insured or not be fully covered through insurance. As a result, cybersecurity and the continued development and enhancement of the controls and processes designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority for us. Although we believe that we have robust information security procedures and other safeguards in place, as cyber threats continue to evolve, we continually assess cyber risks and implement updates to our IT systems. There can be no guarantee that a cyber incident will not occur and that our business, financial position, results of operations and cash flows will not be materially and adversely affected by such an incident.
Since the beginning of
the COVID-19 pandemic,
cyber-attacks targeting companies have increased in frequency, scope and potential harm, as cybercriminals deploy a variety of ransomware and other malware, phishing, use the subject of coronavirus or COVID-19 as
a lure, register new domain names containing wording related to coronavirus or COVID-19, and
attack newly deployed remote access and teleworking infrastructure.
The COVID-19 pandemic
may also cause an extended period of remote work arrangements which could strain our business continuity plans, introduce operational risk, including, but not limited to, cybersecurity risks, and impair our ability to manage our business. As these strategies continue to evolve, we may not be able to successfully protect our operational and information technology systems and platforms against such threats and we may incur significant costs in the attempt to modify or enhance our protective measures or investigate or remediate any vulnerability, which could have a material adverse effect on our business, financial position, results of operations and cash flows.
We may need to raise additional capital, and we cannot be sure that additional financing will be available.
To satisfy existing obligations and support the development of our business, we depend on our ability to generate cash flow from operations and to borrow funds. We may require additional financing for liquidity, capital requirements or growth initiatives. We may not be able to obtain financing on terms and at interest rates that are favorable to us or at all. Any inability by us to obtain financing in the future could have a material adverse effect on our business, financial position, results of operations and cash flows.
In addition, if we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through additional financing from banks, through offerings of debt or equity securities or through other arrangements. Such acquisition financing might decrease our net income, Adjusted EBITDA and Adjusted EBITDA margin and adversely affect our Net Debt Leverage or other leverage criteria and our credit rating. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required.

Our customer relationships are generally governed by purchase orders and job-specific
customer agreements, as applicable, and not by long-term agreements, and, as a result, such customers have the right to change the terms under which they do business and/or terminate their relationship with us.
Our customer relationships are governed by purchase orders and job-specific
customer agreements, as applicable, and not by long-term agreements. Consequently, despite the length of our relationships with our customers and our low historical customer turnover rates, there can be no assurance that our customer base will remain stable in the future. If our customers do not renew orders, our business, financial position, results of operations and cash flows could be negatively affected.
While a portion of our net sales in fiscal 2020 were made to customers with whom we had contractual relationships, many of these contracts are requirements contracts under which we supply a percentage of a customer’s requirements over a period of time, without any specific commitment by the customer to purchase a particular unit volume. As such, we are not guaranteed any minimum level of net sales under many of our contracts and many of our customers, including some of our largest customers, are under no obligation to continue to purchase products from us.
Moreover, if a customer’s requirements for our products exceed our ability to supply that customer, as has occurred from time to time, we may have a short-term or long-term inability to supply that customer from our own branches and may be required to take other proactive steps in order to fill that customer’s order, which may be at a higher cost to us. Our inability to supply a customer’s specific requirements from our branches could materially and adversely affect our relationship with that customer or increase our operating costs.
Some of our net sales in fiscal 2020 were made to customers that do not have contracts in place and are not contractually obligated to purchase products from us. Our repeat business with respect to these customers largely depends on these customers’ satisfaction with our products and our customer service. At any time these customers can stop purchasing our products from us and cease doing business with us. We cannot be sure that any particular customer will continue to do business with us for any period of time.
A change in vendor terms could adversely affect our income and margins.
The terms on which we purchase products from many of our vendors entitle us to receive a rebate based on the volume of our purchases, a discount or other favorable payment terms. If market conditions change, vendors may adversely change the terms of some or all of these programs. Although these changes would not affect the net recorded costs of products already purchased, they may materially lower our gross margins on products we sell or income we realize in future periods and thereby reduce associated cash flows from operations.
We are subject to risks associated with operating internationally.
Our business operations are subject to a variety of risks associated with exporting products to jurisdictions outside of the United States, including:

•	changes in or interpretations of laws or policies that may adversely affect the export of our products and the imposition of inconsistent or contradictory laws or regulations;

•	political instability in foreign countries;

•	reliance on the U.S. or other governments to authorize us to export products;

•	conducting business in places where laws, business practices, and customs are unfamiliar or unknown; and

•	imposition of tariffs or embargoes, export controls and other trade restrictions.
In addition, we are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by business entities for the purpose of obtaining or retaining business. Our activities in any country in which we deal with governmental clients create the risk of unauthorized payments or offers of payments by one of our associates or contractors that could be in violation of various laws including the FCPA and other anti-corruption laws, even though these parties are not always subject to our control. If we were to fail to comply with the FCPA, other anti-corruption laws, applicable import-export control regulations, data privacy laws or other applicable rules and regulations, we could be subject to substantial civil and criminal penalties and the possible loss of export or import privileges, which could have a material adverse effect on our business, financial position, results of operations and cash flows.
We occupy most of our facilities under long-term
non-cancelable
leases and we may be unable to renew leases on favorable terms or at all.
Most of our facilities are located in leased premises. Many of our current leases are non-cancelable
and typically have terms ranging from two to five years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable
and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all, which could have a material adverse effect on our ability to operate our business and on our financial position, results of operations and cash flows.
Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our Class A common stock.
As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Beginning with our second annual report following our IPO, we will be required to provide a management report on internal control over financial reporting.
If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected. Moreover, because we regularly consider and enter into strategic mergers and acquisitions, the integration of businesses may create complexity in our financial systems and internal controls and make them more difficult to manage. Such integration into our internal control system could cause us to fail to meet our financial reporting obligations.
If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal controls, investors may lose confidence in the accuracy and completeness of our financial reports, which in turn could cause the price of our Class A common stock to decline. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal controls, it may negatively impact our business, financial position, results of operations and reputation. In addition, we could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.
Risks Related to Our Indebtedness
Our substantial indebtedness may adversely affect our financial health and our ability to raise additional capital or obtain financing in the future.
As of October 31, 2021, we had total consolidated indebtedness of $1,496.3 million and $183.3 million in outstanding lease commitments. In addition, as of October 31, 2021, after giving effect to $9.0 million of letters of credit issued under the Senior ABL Credit Facility, Opco would have been able to borrow $841.0 million under the Senior ABL Credit Facility, subject to borrowing base availability.
Our substantial indebtedness could have important consequences to you. Because of our substantial indebtedness:

•
our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, pay dividends and make other distributions or to purchase, redeem or retire capital stock or for general corporate purposes and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

•	a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

•	we are exposed to the risk of increased interest rates because a significant portion of our borrowings are at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•
we may be at a competitive disadvantage compared to our competitors with proportionately less indebtedness or with comparable indebtedness on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase;

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited;

•	our ability to pay dividends and make other distributions or to purchase, redeem or retire capital stock may be limited; and

•	we may be prevented from carrying out capital spending and restructurings that are necessary or important to our growth strategy and efforts to improve our operating margins.
Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness, which may increase the risks to our financial condition and results of operations created by our indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing our indebtedness provide our subsidiaries with the flexibility to incur a substantial amount of indebtedness in the future, which indebtedness may be secured or unsecured. If our subsidiaries are in compliance with certain incurrence ratios set forth in the agreements governing our indebtedness, our subsidiaries may be able to incur substantial additional indebtedness, which may increase the risks created by our current indebtedness. In addition, after giving effect to $9.0 million of letters of credit issued under the Senior ABL Credit Facility, as of October 31, 2021, Opco would have been able to borrow an additional $841.0 million under the Senior ABL Credit Facility, subject to borrowing base availability. See “Description of Certain Indebtedness.”
The agreements governing our indebtedness restrict our current and future operations and our ability, and the ability of our future subsidiaries, to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.
The agreements governing our indebtedness contain a number of covenants that limit Opco’s ability and the ability of any of its future restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions in respect of capital stock;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments;

•	create restrictions on the ability of Opco’s restricted subsidiaries to pay dividends to Opco or make other intercompany transfers;

•	incur additional liens;

•	transfer or sell assets;

•	make negative pledges;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Opco’s assets;

•	change the nature of Opco’s business;

•	enter into certain transactions with Opco’s affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
In addition, the ABL Credit Agreement requires Opco to comply with a consolidated fixed charge coverage ratio under certain circumstances and contains other covenants customary for asset-based facilities of this nature. Opco’s ability to borrow additional amounts under the Senior ABL Credit Facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.
Opco is required to make mandatory prepayments under (a) the Senior ABL Credit Facility, if aggregate outstanding borrowings exceed the then applicable borrowing base or the then effective commitments under the Senior ABL Credit Facility, and (b) the Senior Term Loan Facility, from excess cash flow, asset sale proceeds, insurance recovery proceeds and proceeds from certain debt incurrences, in each case subject to certain limitations and conditions set forth in the agreements governing such facilities. In addition, any future financing arrangements entered into by us may contain similar restrictions. As a result of these covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.
Our failure to comply with our obligations under the agreements governing our indebtedness as described above, as well as others contained in any future debt instruments from time to time, may result in an event of default under the agreements governing our indebtedness. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, financial position, results of operations and cash flows could be adversely affected.
The Amended and Restated Limited Partnership Agreement of Holdings and the Tax Receivable Agreements limit our ability to incur additional indebtedness or refinance our existing indebtedness on favorable terms.
The Amended and Restated Limited Partnership Agreement of Holdings restricts our ability to incur additional indebtedness or refinance our existing indebtedness in a manner that would materially and adversely affect Holdings’ ability to make tax distributions to holders of Partnership Interests or distributions to us to fund payments under the Tax Receivable Agreements. We may be unable to secure additional financing or refinance our existing indebtedness on favorable terms as a result of such restriction.
In addition, each of the Tax Receivable Agreements requires that any debt document that refinances or replaces our existing indebtedness be no more restrictive on our ability to make payments under each Tax Receivable Agreement than our current indebtedness, unless the CD&R Investors otherwise consent. At the time of any such refinancing or replacing our existing indebtedness, it may not be possible to include such terms in such debt documents, and a result, we may need the CD&R Investors’ consent to complete such refinancing of our existing indebtedness.
An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability, decrease our liquidity and impact our solvency.
Our indebtedness under the Senior ABL Credit Facility bears interest at variable rates and, to the extent LIBOR (as defined in “Description of Certain Indebtedness”) exceeds 0.00%, our indebtedness under the Senior Term Loan Facility bears interest at variable rates. As a result, increases in interest rates could increase the cost of servicing such indebtedness and materially reduce our profitability and cash flows. As of October 31, 2021, assuming all Senior ABL Credit Facility revolving loans were fully drawn and LIBOR exceeded 0.00%, and excluding the impact of any interest rate hedging instruments, each one percentage point change in interest rates would have resulted in an approximately $15.0 million increase in annual interest expense on the Senior ABL Credit Facility and the Senior Term Loan Facility. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness.
Furthermore, the upcoming cessation of the availability of LIBOR may adversely affect our business, financial position, results of operations and cash flows. On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that after December 31, 2021, it would no longer compel banks to submit the rates required to calculate LIBOR. On March 5, 2021, the ICE Benchmark Administration, which administers LIBOR, and FCA announced that all LIBOR settings will either cease to be provided by any administrator, or no longer be representative immediately after December 31, 2021, for all
non-U.S.
dollar LIBOR settings and
one-week
and
two-month
U.S. dollar LIBOR settings, and immediately after June 30, 2023 for the remaining U.S. dollar LIBOR settings (the “LIBOR Announcement”). It is not possible to predict the effect that the LIBOR Announcement, the discontinuation of LIBOR or the establishment of alternative reference rates may have on LIBOR, but financial products with interest rates tied to LIBOR may be adversely affected. Once LIBOR ceases to be published, it is uncertain whether it will continue to be viewed as an acceptable market benchmark, what rate or rates may become accepted alternatives to

LIBOR or what the effect of any such changes in views or alternatives may be on the markets for LIBOR-indexed financial instruments. As of October 31, 2021, $1,496.3 million of our aggregate consolidated indebtedness was indexed to LIBOR.
Changes in our credit ratings and outlook may reduce access to capital and increase borrowing costs.
Our credit ratings are based on a number of factors, including our financial strength and factors outside of our control, such as conditions affecting our industry generally or the introduction of new rating practices and methodologies. The
COVID-19
pandemic could negatively impact our credit ratings and thereby adversely affect our access to capital and cost of capital. We cannot provide assurances that our current credit ratings will remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of our securities may be adversely affected. Pressure on the ratings could also arise from higher shareholder payouts or larger acquisitions than we have currently planned that result in increased leverage, or in a deterioration in the metrics used by the rating agencies to assess creditworthiness. In addition, any change in ratings could make it more difficult for us to raise capital on acceptable terms, impact the ability to obtain adequate financing and result in higher interest costs on future financings.
Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.
Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal restrictions on the payment of distributions to which they may be subject, many of which may be beyond our control.
We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
The Senior ABL Credit Facility matures on July 27, 2026, and the outstanding borrowings under the Senior Term Loan Facility mature on July 27, 2028. We may be unable to refinance any of our indebtedness prior to maturity, as a result of prepayment penalties or otherwise, or obtain additional financing, particularly because of our substantial indebtedness. In addition, market disruptions, such as those experienced in 2008 and 2009 and more recently in 2020, as well as our indebtedness levels, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. We may be unable to refinance our indebtedness, at maturity or otherwise, on terms acceptable to us or at all. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.
If Opco cannot make scheduled payments on its indebtedness under the Senior ABL Credit Facility and/or the Senior Term Loan Facility, it will be in default and the lenders under the Senior ABL Credit Facility and/or the Senior Term Loan Facility could terminate their commitments to loan money or foreclose against the assets securing the borrowings, and Opco could be forced into bankruptcy or liquidation. Any of these actions could have a material adverse effect on our business, financial position, results of operations and cash flows.
Risks Related to Our Organizational Structure
Our principal asset is our direct and indirect ownership interest in Holdings, and, accordingly, we depend on distributions from Holdings and its subsidiaries to pay our taxes and other expenses, including payments under each of the Tax Receivable Agreements. Our subsidiaries’ ability to make such distributions may be subject to various limitations and restrictions.
We are a holding company and have no material assets other than our direct and indirect ownership of Holdings. Holdings itself has no operations and no material assets of its own other than its indirect ownership interest in Midco, which is a holding company with no operations and no material assets of its own other than its ownership interest in Opco and Opco GP, the general partner of Opco. As such, we have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of our current and future subsidiaries, including Opco. There can be no assurance that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including covenants in the agreements that govern Opco’s indebtedness, will permit such distributions.
Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, generally is not subject to any entity-level U.S. federal income tax. Instead, taxable income of Holdings, if any, will be allocated to holders of Partnership Interests, including us. Accordingly, we will generally incur U.S. federal income taxes on our allocable share of any net taxable income of Holdings. In addition, our allocable share of Holdings’ net taxable income will increase over time as the Continuing Limited Partners continue to exchange their Partnership Interests for shares of our Class A common stock. Such increase in our taxable income may increase our tax expenses and may have a material adverse effect on our business, financial position, results of operations and cash flows.
Under the terms of the Amended and Restated Limited Partnership Agreement, Holdings is obligated to make tax distributions to holders of Partnership Interests, including us, to the extent that other distributions made by Holdings are otherwise insufficient to pay the tax liabilities of holders of Partnership Interests. In addition to tax expenses, we also incur expenses related to our operations, including payments under the Tax Receivable Agreements. Because tax distributions are based on an assumed tax rate, Holdings may be required to make tax distributions that, in the aggregate, could be significant. We intend, as its general partner, to cause Holdings to make cash distributions to the owners of Partnership Interests, including us, in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments made under the Tax Receivable Agreements. However, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Holdings is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Holdings insolvent. If we do not have sufficient funds to pay taxes or other expenses or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under any Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid;
provided
,
however
, that nonpayment for a specified period may constitute a material breach of a material obligation under such Tax Receivable Agreement and therefore accelerate payments due under such Tax Receivable Agreement. See

“Certain Relationships and Related Party Transactions—Tax Receivable Agreements” and “Certain Relationships and Related Party Transactions—Amended and Restated Limited Partnership Agreement of Holdings.” In addition, if Holdings does not have sufficient funds to make distributions, our ability to declare and pay cash dividends on our Class A common stock will also be restricted or impaired. See “—Risks Related to Our Class A Common Stock and This Offering” and “Dividend Policy.”
Our organizational structure, including the Tax Receivable Agreements, confers certain benefits upon the Continuing Limited Partners and certain Former Limited Partners that will not benefit Class A common stockholders to the same extent as it will benefit Continuing Limited Partners or such Former Limited Partners.
Our organizational structure, including the Tax Receivable Agreements, confers certain benefits upon Continuing Limited Partners and certain Former Limited Partners that will not benefit the holders of our Class A common stock to the same extent as it will benefit Continuing Limited Partners or such Former Limited Partners. The Continuing Limited Partner Tax Receivable Agreement provides for the payment by us to the exchanging holders of Partnership Interests of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement (including in connection with this offering), (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entering into the Continuing Limited Partner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partner Tax Receivable Agreement. In addition, the Former Limited Partner Tax Receivable Agreement provides for the payment by us to certain Former Limited Partners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the trading market for the Class A common stock. In addition, our organizational structure, including the Tax Receivable Agreements, imposes additional compliance costs and require a significant commitment of resources that would not be required of a company with a simpler organizational structure.
The Tax Receivable Agreements require us to make cash payments to the Continuing Limited Partners and certain Former Limited Partners in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.
Under the Continuing Limited Partner Tax Receivable Agreement, we are required to make cash payments to the Continuing Limited Partners or their permitted transferees equal to 85% of the benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement (including in connection with this offering), (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entering into the Continuing Limited Partner Tax Receivable

Agreement, including tax benefits attributable to payments under the Continuing Limited Partner Tax Receivable Agreement. Under the Former Limited Partner Tax Receivable Agreement, we are required to make cash payments to certain Former Limited Partners or their permitted transferees equal to 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partnerships’ prior indirect acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits. The amount of the cash payments that we will be required to make under the Tax Receivable Agreements is expected to be significant. Any payments made by us under the Tax Receivable Agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us. Furthermore, our future obligation to make payments under the Tax Receivable Agreements could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreements. Payments under the Tax Receivable Agreements are not conditioned on any holder’s continued ownership of Partnership Interests or our common stock after this offering.
In connection with the Reorganization Transactions, the Former Limited Partners exchanged their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock of Core & Main. As a result of this exchange, the Company acquired certain tax attributes held by the Former Limited Partners. The Company expects that these tax attributes will reduce future payments to taxing authorities. As such, the Company recorded a payable associated with the Former Limited Partners Tax Receivable Agreement that represents 85% of these anticipated tax savings. As of October 31, 2021, the Company had recorded a $91.8 million payable to related parties pursuant to the Former Limited Partners Tax Receivable Agreement.
The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of Partnership Interests, the amount of gain recognized by such holders of Partnership Interests, the amount and timing of the taxable income we generate in the future and the federal tax rates then applicable. Assuming (i) that the Continuing Limited Partners exchanged all of their Partnership Interests at $27.36 per share of our Class A common stock (the closing stock price on October 29, 2021), (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate of 25.1%, which represents a pro forma tax rate that includes a provision for U.S. federal income taxes and assumes the highest statutory rate apportioned to each state and local jurisdiction and (iv) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Continuing Limited Partners Tax Receivable Agreement, we would recognize a deferred tax asset (subject to offset with existing deferred tax liabilities) of approximately $836.9 million and a Continuing Limited Partners Tax Receivable Agreement liability of approximately $711.4 million, payable to the Continuing Limited Partners over the life of the Continuing Limited Partners Tax Receivable Agreement. The full exchange by the Continuing Limited Partners will also increase our deferred tax liability associated with our investment in Holdings by $86.5 million. The foregoing amounts are estimates only and are subject to change.
In certain cases, payments under the Tax Receivable Agreements to Continuing Limited Partners or Former Limited Partners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreements.
Each Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, nonpayment for a specified period which constitutes a material breach of a material obligation under such Tax Receivable Agreement, or if, at any time, we elect an early termination of such Tax Receivable Agreement, then our obligations, or our successor’s obligations, under such Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to such Tax Receivable Agreement.
As a result of the foregoing, (i) we could be required to make payments under such Tax Receivable Agreement that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to such Tax Receivable Agreement and (ii) if we elect to terminate such Tax Receivable Agreement early, we would be required to make an immediate cash payment equal to the specified percentage of the present value of the anticipated future tax benefits that are the subject of such Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. Based upon certain assumptions described in greater detail below under “Certain Relationships and Related Person Transactions—Tax Receivable Agreements,” we estimate that if we were to exercise our termination right immediately following this offering, the amount of the termination payment to the Former Limited Partners would be approximately $83.1 million and the amount of the termination payment to the Continuing Limited Partners would be approximately $628.3 million. The foregoing numbers are estimates and the actual payments could differ materially based on, among other things, the timing of an early termination election, the discount rate applicable at the time of the early termination election and material changes in relevant tax law. In these situations, our payments under such Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our payments under the Tax Receivable Agreements.
We will not be reimbursed for any payments made under the Tax Receivable Agreements in the event that any tax benefits are disallowed.
Our acquisitions of Partnership Interests in connection with the Exchange Agreement are expected to result in increases in our allocable tax basis in the assets of Holdings that otherwise would not have been available to us. These increases in tax basis are expected to reduce the amount of cash tax that we would otherwise have to pay in the future due to increases in depreciation and amortization deductions (for tax purposes). These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain assets of Holdings to the extent the increased tax basis is allocated to those assets. The Internal Revenue Service (the “IRS”) may challenge all or part of these tax basis increases, and a court could sustain such a challenge. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreements.”
Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine, and the IRS or another taxing authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. While the actual increase in tax basis, as well as the actual amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, future tax rates, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Holdings attributable to our interests in Holdings, during the expected term of the Tax Receivable Agreements, the payments that we may make to the Continuing Limited Partners could be substantial.
The payment obligations under the Tax Receivable Agreements are our obligation and not an obligation of Holdings. In the event any tax benefits initially claimed by us and for which payment has been made are successfully challenged, such prior payments under the applicable Tax Receivable Agreements will not be reimbursed but any such detriment will generally be taken into account as a reduction in future payments due under the applicable Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under such Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, payments could be made under such Tax Receivable Agreement in excess of the tax savings that we realize in respect of the tax attributes that are the subject of such Tax Receivable Agreement.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of Holdings, applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have a material adverse effect on our business, financial position, results of operations and cash flows.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.
As the general partner of Holdings, we control and operate Holdings. On that basis, we believe that our interest in Holdings is neither an “investment security” as that term is used in the 1940 Act nor a “security” based on the test under applicable case law. However, if we were to cease participation in the management of Holdings, our interest in Holdings could be deemed an “investment security” for purposes of the 1940 Act.
We and Holdings intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial position, results of operations and cash flows.
Risks Related to Our Class A Common Stock and This Offering
The market price of our Class A common stock may be volatile and could decline after this offering.
Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our Class A common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry, regulatory or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;

•	actual or anticipated fluctuations in our quarterly operating results;

•	lack of research coverage and reports by industry analysts or changes in any securities analysts’ estimates of our financial performance;

•	action by institutional stockholders or other large stockholders, including future sales of our Class A common stock;

•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•	announcements by us of significant impairment charges;

•	speculation in the press or investment community;

•	investor perception of us or our industry;

•	changes in market valuations or earnings of similar companies;

•	the impact of short selling or the impact of a potential “short squeeze” resulting from a sudden increase in demand for our Class A common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

•	war, terrorist acts, epidemic disease or pandemic disease, including COVID-19;

•	any future sales of our Class A common stock or other securities;

•	additions or departures of key personnel; and

•	misconduct or other improper actions of our associates.
In particular, we cannot assure you that you will be able to resell your shares at or above the public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, financial position, results of operations and cash flows.
An active, liquid trading market for our common stock may not be sustained.
Although our Class A common stock is currently listed on the NYSE under the symbol “CNM,” an active trading market for our shares may not be sustained. Accordingly, if an active trading market for our Class A common stock is not maintained, the liquidity of our Class A common stock, your ability to sell your shares of our Class A common stock when desired and the prices that you may obtain for your shares of Class A common stock will be adversely affected.
Future sales of shares by us or our existing stockholders could cause our stock price to decline.
Sales of substantial amounts of our Class A common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the completion of this offering, we will have a total of 167,522,403 shares of Class A common stock outstanding (or 168,646,966 if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 78,398,141 additional shares of Class A common stock issuable (or 77,273,578 if the underwriters exercise in full their option to purchase additional shares of Class A common stock) upon exchange of Partnership Interests (with automatic retirement of an equal number of shares of Class B common stock). Of the outstanding shares of Class A common stock, all of the Class A common stock shares sold in our IPO are, and all of the Class A common stock shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”). The remaining 107,406,124 shares of our Class A common stock (or 105,530,687 shares of Class A common stock, assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock) that will be outstanding immediately after the completion of this offering will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exemption from registration under Rule 701 under the Securities Act, or “Rule 701,” subject to the lock-up
agreements to be entered into by us, the Original Limited Partners and our executive officers and directors.
Additionally, pursuant to the terms of the Exchange Agreement and subject to certain restrictions set forth therein and as described elsewhere in this prospectus, the Continuing Limited Partners have the right to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one
basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and our IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make overall distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence. The amount of future partner distributions and the number of shares issuable pursuant to such provision of the Exchange Agreement will fluctuate based on a number of factors, including our financial performance, the actual tax rates applied to the applicable Continuing Limited Partners (or their permitted transferees), any changes in tax rates or tax laws and future share prices for our Class A common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—CARES Act.” Unless our board of directors elects to settle these obligations in cash pursuant to the terms of the Exchange Agreement, we expect that these arrangements will result in a substantial number of additional shares of Class A common stock being issued to the Continuing Limited Partners. See “Certain Relationships and Related Party Transactions—Exchange Agreement.”
We are also party to the Registration Rights Agreement (as defined in “Certain Relationships and Related Party Transactions—Registration Rights Agreements”), pursuant to which the shares of our Class A common stock and our other equity securities held by the CD&R Investors will be eligible for resale (including shares of our Class A common stock issuable upon exchange of Partnership Interests held by CD&R Waterworks Holdings directly or indirectly through a wholly-owned subsidiary), subject to certain limitations set forth therein. See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”
On July 23, 2021, we also filed a registration statement on Form
S-8
under the Securities Act to register the shares of Class A common stock to be issued under our equity compensation plans. As a result, all shares of Class A common stock acquired upon exercise of stock options and other securities convertible or exchangeable into shares of Class A common stock granted under our equity compensation plans will be freely tradable under the Securities Act, subject to the terms of the lock-up
agreements, unless purchased by our affiliates. Furthermore, as of the date of this prospectus, there are (i) common units of Management Feeder, which correspond to an equivalent number of Partnership Interests in Holdings that may be exchanged for 10,938,597 shares of Class A common stock in the aggregate, which will be issuable upon exchange of such Partnership Interests (together with the retirement of a corresponding number of shares of Class B common stock held by Management Feeder), (ii) unvested common units of Management Feeder, that are subject to certain time-vesting provisions, which correspond to an equivalent number of Partnership Interests in Holdings that may be exchanged for 3,060,771 shares of Class A common stock in the aggregate, which will be issuable upon exchange of such Partnership Interests (together with the retirement of a corresponding number of shares of Class B common stock held by Management Feeder) and (iii) stock appreciation rights of Holdings, denominated in Class A common stock, pursuant to which 633,683 shares of Class A common stock will be issuable, at a weighted average base price of $5.00 per share, of which stock appreciation rights representing 285,159 shares of Class A common stock are vested and exercisable after consummation of this offering. See “Organizational Structure—Management Feeder and Unit Appreciation Rights” for more information and “Shares Available for Future Sale” for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.
In connection with our IPO, we, the Original Limited Partners and our executive officers and directors entered into lock-up
agreements under which we and they agreed not to, among other things and subject to certain exceptions, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, engage in any hedging or similar transaction or arrangement, lend or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the securities offered hereby, without the prior written consent of, for the two-day
period following notice of any request to release or waive the lock-up
restrictions, Goldman Sachs & Co., LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC (the “IPO Representatives”), and thereafter, any two of the three IPO Representatives, for a period of 180 days after July 22, 2021. In connection with this offering, the IPO Representatives have agreed to release the restrictions under the lock-up
agreements that were executed in connection with the IPO with respect to up to 20,000,000 shares (or up to 23,000,000 shares including the underwriters option to purchase additional shares) of our Class A common stock in this offering that are held by the selling stockholders, which includes shares owned by entities affiliated with certain of our directors, provided that the release of shares of our Class A common stock held by the selling stockholders is limited to the shares actually sold in this offering. See “Underwriting.”
Additionally, in connection with this offering, the selling stockholders have entered into lock-up
agreements under which they have agreed not to, among other things and subject to certain exceptions, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, engage in any hedging or similar transaction or arrangement, lend or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the securities offered hereby, without the prior written consent of, for the two-day
period following notice of any request to release or waive the lock-up
restrictions, Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC (the “Representatives”), and thereafter, any two of the three Representatives, for a period of 90 days after the date of this prospectus.

Following the expiration of this
90-day
lock-up
period and this offering (assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock), 185,804,625 shares of our Class A common stock (including shares issuable upon exchange of Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock), will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701. See “Shares Available for Future Sale” for a discussion of the shares of Class A common stock that may be sold into the public market in the future. In addition, the Original Limited Partners may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up
period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144. Furthermore, the Original Limited Partners have the right to require us to register shares of Class A common stock for resale in certain circumstances. As resale restrictions end, the market price of our Class A common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our Class A common stock price and trading volume could decline.
The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts may publish about us or our business. If one or more of the analysts that covers our Class A common stock downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our Class A common stock or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause our Class A common stock price or trading volume to decline.
Fulfilling our obligations incident to being a public company, including compliance with the Exchange Act and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, will be expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.
In connection with the completion of our IPO, we became a public company. As a public company, we are subject to the reporting, accounting and corporate governance requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) that apply to issuers of listed equity, which impose certain significant compliance requirements, costs and obligations upon us. The changes necessitated by being a publicly listed company and ongoing compliance with these rules and regulations require a significant commitment of additional resources and management oversight, which increases our operating costs and could divert our management and personnel from other business concerns. Further, to continue to comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff or other associates to help meet our obligations.
The Sarbanes-Oxley Act requires us, among other things, to maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
In addition, our internal resources and personnel may in the future be insufficient to avoid accounting errors, and our auditors may identify deficiencies, significant deficiencies or material weaknesses in our internal control environment in the future. Any failure to develop or maintain effective controls or any difficulties encountered implementing required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. As a public company, we are required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose, but we are not required to provide an annual management report on the effectiveness of our internal control over financial reporting until our second Annual Report on
Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until we cease to be a non-accelerated
filer. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting in our Annual Report on Form
10-K
for fiscal 2022. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material adverse effect on our business, financial position, results of operations and cash flows.
The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could materially and adversely affect our business, financial position, results of operations and cash flows. Failure to comply with the requirements of being a public company could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and there could be a material adverse effect on our business, financial position, results of operations and cash flows.

Following the completion of this offering, the CD&R Investors will continue to control us and may have conflicts of interest with other stockholders.
Following the completion of this offering, the CD&R Investors will beneficially own shares of our common stock representing approximately 69.9% of the combined voting power of our common stock through its ownership of Class A common stock and Class B common stock. As a result, the CD&R Investors will continue to have sufficient voting power without the consent of our other stockholders to be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could reduce the market price of our Class A common stock.
Because the CD&R Investors’ interests may differ from your interests, actions the CD&R Investors take as our controlling stockholders may not be favorable to you. For example, the concentration of voting power held by the CD&R Investors could delay, defer or prevent a change of control of us, impede a merger, takeover or other business combination that another stockholder may otherwise view favorably or cause us to enter into transactions or agreements that are not in the best interests of all stockholders. Other potential conflicts could arise, for example, over matters such as associate retention or recruiting, or our dividend policy.
Furthermore, as long as the CD&R Investors continue to beneficially own shares of our common stock representing at least 50% of the total voting power of the outstanding shares of our common stock, the CD&R Investors will be able to determine the outcome of corporate actions requiring stockholder approval, including the election of the members of our board of directors and the approval of significant corporate transactions, such as mergers and the sale of substantially all of our assets. Even if the CD&R Investors cease to beneficially own shares of our common stock representing at least 50% of the total voting power of the outstanding shares of our common stock, they will likely still be able to assert significant influence over our board of directors and certain corporate actions. Following the completion of this offering, the CD&R Investors will continue to have the right to designate for nomination for election to our board of directors at least a majority of our directors and to designate the Chair of our board of directors as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 50% and 25%, respectively, of the total voting power of the outstanding shares of our common stock and our other equity securities. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”
Under our Certificate of Incorporation, the CD&R Investors and their affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the CD&R Investors and their affiliates, have no obligation to offer us corporate opportunities.
The policies relating to corporate opportunities and transactions with the CD&R Investors set forth in our Certificate of Incorporation address potential conflicts of interest between Core & Main, on the one hand, and the CD&R Investors and their respective officers, directors, employees, members or partners who are directors or officers of our company, on the other hand. In accordance with those policies, the CD&R Investors may pursue corporate opportunities, including acquisition opportunities that may be complementary to our business, without offering those opportunities to us. By becoming a stockholder in Core & Main, you will be deemed to have notice of and have consented to these provisions of our Certificate of Incorporation. Although these provisions are designed to resolve conflicts between us and the CD&R Investors and their affiliates fairly, conflicts may not be resolved in our favor or be resolved at all.

Future offerings of debt, Class A common stock, equity securities which would rank senior to our Class A common stock or other securities convertible or exchangeable into common or preferred stock, in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise, may result in dilution to owners of our Class A common stock and/or may adversely affect the market price of our Class A common stock.
If, in the future, we decide to issue debt or equity securities that rank senior to our Class A common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Issuing additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our stockholders or reduce the market price of our Class A common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors outside our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings, reducing the market price of our Class A common stock or diluting the value of their stock holdings in us.
In addition, in the future, we may issue additional shares of Class A common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our Class A common stock in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our Class A common stock to decline.
Anti-takeover provisions in our Certificate of Incorporation and
By-laws
could discourage, delay or prevent a change of control of our company and may affect the trading price of our Class A common stock.
Our Certificate of Incorporation and
By-laws
include a number of provisions that may discourage, delay or prevent a change in our management or control over us even if our stockholders might consider such changes to be favorable. For example, our Certificate of Incorporation and
By-laws
collectively:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•
provide for a classified board of directors, which divides our board of directors into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

•
limit the ability of stockholders to remove directors if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•	provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

•
prohibit stockholders from calling special meetings of stockholders if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•
prohibit stockholder action by consent in writing or electronic transmission, thereby requiring all actions to be taken at a meeting of the stockholders, if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•
opt out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, or any successor provision to Section 203, until Section 203 by its terms would, but for the applicable provisions of our Certificate of Incorporation, apply to us and the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 5% of the total voting power of the outstanding shares of our common stock;

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

•
require the approval of holders of at least 66 2/3% of the voting power of the outstanding shares of our common stock then entitled to vote thereon to amend our
By-laws
and certain provisions of our Certificate of Incorporation if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our Class A common stock offered by a bidder in a takeover context or from changing our management and board of directors. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and
By-Laws.”
Our Certificate of Incorporation and
By-laws
may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of the total voting power that the CD&R Investors will continue to have following this offering, could limit the price that investors might be willing to pay in the future for shares of our Class A common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.
We could be the subject of securities class action litigation due to future stock price volatility, which could divert management’s attention and materially and adversely affect our business, financial position, results of operations and cash flows.
The stock market in general, and market prices for the securities of companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our operating performance. In certain situations in which the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. We may be a target of this type of litigation in the future. The defense and disposition of litigation of this type could result in substantial costs and divert resources and the time and attention of our management, which could materially and adversely affect our business, financial position, results of operations and cash flows.
We do not intend to pay dividends on our Class A common stock for the foreseeable future and, consequently, your ability to achieve a return on your investment depends on appreciation in the price of our Class A common stock.
We do not intend to declare and pay dividends on our Class A common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs and for general corporate purposes. Therefore, you are not likely to receive any dividends on your Class A common stock for the foreseeable future, and the success of an investment in shares of our common stock depends upon any future appreciation in their value. There is no guarantee that shares of our Class A common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. Payments of dividends, if any, are at the sole discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal and tax restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our Class A common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends. Further, the agreements governing our subsidiaries’ debt agreements significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us, and we may enter into other debt agreements or borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our Class A common stock. In addition, Delaware law imposes additional requirements that may restrict our ability to pay dividends to holders of our Class A common stock.
We expect to continue to be a “controlled company” within the meaning of the NYSE listing standards and, as a result, we will qualify for, and currently intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.
After the completion of this offering, the CD&R Investors will continue to control a majority of the voting power of our outstanding common stock. Accordingly, we expect to continue to be a “controlled company” within the meaning of corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that our Nominating and Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the Nominating and Governance and Compensation Committees.

Following this offering, we currently intend to continue to utilize the exemptions from the requirements that a majority of our board of directors consist of independent directors and that each of the Nominating and Governance Committee and Compensation Committee be composed entirely of independent directors. As a result, a majority of our board of directors will not consist of independent directors, and each of our Nominating and Governance Committee and Compensation Committee will not consist entirely of independent directors. Consequently, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.
At such time as the CD&R Investors no longer control a majority of the voting power of our outstanding Class A common stock, we will no longer be a “controlled company” within the meaning of rules. However, we may continue to rely on exemptions from certain corporate governance requirements during a one-year
transition period.
At such time as the CD&R Investors no longer control a majority of the voting power of our outstanding Class A common stock, we will no longer be a “controlled company” within the meaning of the NYSE corporate governance standards. The NYSE rules require that we (i) have a majority of independent directors on our board of directors within one year of the date we no longer qualify as a “controlled company,” (ii) have at least one independent director on each of the Compensation and Nominating and Governance Committees on the date we no longer qualify as a “controlled company,” have at least a majority of independent directors on each of the Compensation and Nominating and Governance Committees within 90 days of such date and that the Compensation and Nominating and Governance Committees be composed entirely of independent directors within one year of such date and (iii) perform an annual performance evaluation of the Nominating and Governance and Compensation Committees. During this transition period, we may continue to utilize the exemptions from certain corporate governance requirements as permitted by the NYSE rules. Accordingly, during the transition period, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Furthermore, a change in our board of directors and committee membership may result in a change in corporate strategy and operation philosophies, and may result in deviations from our current strategy.
Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action, suit or proceeding asserting a claim arising out of or pursuant to or seeking to enforce any right, obligation or remedy under any provision of our Certificate of Incorporation or our
By-laws
(as either may be amended or restated) or the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, in each case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. It is possible that a court could find that the exclusive forum provisions described above are inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. As permitted by Delaware law, our Certificate of Incorporation provides that, unless we consent in writing to the election of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our Certificate of Incorporation related to choice of forum. The choice of forum provision in our Certificate of Incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which could discourage lawsuits with respect to such claims. Additionally, a court could determine that the exclusive forum provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of our Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial position, results of operations and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements.” Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, our financial position, results of operations, cash flows, prospects and growth strategies.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•	declines, volatility and cyclicality in the U.S. residential and non-residential construction markets;

•	slowdowns in municipal infrastructure spending and delays in appropriations of federal funds;

•	price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell;

•	the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us;

•	general business and economic conditions;

•	risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully;

•	the impact of seasonality and weather-related impacts, including natural disasters or similar extreme weather events;

•	the fragmented and highly competitive markets in which we compete and consolidation within our industry;

•	our ability to competitively bid for municipal contracts;

•	the development of alternatives to distributors of our products in the supply chain;

•	our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management;

•
our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated;

•	the availability and cost of freight and energy, such as fuel;

•	the ability of our customers to make payments on credit sales;

•	our ability to identify and introduce new products and product lines effectively;

•	our ability to manage our inventory effectively, including during periods of supply chain disruptions;

•	costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements;

•	regulatory change and the costs of compliance with regulation;

•	exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings;

•	potential harm to our reputation;

•	difficulties with or interruptions of our fabrication services;

•	safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes;

•	impairment in the carrying value of goodwill, intangible assets or other long-lived assets;

•	the domestic and international political environment with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints;

•	our ability to operate our business consistently through highly dispersed locations across the United States;

•	interruptions in the proper functioning of our IT systems, including from cybersecurity threats;

•	risks associated with raising capital;

•	our ability to continue our customer relationships with short-term contracts;

•	changes in vendor rebates or other terms of our vender agreements;

•	risks associated with exporting our products internationally;

•	our ability to renew or replace our existing leases on favorable terms or at all;

•	our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses;

•	our substantial indebtedness and the potential that we may incur additional indebtedness;

•	the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Holdings and the Tax Receivable Agreements;

•	increases in interest rates and the impact of transitioning from LIBOR as the benchmark rate in contracts;

•	changes in our credit ratings and outlook;

•	our ability to generate the significant amount of cash needed to service our indebtedness;

•	our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant;

•	our ability to sustain an active, liquid trading market for our Class A common stock;

•	the significant influence the CD&R Investors have over us and potential conflicts between the interests of the CD&R Investors and other stockholders; and

•	risks related to other factors discussed under “Risk Factors” in this prospectus.
You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward- looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

ORGANIZATIONAL STRUCTURE
The Reorganization Transactions
In connection with the IPO, we completed the following transactions:

•	the formation of Core & Main, Inc. as a Delaware corporation to function as the direct and indirect parent of Holdings and a publicly traded entity;

•
the amendment and restatement of the limited partnership agreement of Holdings to, among other things first, modify the capital structure of Holdings and second, admit Core & Main as the general partner and a limited partner of Holdings; and

•
Core & Main’s acquisition of the Partnership Interests held by certain Former Limited Partners, including pursuant to the Blocker Mergers (as defined below), and the issuance of Class A common stock to the Former Limited Partners pursuant to the Blocker Mergers.

In connection with the Reorganization Transactions, on July 22, 2021, we entered into a master reorganization agreement (the “Master Reorganization Agreement”) with Holdings, the Continuing Limited Partners, the Blocker Companies (as defined below), CD&R Waterworks Holdings GP, Ltd. (“CD&R Waterworks Holdings GP”), CD&R Associates X Waterworks, L.P. (“CD&R Associates X”), CD&R WW Holdings, L.P., Core & Main GP, LLC, CD&R Plumb Buyer, LLC, CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P., CD&R WW, LLC, Brooks Merger Sub 1, Inc. and Brooks Merger Sub 2, Inc. Pursuant to the Master Reorganization Agreement, the Former Limited Partners received Partnership Interests in exchange for their indirect ownership interests in Holdings and exchanged these Partnership Interests for shares of Class A common stock of Core & Main prior to the consummation of the IPO.
We refer to the foregoing transactions as the “Reorganization Transactions.”
We used all of the net proceeds we received from the IPO (including from the full exercise of the underwriters’ option to purchase 5,232,558 additional shares of Class A common stock) to purchase 160,067,161 newly issued Partnership Interests from Holdings. Accordingly, Core & Main holds a number of Partnership Interests equal to the total number of shares of Class A common stock that it has issued, including (i) shares of Class A common stock issued to the Former Limited Partners in exchange for Partnership Interests, (ii) shares of Class A common stock issued in the IPO and (iii) shares of Class A common stock issued pursuant to the underwriters’ option to purchase additional shares of Class A common stock in connection with the IPO.
Organizational Structure Following the IPO and the Reorganization Transactions
Core & Main is a holding company, and its sole material asset is its ownership interest in Holdings, a portion of which is held indirectly through CD&R WW, LLC. Holdings has no operations and no material assets of its own other than its indirect ownership interest in Midco, which is a holding company with no operations and no material assets of its own other than its ownership interest in Core & Main and Opco GP, the general partner of Opco. As Core & Main has a majority economic interest in Holdings and because Core & Main is the general partner of Holdings, Core & Main operates and controls all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conducts our business. Accordingly, Core & Main consolidates Holdings on its consolidated financial statements and records a non-controlling
interest related to the Partnership Interests held by the Continuing Limited Partners on its consolidated statements of operations and comprehensive income.

In connection with the consummation of the Reorganization Transactions and the IPO, the Former Limited Partners received Class A common stock in exchange for their Partnership Interests in Holdings, including as a result of the Blocker Mergers. In addition, in connection with the Reorganization Transactions, Holdings distributed shares of Class B common stock held by it to the Continuing Limited Partners, the Blocker Companies, CD&R Waterworks Holdings GP and CD&R Associates X. As a result of the Reorganization Transactions, each Continuing Limited Partner holds one share of Class B common stock for each Partnership Interest that it holds. Further, in connection with the consummation of the Reorganization Transactions and the IPO, the Continuing Limited Partners received Partnership Interests in exchange for their existing direct ownership interest in Holdings. Subject to the terms of the Exchange Agreement, the Continuing Limited Partners (or certain of their permitted transferees) are entitled to exchange Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of Class A common stock or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged.
Core & Main has two classes of common stock outstanding: Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters presented to our stockholders generally. The Continuing Limited Partners hold all of the shares of our Class B common stock outstanding. The shares of Class B common stock have no right to dividends or distributions from Core & Main, whether in cash or stock, but entitle the holder to one vote per share on matters presented to the stockholders of Core & Main. The Class B common stock entitles each Continuing Limited Partner to a number of votes that is equal to the aggregate number of Partnership Interests of Holdings that it holds and has not transferred to Core & Main in accordance with the Exchange Agreement, or otherwise forfeited in accordance with the Amended and Restated Limited Partnership Agreement (as defined below). The principal investors that comprise the Continuing Limited Partners are CD&R Waterworks Holdings, which holds Partnership Interests and shares of Class B common stock through a wholly-owned subsidiary, and Management Feeder, which holds Class B common stock and Partnership Interests on behalf of all of our executive officers, as well as other employees of the Company, who indirectly own our Class B common stock and Partnership Interests of Holdings through their ownership of common units of Management Feeder. However, Holdings may in the future admit additional limited partners, in connection with an acquisition or otherwise. The Continuing Limited Partners are not entitled to shares of Class B common stock solely as a result of their admission as limited partners. However, we may in the future issue shares of Class B common stock to one or more limited partners of Holdings to whom Partnership Interests are also issued, for example, in connection with the contribution of assets to Holdings by such limited partner. Accordingly, as a holder of both Partnership Interests and Class B common stock, any such holder of Class B common stock would be entitled to a number of votes equal to the number of Partnership Interests held by it. If at any time the ratio at which Partnership Interests are exchangeable for shares of our Class A common stock changes from one-for-one
as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” for example, as a result of conversion rate adjustments for stock splits, stock dividends or reclassifications, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

The diagram below provides a simplified overview of our organizational structure immediately following this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders in this offering):

Incorporation of Core & Main
Core & Main was incorporated as a Delaware corporation on April 9, 2021 for the purpose of facilitating the IPO and other related transactions in order to carry on the business of Holdings and its consolidated subsidiaries. The Certificate of Incorporation authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms and rights described in “Description of Capital Stock.”
Blocker Mergers
In connection with the Reorganization Transactions and the IPO, Core & Main formed merger subsidiaries which merged with and into certain entities that were treated as corporations for U.S. federal income tax purposes (the “Blocker Companies”), with such Blocker Companies surviving the mergers. The surviving entities then merged with and into Core & Main (together, the “Blocker Mergers”). In connection with the Blocker Mergers, the Former Limited Partners, as the owners of the applicable Blocker Companies, received shares of newly issued Class A common stock, and the Class B common stock owned by the applicable Blocker Companies was retired.

Amendment and Restatement of Limited Partnership Agreement of Holdings
In connection with the Reorganization Transactions, the limited partnership agreement of Holdings was amended and restated to, among other things, first, modify the capital structure of Holdings and second, admit us as the general partner and a limited partner of Holdings (the “Amended and Restated Limited Partnership Agreement”). As the general partner of Holdings, we operate and control all of the business and affairs of Holdings and, through Holdings and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated Limited Partnership Agreement, we cannot, under any circumstances, be removed as the sole general partner of Holdings except by our election.
The Certificate of Incorporation and the Amended and Restated Limited Partnership Agreement require that (i) we at all times maintain a ratio of one Partnership Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one
ratio between the number of shares of Class A common stock issued by us and the number of Partnership Interests owned by us and (y) a one-to-one
ratio between the number of shares of Class B common stock owned by the Continuing Limited Partners (or their permitted assigns) and the number of Partnership Interests owned by the Continuing Limited Partners (or their permitted assigns). This construct is intended to result in the Continuing Limited Partners having voting interests in Core & Main that are identical to Continuing Limited Partners’ percentage economic interest in Holdings.
Pursuant to the Amended and Restated Limited Partnership Agreement, as general partner, Core & Main has the right to determine when distributions, other than tax distributions and distributions to fund our payments under the Tax Receivable Agreements, will be made by Holdings to holders of Partnership Interests and the amount of any such distributions. If a distribution (other than a tax distribution or a distribution to allow us to fund our payments under the Tax Receivable Agreements (as defined below)) is authorized, generally such distribution will be made to the holders of Partnership Interests (which is currently only the Continuing Limited Partners and Core & Main)
pro rata
in accordance with the percentages of their respective Partnership Interests. The holders of Partnership Interests, including Core & Main, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Holdings. The Amended and Restated Limited Partnership Agreement provides that Holdings, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as “tax distributions,” to the holders of Partnership Interests.
See “Certain Relationships and Related Party Transactions—Amended and Restated Limited Partnership Agreement of Holdings.”
Exchange Agreement
In connection with the Reorganization Transactions, on July 22, 2021, we and the Continuing Limited Partners entered into an exchange agreement (as amended, the “Exchange Agreement”) under which the Continuing Limited Partners (or certain of their permitted transferees) have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one
basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement also provides that in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence. Future partner distributions and the number of shares issuable pursuant to such provision of the Exchange Agreement will fluctuate based on a number of factors, including our financial performance, the actual tax rates applied to the applicable Continuing Limited Partners (or their permitted transferees), any changes in tax rates or tax laws and future share prices for our Class A common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—CARES Act.” Unless our board of directors elects to settle these obligations in cash pursuant to the terms of the Exchange Agreement, we expect that these arrangements will result in a substantial number of additional shares of Class A common stock being issued to the Continuing Limited Partners. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Certain Relationships and Related Party Transactions—Amended and Restated Limited Partnership Agreement of Holdings” for further information on tax distributions.
As a holder exchanges Partnership Interests with Core & Main for shares of Class A common stock, the number of Partnership Interests held by Core & Main will be correspondingly increased as Core & Main acquires the exchanged Partnership Interests and, if applicable, issues additional shares of Class A common stock to such holder on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements. Shares of our Class B common stock will be retired on a one-for-one
basis as Partnership Interests are exchanged for shares of our Class A common stock. The Exchange Agreement provides that a holder of Partnership Interests will not have the right to exchange Partnership Interests if Core & Main determines that such exchange would be prohibited by law or regulation or would violate other agreements with Core & Main or its subsidiaries to which the holder of Partnership Interests may be subject. Core & Main may refuse to honor any request to effect an exchange if it determines such exchange would pose a material risk that Holdings would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. Notwithstanding the foregoing, the Continuing Limited Partners are generally permitted to exchange Partnership Interests, subject to the terms of the Exchange Agreement. Any fractional shares of Class A common stock issuable upon exchanges of Partnership Interests and corresponding shares of Class B common stock will be settled in cash.
See “Certain Relationships and Related Party Transactions—Exchange Agreement.”
Management Feeder and Unit Appreciation Rights
In connection with the Reorganization Transactions, vested Profits Units of Management Feeder were converted into a number of common units of the recapitalized Management Feeder with a fair market value at the time of the Reorganization Transactions equal to the liquidation value of the Profits Units at such time, based on the price of a share of Class A common stock to the public in the IPO. The Profits Units of Management Feeder that were unvested at the time of conversion were converted into restricted common units that are subject to time-vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested Profits Units immediately prior to the conversion in the Reorganization Transactions. Similarly, in the Reorganization Transactions, profits units of Holdings held by Management Feeder (which relate to Profits Units held by our employees and directors) were converted into corresponding Partnership Interests of the recapitalized Holdings. The Partnership Interests that were so converted from unvested profits units of Holdings are subject to the same vesting periods, as applicable.

The shares of Class B common stock held by Holdings were distributed proportionately to holders of Partnership Interests of Holdings, including Management Feeder. Under the terms of the Exchange Agreement, as described in “—Exchange Agreement,” Management Feeder, as a Continuing Limited Partner, and its permitted transferees, have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests in Holdings, together with the retirement of a corresponding number of shares of Class B common stock of Core & Main, for shares of Class A common stock of Core & Main on a one-for-one
basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and any additional shares of Class A common stock issued to them on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements as described further under “—Exchange Agreement.” Pursuant to the limited liability company agreement of Management Feeder, the directors, executive officers and other employees of the Company who hold common units in Management Feeder have the right, subject to certain conditions, to elect for Management Feeder to redeem a number of vested common units held by them in exchange for a corresponding number of Partnership Interests and shares of Class B common stock held by Management Feeder and will, as a result of such transfer, become a Continuing Limited Partner with the right to exchange their Partnership Interests and shares of Class B common stock for shares of Class A common stock pursuant to the terms of the Exchange Agreement as described in the foregoing sentence. Such individuals, as Continuing Limited Partners, will also have the right to participate in cash payments made under the Continuing Limited Partner Tax Receivable Agreement in respect of any Partnership Interests exchanged for Class A common stock.
In connection with the Reorganization Transactions, outstanding Holdings unit appreciation rights were converted into stock appreciation rights denominated in Class A common stock and were further adjusted to reflect the recapitalization of Holdings. The converted stock appreciation rights are subject to time-vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested unit appreciation rights immediately prior to the conversion in the Reorganization Transactions. Any vested stock appreciation rights that are exercised will be settled for shares of Class A common stock or a cash payment equal to the value of such shares of Class A common stock at the time of exercise.
IPO-Related
Transactions
We used all of the net proceeds we received from the IPO (including from the full exercise of the underwriters’ option to purchase 5,232,558 additional shares of Class A common stock) to purchase 160,067,161 newly issued Partnership Interests from Holdings. The Continuing Limited Partners own the remaining outstanding Partnership Interests. As Continuing Limited Partners exchange their Partnership Interests, those Partnership Interests thereafter will be owned by Core & Main and Core & Main’s interest in Holdings will be correspondingly increased. The corresponding shares of Class B common stock held by Continuing Limited Partners will be retired in connection with such exchanges. See “Certain Relationships and Related Party Transactions—Master Reorganization Agreement.”
Our organizational structure allows the Continuing Limited Partners to retain their equity ownership in Holdings, a Delaware limited partnership that is classified as a partnership for U.S. federal income tax purposes, in the form of Partnership Interests. Investors in Core & Main, including investors in this offering, by contrast, hold their equity ownership in Core & Main, a Delaware corporation, in the form of shares of Class A common stock. The Continuing Limited Partners, like Core & Main, will incur U.S. federal, state, and local income taxes on their proportionate share of any taxable income of Holdings.
The Continuing Limited Partners also hold shares of Class B common stock of Core & Main. Although those shares have no economic rights, they allow the Continuing Limited Partners to exercise voting power over Core & Main at a level that is equal to their overall equity ownership of our business.

Under our Certificate of Incorporation, each holder of Class B common stock is entitled to one vote for each share of Class B common stock held by such holder on all matters presented to stockholders of Core & Main. When the Continuing Limited Partners exchange their Partnership Interests for shares of our Class A common stock or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, an equivalent number of shares of Class B common stock will be retired. See “Description of Capital Stock—Common Stock—Class B Common Stock.”
Tax Receivable Agreements
Holders of Partnership Interests other than Core & Main may, subject to certain conditions and transfer restrictions applicable to such holders as set forth in the Amended and Restated Limited Partnership Agreement and the terms of the Exchange Agreement, exchange their Partnership Interests for Class A common stock, together with the retirement of a corresponding number of shares of our Class B common stock, generally on a one-for-one
basis. The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Holdings or other similar tax benefits. These increases in tax basis or benefits may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of taxes that Core & Main would otherwise be required to pay in the future, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge. In the event of a successful challenge, prior payments under the applicable Tax Receivable Agreements will not be reimbursed but any such detriment will generally be taken into account as a reduction in future payments due under the applicable Tax Receivable Agreement. As we might not determine that an excess cash payment has been made for a number of years, we could make payments under the Tax Receivable Agreements, as described below, in excess of the tax savings that we realize in respect of the tax attributes that are the subject of such Tax Receivable Agreement. See “Risk Factors—Risks Related to Our Organizational Structure—We will not be reimbursed for any payments made under the Tax Receivable Agreements in the event that any tax benefits are disallowed.”
In connection with the consummation of the Reorganization Transactions and the IPO, we entered into the Continuing Limited Partners Tax Receivable Agreement with the Continuing Limited Partners, which provides for the payment by Core & Main to the Continuing Limited Partners or their permitted transferees of 85% of the benefits, if any, that Core & Main realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entering into the Continuing Limited Partner Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partner Tax Receivable Agreement. In addition, in connection with the consummation of the Reorganization Transactions and the IPO, we entered into the Former Limited Partners Tax Receivable Agreement with the Former Limited Partners, which provides for the payment by us to certain Former Limited Partners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits. Payments under the Tax Receivable Agreements are not conditioned on any holder’s continued ownership of Partnership Interests or our common stock after the IPO.

Actual increases in tax basis, as well as the actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, future tax rates and the amount and timing of our taxable income. For certain estimates relating to payments in connection with the Tax Receivable Agreements, see Note 2 to the Unaudited Pro Forma Consolidated Financial Statements.
Each Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, nonpayment for a specified period which constitutes a material breach of a material obligation under such Tax Receivable Agreement, or if, at any time, we elect an early termination of such Tax Receivable Agreement, then our obligations, or our successor’s obligations, under such Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to such Tax Receivable Agreements, which may accelerate any payments due under such Tax Receivable Agreement. In each case, such payments may be (i) greater than the specified percentage of the actual tax benefits ultimately realized under such Tax Receivable Agreement or (ii) made significantly in advance of the actual realization of future tax benefits. See “Risk Factors—Risks Related to Our Organizational Structure—We will not be reimbursed for any payments made under the Tax Receivable Agreements in the event that any tax benefits are disallowed” and “Risk Factors—Risks Related to Our Organizational Structure—In certain cases, payments under the Tax Receivable Agreements to Continuing Limited Partners or Former Limited Partners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreements.”
Holding Company Structure
Core & Main is a holding company, and its sole material asset is our direct and indirect ownership interest in Holdings, which also is a holding company and has the sole equity interests in our operating subsidiaries. Because Core & Main is the general partner of Holdings, we indirectly operate and control all of the business and affairs (and consolidate the financial results) of Holdings and its subsidiaries. The ownership interest of the Continuing Limited Partners is reflected as a non-controlling
interest in Core & Main’s condensed consolidated financial statements.

USE OF PROCEEDS
The selling stockholders are selling all of the Class A common stock being sold in this offering, including any shares of Class A common stock sold upon the exercise of the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our Class A common stock being sold in this offering. We will bear the costs associated with the sale of the shares in this offering by the selling stockholders, other than underwriting discounts and commissions. See “Underwriting” and “Principal and Selling Stockholders.”

DIVIDEND POLICY
We do not currently expect to declare or pay dividends on our Class A common stock for the foreseeable future. Instead, we currently intend to use our future earnings, if any, to service debt, fund our growth, develop our business, fund working capital needs and for general corporate purposes. Any future determination to pay dividends on our Class A common stock will be subject to the discretion of our board of directors and depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. Investors should not purchase our Class A common stock with the expectation of receiving cash dividends.
Furthermore, we are a holding company and have no material assets other than our direct and indirect ownership of Holdings. Our ability to pay cash dividends depends on the payment of distributions by our current and future subsidiaries, including Holdings, which is also a holding company whose ability to pay cash dividends depends on the payment of distributions by its current and future subsidiaries, including Opco. Such distributions may be restricted as a result of state law regarding distributions by a limited partnership to its partners or contractual agreements, including any future agreements governing their indebtedness. Under the Florida Revised Uniform Limited Partnership Act of 2005, as amended, Opco, as a Florida limited partnership, is generally prohibited from making a distribution to its partners to the extent that, at the time of the distribution, after giving effect to the distribution, (i) Opco would not be able to pay its debts as they become due in the ordinary course of Opco’s activities or (ii) the assets of Opco would be less than the sum of its total liabilities plus the amount that would be needed, if Opco were to be dissolved, wound up and terminated at the time of the distribution, to satisfy any preferential rights of partners that are superior to those receiving the distribution. Under the Delaware Revised Uniform Limited Partnership Act, as amended, Holdings, as a Delaware limited partnership, is generally prohibited from making a distribution to its partners to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of Holdings (with certain exceptions) would exceed the fair value of its assets. Based on its balance sheet at October 31, 2021 and the historical book value of its assets and liabilities, Opco would have been able to distribute approximately $1,593.3 million to its partners, which represents the amount of Opco’s total assets in excess of the amount of total liabilities. Based on its balance sheet at October 31, 2021 and the historical book value of its assets and liabilities, Holdings would have been able to distribute approximately $1,589.4 million to its partners, which represents the amount of Holdings’ total assets in excess of the amount of total liabilities.
In addition to the foregoing restrictions on distributions under state law, our ability to pay dividends to holders of our Class A common stock is significantly limited as a practical matter insofar as we may seek to pay dividends out of funds made available to us by Holdings or its subsidiaries because the ABL Credit Agreement and the Term Loan Credit Agreement (each as defined in “Description of Certain Indebtedness”) restrict the ability of Opco to make distributions to Holdings. See “Description of Certain Indebtedness” and Note 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends.
Holders of our Class B common stock do not have any right to receive dividends, or to receive a distribution upon our liquidation, dissolution or winding-up,
with respect to their Class B common stock.

CAPITALIZATION
The following table sets forth the consolidated cash and cash equivalents and capitalization for Core & Main as of October 31, 2021:

•	on an actual historical basis; and

•
on a pro forma basis after giving effect to this offering and assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from the selling stockholders in this offering.

You should read this table in conjunction with “Prospectus Summary—Summary Historical and Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	As of October 31, 2021 (Dollars in millions, except share amounts)
	Actual	Unaudited Pro Forma
Cash and cash equivalents	$4.9	$4.9

Debt:
Senior Term Loan Facility(a)	1,496.3	1,496.3
Senior ABL Credit Facility(b)	–	–

Total debt	1,496.3	1,496.3
Equity:
Class A common stock, $0.01 par value per share: 1,000,000,000 shares authorized; 160,067,161 shares issued and outstanding, actual; 167,522,403 shares issued and outstanding on a pro forma basis	1.6	1.7
Class B common stock, $0.01 par value per share: 500,000,000 shares authorized; 85,853,383 shares issued and outstanding, actual; 78,398,141 shares issued and outstanding on a pro forma basis(c)	0.9	0.8
Additional paid-in capital	1,168.7	1,211.7
Retained earnings	44.4	43.2
Accumulated other comprehensive income	7.7	7.7
Non-controlling interests(d)	535.4	487.4

Total stockholders’ equity	1,758.7	1,752.5

Total capitalization	$3,255.0	$3,248.8

(a)
Represents the amounts outstanding under the Senior Term Loan Facility and does not reflect unamortized discount and debt issuance costs. See “Description of Certain Indebtedness—Senior Term Loan Facility.”

(b)
Provides for an asset-based revolving credit facility of Opco in the amount of up to $850.0 million under the Senior ABL Credit Facility, subject to borrowing base availability. As of October 31, 2021, Opco had approximately $9.0 million in letters of credit outstanding and no borrowings under the Senior ABL Credit Facility. See “Description of Certain Indebtedness—Senior ABL Credit Facility.”

(c)	The shares of Class B common stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of Core & Main are entitled to vote generally.
(d)
Core & Main’s capitalization includes the Partnership Interests not owned by Core & Main, which represent 34.1% (31.0% on a pro forma basis) of Holdings’ outstanding common equity. Core & Main holds a controlling interest in Holdings, representing the remaining 65.9% (69.0% on a pro forma basis) of the economic interests in Holdings.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma consolidated balance sheet as of October 31, 2021 presents Core & Main’s consolidated financial position to reflect this offering. The unaudited pro forma consolidated statements of operations for the nine months ended October 31, 2021 and the fiscal year ended January 31, 2021 present Core & Main’s results of operations to reflect the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and this offering, including the following:

•
the sale and issuance of 34,883,721 shares of our Class A common stock and the receipt of net proceeds of approximately $663.7 million, based on the initial public offering price of $20.00 per share in the IPO, after deducting underwriting discount and commissions;

•	the redemption of all $300.0 million aggregate principal amount of the Senior 2024 Notes;

•	the redemption of all $750.0 million aggregate principal amount of the Senior 2025 Notes;

•
the repayment of $1,257.8 million outstanding under the Prior Term Loan Facility, plus accrued and unpaid interest, and settlement of the interest rate swap associated with the Prior Term Loan Facility;

•	the amendment of the terms of the Term Loan Credit Agreement to enter into the $1,500.0 million Senior Term Loan Facility;

•
the amendment of the terms of the ABL Credit Agreement to increase the aggregate amount of commitments by $150.0 million to $850.0 million overall and extend the maturity date from July 2024 to July 2026;

•
the sale and issuance of 5,232,558 shares of our Class A common stock in the IPO Overallotment Option Exercise and the receipt of net proceeds of approximately $99.5 million, based on the initial public offering price of $20.00 per share in the IPO, after deducting underwriting discount and commissions; and

•
the sale of shares of our Class A common stock by the selling stockholders, including the exchange of Partnership Interests (together with the retirement of a corresponding number of shares of Class B common stock by the Continuing Limited Partners immediately prior to this offering), in this offering.

The unaudited pro forma consolidated statements of operations for the nine months ended October 31, 2021 and the fiscal year ended January 31, 2021 assume the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and this offering were completed on February 3, 2020. The unaudited pro forma consolidated balance sheet as of October 31, 2021 assumes this offering was completed on October 31, 2021.
The unaudited pro forma consolidated financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses” based on the assumptions and adjustments as described in the notes to the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent Core & Main’s consolidated results of operations or consolidated financial position that would actually have occurred had the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and this offering been consummated on the dates assumed or to project our consolidated results of operations or consolidated financial position for any future date or period. We believe the assumptions and adjustments provide a reasonable basis for presenting the significant effects of the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and this offering and are properly applied in the unaudited pro forma consolidated financial statements. Therefore, the actual adjustments to our financial statements arising from this offering will differ from the pro forma adjustments, and the differences may be material.

The historical consolidated statements of operations data presented below for the nine months ended October 31, 2021 and the consolidated balance sheet data presented below as of October 31, 2021 have been derived from the unaudited condensed consolidated financial statements of Core & Main included elsewhere in this prospectus. The historical consolidated statements of operations data presented below for the fiscal year ended January 31, 2021 has been derived from the audited consolidated financial statements of Core & Main included elsewhere in this prospectus.
The unaudited pro forma consolidated financial information should be read together with the sections titled “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data,” “Organizational Structure,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 31, 2021

	Core & Main, as reported	Offering Adjustments			Core & Main Pro Forma
	(dollars in millions, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$4.9	$			$4.9
Receivables, net	946.1				946.1
Inventories	721.2				721.2
Prepaid expenses and other current assets	24.7				24.7

Total current assets	1,696.9				1,696.9
Property, plant and equipment, net	90.7				90.7
Operating lease right–of–use assets	158.7				158.7
Intangible assets, net	899.3				899.3
Goodwill	1,515.4				1,515.4
Other assets	19.8				19.8

Total assets	$4,380.8		$—		$4,380.8

LIABILITIES
Current liabilities:
Current maturities of long-term debt	$15.0	$			$15.0
Accounts payable	613.3		1.2	(1)	614.5
Accrued compensation and benefits	97.6				97.6
Current operating lease liabilities	48.7				48.7
Other current liabilities	68.0				68.0

Total current liabilities	842.6		1.2		843.8
Long–term debt	1,459.0				1,459.0
Non–current operating lease liabilities	110.1				110.1
Deferred income taxes	97.7		(63.5)	(2)	34.2
Payable to related parties pursuant to Tax Receivable Agreements	91.8		68.5	(2)	160.3
Other liabilities	20.9				20.9

Total liabilities	2,622.1		6.2		2,628.3
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 1,000,000,000 shares authorized, 160,067,161 shares issued and outstanding, actual; 167,522,403 shares issued and outstanding on a pro forma basis	1.6		0.1	(3)	1.7
Class B common stock, $0.01 par value per share, 500,000,000 shares authorized, 85,853,383 shares issued and outstanding, actual; 78,398,141 shares issued and outstanding on a pro forma basis	0.9		(0.1)	(3)	0.8
Additional paid–in capital	1,168.7		43.0	(4)	1,211.7
Retained earnings	44.4		(1.2)	(1)	43.2
Accumulated other comprehensive income	7.7				7.7

Total stockholders’ equity attributable to Core & Main, Inc.	1,223.3		41.8		1,265.1
Non-controlling interests	535.4		(48.0)	(5)	487.4

Total stockholders’ equity	1,758.7		(6.2)		1,752.5

Total liabilities and stockholders’ equity	$4,380.8		$—		$4,380.8

See the accompanying notes to the unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED OCTOBER 31, 2021

	Core & Main, as reported	Reorganization Transactions Adjustments			IPO Adjustments			Offering Adjustments			Core & Main Pro Forma
	(dollars in millions, except share and per share data)
Net sales	$3,757.5	$			$			$			$3,757.5
Cost of sales	2,804.9										2,804.9

Gross profit	952.6		—			—			—		952.6
Operating expenses:
Selling, general and administrative	533.6					(21.4)	(1)(6)				512.2
Depreciation and amortization	102.6										102.6

Total operating expenses	636.2		—			(21.4)			—		614.8

Operating income	316.4		—			21.4			—		337.8
Interest expense	85.3		—			(46.2)	(9)		—		39.1
Loss on debt modification and extinguishment	50.7					(50.7)	(10)				—

Income before provision for income taxes	180.4		—			118.3			—		298.7
Provision for income taxes	34.2		0.5	(7)		19.9	(7)		1.8	(7)	56.4

Net income	146.2		(0.5)			98.4			(1.8)		242.3

Less: net income attributable to non-controlling interests	27.9		45.6	(8)		26.5	(8)		(9.0)	(8)	91.0

Net income attributable to Core & Main, Inc.	$118.3		$(46.1)			$71.9			$7.2		$151.3

Earnings Per Share
Basic	$0.27										$0.90	(11)

Diluted	$0.26										$0.89	(11)

Number of Shares Used in Computing EPS
Basic	156,869,487										167,522,403	(11)
Diluted	243,080,600										245,770,546	(11)
See the accompanying notes to the unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED JANUARY 31, 2021

	Core & Main, as reported	Reorganization Transactions Adjustments			IPO Adjustments			Offering Adjustments			Core & Main Pro Forma
	(dollars in millions, except share data)
Net sales	$3,642.3	$			$			$			$3,642.3
Cost of sales	2,763.9										2,763.9

Gross profit	878.4		—			—			—		878.4
Operating expenses:
Selling, general and administrative	555.6					25.7	(1)(6)		1.2	(1)	582.5
Depreciation and amortization	137.3		—								137.3

Total operating expenses	692.9		—			25.7			1.2		719.8

Operating income	185.5		—			(25.7)			(1.2)		158.6
Interest expense	139.1					(87.6)	(9)				51.5
Loss on debt modification and extinguishment	—					50.7	(10)				50.7

Income before provision for income taxes	46.4		—			11.2			(1.2)		56.4
Provision for income taxes	9.1		0.3	(7)		7.6	(7)		0.7	(7)	17.7

Net income	37.3		(0.3)			3.6			(1.9)		38.7

Less: net income attributable to non-controlling interests	—		18.6	(8)		—	(8)		(1.7)	(8)	16.9

Net income attributable to Core & Main, Inc.	$37.3		$(18.9)			$3.6			$(0.2)		$21.8

Earnings Per Share
Basic											$0.13	(11)
Diluted											$0.13	(11)
Number of Shares Used in Computing EPS
Basic											167,522,403	(11)
Diluted											245,587,427	(11)
See the accompanying notes to the unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)	As of the nine months ended October 31, 2021, a total of $3.6 million of the costs related to the IPO were expensed in SG&A. These costs were reflected in the fiscal year ended January 31, 2021.
Subsequent to October 31, 2021, we expect to incur an incremental amount of $1.2 million of costs incurred in this offering (that are expected to be expensed) that were not included in the historical financial statements of Core & Main.

(2)
Core & Main’s primary asset is its direct and indirect interest in Holdings. Following the Reorganization Transactions, Core & Main assumed the tax basis of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings. As a portion of the acquisition of Holdings was structured as a stock transaction, certain assets were recorded at fair value for financial reporting purposes without a corresponding increase to fair value for determining their tax basis. As such, Core & Main’s investment in Holdings for financial reporting purposes exceeds the tax basis of our Partnership Interests in Holdings, which resulted in the establishment of a deferred tax liability from the Reorganization Transactions.

The Continuing Limited Partners Tax Receivable Agreement provides for the payment by Core & Main to the Continuing Limited Partners, or their permitted transferees, of 85% of the benefits, if any, that Core & Main realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement, (ii) Core & Main’s allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement and (iii) Core & Main’s utilization of certain other tax benefits related to Core & Main’s entering into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. Core & Main expects to obtain an increase in its share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. Core & Main intends to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that it would otherwise pay in the future to various tax authorities.
Except to the extent that any benefits are deemed realized, Core & Main will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any actual or deemed tax benefits of Core & Main to the Continuing Limited Partners, as applicable, or their permitted transferees. Core & Main expects to benefit from the remaining 15% of any cash tax savings, except to the extent of any deemed realizations. For the Continuing Limited Partners Tax Receivable Agreement, Core & Main will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, Core & Main will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Continuing Limited Partner Tax Receivable Agreement is contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws.
As part of this offering, the Continuing Limited Partners are exchanging 7,455,242 Partnership Interests in accordance with the Exchange Agreement. This exchange will result in the recognition of $72.5 million of a reduction in deferred tax liabilities and a Continuing Limited Partners Tax Receivable Agreement liability of $68.5 million, payable to the Continuing Limited Partners over the life of the Continuing Limited Partners Tax Receivable Agreement. The

exchange by the Continuing Limited Partners will also increase Core & Main’s deferred tax liability associated with its investment in Holdings by $9.0 million. The foregoing amounts are estimates only and are subject to change. As these are transactions with shareholders, the offset for each of the above amounts will be recorded to additional paid-in
capital.
The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of Partnership Interests, the amount of gain recognized by such holders of Partnership Interests, the amount and timing of the taxable income the Company generates in the future and the federal tax rates then applicable. The above amounts have been calculated assuming (i) that the Continuing Limited Partners exchanged their Partnership Interests at $29.60 per share of our Class A common stock (the average of the high and low stock price on December 28, 2021), (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate of 25.1%, which represents a pro forma tax rate that includes a provision for U.S. federal income taxes and assumes the highest statutory rate apportioned to each state and local jurisdiction and (iv) that the Company earns sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Continuing Limited Partners Tax Receivable Agreement.
Except as described above under “Risk Factors—Risks Related to Our Organizational Structure—In certain cases, payments under the Tax Receivable Agreements to Continuing Limited Partners or Former Limited Partners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreements,” we generally will not be obligated to make any payments under the Tax Receivable Agreements until the tax benefits arising from such transactions that gave rise to the payment are realized. For financial reporting purposes, we assess the tax attributes of Core & Main to determine if it is more likely than not that we will realize the benefit of any deferred tax assets. Following that assessment, we may recognize a liability under the Tax Receivable Agreements, reflecting the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the Tax Receivable Agreements and (ii) future changes in tax laws. The establishment of liabilities under the Tax Receivable Agreements does not impact earnings as those payments are be recorded against Core & Main’s equity and these are common control transactions.

(3)	Reflects the exchange by Continuing Limited Partners of Partnership Interests for 7,455,242 shares of Class A common stock with an aggregate par value of $0.1 million.

(4)	The following table presents the adjustments reflected in additional paid-in capital as described below (in millions):

Recognition of deferred taxes and Tax Receivable Agreements liability (see Note 2)	$ (5.0)
Adjustment to pro forma equity attributable to 31.0% non-controlling interest in Holdings (see Note 5)	48.0

Pro forma adjustments from this offering	$ 43.0

(5)
Core & Main’s primary asset is its direct and indirect interest in Holdings. Core & Main is the general partner of Holdings and operates and controls all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conducts our business. As a result of this control, as well as the obligation to absorb losses of, and receive benefits from, Holdings that could be significant, Core & Main consolidates the financial results of Holdings into our consolidated financial statements and records a non-controlling
interest related to the Partnership Interests held by the Continuing Limited Partners. The ownership interests of the Continuing Limited Partners are accounted for as non-controlling
interests in Core & Main’s consolidated financial

statements. The following table presents Partnership Interests in Holdings held by Core & Main and the non-controlling
Partnership Interests in Holdings held by the Continuing Limited Partners (excluding unvested Partnership Interests held by Management Feeder) as of October 31, 2021
(“Pre-Offering”)
and as adjusted to reflect the effects of this offering:

	Post-Offering		Pre-Offering
	Number	Percent	Number	Percent
Partnership Interests in Holdings held by Core & Main	167,522,403	69.0%	160,067,161	65.9%
Non-controlling Partnership Interests in Holdings held by the Continuing Limited Partners	75,337,370	31.0%	82,792,612	34.1%

	242,859,773	100%	242,859,773	100%
If the underwriters were to exercise their option, in this offering, to purchase additional shares of our Class A common stock in full, Core & Main would own 69.4% of the economic interest of Holdings and the Continuing Limited Partners would own the remaining 30.6% of the economic interest of Holdings.
The change in Partnership Interests exchanged by the Continuing Limited Partners as a result of this offering will result in a reduction to non-controlling
interests and an increase to additional
paid-in
capital in the amounts of $48.0 million.

(6)
In connection with the Reorganization Transactions and the IPO, vested Profits Units of Management Feeder were converted into a number of common units of the recapitalized Management Feeder. The Profits Units of Management Feeder that were unvested at the time of conversion were converted into restricted common units that are subject to time-based vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested Profits Units immediately prior to the conversion in the Reorganization Transactions. Similarly, in the Reorganization Transactions, profits units of Holdings held by Management Feeder (which relate to Profits Units held by our employees and directors) were then converted into corresponding Partnership Interests of the recapitalized Holdings, and any Partnership Interests that were so converted from unvested profits units of Holdings are subject to the same vesting periods, as applicable. These conversions and rights associated with Partnership Interests in the recapitalized Holdings resulted in a modification of the awards in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires the incremental fair value associated with the modification to be recognized over the employees’ remaining service period. Had the modification occurred on February 3, 2020, we would have recognized $22.1 million of additional selling, general and administrative (“SG&A”) expense for the fiscal year ended January 31, 2021. For the nine months ended October 31, 2021, we would have decreased SG&A expense by $17.8 million.

(7)
Core & Main is subject to U.S. federal income taxes, in addition to state and local taxes on its allocable share of taxable income of Holdings, as it is treated as a partnership for U.S. federal and state income tax purposes. As a result of this offering, Core & Main’s ownership percentage of Holdings increased and its allocation of Holdings taxable income increased.

The pro forma adjustments for the provision for income taxes represent incremental tax expense on incremental income that will be taxable following this offering. The adjustment is calculated as pro forma income before provision for income taxes multiplied by the estimated effective tax rate less what was historically booked. The effective tax rate differs from the U.S. statutory tax rate on income allocated to Core & Main due to certain expected permanent differences, most notably stock compensation and issuance costs.

	Nine Months Ended October 31, 2021	Fiscal Year Ended January 31, 2021
Pro forma income before provision for income taxes	$298.7	$56.4
Estimated effective tax rate post-offering	18.9%	31.4%

Pro forma income tax expense	56.4	17.7
Historical tax provision	34.2	9.1

Pro forma provision for income tax expense adjustment	$22.2	$8.6

(8)
Core & Main is the general partner of Holdings and operates and controls all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conducts our business. Accordingly, Core & Main consolidates Holdings on its consolidated financial statements and attributes a portion of net income of Holdings to non-controlling
interest related to the Partnership Interests held by the Continuing Limited Partners on its consolidated statements of operations and comprehensive income. The net income of Holdings excludes amounts reflected in the consolidated financial statements that are recorded by Core & Main, most notably the Core & Main provision for income taxes. The non-controlling
interests, representing the Partnership Interests held by the Continuing Limited Partners (excluding unvested Partnership Interests held by Management Feeder), is 34.1%. Following this offering, the non-controlling
interests will be 31.0% (or 30.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

(9)	Adjustment to interest expense represents the following (in millions):

	Nine Months Ended October 31, 2021	Year Ended January 31, 2021
Eliminate historical interest expense for the Prior Term Loan Facility	$(23.7)	$(50.0)
Eliminate historical amortization expense for the Prior Term Loan Facility	(2.7)	(5.6)
Eliminate historical interest expense for the Senior ABL Credit Facility	(0.9)	(3.4)
Eliminate historical amortization expense for the Senior ABL Credit Facility	(0.5)	(1.0)
Eliminate historical interest expense for the Senior 2024 Notes	(12.4)	(25.9)
Eliminate historical amortization for the Senior 2024 Notes	(1.3)	(2.5)
Eliminate historical interest expense for the Senior 2025 Notes	(24.9)	(40.6)
Eliminate historical amortization expense for the Senior 2025 Notes	(1.6)	(2.8)
Eliminate historical interest expense recognized on cash flow hedge for the Prior Term Loan Facility	(4.3)	(7.6)

Total historical interest and deferred financing amortization expenses	(72.3)	(139.4)
Interest expense related to the Senior Term Loan Facility	19.5	38.9
Amortization of deferred financing fees related to the Senior Term Loan Facility	1.7	3.3
Interest expense related to the Senior ABL Credit Facility	1.1	2.1
Interest expense related to cash flow hedge for the Senior Term Loan Facility	3.3	6.6
Amortization of deferred financing fees related to the Senior ABL Credit Facility	0.5	0.9

Pro forma adjustment to interest expense	$(46.2)	$(87.6)

Above reflects a decrease in interest expense of $46.2 million and $87.6 million for the nine months ended October 31, 2021 and the fiscal year ended January 31, 2021, respectively.
Based on the redemption in full of the Senior 2024 Notes at the interest rate of 8.625% per annum, the redemption in full of the Senior 2025 Notes based on the interest rate equal to 6.125% per annum, the full prepayment of term loans outstanding under the Senior Term Loan Facility, based on the 3.75% weighted average interest rate on outstanding borrowings as of July 27, 2021 and the entry into the $1,500.0 million Senior Term Loan Facility, based on a current market interest rate, which is comprised of the one-month
LIBOR rate of 0.09% plus 2.50% under the terms of the Senior Term Loan Facility.
The above adjustments are a result of the application of proceeds from the IPO and the IPO Overallotment Option Exercise. Holdings and its subsidiaries will not receive any of the proceeds of this offering, and as such this offering will have no incremental impact to the consolidated debt or interest expense.
A 0.125% increase or decrease in interest rates on the Senior Term Loan Facility would result in a change in interest expense of approximately $1.4 million and $1.9 million for the nine months ended October 31, 2021 and the fiscal year ended January 31, 2021, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk.”

(10)	Reflects the loss on debt modification and extinguishment of $50.7 million removed for the nine months ended October 31, 2021 and reflected for the fiscal year ended January 31, 2021.
The adjustment to the loss on debt modification and extinguishment includes (i) a write off of $7.7 million in deferred financing fees associated with the extinguishment of the Senior 2024 Notes, (ii) a write off of $13.2 million in deferred financing fees associated with the extinguishment of the Senior 2025 Notes, (iii) a write off of $4.8 million in deferred financing fees associated with the settlement of the Prior Term Loan Facility and entry into the Senior Term Loan Facility, (iv) breakage fees of $6.0 million and $11.5 million for the Senior 2024 Notes and Senior 2025 Notes, respectively, (v) the settlement of the cash flow hedge of $5.2 million which had its changes in fair value previously attributed to accumulated other comprehensive loss, and (vi) third-party expenses for the Senior Term Loan Facility of $2.3 million. The breakage fees are due to redemption prices of 102.000% and 101.531% of the principal amount of the Senior 2024 Notes and Senior 2025 Notes, respectively.

(11)
The basic and diluted pro forma net income per share of Class A common stock represents net income attributable to Core & Main divided by weighted average outstanding shares of Class A common stock assumed to be sold as of the beginning of the annual period after giving effect to the Reorganization Transactions, the IPO, the IPO Overallotment Option Exercise and the shares to be sold in this offering. The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted-average shares outstanding or earnings per share.

The pro forma diluted net income per share calculation includes the basic weighted average shares of Class A common stock outstanding plus the dilutive impact of outstanding shares of Class A common stock issued upon exchange of shares of Class B common stock outstanding calculated using the treasury stock method on unvested awards and the if converted method for non-controlling
interests. Applying the treasury stock method had a dilutive impact on earnings per share. The diluted net income per share calculation then applied the if converted method to assume the incremental shares are converted into Core & Main shares.

The following table sets forth a calculation of the numerator and denominator used to compute pro forma basic and diluted earnings per share (dollars in millions, except share and per share data):

	Nine Months Ended October 31, 2021	Fiscal Year Ended January 31, 2021
Pro forma basic earnings per share:
Net income	$242.3	$38.7
Income attributable to non-controlling interests	91.0	16.9

Income available to common shareholders, pro forma basic	$151.3	$21.8

Weighted average shares outstanding	167,522,403	167,522,403
Net income per share, pro forma basic	$0.90	$0.13
Pro forma diluted earnings per share:
Income available to common shareholders, pro forma basic	$151.3	$21.8
Increase to net income attributable to dilutive instruments	67.6	10.0

Income available to common shareholders, pro forma diluted	$218.9	$31.8

Weighted average shares outstanding—basic	167,522,403	167,522,403
Incremental shares of common stock attributable to dilutive instruments	78,248,143	78,065,024

Weighted average shares outstanding—diluted	245,770,546	245,587,427
Net income per share, pro forma diluted	$0.89	$0.13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following information should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus, “Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial Data” and “Unaudited Pro Forma Consolidated Financial Information.” The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed below and elsewhere in this prospectus, particularly under the captions “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential
and residential end markets nationwide. Our specialty products and services are used in the maintenance, repair, replacement, and construction of water and fire protection infrastructure. We are one of only two national distributors operating across large and highly fragmented markets, which we estimate to represent approximately $27 billion in annual spend.
Through our network of approximately 300 branch locations in 48 states and approximately 170 MSAs across the U.S. as of October 31, 2021, we serve as a critical link between over 4,500 suppliers and a diverse and long-standing base of over 60,000 customers. Given our scale, technical expertise, and the specialized and critical nature of the products we distribute, we believe we have been, and will continue to be, well-positioned to drive the adoption of new technologies that enhance the way water is managed, distributed and used. We believe that our sales reach, technical knowledge, broad product portfolio, customer service, project planning and delivery capabilities, and our ability to provide local expertise nationwide, make us a critical partner to both our customers and suppliers. We are well-positioned to benefit from industry trends in our end markets, including infrastructure spending to repair and upgrade existing aged infrastructure or to advance water conservation.
Key Factors Affecting Our Business
End-Markets
and General Economic Conditions
Historically, demand for our products has been closely tied to municipal infrastructure spending, residential construction and non-residential
construction in the U.S. We estimate that, based on fiscal 2020 net sales, our exposure by end market was approximately 45% municipal, 37%
non-residential
and 18% residential. Infrastructure spending and the
non-residential
and residential construction markets are subject to cyclical market pressures. Municipal demand has been relatively steady over the long term due to the consistent and immediate need to replace broken infrastructure, however activity levels are subject to the availability of funding for municipal projects.
Non-residential
and residential construction activities are primarily driven by availability of credit, interest rates, general economic conditions, consumer confidence and other factors that are beyond our control. The length and magnitude of these cycles have varied over time and by market. Cyclicality can also have an impact on the products we procure for our customers or our related services, as further discussed under “—Price Fluctuations” below.
In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act, which includes $55 billion to invest in water infrastructure across the United States. In the coming years, including as a result of the Infrastructure Investment and Jobs Act, we expect increased federal infrastructure investment to have a core focus on the upgrade, repair and replacement of municipal waterworks systems and to address demographic shifts and serve the growing population. We believe these dynamics create the backdrop for a favorable funding environment and accelerated investment in projects that will benefit our business.
Seasonality
Our operating results within a fiscal year are typically impacted by seasonality. Although weather patterns affect our operating results throughout the year, adverse winter weather historically has reduced construction, maintenance and repair activity. As a result, net sales are typically lower in our first and fourth fiscal quarters, especially in northern geographic regions. Abnormal levels of precipitation may negatively impact our operating results as it may result in the delay of construction projects. Our operating results may also be adversely affected by hurricanes, which typically occur during our third fiscal quarter. Our cash flows from operating activities are typically lower during the first and second fiscal quarters due to investment in working capital and annual incentive compensation payments and are typically higher during the third and fourth fiscal quarters due to cash inflows associated with receivable collections and reduced inventory purchases.
Price Fluctuations
Our financial performance is impacted by price fluctuations in commodity-based products and our ability to reflect these changes, in a timely manner, in our customer pricing. Such commodity-based products include PVC, ductile iron, fusible HDPE and steel and copper pipe and tubing products, which collectively accounted for approximately 24%, 26% and 28% of our net sales in fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
We are also exposed to fluctuations in costs for petroleum as we distribute a substantial portion of our products by truck. In addition, we are exposed to fluctuations in prices for imported products due to logistical challenges and changes in labor, fuel, container and other importation-related costs. We may also face price fluctuations on other products due to constrained labor availability and manufacturing capacity. Our ability to reflect these changes, in a timely manner, in our customer pricing may impact our financial performance.
If we are able to pass through price increases to our customers, our net sales will increase; conversely, during periods of deflation, our customer pricing may decrease to remain competitive, resulting in decreased net sales. The cost to procure the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation, weather events, trade policies and periodic delays in the delivery of our products. Certain commodity-based products have recently experienced price inflation due to a decline in supply related to impacts of adverse weather conditions and other factors. Beginning in the first half of fiscal 2021, we experienced significant price inflation in respect of certain of our commodity-based products as well as other product categories, and supply chain disruptions, both of which we expect to continue to experience at least through the first half of fiscal year 2022 and have sought to mitigate through inventory management, effective sourcing and customer pricing. While such initiatives have driven recent increases in gross margins, we estimate that a portion of such margin increases could be temporary in nature and may not be sustainable once market pricing stabilizes and product supply dynamics return to normal. In recent months, we have seen increasing pressure on our supply chain due to several factors, including, but not limited to, labor availability, global logistics and the availability of raw materials, in part due to the impact of
COVID-19
on the global economy. For example, access to certain meter products that we sell is dependent on the ability of manufacturers to obtain semi-conductor chips. The global supply shortage of semi-conductor chips has impacted various industries and companies, including us, and there is no certainty as to when availability will return to historic levels. As we have experienced significant inflation over a relatively short period, there is increased risk that we may experience a higher level of deflation or net sales growth at substantially lower rates than in recent periods to the extent there are improvements in the availability of labor, transportation and products.
Interest Rates
Certain of our indebtedness, including borrowings under our Senior Term Loan Facility and Senior ABL Credit Facility, are subject to variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable-rate indebtedness would increase and our net income would decrease, even though the amount borrowed under the facilities remained the same. As of October 31, 2021, we had $1,496.3 million of outstanding variable-rate debt. We seek to mitigate our exposure to interest rate volatility through the entry into interest rate swap instruments, such as our current interest rate swap that effectively converts $1,000.0 million of our variable rate debt to fixed rate debt, which notional amount decreases to $900.0 million on July 27, 2023, $800.0 million on July 27, 2024, and $700.0 million on July 27, 2025 through the instrument maturity on July 27, 2026. Despite these efforts, unfavorable movement in interest rates may result in higher interest expense and cash payments.
Acquisitions
In addition to our organic growth strategy, we opportunistically pursue strategic asset and business acquisitions to grow our business. Below is a summary of the acquisitions that closed during the nine months ended October 31, 2021 and in fiscal 2020, fiscal 2019 and fiscal 2018 and the related transaction value (in each case, excluding working capital and other purchase price adjustments, unless otherwise noted).

Name	Product Lines	Closing Date	Transaction Value (in millions)
L&M	Storm Drainage	August 2021	$60.0
Pacific Pipe	Pipes, Valves & Fittings Storm Drainage	August 2021	102.5
Other 2021 acquisitions	Pipes, Valves & Fittings	Various	5.8
Water Works Supply Co. (“WWSC”)	Pipes, Valves & Fittings Storm Drainage	August 2020	12.0
R&B.	Pipes, Valves & Fittings Storm Drainage	March 2020	215.0
LIP	Fire Protection	July 2019	225.0	(1)
Maskell Pipe & Supply, Inc. (“Maskell”)	Pipes, Valves & Fittings	February 2019	19.2
Other 2019 acquisitions	Various	Various	2.3
Other 2018 acquisitions	Various	Various	8.2

(1)	Includes $5.0 million of contingent consideration based on post-acquisition performance, which is no longer payable pursuant to the terms of the LIP acquisition agreement.
As we integrate these and other acquisitions into our existing operations, we may not be able to identify the specific financial statement impacts associated with these acquisitions. There can be no assurance that the anticipated benefits of the acquisitions will be realized on the timeline we expect, or at all.
COVID-19
Pandemic
Governmental authorities nationally and in affected regions have responded (and continue to respond) to
COVID-19
and related variants by mandating various restrictions in an effort to slow the spread of the virus. We have continued to operate as an essential business, providing products and services to our customers that they need to invest in and maintain our nation’s infrastructure. We have implemented preparedness plans to help keep our team safe while we work, including new physical distancing processes and procedures, associate quarantine procedures, expanded “work from home” protocols and the use of additional personal protective equipment. Despite certain temporary branch closures during fiscal 2020 and the first quarter of fiscal 2021, all of our facilities currently are operational and able to fill orders, and our teams have worked effectively to address the few temporary closures we have experienced.
The public health crisis caused by the
COVID-19
pandemic, as well as the related government measures taken in response, have adversely affected (and could continue to adversely affect) some of the markets in which we operate. We experienced reduced demand for our products in the second and third quarters of fiscal 2020, and in response we deferred non-essential
capital expenditures and other discretionary spending and temporarily paused acquisition-related activities, though we have since resumed these activities. In addition, the ability of certain of our associates to travel or otherwise perform their jobs was restricted and the ability of our customers to travel, conduct their business and pay or otherwise access credit was impaired. Following these government-instituted restrictions, we experienced temporary delays in certain construction and infrastructure projects primarily during the second quarter of fiscal 2020. Our business stabilized during the third quarter of fiscal 2020 as the substantial majority of construction and infrastructure activities resumed and sales volume returned to near pre-pandemic
levels during the fourth quarter of fiscal 2020. We have also experienced supply chain disruptions related to
COVID-19
and other supply chain constraints in certain product categories, including meters, and we expect to continue facing further supply chain disruptions as a result of the ongoing and dynamic
COVID-19
pandemic. In recent months, we have seen increasing pressure on our supply chain due to several factors, including, but not limited to, labor availability, global logistics and availability of raw materials that are in part due to the impact of
COVID-19
on the global economy. Depending on the ultimate scope and duration of supply chain disruptions, we may experience increases in product costs which we may not be able to pass on to our customers, loss of sales due to lack of product availability or potential customer claims from the inability to provide products in accordance with contractual terms. We continue to proactively monitor the situation and our supply chain and assess further possible implications to our business.
Further, the OSHA Regulation mandates that all companies with at least 100 employees implement a
COVID-19
vaccination policy that requires their employees to either be vaccinated or to undergo weekly
COVID-19
testing, beginning February 9, 2022. In addition, beginning January 10, 2022, unvaccinated employees would be required to wear a mask while on the job site. Employers that fail to enforce the OSHA Regulation would be subject to fines. In light of ongoing litigation relating to the OSHA Regulation, it is currently not possible to predict with any certainty the exact impact the new regulation will have on us. While we are continuing to evaluate the applicability and potential impacts of the OSHA Regulation, if upheld, we expect that compliance would result in the incurrence of material costs relating to testing and could be disruptive to our operations, which could have a material adverse effect on our business and financial condition. In addition, the OSHA Regulation or similar measures taken in response to
COVID-19
could adversely impact our ability to retain and attract associates, including key personnel.
CARES Act
On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act allowed for the deferral of the employer share of social security taxes for the period from March 27, 2020 through December 31, 2020, and requires repayment of 50% of the deferred amount by December 31, 2021 and the remaining 50% by December 31, 2022. As of October 31, 2021, we have deferred payment of $10.2 million in employer share of social security taxes in accordance with the CARES Act. The payments of the deferred payroll taxes in fiscal 2021 and fiscal 2022 are expected to result in additional operating cash outflows during these periods.
The CARES Act also modified certain provisions in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including provisions regarding interest deductibility. For fiscal 2020, these changes did not materially impact our results of operations but did result in improved operating and financing cash flows. We expect that the expiration of certain CARES Act provisions with respect to the Code will result in increased partner distributions by Holdings and tax payments by Core & Main in fiscal 2021.
Public Company Costs
In connection with the IPO, we incurred
one-time
costs of approximately $11.4 million. We recorded $7.8 million as a reduction to additional paid-in
capital during the three and nine months ended October 31, 2021. Additionally, we recorded $3.6 million within SG&A expenses during the nine months ended October 31, 2021.
Following the IPO, we have incurred and will continue to incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with public company director and officer liability insurance, SEC reporting and corporate governance requirements, which expenses we estimate to be approximately $10.0 million annually on an ongoing basis. These requirements include compliance with the Sarbanes-Oxley Act and the listing standards of the NYSE. Our financial statements for periods following the IPO reflect the impact of these expenses.
Post-Offering Taxation and Expenses
We are subject to U.S. federal, state and local income taxes with respect to our allocable share of any taxable income of Holdings and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will be required to make payments under the Tax Receivable Agreements, which we expect to be significant. Although we expect payments under the Tax Receivable Agreements to be significant, such payments are expected to be less than the tax payments which would otherwise be required if the Reorganization Transactions, including entry into the Tax Receivable Agreements, were not consummated. We intend to cause Holdings to make distributions in an amount sufficient to allow us to pay our tax obligations, including distributions to fund any ordinary course payments due under the Tax Receivable Agreements. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreements.”
Key Business Metrics
Net Sales
We generate net sales primarily from the sale of water, wastewater, storm drainage and fire protection products and the provision of related services to approximately 60,000 customers, as of January 31, 2021, including municipalities, private water companies and professional contractors. We recognize sales, net of sales tax, customer incentives, returns and discounts. Net sales fluctuate as a result of changes in commodity-based product costs and tariffs. We seek to reflect these changes in our customer pricing in a timely manner, which will increase net sales if we are able to pass along price increases and decrease net sales if we are required to reduce our customer prices as a result of competitive dynamics.
We categorize our net sales into pipes, valves & fittings, storm drainage products, fire protection products and meter products:

•	Pipe, valves, hydrants, fittings include these products and other complementary products and services. Pipe includes PVC, ductile iron, HDPE, steel and copper tubing.

•	Storm drainage products primarily include corrugated piping systems, retention basins, manholes, grates, geosynthetics used in erosion control and other related products.

•	Fire protection products primarily include fire protection pipe, sprinkler heads and devices as well as custom fabrication services.

•	Meter products primarily include smart meter products, installation, software and other services.
Gross Profit
Gross profit represents the difference between the product cost from suppliers (net of earned rebates and discounts and including the cost of inbound freight) and the net sale price to our customers. Gross profit may be impacted by the time between changes in supplier costs and tariffs and changes in our customer pricing. Gross profit may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in cost of sales.
Operating Expenses
Operating expenses are primarily comprised of selling, general and administrative costs, which include personnel expenses (salaries, wages, incentive compensation, associate benefits and payroll taxes), rent, insurance, utilities, professional fees, freight out, fuel and repair and maintenance.
Net Income
Net income represents our net sales less our cost of sales, operating expenses, depreciation and amortization, interest expense, other expense and our provision for income taxes for Core & Main and the consolidation of Holdings and its subsidiaries.
Net Income Attributable to Core & Main, Inc.
Net income attributable to Core & Main, Inc. represents net income less income attributable to non-controlling
interests.
Non-controlling
interests represent owners of Partnership Interests of Holdings other than Core & Main.
Adjusted EBITDA
We define Adjusted EBITDA as EBITDA further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and (d) expenses associated with acquisition activities. Adjusted EBITDA includes amounts otherwise attributable to non-controlling
interests, as we manage the consolidated company and evaluate operating performance in a similar manner. We use Adjusted EBITDA to assess the operating results and effectiveness of our business. See
“—Non-GAAP
Financial Measures” for further discussion of Adjusted EBITDA and a reconciliation to net income or net income attributable to Core & Main, Inc., the most directly comparable measure under GAAP, as applicable.

Results of Operations
Three Months Ended October 31, 2021 Compared with Three Months Ended November 1, 2020

	Three Months Ended
	October 31, 2021	November 1, 2020
	(dollars in millions)
Net sales	$1,404.8	$1,012.5
Cost of sales	1,034.2	768.1

Gross profit	370.6	244.4
Operating expenses:
Selling, general and administrative	187.9	144.8
Depreciation and amortization	35.2	34.9

Total operating expenses	223.1	179.7

Operating income	147.5	64.7
Interest expense	13.0	35.6
Loss on debt modification and extinguishment	0.3	—

Income before provision for income taxes	134.2	29.1
Provision for income taxes	24.9	7.5

Net income	109.3	$21.6

Less: net income attributable to non-controlling interests	44.9

Net income attributable to Core & Main, Inc.	$64.4

Earnings per share:
Basic	$0.41
Diluted	$0.39
Non-GAAP Financial Data:
Adjusted EBITDA	$189.1	$103.1
Net Sales
Net sales for the three months ended October 31, 2021 increased $392.3 million, or 38.7%, to $1,404.8 million compared with $1,012.5 million for the three months ended November 1, 2020. The increase in net sales was primarily attributable to price inflation, representing approximately two-thirds
of the net sales increase, strong market volume growth and share gains resulting from preferred access to products during a period of material shortages, which helped drive growth across all product lines. Net sales growth for pipes, valves & fittings and storm drainage products benefited from end-market
growth, acquisitions and price inflation across most product lines. Net sales growth for fire protection products also benefited from end-market
growth and price inflation across most product lines. Net sales of meter products grew at a slower pace primarily due to shortages of semi-conductor chips that are components of certain smart meter products.

	Three Months Ended
	October 31, 2021	November 1, 2020	Percentage Change
	(dollars in millions)
Pipes, valves & fittings products	$943.4	$683.9	37.9%
Storm drainage products	206.3	136.2	51.5%
Fire protection products	152.4	104.6	45.7%
Meter products	102.7	87.8	17.0%

Total net sales	$1,404.8	$1,012.5

Gross Profit
Gross profit for the three months ended October 31, 2021 increased $126.2 million, or 51.6%, to $370.6 million compared with $244.4 million for the three months ended November 1, 2020. The increase in net sales contributed an additional $94.5 million of gross profit and the increase in gross profit as a percentage of net sales contributed $31.7 million. Gross profit as a percentage of net sales for the three months ended October 31, 2021 was 26.4% compared with 24.1% for the three months ended November 1, 2020. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.
Selling, General and Administrative Expenses
SG&A expenses for the three months ended October 31, 2021 increased $43.1 million, or 29.8%, to $187.9 million compared with $144.8 million during the three months ended November 1, 2020. The increase was primarily attributable to an increase of $30.8 million in personnel expenses, which was primarily driven by higher variable compensation costs and headcount from acquisitions, a volume driven increase in distribution costs and lower discretionary spending in response to
COVID-19
in the prior year.
Depreciation and Amortization Expense
Depreciation and amortization (“D&A”) expense for the three months ended October 31, 2021 was $35.2 million compared with $34.9 million during the three months ended November 1, 2020. The increase primarily was attributable amortization related to the Pacific Pipe and L&M acquisitions, partially offset by lower amortization on existing customer relationship intangible assets.
Operating Income
Operating income for the three months ended October 31, 2021 was $147.5 million compared with $64.7 million during the three months ended November 1, 2020. The increase in operating income was attributable to higher net sales and gross profit, primarily from price inflation, volume growth and acquisitions. These factors were partially offset by higher variable compensation costs, higher personnel expenses due to headcount from acquisitions and lower SG&A expenses in the prior year due to
COVID-19-related
decreases in discretionary spending.
Interest Expense
Interest expense was $13.0 million for the three months ended October 31, 2021 compared with $35.6 million for the three months ended November 1, 2020. The decrease was attributable to the redemption of the Senior 2024 Notes, the redemption of the Senior 2025 Notes and lower interest rates on the Senior Term Loan Facility as compared to the Prior Term Loan Facility due to the Refinancing Transactions completed on July 27, 2021.
Provision for Income Taxes
The provision for income taxes for the three months ended October 31, 2021 increased $17.4 million to $24.9 million compared with $7.5 million for the three months ended November 1, 2020. For the three months ended October 31, 2021 and November 1, 2020, our effective tax rate was 18.6% and 25.8%, respectively. The effective tax rate for each period reflects only the portion of net income that is attributable to taxable entities (which are comprised of Core & Main following the Reorganization Transactions and the Blocker Companies before the Reorganization Transactions) and the impact of certain permanent
book-tax
differences. The effective tax rates in the current year are lower than the prior year due to certain fixed tax expenses and permanent differences decreasing as a percentage of income before provision for income taxes.
Net Income
Net income for the three months ended October 31, 2021 increased $87.7 million to $109.3 million compared with $21.6 million for the three months ended November 1, 2020. The increase in net income was primarily attributable to higher operating income and lower interest expense due to the Refinancing Transactions, partially offset by an increase in income taxes.
Net Income Attributable to
Non-controlling
Interests
Net income attributable to
non-controlling
interests for the three months ended October 31, 2021 was $44.9 million. This represents the allocation of the net income of Holdings for the three months ended October 31, 2021 to holders of Partnership Interests other than Core & Main.
Net Income Attributable to Core & Main, Inc.
Net income attributable to Core & Main, Inc. for the three months ended October 31, 2021 was $64.4 million. This represents the allocation of Holdings net income for the three months ended October 31, 2021 to Core & Main.
Adjusted EBITDA
Adjusted EBITDA for the three months ended October 31, 2021 increased $86.0 million, or 83.4%, to $189.1 million compared with $103.1 million for the three months ended November 1, 2020. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins and leveraging our cost structure on the increase in net sales and gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see
“—Non-GAAP
Financial Measures.”
Nine Months Ended October 31, 2021 Compared with Nine Months Ended November 1, 2020

	Nine Months Ended
	October 31, 2021	November 1, 2020
	(dollars in millions)
Net sales	$3,757.5	$2,810.5
Cost of sales	2,804.9	2,136.3

Gross profit	952.6	674.2
Operating expenses:
Selling, general and administrative	533.6	418.6
Depreciation and amortization	102.6	102.7

Total operating expenses	636.2	521.3

Operating income	316.4	152.9
Interest expense	85.3	103.8
Loss on debt modification and extinguishment	50.7	—

Income before provision for income taxes	180.4	49.1
Provision for income taxes	34.2	12.6

Net income	146.2	$36.5

Less: net income attributable to non-controlling interests	27.9

	Nine Months Ended
	October 31, 2021	November 1, 2020
	(dollars in millions)
Net income attributable to Core & Main, Inc.	$118.3

Earnings per share:
Basic	$0.27
Diluted	$0.26
Non-GAAP Financial Data:
Adjusted EBITDA	$453.4	$270.8
Net Sales
Net sales for the nine months ended October 31, 2021 increased $947.0 million, or 33.7%, to $3,757.5 million compared with $2,810.5 million for the nine months ended November 1, 2020. The increase in net sales was primarily attributable to price inflation, representing approximately half of the net sales increase, strong market volume growth and share gains resulting from preferred access to products during a period of material shortages, which helped drive growth in all product lines. Net sales growth in pipes, valves & fitting products and storm drainage products benefited from end-market
growth, acquisitions and price inflation across most product lines. Net sales growth for fire protection products also benefited from end-market
growth and price inflation across most product lines. Net sales of meter products grew at a slower pace primarily due to shortages of semi-conductor chips that are components of certain smart meter products.

	Nine Months Ended
	October 31, 2021	November 1, 2020	Percentage Change
	(dollars in millions)
Pipes, valves & fittings products	$2,536.2	$1,844.2	37.5%
Storm drainage products	508.8	382.8	32.9%
Fire protection products	409.0	313.8	30.3%
Meter products	303.5	269.7	12.5%

Total net sales	$3,757.5	$2,810.5

Gross Profit
Gross profit for the nine months ended October 31, 2021 increased $278.4 million, or 41.3%, to $952.6 million compared with $674.2 million for the nine months ended November 1, 2020. The increase in net sales contributed an additional $227.3 million of gross profit and the increase in gross profit as a percentage of net sales contributed $51.1 million. Gross profit as a percentage of net sales for the nine months ended October 31, 2021 was 25.4% compared with 24.0% for the nine months ended November 1, 2020. The overall increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.
Selling, General and Administrative Expenses
SG&A expenses for the nine months ended October 31, 2021 increased $115.0 million, or 27.5%, to $533.6 million compared with $418.6 million during the nine months ended November 1, 2020. The increase was primarily attributable to an increase of $71.3 million in personnel expenses, which was primarily driven by higher variable compensation costs and increased headcount, lower discretionary spending in response to
COVID-19
in the prior year, a volume driven increase in distribution costs and incremental costs from acquisitions. In addition, during the nine months ended October 31, 2021, SG&A expenses increased by $19.1 million related to higher equity-based compensation expense due to accounting for equity awards and $3.6 million related to one-time
costs in connection with the IPO.
Depreciation and Amortization Expense
D&A expense for the nine months ended October 31, 2021 was $102.6 million compared with $102.7 million during the nine months ended November 1, 2020. The decrease primarily was attributable to lower amortization on existing customer relationship intangible assets, partially offset by amortization related to the Pacific Pipe and L&M acquisitions.
Operating Income
Operating income for the nine months ended October 31, 2021 was $316.4 million compared with $152.9 million during the nine months ended November 1, 2020. The increase in operating income was attributable to higher net sales and gross profit, primarily from volume growth, price inflation and acquisitions. These factors were partially offset by higher variable compensation costs, higher equity-based compensation expense and incremental costs from acquisitions during the period and lower SG&A expenses in the prior year due to
COVID-19-related
decreases in headcount and discretionary spending.
Interest Expense
Interest expense was $85.3 million for the nine months ended October 31, 2021 compared with $103.8 million for the nine months ended November 1, 2020. The decrease was attributable to the redemption of the Senior 2024 Notes, redemption of the Senior 2025 Notes and lower interest rates on the Senior Term Loan Facility as compared to the Prior Term Loan Facility due to the Refinancing Transactions completed on July 27, 2021.
Loss on Debt Modification and Extinguishment
For the nine months ended October 31, 2021, we recognized a loss on debt modification and extinguishment of $50.7 million. The loss on debt modification and extinguishment included (i) a write off of $7.7 million in deferred financing fees associated with the redemption of the Senior 2024 Notes, (ii) a write off of $13.2 million in deferred financing fees associated with the redemption of the Senior 2025 Notes, (iii) a write off of $4.8 million in deferred financing fees associated with the settlement of the Prior Term Loan Facility, (iv) redemption premiums of $6.0 million and $11.5 million for the Senior 2024 Notes and Senior 2025 Notes, respectively, (v) the settlement of the cash flow interest rate swap of $5.2 million which had its changes in fair value previously attributed to accumulated other comprehensive loss and (vi) third-party expenses for the Senior Term Loan Facility of $2.3 million.
Provision for Income Taxes
The provision for income taxes for the nine months ended October 31, 2021 increased $21.6 million to $34.2 million compared with $12.6 million for the nine months ended November 1, 2020. For the nine months ended October 31, 2021 and November 1, 2020, our effective tax rate was 19.0% and 25.7%, respectively. The effective tax rate for each period reflects only the portion of net income that is attributable to taxable entities (which are comprised of Core & Main following the Reorganization Transactions and the Blocker Companies before the Reorganization Transactions) and the impact of certain permanent book-tax
differences. The effective tax rates in the current year are lower than the prior year due to certain fixed tax expenses and permanent differences decreasing as a percentage of income before provision for income taxes.

Net Income
Net income for the nine months ended October 31, 2021 increased $109.7 million to $146.2 million compared with $36.5 million for the nine months ended November 1, 2020. The increase in net income was primarily attributable to higher operating income and lower interest expense related to the Refinancing Transactions, partially offset by the $50.7 million loss on debt modification.
Net Income Attributable to
Non-controlling
Interests
Net income attributable to
non-controlling
interests for the nine months ended October 31, 2021 was $27.9 million. This represents the allocation of Holdings net loss for the period from July 23, 2021 through October 31, 2021 to holders of Partnership Interests other than Core & Main. Holdings’ net income during the period from July 23, 2021 through October 31, 2021 was partially offset by the $50.7 million loss on debt modification and extinguishment in connection with the Refinancing Transactions.
Net Income Attributable to Core & Main, Inc.
Net income attributable to Core & Main, Inc. for the nine months ended October 31, 2021 was $118.3 million. The net income attributable to Core & Main, Inc. includes net income of Holdings for the period from February 1, 2021 to July 22, 2021.
Earnings Per Share
The Class A common stock basic earnings per share and diluted earnings per share for the nine months ended October 31, 2021 were $0.27 and $0.26, respectively. The Class A common stock basic earnings per share and diluted earnings per share were calculated for the period from July 23, 2021 through October 31, 2021, the period following the Reorganization Transactions. The net income attributable to Core & Main, Inc. for the period from July 23, 2021 to October 31, 2021, was partially offset by Core & Main’s share of the $50.7 million loss on debt modification and extinguishment that occurred on July 27, 2021.
Adjusted EBITDA
Adjusted EBITDA for the nine months ended October 31, 2021 increased $182.6 million, or 67.4%, to $453.4 million compared with $270.8 million for the nine months ended November 1, 2020. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins and leveraging our cost structure on the increase in net sales and gross profit. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see
“—Non-GAAP
Financial Measures.”
Fiscal 2020 Compared with Fiscal 2019

	Fiscal Years Ended
	January 31, 2021	February 2, 2020
	(dollars in millions)
Net sales	$3,642.3	$3,388.6
Cost of sales	2,763.9	2,599.4

Gross profit	878.4	789.2
Operating expenses:
Selling, general and administrative	555.6	508.4
Depreciation and amortization	137.3	125.4

Total operating expenses	692.9	633.8

	Fiscal Years Ended
	January 31, 2021	February 2, 2020
	(dollars in millions)
Operating income	185.5	155.4
Interest expense	139.1	113.7

Income before provision for income taxes	46.4	41.7
Provision for income taxes	9.1	6.1
Net income	$37.3	$35.6

Non-GAAP Financial Data:
Adjusted EBITDA	$342.3	$298.0
Net Sales
Net sales for fiscal 2020 increased $253.7 million, or 7.5%, to $3,642.3 million compared with $3,388.6 million for fiscal 2019. The increase in net sales was primarily attributable to growth from the R&B acquisition in March 2020, which primarily impacted sales of pipes, valves & fittings and storm drainage products. The LIP acquisition in July 2019 was the primary driver of growth of the fire protection products. In addition, price inflation drove approximately 2% of overall net sales growth. These increases were partially offset by a volume decline of approximately 2%, which was primarily attributable to reduced sales of fire protection and meter products due to restrictions related to
COVID-19.

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	Percentage Change
	(dollars in millions)
Pipes, valves & fittings products	$2,373.1	$2,164.2	9.7%
Storm drainage products	489.5	454.5	7.7%
Fire protection products	413.9	387.3	6.9%
Meter products	365.8	382.6	(4.4)%

Total net sales	$3,642.3	$3,388.6

Gross Profit
Gross profit for fiscal 2020 increased $89.2 million, or 11.3%, to $878.4 million compared with $789.2 million for fiscal 2019. Gross profit increased $61.2 million as a result of an increase in net sales and $28.0 million as a result of an increase in gross profit as a percentage of net sales from 23.3% for fiscal 2019 to 24.1% for fiscal 2020. The increase in gross profit as a percentage of net sales was primarily attributable to acquisitions along with sourcing and pricing improvements.
Selling, General and Administrative Expenses
SG&A expenses for fiscal 2020 increased $47.2 million, or 9.3%, to $555.6 million compared with $508.4 million for fiscal 2019. The increase was primarily attributable to an increase of $49.2 million from acquisitions, in addition to investments in technology and strategic initiative resources and higher incentive compensation costs. These increases were partially offset by furloughs, headcount reductions and lower discretionary spending in response to
COVID-19.
During fiscal 2020 and fiscal 2019, we recognized $7.1 million and $5.8 million, respectively, of expense associated with the amortization of a portion of the prepaid compensation balance included in up-front
consideration payment for the LIP acquisition, which amount is expected to decrease to $2.1 million in fiscal 2021.

Depreciation and Amortization Expense
D&A expense for fiscal 2020 was $137.3 million compared with $125.4 million for fiscal 2019. The increase was attributable to amortization expense related to the R&B acquisition and a full year of amortization related to the LIP acquisition in fiscal 2020. These increases were partially offset by lower amortization associated with customer relationship intangible assets recorded in connection with the Merger.
Operating Income
Operating income for fiscal 2020 was $185.5 million compared with $155.4 million during fiscal 2019. The increase in operating income was attributable to higher net sales and gross profit, primarily from acquisitions, and lower discretionary spending. These increases were partially offset by higher personnel expenses and intangible amortization, primarily resulting from acquisitions.
Interest Expense
Interest expense was $139.1 million for fiscal 2020 compared with $113.7 million for fiscal 2019. The increase was attributable to a full year of interest expense associated with the $300.0 million aggregate principal amount of the Senior 2024 Notes and the $250.0 million aggregate principal amount of the Senior 2025 Notes. These increases were partially offset by lower interest rates on our variable-rate debt.
Provision for Income Taxes
The provision for income taxes for fiscal 2020 increased $3.0 million to $9.1 million compared with $6.1 million for fiscal 2019. For fiscal 2020 and fiscal 2019, our effective tax rate was 19.6% and 14.6%, respectively. The effective tax rate for each period reflects only the portion of net income that was attributable to the Blocker Companies and the impact of certain permanent book-tax
differences.
Net Income
Net income for fiscal 2020 increased $1.7 million, or 4.8%, to $37.3 million compared with $35.6 million for fiscal 2019. The increase in net income was primarily attributable to higher net sales, improved gross profit and lower discretionary spending, partially offset by higher SG&A and D&A expenses primarily attributable to acquisitions and increased interest expense related to the Senior 2024 Notes and the Senior 2025 Notes.
Adjusted EBITDA
Adjusted EBITDA for fiscal 2020 increased $44.3 million, or 14.9%, to $342.3 million compared with $298.0 million for fiscal 2019. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit and lower discretionary spending, partially offset by higher SG&A expense from acquisitions. For a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial metric, see
“—Non-GAAP
Financial Measures.”

Fiscal 2019 Compared with Fiscal 2018

	Fiscal Years Ended
	February 2, 2020	February 3, 2019
	(dollars in millions)
Net sales	$3,388.6	$3,201.6
Cost of sales	2,599.4	2,493.5

Gross profit	789.2	708.1
Operating expenses:
Selling, general and administrative	508.4	457.7
Depreciation and amortization	125.4	112.0

Total operating expenses	633.8	569.7

Operating income	155.4	138.4
Interest expense	113.7	101.1

Income before provision for income taxes	41.7	37.3
Provision for income taxes	6.1	7.0

Net income	$35.6	$30.3

Non-GAAP Financial Data:
Adjusted EBITDA	$298.0	$259.8
Net Sales
Net sales for fiscal 2019 increased $187.0 million, or 5.8%, to $3,388.6 million compared with $3,201.6 million for fiscal 2018. The increase in net sales was primarily attributable to fire protection product growth from the LIP acquisition and strong growth in our meter and storm drainage products. In addition, price inflation contributed approximately 2% of overall net sales growth. The increases were partially offset by one less selling week in fiscal 2019 versus fiscal 2018 and HDPE price deflation and sales volume declines in fiscal 2019.

	Fiscal Years Ended
	February 2, 2020	February 3, 2019	Percentage Change
	(dollars in millions)
Pipes, valves & fittings products	$2,164.2	$2,159.3	0.2%
Storm drainage products	454.5	417.4	8.9%
Fire protection products	387.3	292.6	32.4%
Meter products	382.6	332.3	15.1%

Total net sales	$3,388.6	$3,201.6

Gross Profit
Gross profit for fiscal 2019 increased $81.1 million, or 11.5%, to $789.2 million compared with $708.1 million for fiscal 2018. Gross profit increased $43.6 million as a result of an increase in net sales and $37.5 million as a result of an increase in gross profit as a percentage of net sales from 22.1% for fiscal 2018 to 23.3% for fiscal 2019. The increase in gross profit as a percentage of net sales was attributable to sourcing and pricing improvements, favorable sales mix and contributions from the LIP acquisition. Fiscal 2019 gross profit percentage was negatively impacted by $2.7 million of amortization expense of inventory fair value adjustments associated with acquisitions completed in fiscal 2019.

Selling, General and Administrative Expenses
SG&A expenses for fiscal 2019 increased $50.7 million, or 11.1%, to $508.4 million compared with $457.7 million during fiscal 2018. The increase was primarily attributable to an increase of $20.8 million from acquisitions, in addition to resources to support growth and acquisition strategy, investments in technology and higher incentive compensation costs. In addition, SG&A expenses increased by $5.8 million due to the amortization of a portion of the prepaid compensation balance included in the up-front
consideration payment for the LIP acquisition during fiscal 2019.
Depreciation and Amortization Expense
D&A expense for fiscal 2019 was $125.4 million compared with $112.0 million during fiscal 2018. The increase was attributable to the timing of amortization expense associated with customer relationship intangible assets recorded in connection with the Merger and acquisitions completed in fiscal 2019.
Operating Income
Operating income for fiscal 2019 was $155.4 million compared with $138.4 million during fiscal 2018. The increase in operating income was attributable to higher net sales and gross profit, partially offset by higher SG&A expenses and intangible amortization.
Interest Expense
Interest expense was $113.7 million for fiscal 2019 compared with $101.1 million for fiscal 2018. The increase was primarily attributable to reflecting interest expense associated with the $225.0 million of the Prior Term Loan Facility borrowings on July 8, 2019 and $300.0 million aggregate principal amount of Senior 2024 Notes. These increases were partially offset by lower interest rates on our variable-rate debt.
Provision for Income Taxes
The provision for income taxes for fiscal 2019 decreased $0.9 million to $6.1 million compared with $7.0 million for fiscal 2018. For fiscal 2019 and fiscal 2018, our effective tax rate was 14.6% and 18.8%, respectively. The effective tax rate for each period reflects only the portion of net income that was attributable to the Blocker Companies and the impact of certain permanent book-tax
differences.
Net Income
Net income for fiscal 2019 increased $5.3 million, or 17.5%, to $35.6 million compared with $30.3 million for fiscal 2018. The increase in net income was primarily attributable to higher net sales and improved gross profit, partially offset by higher acquisition-related SG&A and D&A expenses and interest expense.
Adjusted EBITDA
Adjusted EBITDA for fiscal 2019 increased $38.2 million, or 14.7%, to $298.0 million compared with $259.8 million for fiscal 2018. Growth in Adjusted EBITDA was primarily attributable to higher net sales and improved gross profit partially offset by higher SG&A expense. For a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial metric, see
“—Non-GAAP
Financial Measures.”

Quarterly Results of Operations
The following tables set forth our historical unaudited consolidated statements of income and operating results for each of the quarters indicated. The information for each quarter has been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus and reflects, in the opinion of management, all adjustments necessary for a fair presentation of the financial information presented. Our historical results are not necessarily indicative of future operating results, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period. The quarterly financial data set forth below should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metrics, as applicable, see
“—Non-GAAP
Financial Measures.”

	Three Months Ended
	October 31, 2021	August 1, 2021	May 2, 2021	January 31, 2021	November 1, 2020	August 2, 2020	May 3, 2020
	(dollars in millions)
Net sales	$1,404.8	$1,297.6	$1,055.1	$831.8	$1,012.5	$955.9	$842.1
Cost of sales	1,034.2	972.4	798.3	627.6	768.1	725.3	642.9

Gross profit	370.6	325.2	256.8	204.2	244.4	230.6	199.2
Operating expenses:
Selling, general and administrative	187.9	191.8	153.9	137.0	144.8	136.8	137.0
Depreciation and amortization	35.2	33.6	33.8	34.6	34.9	34.3	33.5

Total operating expenses	223.1	225.4	187.7	171.6	179.7	171.1	170.5

Operating income	147.5	99.8	69.1	32.6	64.7	59.5	28.7
Interest expense	13.0	36.8	35.5	35.3	35.6	35.0	33.2
Loss on debt modification and extinguishment	0.3	50.4	—	—	—	—	—

Income before provision for income taxes	134.2	12.6	33.6	(2.7)	29.1	24.5	(4.5)
Provision (benefit) for income taxes	24.9	3.1	6.2	(3.5)	7.5	6.4	(1.3)

Net income	109.3	9.5	27.4	0.8	21.6	18.1	(3.2)

Less: net income (loss) attributable to non-controlling interests	44.9	(17.0)
Net Income attributable to Core & Main, Inc.	$64.4	$26.5

Non-GAAP Financial Data Adjusted EBITDA	$189.1	$155.2	$109.1	$71.5	$103.1	$99.0	$68.7
Liquidity and Capital Resources
Historically, we have financed our liquidity requirements through cash flows from operating activities, borrowings under our credit facilities, issuances of equity and debt securities and working capital management activities. Our principal historical liquidity requirements have been for working capital, capital expenditures, acquisitions and servicing indebtedness.

On July 27, 2021, we completed the IPO of shares of Class A common stock at a price to the public of $20.00 per share. In the aggregate, we sold 40,116,279 shares of Class A common stock, which includes 5,232,558 shares sold in connection with the exercise in full of the underwriters’ option to purchase additional shares of Class A common stock, which closed on August 20, 2021. The aggregate net proceeds of the IPO and the IPO Overallotment Option Exercise were approximately $755.4 million, after deducting underwriting discounts, commissions and offering expenses paid. We used all of the net proceeds from the IPO and the IPO Overallotment Option Exercise to purchase 40,116,279 newly issued Partnership Interests of Holdings. Holdings and Opco used the net proceeds directly or indirectly received from us to redeem the Senior 2024 Notes and Senior 2025 Notes in full at the applicable redemption prices and repay outstanding indebtedness under the Prior Term Loan Facility, plus, in each case, accrued and unpaid interest, with the remaining net proceeds intended to be used for general corporate purposes.
As of October 31, 2021, our cash and cash equivalents totaled $4.9 million and we had no outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $850.0 million, subject to borrowing base availability. As of October 31, 2021, after giving effect to approximately $9.0 million of letters of credit issued under the Senior ABL Credit Facility, Opco would have been able to borrow approximately $841.0 million under the Senior ABL Credit Facility, subject to borrowing base availability. Our short term debt obligations of $15.0 million are related to quarterly amortization principal payments on the Senior Term Loan Facility. As of October 31, 2021, our Net Debt Leverage, based on Adjusted EBITDA of $524.9 million for the trailing twelve months ended October 31, 2021, was 2.8x. See
“—Non-GAAP
Financial Measures” below for a calculation of Net Debt Leverage.
Core & Main is required to make cash payments in future periods under the Tax Receivable Agreements. Payments to the Former Limited Partners are expected to commence in fiscal year 2023, and the timing of payments to the Continuing Limited Partners is uncertain as it is dependent on the timing of their exchange of Partnership Interests and a corresponding number of shares of Class B common stock for shares of Class A common stock. Generally, payments under the Tax Receivable Agreements are only required to be made to the extent that Core & Main utilizes the corresponding tax deductions to reduce payments to federal, state and local taxing authorities. These payments are in an amount that represents 85% of the reduction in payments to federal, state and local taxing authorities. As such, the cash savings from the incremental tax deductions are expected to exceed the payments under the Tax Receivable Agreements over the life of these arrangements. The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of Partnership Interests, the amount of gain recognized by such holders of Partnership Interests, the amount and timing of the taxable income we generate in the future and the federal tax rates then applicable. Assuming (i) that the Continuing Limited Partners exchanged all of their Partnership Interests at $27.36 per share of our Class A common stock (the closing stock price on October 29, 2021), (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate of 25.1%, which represents a pro forma tax rate that includes a provision for U.S. federal income taxes and assumes the highest statutory rate apportioned to each state and local jurisdiction and (iv) that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Continuing Limited Partners Tax Receivable Agreement, we would recognize a deferred tax asset (subject to offset with existing deferred tax liabilities) of approximately $836.9 million and a Continuing Limited Partners Tax Receivable Agreement liability of approximately $711.4 million, payable to the Continuing Limited Partners over the life of the Continuing Limited Partners Tax Receivable Agreement. The full exchange by the Continuing Limited Partners will also increase our deferred tax liability associated with our investment in Holdings by $86.5 million. The foregoing amounts are estimates only and are subject to change.

We believe that our current sources of liquidity, which include cash generated from operations, existing cash and cash equivalents and available borrowing capacity under the Senior ABL Credit Facility, will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. Our growth strategy contemplates future acquisitions for which we will need sufficient access to capital. To finance future acquisitions, particularly larger acquisitions, we may issue additional equity or incur additional indebtedness. Any such additional indebtedness would increase our debt leverage. See “Risk Factors—Risks Related to Our Indebtedness.”
Holdings’ ability to pay dividends may be limited as a practical matter by our growth plans as well as our credit agreements and other debt instruments insofar as we may seek to pay dividends out of funds made available to us by Opco, because our credit agreements directly or indirectly restrict Opco’s ability to pay dividends or make loans to Holdings. The Senior Term Loan Facility may require accelerated repayment based upon cash flows generated in excess of operating and investing requirements when Opco’s net total leverage ratio is greater than or equal to 3.25. In addition, the Senior ABL Credit Facility requires us to comply with a consolidated fixed charge coverage ratio of greater than or equal to 1.00 when availability is less than 10.0% of the lesser of (i) the then applicable borrowing base and (ii) the then aggregate effective commitments under the Senior ABL Credit Facility. Substantially all of Opco’s assets secure the Senior Term Loan Facility and the Senior ABL Credit Facility.
Information about our cash flows, by category, is presented in the consolidated Statements of Cash Flows and is summarized as follows:

	Nine Months Ended		Fiscal Years Ended
	October 31, 2021	November 1, 2020	January 31, 2021	February 2, 2020	February 3, 2019
			(dollars in millions)
Cash flows (used in) provided by operating activities	$(66.2)	$154.2	$214.3	$194.3	$87.4
Cash flows (used in) investing activities	(188.9)	(225.3)	(228.9)	(233.6)	(21.6)
Cash flows (used in) provided by financing activities	(120.9)	223.1	214.6	182.9	(28.6)

(Decrease) increase in cash and cash equivalents	$(376.0)	$152.0	$200.0	$143.6	$37.2

Operating Activities
Net cash used in operating activities was $66.2 million for the nine months ended October 31, 2021 compared with net cash from operating activities of $154.2 million for the nine months ended November 1, 2020. The change was primarily driven by a higher investment in working capital based on strong net sales growth, driven by inflation, volume growth and strategic inventory purchases during the nine months ended October 31, 2021. During the nine months ended November 1, 2020, we had a lower investment in working capital due to the impacts of
COVID-19.
These factors were partially offset by higher gross profit driven in part by price inflation and volume growth. We expect cash interest payments for fiscal 2022 to be substantially lower than fiscal 2021 as the Senior 2024 Notes and Senior 2025 Notes are no longer outstanding.
Net cash from operating activities for fiscal 2020 increased $20.0 million to $214.3 million compared with $194.3 million for fiscal 2019. The increase was attributable to higher gross profit,

driven in part by the impact of acquisitions, and the deferral of $10.2 million in payroll taxes in fiscal 2020 in accordance with the CARES Act. Additionally, operating cash flows increased $15.0 million in fiscal 2019 due to certain up-front
payments representing prepaid compensation associated with the LIP acquisition being accounted for as an operating activity. These increases were partially offset by net increase in cash interest payments of $24.7 million, higher SG&A expenses, driven in part by the impact of acquisitions, and a higher investment in working capital during the fourth quarter of fiscal 2020.
Net cash from operating activities for fiscal 2019 increased $106.9 million to $194.3 million compared with $87.4 million for fiscal 2018. The increase was primarily attributable to higher gross profit and better working capital management, including smaller investments in inventory and accounts receivable despite current year growth. These factors were partially offset by higher SG&A expenses and outflow of $15.0 million in fiscal 2019 due to certain up-front
payments representing prepaid compensation associated with the LIP acquisition being accounted for as an operating activity.
Investing Activities
Net cash used in investing activities decreased by $36.4 million to $188.9 million for the nine months ended October 31, 2021 compared with $225.3 million for the nine months ended November 1, 2020, primarily attributable to the cash outflows of $206.1 million related to the R&B Acquisition and $11.1 million related to the WWSC Acquisition in fiscal 2020. This was partially offset by cash outflows of $103.8 million related to the Pacific Pipe Acquisition, $62.4 million related to the L&M Acquisition and payment for the settlement of an interest rate swap in fiscal 2021.
Net cash used in investing activities decreased by $4.7 million to $228.9 million in fiscal 2020 compared with $233.6 million in fiscal 2019, primarily attributable to a decrease in acquisition outflows and reduction in capital expenditures. Fiscal 2020 included outflows of $206.1 million and $11.1 million for the R&B and WWSC acquisitions, respectively, while fiscal 2019 included outflows of $200.2 million, $17.6 million and $2.3 million for the LIP, Maskell and other acquisitions, respectively.
Net cash used in investing activities increased by $212.0 million to $233.6 million in fiscal 2019 compared with $21.6 million in fiscal 2018, primarily attributable to $220.1 million of acquisition spending in fiscal 2019 compared with $8.3 million in fiscal 2018.
Financing Activities
Net cash used in financing activities was $120.9 million for the nine months ended October 31, 2021 compared with net cash from financing activities of $223.1 million for the nine months ended November 1, 2020. The change of $344.0 million was primarily attributable to a $1,077.5 million increase in outflows for debt repayments, net of debt issuances, discounts, issuance costs, and modification costs, and a $21.1 million increase in distributions to partners. The outflows were partially offset by net proceeds from the IPO and the IPO Overallotment Option Exercise of approximately $755.4 million, after deducting underwriting discounts, commissions and offering expenses paid.
Net cash from financing activities increased $31.7 million to $214.6 million in fiscal 2020 compared with $182.9 million in fiscal 2019, primarily attributable to a $295.5 million decline in distributions to partners, partially offset by a $264.8 million decrease in proceeds from debt issuances, net of discounts and issuance costs, and repayments. The decline in distributions was primarily attributable to a $290.3 million special distribution to equity holders of Holdings made in fiscal 2019 and a decrease of $5.2 million in tax-related
distributions, primarily due to tax law changes under the CARES Act in fiscal 2020. The change in proceeds from the incurrence of debt reflects the issuance of $250.0 million aggregate principal amount of Senior 2024 Notes in fiscal 2020 compared with the additional $225.0 million borrowed under the Senior Term Loan Facility and the issuance of $300.0 million aggregate principal amount of Senior 2024 Notes in fiscal 2019.

Net cash from financing activities increased by $211.5 million from cash used in financing activities of $28.6 million in fiscal 2018 to cash from financing activities of $182.9 million in fiscal 2019, primarily due to increased borrowings in fiscal 2019. The $511.3 million net increase in cash flows from debt issuances, net of discounts and issuance costs, and repayments was partially offset by the $299.0 million increase in distributions, primarily associated with the special distribution to equity holders of Holdings in fiscal 2019.
Financing
Senior Term Loan Facility
As of October 31, 2021, the outstanding balance on the Senior Term Loan Facility was $1,496.3 million. The Senior Term Loan Facility requires quarterly principal payments, payable on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amounts of the Senior Term Loan Facility. The Senior Term Loan Facility bears interest at a rate equal to (i) LIBOR plus, in each case, an applicable margin of 2.50% or (ii) the base rate, which will be the highest of (x) the corporate base rate established by the administrative agent as its prime rate in effect at its principal office in New York City from time to time, (y) the overnight federal funds rate plus 0.50% per annum and
(z) one-month
LIBOR (adjusted for maximum reserves) plus 1.00% per annum, plus, in each case, an applicable margin of 1.50%. The Senior Term Loan Facility is subject to a LIBOR “floor” of 0.00%. The weighted-average interest rate, excluding the effect of hedging instruments, of outstanding borrowings under the Senior Term Loan Facility as of October 31, 2021 was 2.59%.
For additional discussion on the Senior Term Loan Facility, see “Note 6. Debt” to our unaudited condensed consolidated financial statements included elsewhere in this prospectus and “Description of Certain Indebtedness—Senior Term Loan Facility.”
Senior ABL Credit Facility
As of October 31, 2021, we had no borrowings under our Senior ABL Credit Facility. The Senior ABL Credit Facility provides for an asset-based revolving credit facility for the benefit of the ABL Borrower (as defined in “Description of Certain Indebtedness—Senior ABL Credit Facility”) with a borrowing capacity of up to $850.0 million, subject to borrowing base availability as defined in the ABL Credit Agreement, with a maturity date of July 27, 2026. However, the ABL Credit Agreement provides that the ABL Borrower may request that lenders extend the maturity date of their commitments and loans and each individual lender shall have the right to consent to such request with respect to its commitments and loans without the consent of any other lender. Subject to certain conditions in the ABL Credit Agreement, without the consent of the existing lenders (but subject to receipt of commitments), the ABL Borrower is entitled to request additional revolving credit commitments or term loans under the Senior ABL Credit Facility. The Senior ABL Credit Facility also permits the creation of an asset-based revolving sub-facility,
as described further under “Description of Certain Indebtedness—Senior ABL Credit Facility.”
Borrowings under the Senior ABL Credit Facility bear interest at either a LIBOR rate plus an applicable margin ranging from 1.25% to 1.75%, or an alternate base rate plus an applicable margin ranging from 0.25% to 0.75%, depending on the borrowing capacity under the Senior ABL Credit Facility. Additionally, Opco pays a fee of 0.25% on unfunded commitments under the Senior ABL Credit Facility. The book value of the Senior ABL Credit Facility approximates fair value due to the variable interest rate nature of these borrowings.

For additional discussion on the Senior ABL Credit Facility, see Note 6 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus and “Description of Certain Indebtedness—Senior ABL Credit Facility.”
Potential for Future Debt Repurchases
We may repurchase or otherwise retire our debt and take other steps to reduce our debt or otherwise improve our financial position. These actions could include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, trading levels of our debt, cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase debt from time to time, through open market purchases or other transactions. In such cases, our debt may not be retired, in which case we would continue to pay interest in accordance with the terms of such debt, and we would continue to reflect the debt as outstanding in our consolidated balance sheets.
Hedging Instrument
On February 28, 2018, Opco entered into an instrument pursuant to which it made payments to a third party based upon a fixed interest rate of 2.725% and received payments based upon the three-month LIBOR rate, based on a $500.0 million notional amount, which mirrored then outstanding borrowings under the Prior Term Loan Facility. On July 27, 2021, Opco repaid the approximately $1,257.8 million outstanding under the Prior Term Loan Facility and settled the interest rate swap. As of July 27, 2021, the remaining interest rate swap liability of $5.2 million was repaid as part of this settlement, and the associated accumulated other comprehensive loss was reclassified to the loss on debt modification and extinguishment as the interest rate swap interest payments will no longer occur.
On July 27, 2021, Opco entered into an interest rate swap in which it makes payments to a third-party based upon a fixed interest rate of 0.74% and receives payments based upon the one-month
LIBOR rate, based on notional amounts associated with borrowings under the Senior Term Loan Facility. The measurement period of the instrument commenced on July 27, 2021 with a notional amount of $1,000.0 million. The notional amount decreases to $900.0 million on July 27, 2023, $800.0 million on July 27, 2024, and $700.0 million on July 27, 2025 through the instrument maturity on July 27, 2026. This instrument is intended to reduce our exposure to variable interest rates under the Senior Term Loan Facility. As of October 31, 2021, this instrument resulted in an effective fixed rate of 3.24%, based upon the 0.74% fixed rate plus an applicable margin of 2.50%, on $1,000.0 million of borrowings under the Senior Term Loan Facility.
The fair value of our interest-rate hedging instruments was a $15.7 million asset as of October 31, 2021 and $9.3 million and $12.8 million of liabilities as of January 31, 2021 and February 2, 2020, respectively. Fair value is based upon the present value of future cash flows under the terms of the contract and observable market inputs (level 2). Significant inputs used in determining fair value include forward-looking one-month
LIBOR rates and the discount rate applied to projected cash flows.
Purchase Obligations
As of October 31, 2021, the Company had agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $1,292.0 million. These purchase obligations are generally cancelable, but the Company foresees no intent to cancel. Payment is generally expected to be made during fiscal 2021 and fiscal 2022 for these obligations.

Leases
The Company occupies certain facilities and operates certain equipment and vehicles under operating leases that expire at various dates through the year 2036. Future aggregate rental payments under non-cancelable
operating leases as of October 31, 2021 were as follows: $16.9 million in the remainder of fiscal 2021, $49.5 million in fiscal 2022, $40.2 million in fiscal 2023, $29.2 million in fiscal 2024, $19.7 million in fiscal 2025 and $27.8 million thereafter.
Non-GAAP
Financial Measures
In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP
financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., cash provided by or used in operating, investing or financing activities or other financial statement data presented in the financial statements included in this prospectus as an indicator of our financial performance or liquidity.
We define EBITDA as net income, or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling
interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and (d) expenses associated with acquisition activities. Net income and net income attributable to Core & Main, Inc. are the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated indebtedness, including of Holdings, less cash and cash equivalents, divided by Adjusted EBITDA.
We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling
interests, as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP
financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP
financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•	do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•	do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•	exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.
The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented as well as a calculation of Adjusted EBITDA margin and Net Debt Leverage for the periods presented:

	Pro Forma Nine Months Ended October 31, 2021	Pro Forma Fiscal Year Ended January 31, 2021	Trailing Twelve Months Ended October 31, 2021		Nine Months Ended October 31, 2021	Nine Months Ended November 1, 2020	Fiscal Year Ended January 31, 2021		Fiscal Year Ended February 2, 2020		Fiscal Year Ended February 3, 2019
	(dollars in millions)
Net income attributable to Core & Main, Inc.	$151.3	$21.8	$119.1		$118.3
Plus: net income (loss) attributable to non-controlling interests	91.0	16.9	27.9		27.9

Net income	$242.3	$38.7	$147.0		$146.2	$36.5	$37.3		$35.6		$30.3
Depreciation and amortization(1)	105.2	140.8	140.8		105.2	105.2	140.8		128.7		114.5
Provision for income taxes	56.4	17.7	30.7		34.2	12.6	9.1		6.1		7.0
Interest expense	39.1	51.5	120.6		85.3	103.8	139.1		113.7		101.1

EBITDA	$443.0	$248.7	$439.1		$370.9	$258.1	$326.3		$284.1		$252.9
Loss on debt modification and extinguishment	—	50.7	50.7		50.7	—	—		—		—
Equity-based compensation	4.4	26.2	23.2		22.2	3.1	4.1		4.0		4.1
Acquisition expenses(2)	6.0	11.9	8.3		6.0	9.6	11.9		9.9		2.8
IPO expenses(3)	—	4.8	3.6		3.6	—	—		—		—

Adjusted EBITDA	$453.4	$342.3	$524.9		$453.4	$270.8	$342.3		$298.0		$259.8

Other Non-GAAP Data:
Adjusted EBITDA margin:
Adjusted EBITDA	$453.4	$342.3	$524.9		$453.4	$270.8	$342.3		$298.0		$259.8
Net sales	3,757.5	3,642.3	4,589.3		3,757.5	2,810.5	3,642.3		3,388.6		3,201.6
Adjusted EBITDA margin	12.1%	9.4%	11.4%		12.1%	9.6%	9.4%		8.8%		8.1%
Net Debt Leverage:
Total consolidated indebtedness			$1,496.3		$1,496.3		$2,311.0		$2,074.0		$1,561.6
Cash and cash equivalents			4.9		4.9		380.9		180.9		37.3
Net debt			1,491.4		1,491.4		1,930.1		1,893.1		1,524.3
Adjusted EBITDA			524.9				342.3		298.0		259.8
Net Debt Leverage			2.8	x			5.6	x	6.4	x	5.9	x

	Three Months Ended
	October 31, 2021	August 1, 2021	May 2, 2021	January 31, 2021	November 1, 2020	August 2, 2020	May 3, 2020
	(dollars in millions)
Net income attributable to Core & Main, Inc.	$64.4	$26.5
Plus: net loss attributable to non-controlling interests	44.9	(17.0)

Net income	$109.3	$9.5	$27.4	$0.8	$21.6	$18.1	$(3.2)
Depreciation and amortization(1)	36.1	34.4	34.7	35.6	35.5	35.3	34.4
Provision for income taxes	24.9	3.1	6.2	(3.5)	7.5	6.4	(1.3)
Interest expense	13.0	36.8	35.5	35.3	35.6	35.0	33.2

EBITDA	$183.3	$83.8	$103.8	$68.2	$100.2	$94.8	$63.1
Loss on debt modification and extinguishment	0.3	50.4	—	—	—	—	—
Equity-based compensation	2.7	18.5	1.0	1.0	1.1	1.0	1.0
Acquisition expenses(2)	2.8	1.2	2.0	2.3	1.8	3.2	4.6
IPO expenses(3)	—	1.3	2.3	—	—	—	—

Adjusted EBITDA	$189.1	$155.2	$109.1	$71.5	$103.1	$99.0	$68.7

Net sales	$1,404.8	$1,297.6	$1,055.1	$831.8	$1,012.5	$955.9	$842.1
Adjusted EBITDA margin	13.5%	12.0%	10.3%	8.6%	10.2%	10.4%	8.2%

(1)	Includes depreciation of certain assets which are reflected in “cost of sales” in our historical statement of operations.
(2)
Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)	Represents costs related to the IPO.
Recently Issued and Adopted Accounting Pronouncements and Accounting Pronouncements Issued But Not Yet Adopted
See Note 2 of our audited consolidated financial statements.
Critical Accounting Policies and Estimates
A summary of our significant accounting policies is included in Note 2 of our audited consolidated annual financial statements. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our estimates and assumptions are based on historical experiences and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of our financial condition and results of operations and require management judgment. Our critical accounting policies and estimates are described below.
Revenue Recognition
Our revenues are earned from contracts with customers. These contracts include written agreements and purchase orders as well as arrangements that are implied by customary business practices or law. The revenue contracts are primarily single performance obligations for the sale of product or performance of services for customers. Revenue is recognized when title is passed to the customer in an amount that reflects the consideration we expect to be entitled to in exchange for the products and services, which is net of sales tax, customer incentives, returns and discounts. For product sales, the transfer of title generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third-party carriers. Estimates for expected customer incentives, returns and discounts are based on historical experience, anticipated performance and management’s judgment. Generally, our contracts do not contain significant financing as the standard sales terms are short term in nature.
Allowance for Credit Losses
We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their creditworthiness and an assessment of lien and bond rights when available. Initially, we estimate an allowance for credit losses as a percentage of aged receivables. This estimate is periodically adjusted when we become aware of a specific customer’s inability to meet its financial obligations (
e.g.
, a bankruptcy filing) or as a result of changes in historical collection patterns. While we have a large customer base that is geographically dispersed, a slowdown in the markets in which we operate may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for credit losses could differ significantly, resulting in either higher or lower future provisions for credit losses.
Inventories
Inventories consist primarily of finished goods and are carried at the lower of cost or net realizable value. The cost of substantially all inventories is determined by the weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or net realizable value. This evaluation includes an analysis of historical physical inventory results and a review of potential excess and obsolete inventories based on inventory aging and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the salability of our products or our relationship with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions. The carrying value of inventory includes the capitalization of inbound freight costs and is net of vendor rebates and purchase discounts for products not yet sold.
Consideration Received from Vendors
We enter into agreements with many of our vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to the measurement date and projected purchases through the end of the year. An estimate of vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2021 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of Long-Lived Assets
Long-lived assets, including property and equipment and finite-lived intangibles, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically assesses for triggering events and discusses any significant changes in the utilization of long-lived assets, which may result from, but are not limited to, an adverse change in the asset’s physical condition or a significant adverse change in the business climate. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators are based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.
Goodwill
In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated. During the fiscal 2020 annual assessment, we tested goodwill for impairment by performing a quantitative assessment that compared the fair value of the reporting unit with its carrying value. We determined the fair value of our reporting unit through a combination of an income approach based on the present value of discounted cash flows and a market approach based on the sales and EBITDA multiples from operations and purchase transaction of comparable companies. Determining fair value in the income approach required utilization of significant assumptions, including discount rate and sales growth rates. Significant assumptions used in the market approach included EBITDA multiples for the peer public companies. The cash flows employed in the discounted cash flow analysis were based on our long-range forecasts and an estimated terminal value. The discount rate used in the discounted cash flow analysis was intended to reflect the risks inherent in the future cash flows of the respective reporting unit. For the market approach, we evaluated comparable company public trading values and recent transactions, using EBITDA multiples and sales multiples that were used to value the reporting unit.
During the fiscal 2019 and fiscal 2018 annual assessments, we tested goodwill for impairment by performing qualitative assessments. The qualitative assessments included evaluating economic, industry, regulatory and company specific factors that could impact the reporting unit fair value. These factors included historical and projected financial metrics (including net sales, margins and operating cash flow trends), public equity market trends, changing tax law and evaluation of the markets we serve.
We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. When the book value exceeds the fair value of the goodwill, we record an impairment charge equal to this difference.
Acquisitions
We enter into acquisitions to strategically expand in underpenetrated products and markets. When we acquire a business or assets that are determined to meet the definition of a business, we allocate the purchase consideration paid to acquire the business to the assets and liabilities acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. If during the measurement period (a period not to exceed 12 months from the acquisition date) we receive additional information that existed as of the acquisition date but at the time of the original allocation described above was unknown to us, we make the appropriate adjustments to the purchase price allocation in the reporting period that the amounts are determined.
For each acquisition, we value intangible assets acquired which may include customer relationships, non-compete
agreements and/or trademarks. Customer relationship intangible assets represent the value associated with those customer relationships in place at the date of the acquisition. We value customer relationships using an excess earnings method using various inputs such as customer attrition rate, revenue growth rate, gross margin percentage and discount rate. Cash flows associated with the existing relationships are expected to diminish over time due to customer turnover. We reflect this expected diminishing cash flow through the utilization of an annual customer attrition rate assumption and in its method of amortization.
Non-compete
intangible assets represent the value associated with non-compete agreements for former executives in place at the date of the acquisition. Trademark intangible assets represent the value associated with the brand names in place at the date of the acquisition.
Income Taxes
As a result of the Reorganization Transactions, Core & Main became the general partner of Holdings, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Holdings is generally not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss from Holdings is passed through to and included in the taxable income or loss of its partners, including Core & Main, following the Reorganization Transactions. We are subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to our allocable share of any taxable income or loss of Holdings following the Reorganization Transactions.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies and results of recent operations. If it is determined that we are not able to realize deferred tax assets in the future, a valuation allowance would be established, which would impact the provision for income taxes.
Uncertain tax positions are recorded on the basis of a
two-step
process in which (1) it is determined that a tax position is more-likely-than-not
of being sustained on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. We record interest and penalties related to uncertain tax positions in the provision for income taxes in the Consolidated Statements of Operations.

Tax Receivable Agreements
Under the Tax Receivable Agreements, we expect to generate tax attributes that will reduce amounts that we would otherwise pay in the future to various tax authorities.
The Former Limited Partners Tax Receivable Agreement provides for the payment by us to certain Former Limited Partners, or their permitted transferees, of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) certain tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
The Continuing Limited Partners Tax Receivable Agreement provides for the payment by us to the Continuing Limited Partners, or their permitted transferees, of 85% of the benefits, if any, that we realize, or in some circumstances are deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) our utilization of certain other tax benefits related to our entering into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. We expect to obtain an increase in our share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. We intend to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that it would otherwise pay in the future to various tax authorities.
Except to the extent that any benefits are deemed realized, we will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any of our actual or deemed tax benefits to the Former Limited Partners or Continuing Limited Partners, as applicable, or their permitted transferees. We expect to benefit from the remaining 15% of any cash tax savings, except to the extent of any deemed realizations. For the Tax Receivable Agreements, we will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, we will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws. The establishment of the $91.8 million liability as of October 31, 2021 under the Former Limited Partners Tax Receivable Agreements did not impact earnings as the payments were recorded against equity since Core & Main entered into the Tax Receivable Agreements as part of common control transactions.
Equity-Based Compensation
We recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. That cost is recognized over the requisite service period (generally the vesting period), which is the period during which an employee is required to provide service in exchange for the award.
In connection with the Reorganization Transactions, which included the recapitalization of Management Feeder and entry into the Exchange Agreement, the equity awards issued by Holdings and held by Management Feeder were deemed to be modified for accounting purposes. We calculated the incremental fair value associated with the modification and will recognize this incremental fair value immediately for each vested award with no remaining service period and over the remaining service period associated with each unvested award. The incremental fair value associated with previously vested awards was expensed immediately as there was no remaining service period.
Basic and Diluted Earnings per Share
Basic earnings per share is computed by dividing net income attributable to Core & Main for the period following the Reorganization Transactions by the weighted average number of shares of Class A common stock outstanding during the same period. Shares of Class A common stock issued during that period, including shares of Class A common stock issued in the IPO and the IPO Overallotment Option Exercise, were weighted for the portion of that period in which the shares of Class A common stock were outstanding. We did not apply the two-class
method because shares of Class B common stock do not participate in earnings or losses of Core & Main. As a result, no earnings or loss per share of Class B common stock was presented. Earnings allocated to holders of non-controlling
interests were excluded from earnings available to the Class A common stock. There were no preferred dividends and no shares of preferred stock outstanding for the period.
The diluted net earnings per share calculation includes the basic weighted average number of shares of Class A common stock outstanding plus the dilutive impact of potential outstanding shares of Class A common stock that would be issued upon exchange of Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, under the if-converted
method, if dilutive. The treasury stock method is applied to outstanding awards, including unvested Partnership Interests and outstanding stock appreciation rights.
Non-controlling
Interests
The
non-controlling
interests represent the Partnership Interests of Holdings held by the Continuing Limited Partners. Income or loss is attributed to the non-controlling
interests based on the weighted average percentage of Partnership Interests held by Continuing Limited Partners, excluding unvested Partnership Interests held by Management Feeder, relative to all Partnership Interests of Holdings during the period following the Reorganization Transactions.
Non-controlling
interests presented in our consolidated balance sheets represents the ownership percentage of Partnership Interests held by Continuing Limited Partners as of the balance sheet date multiplied by the equity of Holdings, prior to distributions, less distributions to non-controlling
interest holders. The
non-controlling
interests’ ownership percentage may fluctuate over time as the Continuing Limited Partners exchange Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock and Partnership Interests held by Management Feeder vest.
Off-Balance
Sheet Arrangements
We had no
off-balance
sheet arrangements as of October 31, 2021.
Critical Quantitative and Qualitative Disclosures about Market Risk
In the normal course of conducting business, we are exposed to certain risks associated with potential changes in market conditions. These risks include fluctuations in interest rates and commodity prices, including price fluctuations related to our commodity-based products.

Interest Rate Risk
Our credit facilities bear interest at a floating rate, generally LIBOR plus an applicable margin. As a result, we are exposed to fluctuations in interest rates to the extent of our net borrowings under the Senior Term Loan Facility and the Senior ABL Credit Facility, which were $1,496.3 million at October 31, 2021. As of October 31, 2021, excluding the impact of any interest rate hedging instruments, each one percentage point change in interest rates would result in an approximately $15.0 million change in the annual interest expense on the Senior Term Loan Facility. As of October 31, 2021, assuming availability was fully utilized and excluding the impact of any interest rate hedging instruments, each one percentage point change in interest rates would result in an approximately $8.4 million change in annual interest expense on the Senior ABL Credit Facility. See “—Key Factors Affecting Our Business—Interest Rates.”
Credit Risk
We are exposed to credit risk on accounts receivable balances. This risk is mitigated due to our large, diverse customer base. In fiscal 2020, our 50 largest customers accounted for approximately 10% of our net sales, with our largest customer accounting for less than 1% of net sales. We maintain provisions for potential credit losses and such losses to date have normally been within our expectations. We evaluate the solvency of our customers on an ongoing basis to determine if additional allowances for doubtful accounts receivable need to be recorded. We have historically not been exposed to a material amount of uncollectible receivable balances.
Price Risk
We are exposed to price fluctuations in commodity-based products and our ability to reflect these changes, in a timely manner, in our customer pricing. Such commodity-based products include PVC, ductile iron, fusible HDPE and steel and copper pipe and tubing products. Our operating performance may be affected by both upward and downward price fluctuations. To the extent we are able to pass price increases on to our customers in a timely manner, increases in our product costs correspondingly increase the price levels of the products we sell. Conversely, decreases in our product costs can correspondingly reduce our margins if we are required to lower the price levels of the products we sell in order to remain competitive in our markets. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable gross margins. Such price fluctuations have from time to time produced volatility in our financial performance and could do so in the future.

BUSINESS
Our Company
We are a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential
and residential end markets nationwide. Our specialty products and services are used in the maintenance, repair, replacement and construction of water and fire protection infrastructure. We are one of only two national distributors operating across large and highly fragmented markets, which we estimate to represent approximately $27 billion in annual spend.
Through our network of approximately 300 branch locations in 48 states and approximately 170 MSAs across the U.S. as of October 31, 2021, we serve as a critical link between over 4,500 suppliers and a diverse and long-standing base of over 60,000 customers. Given our scale, technical expertise and the specialized and critical nature of the products we distribute, we believe we have been, and will continue to be, well-positioned to drive the adoption of new technologies that enhance the way water is managed, distributed and used. We believe that our sales reach, technical knowledge, broad product portfolio, customer service, project planning and delivery capabilities, and ability to provide local expertise nationwide, make us a critical partner to both our customers and suppliers. We are well-positioned to benefit from industry trends in our end markets, including infrastructure spending to repair and upgrade existing aged infrastructure or to advance water conservation.
Our company and our people are committed to the provision of safe and sustainable water infrastructure throughout the U.S. Our mission is to serve as an industry leader supplying local expertise, products and services to build innovative water, wastewater, storm drainage and fire protection solutions for the communities we serve. The best solutions for distributing and conserving water vary by climate, geography, local regulation and engineering specifications. Similarly, in water infrastructure, one size does not fit all, which is why we strive to offer customers local expertise supported by a nationwide network of resources. We support our customers and their communities in their efforts to find both short- and long-term solutions to conserve water and manage consumption. We embrace our responsibility in contributing to the continued evolution of our industry over the long term, developing future leaders, providing innovative technology solutions and giving visibility to the critical importance of sustainable water infrastructure and fire safety systems.
In August 2017, we were acquired by CD&R from HD Supply and subsequently rebranded as Core & Main. Following our separation from HD Supply, we surveyed our best resource, our associates, to find a new name for our organization. “Core” represents both our core values and our focus on maintaining the core of our nation’s infrastructure. “Main” stems from our presence in local markets where we maintain the main water lines on every town’s Main Street as well as from our position as the main supplier that our customers can count on. In serving our communities, we live at the intersection of Core & Main. Since the separation, we have seized various opportunities to better realize our growth potential, delivering net sales growth at a CAGR of 13.4% from fiscal 2017 to the trailing twelve months ended October 31, 2021, with organic growth contributing over two-thirds
of such growth. We have accelerated our fusible pipe and smart metering initiatives, opened eleven new greenfield locations, improved our strategic planning capabilities and built out a dedicated mergers and acquisitions team. Since fiscal 2017, we have successfully completed 16 acquisitions, including two of the largest acquisitions in our company’s history: LIP in July 2019 and R&B in March 2020.
For fiscal 2020, we reported net sales, net income and Adjusted EBITDA of $3,642.3 million, $37.3 million and $342.3 million, respectively. For the nine months ended October 31, 2021, we reported net sales, net income, net income attributable to Core & Main, Inc. and Adjusted EBITDA of $3,757.5 million, $146.2 million, $118.3 million and $453.4 million, respectively. For a reconciliation of

Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures.” As of October 31, 2021, we had total consolidated indebtedness of $1,496.3 million and $183.3 million in outstanding lease commitments. In addition, as of October 31, 2021, after giving effect to $9.0 million of letters of credit issued under the Senior ABL Credit Facility, Opco would have been able to borrow $841.0 million under the Senior ABL Credit Facility.
Customers, Suppliers and Products
Our customers choose us for our breadth of products, extensive industry knowledge, familiarity with local specifications, convenient branch locations and timely and reliable delivery. We utilize our deep supply chain relationships to provide customers with a
“one-stop-shop”
experience and customized support in their efforts to maintain and construct water, wastewater, storm drainage and fire protection systems. Our geographic footprint allows us to serve both smaller, local customers and larger, national customers with relevant expertise and the right inventory on hand. Our local sales associates take a consultative approach, using knowledge of the local regulatory requirements and specifications to provide customer-specific product and service solutions. We are often deeply involved in our customers’ planning processes, and we believe our ability to support our customers by converting engineered drawings and specifications into accurate and comprehensive material project plans (“take-offs”) gives us a significant competitive advantage. For specific smart metering, treatment plant and fusible pipe solutions, our sales associates partner with our dedicated team of nearly 175 national and regional product specialists to assist customers in project scoping and specialized product selection. Our technical knowledge and experience are complemented by our proprietary customer-facing digital technology tools. Our PowerScope bidding platform and Online Advantage and Mobile Advantage customer portals enable us to work closely and efficiently with our customers in material management, timely inventory purchasing, quoting and coordinated jobsite delivery. We believe our customer-facing technology tools build customer loyalty and drive repeat business, and also create a competitive advantage versus smaller competitors who may not have the scale or resources to provide similar technology or services.
We have a fragmented customer base that consists of over 60,000 customers. Our top 50 customers represented approximately 10% of net sales for fiscal 2020, with our largest customer accounting for less than 1% of net sales. We have long-tenured relationships with our customers, as approximately 84% of our net sales for fiscal 2020 were to customer accounts that purchased products from us in each of the last five years, and we expect to continue to derive a significant portion of our net sales from our existing customers in the future. Our ability to serve as a
“one-stop-shop”
for the wide array of customer needs represents a differentiated value proposition compared to smaller competitors, who may not have the product breadth, specialization, local and industry expertise or technical service capabilities to match our comprehensive product and service offering. We also have a specialized team focused on serving strategic accounts, which include large private water companies and national contractors. We believe that we are better positioned than our competitors to serve these national customers on larger projects requiring dedicated sales personnel, greater technical expertise and more complex or specialized procurement needs.

Customer Diversity	Customer Tenure
(percent of fiscal 2020 net sales)	(percent of fiscal 2020 net sales)

We have a diverse base of suppliers who view us as integral partners. We have strong relationships with our suppliers due to our long history in the industry, substantial purchasing scale, national footprint and ability to reach a fragmented customer base. We believe we are the largest volume customer for many of our suppliers, leading to favorable purchasing arrangements regarding product availability, payment terms and pricing. Our scale also enables us to secure exclusive or restrictive distribution rights in key product categories and to provide key products to customers that are unavailable to our competitors. We believe that our size and scale, supplier relationships and technical knowledge of products and local specifications enable us to obtain preferred access to specialized products and preferred access to products during periods of material shortages or when shorter-than-usual lead times are required for certain projects. This provides us with a significant competitive advantage versus smaller competitors, particularly for large and complex projects. Our largest single supplier represented 9% of product expenditures for fiscal 2020, and our top ten suppliers represented 42% of total product expenditures during the same period. In the future, we will seek to maintain a diverse base of suppliers, and we do not expect that our historical supplier concentration trends will materially change. We strategically conduct business with our top suppliers in order to optimize our scale advantages, but we also have the flexibility to source the majority of our products from a number of alternate suppliers when necessary.
We offer a comprehensive portfolio of approximately 200,000 SKUs covering a full spectrum of specialized products used in the maintenance, repair, replacement and construction of water, wastewater, storm drainage and fire protection systems across the municipal, non-residential
and residential end markets. Our product lines are categorized as set forth in the table below. Within our expansive product portfolio, we offer private label products, including valves, fittings, restraints and other miscellaneous products sold under the name brands of Brecco, Lansdale, Gemlock and Albany Pipe & Nipple. In fiscal 2020, internally sourced products represented approximately 1% of our total product expenditures. We complement our product portfolio with value-added service offerings and technical solutions, including fabrication services in certain geographical regions that reduce labor, time and cost for our customers. The breadth of our comprehensive product and service offerings allows us to provide our customers with a
“one-stop-shop”
to meet their everyday project needs.

The table below outlines our key products and their percentage of net sales in fiscal 2020:

	Percent of Fiscal 2020 Net Sales	Applications	Representative Products
Pipes, Valves & Fittings	65%
Used in the distribution, flow control and service and repair of underground water, wastewater and reclaimed water transmission networks.

Includes pipe, which typically range in diameter from 1/2” to 60”; valves, which are often engineered to meet the needs of each specific project; hydrants, which vary based on local specification and regulations; fittings, made from a variety of materials depending on local specifications and regulation; and other complementary products and services. Pipe materials include PVC, ductile iron, HDPE, steel and copper tubing.

Storm Drainage	14%
Used in the construction of storm water and erosion control management systems.

Includes corrugated piping systems, retention basins, manholes, grates and other related products.

Our storm drainage product offering varies by market depending on local codes and engineering specifications.

Fire Protection	11%
Serves fire protection installers in the commercial, industrial and residential construction markets.

Includes fire protection pipe, sprinkler heads and devices as well as custom fabrication services.

Our fire protection products meet strict quality standards, and our offering often varies by market based on local specifications, regulations and fire codes.

Meters	10%
Used for water volume measurement and regulation.

Includes smart meter products, installation, software and other services.

Our smart meters and advanced metering technology provide labor savings benefits for our municipal customers and help reduce water loss through leak detection.

Footprint, Operations and Talent
We operate a branch-based business model consisting of approximately 300 branches, as of October 31, 2021, that are strategically located near our customers, and we have approximately 3,700 total associates. At the local level, each branch aims to carry a range of product lines, brands and inventory levels suited to specifications and customer preferences. Our local presence allows our branch managers and team of sales representatives to provide a consultative sales approach and value-added services tailored to local needs and specifications and to respond to both immediate and longer-term project needs. We form our pricing strategy at a national level, and our national and local pricing teams continuously monitor trends along the supply chain to proactively adjust pricing on our products and to remain competitive throughout our local markets.
Our specialized fleet of equipment allows us to deliver materials to our customers’ worksites in a timely and cost-efficient manner. We operate approximately 850 delivery trucks and approximately 350 trailers. Our fleet, in conjunction with our branch network, enables us to coordinate the logistics of jobsite delivery and provide reliable, consistent support to our customers.
We have a large and experienced team of approximately 1,700 sales and field management personnel. This includes our district and branch managers, regional vice presidents who manage multi-state territories and approximately 500 field sales representatives who operate within local territories and have strong relationships with individual customers. Our associates actively participate in, and often lead, industry trade associations, which contribute to industry best practices for quality, ethics and safety at the state, regional and national levels. These groups help educate our industry, legislators and the public by raising awareness of our nation’s water infrastructure needs, which helps drive investment in water infrastructure necessary to address the growing infrastructure gap.
Our management approach and compensation structure foster an entrepreneurial culture in which managers have significant autonomy to run their branches based on local conditions, and associates are rewarded for achieving growth and profitability. As a result, we believe that we are able to recruit and retain some of the industry’s best managers and sales representatives, who have extensive experience and are focused on customer service and achieving strong financial results. Our incentive plans are closely tied to overall financial performance and working capital optimization, balancing growth, profitability and investment at our local branches.

The map below shows our branch locations as of October 31, 2021, illustrating our strategic footprint across the U.S.:

Commitment to ESG
Our business strategy and operations align with our goal of providing safe and sustainable infrastructure for generations to come. Our focus on ESG matters is foundational to who we are as a company. Preserving the earth’s most valuable resource and providing clean and safe water to our communities are at the core of what we do. Our products and services are integral to building, repairing and maintaining the essential infrastructure of water, wastewater, storm drainage and fire protection systems. Water is a finite resource, and community water supply challenges, including natural flooding, contamination and drought, continue to increase in severity. We partner with our customers to help ensure water resources and facilities are available to meet each local community’s short- and long-term needs. Our water and wastewater products help preserve and conserve water and prevent wastewater spillage and flooding that can cause devastating problems and reduce local quality of life. In addition, our fire protection products save lives and are critical to the health and safety of our communities.
Our success is built on relationships of trust, and acting with honesty and integrity in each choice we make is one of our core values. We invest in the development, well-being and safety of our people, which is a priority across all of our operations. We offer training and development to the industry by inviting our suppliers, customers and associates to both teach and learn virtually, in our classrooms and at our branches. We are committed to developing a diverse talent pipeline and preparing our associates for a bright future in our industry. Through our award-winning training programs, we focus on developing extraordinary leaders at all levels to position our associates for success. As industry leaders, we are committed to driving social change in our business by empowering women through our internally developed Women’s Network, which supports the development and growth of women in our industry. We have expanded our diversity and inclusion initiatives to access more diverse talent and established our Diversity, Inclusion and Belonging Advisory Council to provide our company with new perspectives and enhance business decision-making. We have developed a dedicated veterans hiring initiative, as we believe their leadership experience, commitment and problem-solving skills are critical to our success as an organization. We believe that our focus on ESG matters improves our ability to attract top talent to our organization and drive employee engagement, which becomes a competitive advantage.
We prioritize the safeguarding of our communities at large. In 2019, we established the Core & Main Caring Fund to provide financial assistance to associates facing significant hardship during a crisis. Each of our approximately 300 branches as of October 31, 2021 is empowered to decide how best to support their local communities—from food banks and scholarships to local fundraisers, our teams spend their local funds where they will have the greatest impact. Our associates are able to make individual contributions through automated payroll deductions that support some of those same organizations.
In 2020, we released our inaugural ESG Report, an important step in demonstrating and communicating our commitment to ESG. Over time, we intend to publish specific goals and targets in accordance with recognized reporting standards. We believe that our focus on ESG matters and sustainability will benefit our business by enhancing our relationship with our associates, our customers, our suppliers and the communities in which we operate.
Our Industry
We believe we have built a leading position in our addressable market for the distribution of water, wastewater, storm drainage, erosion control and fire protection products, and related services, which we estimate to represent approximately $27 billion in annual spend. We estimate that combined net sales by Core & Main and our largest competitor, the only other national distributor in the industry, accounted for approximately 30% of net sales to end users in fiscal 2020. The remainder of the market is served by hundreds of regional, local and specialty niche distributors, as well as, to a smaller degree, sales by manufacturers to end users. Our addressable market includes certain product categories that are underpenetrated, and we have a clear strategy to expand our share in these growing markets.
We believe there is a growing opportunity in our industry for both customers and suppliers to utilize distributors rather than directly sourcing from manufacturers. The role of the specialized distributor within the value chain is becoming increasingly important as our fragmented customer base demands higher levels of availability across a broad set of products, which are procured from a large number of suppliers. We seek to enhance our value proposition as a distribution partner by offering specialized product selection and project scoping and management, making us an integral part of our customers’ project planning and execution.
We have diversified end market exposure, and we believe there are positive industry trends supporting long-term growth in our markets. Our net sales are driven by activity in three primary construction sectors: (i) municipal;
(ii) non-residential;
and (iii) residential. We believe we are well-positioned to benefit from long-term growth in municipal water infrastructure spending, including future accelerated federal, state and local investments to repair and upgrade existing aged infrastructure or to advance water conservation, especially in response to climate changes and storm-driven containment and drainage issues. We believe we can also capitalize on expected growth in residential and non-residential
construction activity, both of which remain below long-term historical averages, and are expected to benefit from population growth, the historical under-build of housing versus household formations, historically low interest rates, demographic shifts from the cities to the suburbs and the need for commercial, industrial and other non-residential
structures to support that residential growth.
Our business is well-balanced between repair and replacement and new construction projects, as shown in the charts below for fiscal 2020. Our repair and replacement revenues have come to represent a large portion of our business as the U.S.’s water infrastructure has aged and municipalities have become increasingly focused on water conservation.

Estimated End Market Mix	Estimated Repair & Replace vs. New Construction

Municipal
We estimate that approximately 45% of our net sales in fiscal 2020 were to contractors and municipalities for municipal projects, including the repair, replacement, upgrade and construction of water and wastewater supply, filtration, storage and distribution systems. Municipalities establish local product specifications, and given our extensive geographic footprint, we believe we are best equipped to anticipate and serve local needs as well as large private underground utility contractors who require national reach and an extensive product offering.
Municipal demand has exhibited steady growth over the long term due to the consistent and immediate need to replace aged or broken water infrastructure. However, due to limited available funding, the pace of investment has significantly lagged the need to upgrade water systems throughout the U.S. and has resulted in significant underinvestment in water supply, water safety and wastewater management. The average age of water and wastewater pipes in 2020 was 45 years, up 20 years from 1970.
13
More than 600 municipalities still use
200-year
old cast iron pipe systems,
14
and there are approximately 300,000 waterline breaks every year, representing the equivalent of a water line break every two minutes.
15
Significant investment is needed to close the growing water infrastructure gap: an additional estimated $2.2 trillion will be required for repairs and upgrades over the next 20 years.
16
In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act, which includes $55 billion to invest in water infrastructure across the United States. In the coming years, including as a result of the Infrastructure Investment and Jobs Act, we expect increased federal infrastructure investment to have a core focus on the upgrade, repair and replacement of municipal waterworks systems and to address demographic shifts and serve the growing population. We believe these dynamics create the backdrop for a favorable funding environment and accelerated investment in projects that will benefit our business. Before consideration of any incremental federal investment, we estimate municipal spending on water and wastewater infrastructure projects will grow at low single digit rates through 2024.

13	Source: Bluefield Research, Water Industry 4.0 Focus Report 15 (2019).
14	Source: Bluefield Research, A Material Shift in the U.S. Pipe Market 6 (2020).
15
Source: Mary Scott Nabers,
2021 Prime for Water Infrastructure Contracting Opportunities,
Water Online (Dec. 16, 2020)
https://www.spartnerships.com/2021-prime-for-water-infrastructure-contracting-opportunities.

16	Source: Value of Water Campaign, The Economic Benefits of Investing in Water Infrastructure 14 (2020).

Municipal Infrastructure Spend
17
Non-Residential
We estimate that approximately 37% of our net sales in fiscal 2020 were directly related to clean water and wastewater infrastructure, storm drainage and fire protection systems supporting U.S.
non-residential
activity, including industrial, commercial, institutional, warehouse and multi-family development projects. Our products are often installed while breaking ground on new lot development during the initial construction phase, though some products, like storm drainage, are used during both new construction and repair and replace activities. Our fire protection products are typically installed at later stages of construction projects compared to most of our products and exhibit less seasonal patterns because they are generally installed indoors and are therefore less impacted by weather conditions. We believe that non-residential
construction starts combined with
non-residential
construction spending are good indicators of demand for our products and services due to the mix of products we supply to this end market.
The U.S.
non-residential
construction market had been in a long recovery period until growth slowed in 2020 during the
COVID-19
pandemic. As lockdowns are eased and vaccination levels in the U.S. increase, we expect non-residential
construction starts to rebound and follow residential building activity. We estimate spend on non-residential
construction projects to grow at
low-to-mid
single digit rates through 2024.

17
Source: U.S. Congressional Budget Office,
Public Spending on Transportation and Water Infrastructure, 1956 to 2017
(2018). All periods after 2017 are based on management estimates and do not reflect the opinions of the U.S. Congressional Budget Office.

Non-Residential
Starts
18

Residential
We estimate that approximately 18% of our net sales in fiscal 2020 were directly related to clean water and wastewater infrastructure projects to supply and service U.S. residential activity. Similar to non-residential
activity, residential spending in our industry is driven by new lot development, with residential single-family housing starts providing an indicator of demand for our products and services.
U.S. residential construction activity accelerated in 2020 and is expected to continue to grow as a result of population growth, low inventory, historically low interest rates and a demographic shift to the suburbs from large cities. Although residential construction starts at the end of 2020 were approximately equal to long-term averages, the historical under-build of housing in the U.S. compared to household formations implies significant pent-up
demand for continued strong growth going forward. We estimate residential construction starts to grow at low single digit rates through 2024.

18	Source: Dodge Data & Analytics, Non-Residential Construction Starts. Forward-looking data based on management estimates of non-residential starts measured by non-residential square footage developed.

Residential Starts (Single-Family)
19

Our Competitive Strengths
Size and Scale in a Fragmented Market
We are a leading distributor of water, wastewater, storm drainage and fire protection products, and related services, as measured by net sales with approximately 14% market share in fiscal 2020, and one of only two national distributors in the industry. In fiscal 2020, we sold over 30,000 miles of pipe, a distance equivalent to 12 times the length of the Mississippi River. We have built an expansive geographic footprint in a highly fragmented industry, allowing us to service all 50 states and establish a leading market position in many of the local markets we serve. Our national scale provides valuable geographic diversification that makes us resilient to various regional shocks, including significant weather events, relative to our local and regional competitors, and allows us to cost-effectively further invest in critical capabilities and efficiencies. Our broad and deep industry relationships and expertise, ability to obtain preferred access to product, proprietary information technology and ability to attract top talent are just a few examples of ways we continue to build our value proposition and expand our market share. As investment in our nation’s water infrastructure continues to elevate in focus, we believe these capabilities will make customers and suppliers increasingly rely on us to serve and protect their communities.
Strong Value Proposition and Pivotal Role in Shaping Our Industry
We play a critical role in the supply chain by connecting a large and diverse set of suppliers with a highly fragmented customer base. Our customers benefit from our technical expertise, the quality of our customer service, our purchasing capabilities, our product breadth and availability and the convenience of our branch locations, which allows us to provide consistent and timely delivery. Combined, these capabilities provide advantages relative to smaller, local competitors and allow us to attract business from large, high-quality and multi-regional contractors and municipalities with more complex projects. Our suppliers recognize our value proposition to customers, and we believe they

19
Source:
Residential Construction Historical Time Series
, United States Census, https://www.census.gov/construction/nrc/historical_data/index.html. Forward-looking data based on management estimates of total residential housing units started.

increasingly view us as an integral partner given our understanding of local and regional markets and our ability to extend their sales and geographic reach. This enables us to benefit from more favorable supplier agreements and product availability, as well as opportunities for product line exclusivity and restrictive distribution arrangements. These exclusive and restrictive distribution rights limit new entrants into our industry and provide a significant and sustainable competitive advantage.
We are proud of our industry leadership and embrace this responsibility by advocating for safe water and fire protection infrastructure in our communities, developing industry-leading talent, driving new product adoption and bringing new technologies to our addressable markets. For example, we are driving the acceleration of an important transition in the smart meter market as municipalities increasingly seek to replace dated metering technology and upgrade to smart or automated meters with labor savings and water conservation benefits. Through our CORE+ Smart Utility services, our turn-key
offering that combines not only project management, installation, hardware and software, but also lifelong meter system management, we enhance utility providers’ monitoring capabilities and efficiency. By bringing technical resources and advanced metering technology to underserved municipalities, we help support their water conservation efforts, ultimately reducing the economic costs of water system failures. We are well-positioned to continue to shape our industry through technological advancements, which further strengthens our relationships with customers and suppliers.
Multiple Levers for Organic Growth
We have a track record of growing faster than our underlying addressable market as our scalable platform provides multiple levers for driving organic growth. We have increased our estimated share of our addressable market from approximately 11% in fiscal 2017 to approximately 14% in fiscal 2020 through our organic growth initiatives and acquisitions. Over the past few years, we have invested in our scalable platform ahead of growth and made investments in additional talent, corporate infrastructure and information systems.
Our significant competitive advantages, customer-centric service and ability to leverage our national network support our ability to expand our customer base and gain share with customers in existing MSAs. We also focus on increasing sales of high-growth, margin-accretive products and partnering with our preferred suppliers to drive the adoption of innovative technologies, like smart-metering. For example, we are driving adoption of fusible products and related services, including fusible HDPE pipe, which we support with fabrication services and fusion equipment sales and rentals.
We have opportunities to expand our presence in underserved geographies through investments in sales talent and greenfield expansion. We utilize a data-driven strategy to identify and evaluate these underserved markets. Accordingly, we have also identified a number of underpenetrated product categories in large and attractive markets, like erosion control, where we can grow and enhance our market share.
Through our strategic accounts program, we directly partner with large national contractors and private water companies, who typically pursue large, complex projects or have specialized procurement needs. Sales through our strategic accounts program represented less than 5% of our fiscal 2020 net sales. We believe that we are well-positioned to grow share due to our dedicated sales team that includes engineers and other experts who can provide significant insights on large, complex projects, including cases in which our customers are asked to design and build new water systems or wastewater treatment plants. Our partnerships with these customers extend throughout the entire project lifecycle, from the pre-bidding
design phase to post-project support. We believe our strategic partnerships and national supplier relationships will continue to generate cross-selling opportunities and future business while driving adoption within our distribution model.

Proven Ability to Execute and Integrate Acquisitions
Given the highly fragmented and localized nature of our markets, we maintain a robust pipeline of future acquisition candidates. We believe we are widely viewed as the acquirer of choice given our reputation, culture, scale, ability to effectively integrate acquisitions and experience developing industry-leading talent. We provide robust financial and technical resources, increased product access, stability and a wealth of industry expertise to the businesses we acquire, allowing them to maintain their local presence and entrepreneurial spirit while gaining the support of a nationwide company.
We have a proven track record of using a disciplined approach to identify, execute and integrate acquisitions. Since becoming an independent company in August 2017, we have completed 16 acquisitions, representing approximately $645 million in aggregate historical annual pre-acquisition
net sales at attractive multiples. Our completed acquisitions strengthened our presence in certain local markets, enhanced our product and private label offerings and added valuable talent. Our acquisition strategy also allows us to strategically expand our product offering of underpenetrated products, such as erosion control and other categories with large and attractive addressable markets, in which we have a significant growth opportunity. Our favorable supply chain relationships and integration strategy allow us to achieve significant synergies through gross margin expansion as well as operational improvements.
Differentiated Service Offerings Enhanced by Proprietary Technology Tools
We believe our service capabilities and operational approach differentiate us from our competition. At the local level, each branch aims to carry a range of product lines, brands and inventory levels tailored to local specifications, regulations and customer preferences to effectively respond to customers’ immediate and long-term project needs. Customers rarely come to our branches with a list of products they need, instead presenting our field personnel with engineered drawings. Our value proposition is derived from our combination of technical expertise, product availability, customer service and planning capabilities. Our associates are specifically trained in project scoping and planning, often performing digital “take-offs” by curating a product list and custom solutions, leveraging our regional and national network of product specialists to find a solution tailored to our customers’ needs.
We complement this knowledge and sales expertise with our proprietary technology platforms that incorporate decades worth of experience from our specialized industry focus and insights into customers’ planning and sourcing needs. Our PowerScope bidding platform and Online Advantage and Mobile Advantage customer portals build customer loyalty by facilitating a more seamless bidding, planning, materials management and delivery experience. Overall, we believe our service capabilities and technology tools are sophisticated, scalable and differentiated from those of our competitors.
Beneficial Industry Trends
We expect to benefit from accelerating municipal and private construction end market demand as investment in water infrastructure and a focus on water conservation increase and the need for new and upgraded water systems grows with increased residential and non-residential
construction activity. In March 2021, Congress passed the $1.9 trillion
COVID-19
relief bill, which includes $350 billion of funding for states and local governments. In November 2021, President Biden signed into law the Infrastructure Investment and Jobs Act, which includes $55 billion to invest in water infrastructure across the United States. We believe the new investment from the Infrastructure Investment and Jobs Act could drive an average of one-to-two percentage points of additional municipal end-market growth each year from 2023 through at least 2027. We believe the funding allocated under the COVID-19 relief bill and the Infrastructure Investment and Jobs Act will promote investment in much-needed upgrades and modernization to water infrastructure systems and that we are well-positioned to benefit from any such spending or potential future infrastructure legislation. As a national distributor and market leader in our industry, we believe we will be able to capitalize on strong expected growth in residential construction and the ensuing non-residential
construction that typically follows that growth.
We expect the trend among our customers of increasingly favoring distribution over direct sourcing will continue and that our national footprint, broad product availability, high level of technical expertise and exceptional customer service will enable us to not only benefit from the continued shift in market share to the distribution channel but also to gain share disproportionately to our competitors.
The impact of climate change and increased natural flooding disasters have highlighted the need in the U.S. for improvements in storm drainage infrastructure solutions, including corrugated HDPE piping systems, storm water retention basins and other underground storm water management systems. The U.S. has sustained 258 weather and climate disasters each exceeding $1 billion in damages since 1980, including 22 in 2020, with aggregate damages in excess of $1.7 trillion.
20
As flooding events accelerate, storm water management systems with higher water volume handling capabilities become more critical to avoiding disasters, and we are well-positioned to support this increasing need. There is also an increasing demand for solutions to restoring and reusing water, particularly in areas of the country facing threats from droughts. Our reclaimed water products help address these water shortage concerns.
Attractive and Resilient Financial Profile
Our strong competitive position has contributed to a track record of consistent above-market growth and profitability improvement. Since our separation from HD Supply, we have achieved net sales growth at a CAGR of 13.4% from fiscal 2017 to the trailing twelve months ended October 31, 2021, growing faster than our underlying addressable market and thus increasing our estimated market share from approximately 11% in fiscal 2017 to approximately 14% in fiscal 2020. Over two-thirds
of our growth rate during this period was related to organic growth. Furthermore, our Adjusted EBITDA margin expanded approximately 330 bps from fiscal 2018 to the trailing twelve months ended October 31, 2021. We believe that the diversified nature of our end markets, customer base, product offerings and geographic footprint provides increased stability for our business relative to distributors operating on a smaller scale. The municipal, residential and non-residential
construction end markets have historically operated on different cycles and benefit from varied demand drivers. Moreover, our highest revenue concentration is in the municipal end market, which has historically been more resilient relative to construction end markets given the consistent need for maintenance and repair of existing infrastructure. For additional information about, and a calculation of, Adjusted EBITDA margin, which is a non-GAAP
measure, see “Management’s Discussion and Analysis of Financial Condition and Results of
Operations—Non-GAAP
Financial Measures.”
We have a long and established track record of strong cash flow generation. Our capital requirements to organically grow and maintain our branch network have historically been very low, averaging below 0.5% of annual net sales. Moreover, our strong supplier relationships and favorable payment terms result in a low cost of inventory. Our working capital optimization provides both counter-seasonal and counter-cyclical stability, allowing us to invest and build working capital during growth periods, yet remain agile in the event of a potential industry-level decline. Our strong and resilient cash flow metrics have allowed us to materially reduce our Net Debt Leverage while also executing 16 acquisitions and pursuing numerous organic growth opportunities.

20	Source: Bluefield Research, Stormwater Opportunity Reinforces Quikrete Deal 2 (2021).

The resilience of our business and our end markets has been exemplified during the
COVID-19
pandemic. We have continued to operate as an essential business, providing products and services to our customers that they need to invest in and maintain our nation’s infrastructure. We have effectively managed costs and demonstrated agility in implementing new protocols to help ensure the safety of our associates, while responding quickly to changes at the local level. Despite the challenges that the
COVID-19
pandemic created for many industries, our industry has generally remained active, and we have been able to deliver positive sales and earnings growth (on a year-over-year basis) each quarter throughout fiscal 2020.
Strong and Highly Experienced Management and Sales Team
We have highly experienced management and sales teams, including our executive team, regional vice presidents, district managers, branch managers and field sales representatives, which allow us to effectively implement our operating model, manage our branches and maintain and grow our relationships with our customers. We believe the autonomy of district and branch managers not only allows us to focus on our local markets, but also helps foster a culture of learning to help develop our future leadership. The executive management team has deep functional and business expertise with average industry experience that exceeds 20 years. Our leaders have an exceptional track record of managing the business across economic cycles and achieving impressive organic growth. Our approximately 500 field sales representatives have an average of 15 years of experience. Our sales team’s knowledge of local regulatory requirements and specifications differentiates us from our competitors and allows us to provide customer-specific product and service offerings, which we believe helps us win across our local markets.
Our Strategies
We intend to capitalize on our competitive strengths to deliver profitable growth and create shareholder value through the following core strategies:
Utilize Scale and Platform to Accelerate New Product Adoption and Continue to Advance the Industry
We utilize our vast geographic footprint, customer relationships, local industry knowledge and training capabilities to introduce and accelerate the adoption of new products and technology in our industry. Examples include the advancement of smart-metering and fusible HDPE solutions to waterworks customers, fabrication and kitting assemblies for fire protection contractors and new water retention and erosion control products for residential and non-residential
developers.
We have also identified a number of underpenetrated product categories in large and attractive markets where we can grow and enhance our market share. Erosion control is representative of these opportunities as it is a complementary product offering in a fragmented market and furthers our strong focus on clean water given its role in stormwater run-off
prevention. We believe that we can expand our presence in these underpenetrated product categories without investing significant capital or incurring substantial incremental costs as a result of our existing branch network, favorable supplier relationships and low working capital requirements.
Opportunistically Pursue Strategic Accretive Acquisitions
We take a disciplined approach to sourcing, acquiring and integrating complementary businesses that can help us continue to expand into new geographic areas, acquire key talent, offer new products and services and consolidate existing positions. We have a strong acquisition platform in place and a proven track record, which bolsters our ability to pursue attractive assets in the market. We have built out an experienced mergers and acquisitions team that actively develops a large pipeline of synergistic acquisition targets and coordinates with field leadership to identify, pursue and integrate new businesses. Through overhead cost reduction, facility optimization, purchasing capabilities and our scalable information technology platform, we have been able to generate significant margin improvement and synergistic value from our acquired businesses.
Replicate Successful Expansion in Underpenetrated Geographies
We have demonstrated an ability to successfully expand in underpenetrated geographies. We intend to continue to pursue opportunities to strengthen our presence in MSAs where we have an established footprint as well as in certain underserved markets. We believe we are well-positioned to do so through our market intelligence and ability to attract and develop sales talent. We also intend to continue to selectively drive greenfield expansion. New branches have historically required initial capital expenditures of approximately $0.2 million to open each branch. All of the branches we have opened since 2017 that have operated for at least two years have generated positive operating income within the first two years, and we expect that our more recently opened branches will be able to achieve similar results. We can quickly and efficiently open new branches in geographies with attractive market trends given our highly capable talent pool, ability to capitalize on our scale and learning curve advantages based on past successes in entering new geographies. We have identified 174 MSAs where we believe we are underpenetrated and thus have opportunities to pursue greenfield expansion or offer more product lines and services, which we have estimated to be an approximately $1.4 billion sales opportunity.
Drive Growth through Our Focus on Building a Reliable and Sustainable Water Infrastructure
As a market leader in our industry, we recognize our responsibility to provide reliable infrastructure and support for water conservation efforts. In embracing that responsibility, we raise awareness and advocate for continued enhancement and preservation of water resources. We do this at the national, state and local levels through our prominent positions in and guidance to industry organizations, alliances and associations such as the National Utility Contractors Association, Water and Sewer Distributors of America, the American Water Works Association, the National Fire Sprinkler Association and the National Rural Water Association. Our involvement and direct support as a distributor is often critical to water municipalities, such as those undertaking large projects to improve water resources, as well as smaller rural communities undertaking projects to improve access to clean water or sanitary sewage systems.
We continuously align our business strategy with identifying and driving awareness of innovative technologies to repair and improve our nation’s water infrastructure. Between 2012 and 2018, the number of water main breaks in the U.S. increased 27%, primarily due to failures in cast iron and cement pipe for which break rates increased by over 40%.
21
On average, municipalities lose approximately 16% of water on an annual basis,
22
and the U.S. lost an estimated $7.6 billion worth of treated water in 2019 due to leaks.
23
In response, we continue to drive adoption of smart water

21
Source: Steven Folkman,
Water Main Break Rates in the USA and Canada: A Comprehensive Study,
Utah State University, 4 (March 2018), https://digitalcommons.usu.edu/cgi/viewcontent.cgi?article=1173&context= mae_facpub.

22	Source: Chris Wiant, Water Loss: Challenges, Costs, and Opportunities, Water Quality and Health Council, 2 (2017), https://waterandhealth.org/wp-content/uploads/2017/12/Water-Loss_11-10-17.pdf.
23	Source: Value of Water Campaign, The Economic Benefits of Investing in Water Infrastructure 24 (2020).

technology, which reduces water loss through leak detection. We believe smart water technologies will continue to grow in importance across our municipal end market. We are increasingly focused on bringing our technical resources and advanced metering technology to underserved municipalities with right-sized,
customized service offerings that work for their budgets. Moreover, as climate change continues to accelerate flooding events, our customers continue to demand more robust storm drainage infrastructure solutions. Our strong distribution network and access to specialized products make us ideally positioned to install and repair the necessary storm drain infrastructure.
Execute on Gross Margin Enhancement Initiatives
From fiscal 2018 to the trailing twelve months ended October 31, 2021, we have improved our gross margin by roughly 310 basis points through several initiatives, including our private label program, data-driven pricing, rebate optimization and an expansion of value-added products and services. We have complemented these initiatives with accretive acquisitions, which has resulted in sustained margin expansion.
Our private label initiative has accelerated since our acquisition of LIP, through which we gained access to a highly scalable assortment of private brands and products utilized throughout the fire protection product line. We believe our ability to leverage our global sourcing capabilities and strong international supplier relationships, as well as the potential for automated distribution and logistics, will continue to create competitive pricing advantages. We are expanding our direct sourcing and distribution capabilities in order to drive further margin expansion in the future.
We formed a specialized team dedicated to driving sustainable margin improvement. An end-to-end
review of our pricing strategies allowed us to identify key margin-enhancing opportunities, including continued optimization of system-wide pricing through IT enhancements, data-driven customer and product analysis that enable us to identify price opportunities and mitigate potential margin impacts from price changes. We believe these gross margin initiatives, in addition to our ability to leverage fixed costs, create a path to drive continued EBITDA margin expansion.
Invest in Attracting, Retaining and Developing World Class Talent
We believe that our continued investment in the development and well-being of our people, together with our focus on our foundational core values of honesty and integrity, support our commitment to our associates and to customer service. Our award-winning training programs enable us to accelerate development of our top talent to drive profitable growth while maintaining a supportive and mission-driven culture. Our training program, which we believe to be best-in-class,
was named to Training Magazine’s 2021 Top 100 Award.
We intend to continue to invest in our already-strong talent base by attracting and developing associates. Our training and leadership curricula and expanded diversity and inclusion programs drive high associate engagement and a positive associate experience. In addition, we deliver attractive career growth opportunities to our associates while leveraging their knowledge and expertise.
Our dedication to developing industry leaders and commitment to ESG matters allow us to attract and retain the most qualified and motivated associates in the industry. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs and events that foster community development both financially and through the volunteer efforts of our associates.

Our Operational Structure
We strategically organize our branch network to meet the specific needs of our customers in each local market, and we support our branches with the resources of a large company, delivered through district and regional management, including company-wide sales, operations and back-office functions. We believe this allows each local branch manager to tailor his or her branch’s strategy, marketing and product and service offerings to address the needs of customers in each market, while maintaining many of the benefits of our company’s scale. Our branch associates have the opportunity to earn competitive compensation through our performance-based compensation plans, which are based on local performance.
We support our network of approximately 300 branches as of October 31, 2021 with the following company-wide resources: strategic accounts, product specialists, category management, sourcing, supply chain, finance, tax, accounting, pricing analytics, payroll, marketing communications, human resources, legal, safety and information technology. All of our branches operate on an integrated technology platform, allowing us to utilize our combined capabilities for procurement, inventory management, financial support, data analytics and performance reporting.
Our branch operational structure is organized by region and then by district to optimize both the oversight and sharing of resources and products. Each region is led by a regional vice president who manages a multi-state territory. This regional structure enables us to address the specific management, strategic and operational needs of each region.
Our branch-based business model is the core of our operations and the primary component of our distribution network. Our branches are strategically located near our customers and vary in size depending on local demand and customer needs. Our branches average approximately 10 associates and include branch management, sales representatives, warehouse staff and other support staff. In our larger branches, the staff may also include a sales manager, purchasing manager or estimator. Each branch carries approximately 4,500 SKUs on average, with many of them on hand as inventory and the rest available for delivery. Our branch managers have the autonomy to optimize their product and service offerings based on the local specifications, regulations and customer preferences within each local market.
Our branch network connects large suppliers with smaller volume customers whose consumption patterns tend to make them uneconomical to be served directly by our suppliers. Our branches receive products in both large and small quantities from our suppliers and stock products in warehouses and yards for purchase. Our specialized fleet of delivery equipment allows us to deliver materials to our customers’ worksites in a timely and cost-efficient manner.
We also offer direct distribution options to our customers on a wide range of products. This value-added service includes logistics and sourcing for larger products and quantities between our suppliers and our customers, which we believe helps our customers with inventory management and delivery scheduling, particularly when working on large-scale projects with multiple phases and delivery schedules. Contractors will work with our sales teams throughout all phases of the project life cycle, including estimating and material
“take-off,”
product sourcing and bid preparation through delivery. Leveraging our vast supplier network, we are able to arrange convenient direct shipment to jobs, which can be aligned to each phase of the project.
Our Sales Force
As of January 31, 2021, we had approximately 1,500 sales representatives, the majority of whom were inside sales representatives based at local branches. Inside sales representatives are responsible for project management, coordinating incoming orders, providing estimates and ordering material. Our sales representatives also include approximately 500 field sales representatives, who directly support customers outside of local branches. These field sales representatives remain attuned to activity in their local market, identifying and tracking active projects, and are responsible for generating sales and identifying new customers and projects. They also directly assist and educate customers, taking a consultative approach and helping with custom projects and product solutions tailored to our customers’ needs. While our sales representatives are typically assigned to a local branch and report to a branch manager, they can service an entire district and report to a district manager based on a specific customer or project need and the size of the branch.
Our sales representatives are highly experienced with
in-depth
product and technical knowledge, significant local insights and strong long-term customer relationships, all of which are critical to our success. On average, our field sales representatives have 15 years of experience in the water, wastewater, storm drainage and fire protection industry. Our sales approach is highly consultative, as our representatives are often deeply involved in our customers’ processes and assist in project scoping, product selection and materials management. Our sales force also includes a deep and dedicated team of nearly 175 technical product specialists at the national and regional levels who have expertise in specific product and service offerings, and who support our other sales representatives with product training and technical support.
We believe that our leading market position, high-quality service offering and competitive compensation program results in low turnover rates among our sales force. Our sales associates have the opportunity to earn competitive compensation through our performance-based compensation structure, which aligns our interests with those of our associates and drives long-term sustainable growth. We also benefit as a substantial portion of our associate-related costs are variable based on financial performance. Our sales representatives gain expertise and develop through participation in ongoing training programs that address new products, value-added services and safety. The entrepreneurial culture that exists throughout our company fosters strong performance by our sales organization.
Our Technology Systems
We have invested in differentiated technology systems, which we believe creates a competitive advantage. All branches operate on an integrated enterprise information technology infrastructure and applications. Building on infrastructure investments initiated during our separation in 2017, we pair hybrid-cloud, highly available infrastructure with modern cybersecurity technologies as part of a strategy that enables us to ensure stable, reliable, secure and scalable technology to support our national footprint.
Our primary enterprise resource planning platform is specifically designed for hard goods distribution, and we have augmented it with selective customizations to enable highly efficient branch-based operations, including inventory management, customer credit management and customer pricing. We have automated back-office processes by leveraging optical character recognition and robotic process automation to drive efficiency in our accounts payable and cash application functions. Supply chain optimization, including electronic data interchange, ensures efficient and agile coordination for fulfillment, and also enables timely updates when product line pricing changes. This supply chain optimization enables us to deliver product into our branches quickly, making it easy to do business with us and supporting our goal of being the supplier of choice for our customers.
Financial and operational reporting combines a mature enterprise data warehouse with planning, consolidation and analytics software. This combination permits the analysis of complex data sets along with flexible scenario management for fast and complete operational and financial decision support.

Our data strategy enables Core & Main to be the conduit between customer and vendor offerings. We pair sophisticated data analytics technologies with customer, operational and financial data accumulated over decades of service. The result is efficient access to extensive customer insights. Artificial intelligence provides further customer insights, enabling us to help our branches identify market opportunities and drive efficiencies they may not have identified.
PowerScope, our custom-built bidding platform, enables our sales force and estimators to convert engineered drawings and specifications into accurate and comprehensive material plans and deliver professional quotes faster and more accurately than many of our competitors. PowerScope integrates in an automated manner with a market-leading digital
“take-off”
tool, enabling us to perform and share digital “take-offs” with, and for, our customers. The full integration of the market tool, PowerScope, and our enterprise resource planning system enables us to act as an extension of our customers’ quoting team, increasing their capacity and ensuring they select the right products for their project needs. Extensive product data including technical, geographic and application requirements are also important factors in customer purchase decisions. Our integrated solution ensures we can efficiently provide complementary products and offer product education each time we quote, ultimately providing the best products while reducing our customers’ costs.
Our customers and sales associates leverage Mobile Advantage and Online Advantage, which are specifically designed to meet their needs for ordering, fulfillment, project management and account services, including invoice retrieval, online bill payment and commercial project administration tools, such as contract order management.
We continue to digitize our customer experience and enhance our business-to-business
e-Commerce
capabilities through strategic technology initiatives. These initiatives have already enhanced our customer service and contributed to improvements in working capital. We see further areas of potential technical development to improve the customer experience and drive efficiency in our operations.
A product information management system enables faster onboarding of acquired companies’ product data and ensures all associates are equipped to advise and assist on product specification and technical support. By managing product and other master data in this tool, we created the foundation to support multiple enterprise resource planning platforms, enabling us to run distribution center-based private label fulfillment. This capability will provide us expanded flexibility to scale our business.
Human Capital
We believe our associates are the key drivers of our success, and we are focused on attracting, training, promoting and retaining industry-leading talent. Our authentic, purpose-driven culture enables our associates to thrive in our company and our industry. We have a strong track record of developing our associates for success and driving high employee engagement. Our ability to attract and retain talent is based on four foundational pillars: pay for performance, training and development, diversity and inclusion and benefits.
As of January 31, 2021, we employed approximately 3,700 associates, including approximately 200 in branch management positions, approximately 1,100 in branch operations, approximately 1,500 in sales positions, approximately 450 in warehouse positions and approximately 450 in other positions supporting the company. Approximately 100 of our associates were covered by collective bargaining agreements. The collective bargaining agreements for 45 of these associates will expire in 2022.

Pay for Performance
We believe that our strong culture, consistent investment in our people and competitive compensation programs result in low turnover rates among our associates. Sales associates have the opportunity to earn competitive compensation through our performance-based compensation structure, which aligns our interests with those of our associates. Our leadership incentive programs link compensation levels to the achievement of branch or region-specific goals based on profitability and return on investment. Our “local business, nationwide” philosophy incentivizes both our sales force and our operations team to be entrepreneurial, making decisions grounded in a customer-centric approach. Most other associates also participate in a profit-sharing plan that aligns their compensation to profitability and return on investment.
Training and Development
Our associates are the most essential resource to our company. Their knowledge, expertise and growth are critical to our company’s success. We believe that our continued investment in the development and well-being of our people, and our focus on our foundational core values of honesty and integrity, support our commitment to hands-on
customer service. At Core & Main, our associates develop by learning from the best of the best—on the job, in our national learning center, through in-house
subject matter experts and with virtual and online academies.
Our learning team offers a wide range of award-winning training programs and courses such as sales, operations, product expertise, leadership, management and safety. We also provide customized training, talent reviews and early career rotational programs for college graduates to succession plan and develop future leaders. We leverage our suppliers to enhance our knowledge base as new products and best practices are continually rolled out.
This talent-first approach enables us to develop and promote top talent to drive profitable growth while maintaining a supportive and mission-driven culture. Year after year, associates rate our learning opportunities as one of the most valuable aspects of working at Core & Main.
Diversity and Inclusion
We believe our diversity and inclusion efforts are critical to the success of our talent strategy. A core element of our mission is to build strong relationships with one another and in the communities we serve. Some of our efforts are well established, such as our Women’s Network, intended to develop women in our industry. More recently, we have created an internal diversity and inclusion advisory group, a mental health council, and an associate caring fund. Through our training programs, we are taking a proactive approach to grow and retain our own talent and develop more diverse leaders in our industry. In fiscal 2020, we began to access new talent pipelines to attract talent from diverse and underrepresented communities, as well as the military. We frequently check the pulse of our associates, in addition to our annual engagement survey to listen and act on feedback. This ongoing, two-way
dialogue provides our associates with a voice in creating and improving our culture, and the overall associate experience. We believe being included and having a voice is vital for associate engagement and underscores our core principle: Team members are family.
Benefits
Our comprehensive benefits program, “Live Well,” reflects our overall belief that benefits should address the whole associate experience, including health and well-being. We offer associates a comprehensive benefits package, which includes access to a concierge service to help them navigate their benefits. These efforts are representative of our focus on promoting a consistent, positive experience for all associates.
Our Competition
The U.S. water, wastewater, storm drainage and fire protection products industry, and the end markets we serve, are highly fragmented. We face competition on a national level from only one other national distributor, who together with Core & Main accounted for approximately 30% of the market to end users in fiscal 2020, with no other competitor accounting for greater than 3% of the market. The remainder of our market is served by hundreds of regional, local and specialty niche distributors, which we estimate account for approximately 50% of the market, and through direct sales by manufacturers to end users, which we estimate account for approximately 20%.
The principal competitive factors in our industry include the breadth, availability and pricing of products and services, technical knowledge and project planning capabilities, local expertise, as well as delivery capability and reliability. We believe that we are a leader in the local markets which we serve, and our national scale gives us meaningful competitive advantages compared to our smaller competitors. We believe there is a growing opportunity in our industry for both customers and suppliers to utilize distributors rather than directly sourcing from manufacturers.
Our Intellectual Property
We rely on trademarks, trade names and licenses to maintain and improve our competitive position. We believe that we have the trademarks, trade names and licenses necessary for the operation of our business as we currently conduct it. We rely on both trademark registration and common law protection for trademarks. Trademark rights may potentially extend indefinitely and are dependent upon national laws and our continued use of the trademarks.
Except for the Core & Main trademark and licenses of commercially available third-party software, we do not consider our trademarks, trade names or licenses to be material to the operation of our business taken as a whole. We nevertheless face intellectual property-related risks and may be unable to obtain, maintain and enforce our intellectual property rights. Assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.
Regulation
We are subject to various federal, state, and local laws and regulations, compliance with which increases our operating costs and subjects us to the possibility of regulatory actions or proceedings. Noncompliance with these laws and regulations can subject us to penalties, fines or various forms of civil, administrative, or criminal actions, any of which could have a material effect on our financial condition, results of operations, cash flows or competitive position.
These federal, state, and local laws and regulations include laws relating to wage and hour, permitting and licensing, state contractor laws, workers’ safety, transportation, tax, business with disadvantaged business enterprises, collective bargaining and other labor matters, environmental and associate benefits.
Our facilities and operations are subject to a broad range of federal, state and local environmental, health and safety laws, including those relating to the release of hazardous materials into the environment, the emission or discharge of pollutants or other substances into the air, water, or otherwise into the environment, the management, treatment, storage and disposal of hazardous materials and wastes, the investigation and remediation of contamination and the protection of the health and safety of our associates.
In addition, the OSHA Regulation mandates that all companies with at least 100 employees implement a
COVID-19
vaccination policy that requires their employees to either be vaccinated or to undergo weekly
COVID-19
testing, beginning February 9, 2022. Beginning January 10, 2022, unvaccinated employees would be required to wear a mask while on the job site. In light of ongoing litigation relating to the OSHA Regulation, it is currently not possible to predict with any certainty the exact impact the new regulation will have on us. While we are continuing to evaluate the applicability and potential impacts of the OSHA Regulation, if upheld, we expect that compliance would result in the incurrence of material costs relating to testing and could be disruptive to our operations, which could have a material adverse effect on our business and financial condition.
Our failure to comply with environmental, health and safety laws, including the OSHA Regulation, may result in fines, penalties and other sanctions as well as liability for response costs, property damages and personal injuries resulting from past or future releases of, or exposure to, hazardous materials. The cost of compliance with environmental, health and safety laws and capital expenditures required to meet regulatory requirements is not currently anticipated to have a material effect on our financial condition, results of operations, cash flows or competitive position. New laws or changes in or new interpretations of existing laws, the discovery of previously unknown contamination or the imposition of other environmental, health or safety liabilities or obligations in the future may lead to additional compliance or other costs, which could have a material effect on our financial condition, results of operations, cash flows or competitive position.
Our Properties
We own our headquarters, located in St. Louis, Missouri, which we use for our principal corporate activities. In addition to our headquarters, as of January 31, 2021, we leased 251 properties and owned 33 properties. Our facilities typically include a small office space, an in-store
counter and/or merchandising display area, inside warehouse space and a yard for outside storage. We typically enter into leases with terms ranging from two to five years that include renewal options. We believe that these facilities are well-maintained and adequate to support the current needs of our business.
Legal Proceedings
We are not currently party to any material legal proceedings. Nevertheless, we are from time to time involved in litigation incidental to the ordinary conduct of our business, including personal injury, workers’ compensation and business operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. See “Note 9. Commitment and Contingencies” to our unaudited consolidated financial statements included elsewhere in this prospectus.
Like other companies in our industry, we have been subject to personal injury and property damage claims arising from the types of products that we distribute. As a distributor in this industry, we face an inherent risk of exposure to product liability claims in the event that the use of the products we have distributed in the past or may in the future distribute is alleged to have resulted in economic loss, personal injury or property damage or violated environmental, health or safety or other laws. Such product liability claims in the past have included, and may in the future include, allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. In particular, we have been and continue to be a defendant in asbestos-related litigation matters. Asbestos-related claims have not historically had a material impact on our financial position or results of operations, but there can be no guarantee that any such claims will not have a material adverse effect on us in the future. See “Risk Factors—Risks Related to Our Business—The nature of our business exposes us to product liability, construction defect and warranty claims and other litigation and legal proceedings.” Despite facing four current asbestos-related claims, we expect to receive additional claims in the future.

MANAGEMENT
The following table sets forth information about the directors and executive officers of Core & Main as of the date of this prospectus.

Name	Present Positions	Age
Stephen O. LeClair	Chief Executive Officer and Director	52
Mark R. Witkowski	Chief Financial Officer	47
Mark G. Whittenburg	General Counsel and Secretary	54
Laura K. Schneider	Chief Human Resources Officer	61
Bradford A. Cowles	President, Fire Protection	51
John R. Schaller	President, Waterworks	66
Jeffrey D. Giles	Vice President, Corporate Development	46
James G. Berges	Chair of the Board	74
James G. Castellano	Director	70
Dennis G. Gipson	Director	68
Orvin T. Kimbrough	Director	47
Kathleen M. Mazzarella	Director	61
Margaret M. Newman	Director	53
Ian A. Rorick	Director	33
Nathan K. Sleeper	Director	48
Jonathan L. Zrebiec	Director	41
Executive Officers
Stephen O. LeClair
has served as Chief Executive Officer and as a board member of the Company since September 2017. Previously, he served as President of HD Supply Waterworks from 2014 to 2017 and as Chief Operating Officer of HD Supply Waterworks from 2008 to 2012. In 2005, Mr. LeClair joined HD Supply and served as President of HD Supply Lumber and Building Materials from 2007 to 2008. His previous experience also includes 15 years at General Electric Company (“GE”) in various positions of increasing responsibility including Senior Vice President, Marketing & Product Management at GE Equipment Services and Retail Business Development Leader at GE Appliances. Mr. LeClair is an Independent Director on the Board of AAON Inc. Mr. LeClair holds a B.S. in Mechanical Engineering from Union College and an M.B.A. from the University of Louisville. We believe that Mr. LeClair is a valuable member of our board because of his significant experience in industry as well as his deep knowledge of the operations of our day-to-day
business and operations.
Mark R. Witkowski
has served as Chief Financial Officer of the Company since February 2016. Mr. Witkowski joined the Company in 2007 as Senior Manager of Finance and was promoted to Director of Credit in 2008 and Vice President of Finance in 2012, a position he held until being named Chief Financial Officer in 2016. He began his career in the audit practice of PricewaterhouseCoopers in 1997 focusing on large public and private companies. Mr. Witkowski is the board president of Karla Smith Behavioral Health. Mr. Witkowski holds a B.S.B.A. in Accounting and Finance from Washington University and has qualified as a Certified Public Accountant.
Mark G. Whittenburg
has served as General Counsel and Secretary of the Company since September 2017. Prior to joining the Company, Mr. Whittenburg served as the Vice President of Legal for Asia at Autoliv ASP, Inc. from 2014 to 2017. His previous experience includes 15 years at GE, including General Counsel for GE Intelligent Platforms and Chief Compliance Officer for GE China, and six years in private practice. Mr. Whittenburg holds a B.A. in Biology from Hanover College and a J.D. from the University of Cincinnati College of Law.

Laura K. Schneider
has served as Chief Human Resources Officer of the Company since January 2018. She joined the Company as Senior Director of Human Resources in 2011 and served as Vice President of Human Resources from 2013 to 2018. Prior to joining the Company, Ms. Schneider was employed for over 25 years with Anheuser-Busch InBev. During her tenure, she held positions of increasing responsibility, culminating as Senior Director of Human Resources supporting the Sales and Wholesale Operations Divisions. Ms. Schneider holds a B.S. in Communications from the University of Illinois and an M.B.A. from Pepperdine University.
Bradford A. Cowles
has served as President, Fire Protection of the Company since January 2018. Mr. Cowles served as Chief Operating Officer from January 2017 to August 2019. Previously, Mr. Cowles led HD Supply’s IT organization as Chief Information Officer from 2015 to 2017. Mr. Cowles joined HD Supply in 2005 and served as divisional Chief Information Officer for three of HD Supply’s business units, including the Company. His previous experience also includes 10 years spent at the Michelin Tire Corporation in various leadership roles in R&D, Manufacturing and Quality. Mr. Cowles previously served as a director of Johnstone Supply. Mr. Cowles holds a B.S. and M.S. in Mechanical Engineering from the University of Florida.
John R. Schaller
has served as President, Waterworks of the Company since January 2018. Prior to that, he was Senior Regional Vice President and Regional Vice President of the Company. Mr. Schaller has more than 40 years of industry experience, all with the Company or one of its predecessors. This includes 19 years at Sidener Supply Company where he started his career in 1979 and served as President at the time of the sale of Sidener to U.S. Filter, which ultimately became part of the Company. Mr. Schaller previously served as a director of the Water and Sewer Distributors of America. Mr. Schaller holds a B.A. in Forestry from the University of Missouri-Columbia and an M.B.A. from Webster University.
Jeffrey D. Giles
has served as Vice President, Corporate Development of the Company since March 2018. Prior to joining the Company, Mr. Giles served as Director, Corporate Development of Barry-Wehmiller Companies, Inc., a company specializing in capital equipment manufacturing, from 2013 to 2018. Mr. Giles holds a B.A. in Business from Wake Forest University and an M.B.A. from Washington University.
Directors
James G. Berges
has been a board member and Chair of the board of the Company since August 2017. Mr. Berges has been an operating partner of CD&R since 2006. Mr. Berges was President of Emerson Electric Co. from 1999 and served as Director of Emerson Electric Co. from 1997 until his retirement in 2005. Mr. Berges previously served on the boards of directors of Atkore International Group, Inc., NCI Building Systems, Inc., Diversey, Inc. and PPG Industries, Inc. and as Chairman of the boards of directors of Sally Beauty Holdings, Inc., HD Supply Holdings, Inc. and Hussmann International, Inc. He holds a B.S. in Electrical Engineering from the University of Notre Dame. Mr. Berges’s former leadership role at a global manufacturer provides our board valuable insight into the numerous operational, financial and strategic issues we face. Further, Mr. Berges’s service on the boards of other public and private companies provides our board with insight into the challenges currently faced by companies in a variety of markets.
Information on Mr. LeClair can be found above under “—Executive Officers.”
James G. Castellano
has been a board member of the Company since August 2017. Mr. Castellano previously served as Managing Partner of accounting firm RubinBrown LLP from 1989 to 2004 and Chairman of RubinBrown LLP from 2004 to 2016, and as Chairman of Baker Tilly International, one of world’s ten largest networks of independent accounting firms of which RubinBrown is a member, from 2002 to 2018. Mr. Castellano currently serves as a director of Fiduciary Counseling, Inc., and as an advisor to HBM Holdings and Roeslein & Associates. His previous experience includes serving as Chairman of the board of directors for the American Institute of Certified Public Accountants from 2001 to 2002. Mr. Castellano holds B.S.B.A. in Accounting from Rockhurst University. We believe Mr. Castellano is a valuable member of our board because of his extensive accounting, financial and business experience.
Dennis G. Gipson
has been a board member of the Company since August 2017. Mr. Gipson has over 40 years of experience in the food distribution and retailing industry, holding executive leadership positions at Hussmann International, Inc. and Ingersoll Rand. From 2019 to 2020, Mr. Gipson was elected Board Chair of Fontbonne University in 2016 and during his term, he also served as interim President and COO. He was named a Trustee Emeritus when his term ended in 2020. Prior to joining Fontbonne University, Mr. Gipson served as CEO of Hussmann International from 2010 to 2019. Mr. Gipson holds a B.A. in Management from Maryville University in St. Louis and an Executive M.B.A. from Stanford University. We believe Mr. Gipson is a valuable member of our board because of his broad experience in the retail and distribution sectors.
Orvin T. Kimbrough
has been a board member of the Company since September 2020. Mr. Kimbrough has served on the board of Midwest BankCentre since 2015, became its CEO in 2019 and has been Chairman of the board since January 2020. He also currently serves on the board of Korte Construction Company. Previously, Mr. Kimbrough served as President and Chief Executive Officer of United Way of Greater St. Louis from 2014 to 2019. Mr. Kimbrough holds a B.A. in Social Work from the University of Missouri-Columbia, an M.S.W. (Program Planning and Administration) from the University of Missouri-Columbia, an M.B.A. from the University of
Missouri-St.
Louis, and an M.A. in Theology from the Aquinas Institute of Theology. We believe Mr. Kimbrough is a valuable member of our board because of his broad experience across multiple industries as well as his extensive experience in governance.
Kathleen M. Mazzarella
has been a board member of the Company since January 2019. Ms. Mazzarella has been the President and CEO of Graybar, an employee-owned FORTUNE 500 distributor of electrical, communications and data networking products, since 2012 and Chairman of Graybar since 2013. In addition to her role at Graybar, Ms. Mazzarella also serves as a director of Cigna Corporation and Waste Management, Inc. Ms. Mazzarella previously served as a director of Express Scripts Holding Co. and as Chairman of the Federal Reserve Bank of St. Louis. Ms. Mazzarella holds a B.A. in Behavioral Science from National Louis University and an M.B.A. from Webster University. We believe Ms. Mazzarella is a valuable member of our board because of her extensive experience in the industrial and distribution industries, as well as her experience as a director of other public companies.
Margaret M. Newman
has been a board member of the Company since August 2017. Ms. Newman has served as Chief People Officer of BrandSafway (a CD&R portfolio company) since July 2019. Ms. Newman previously served as the Chief Human Resources Officer of Keurig Green Mountain (Keurig) from 2017 to 2019 and as the Chief People Officer of HD Supply from 2007 to 2017. At HD Supply, Ms. Newman helped guide the company through several mergers and acquisitions, strategic divestitures and an initial public offering. Before joining HD Supply, Ms. Newman held key Human Resources roles in Conseco Insurance and Sears Roebuck & Company. Ms. Newman holds a B.A in Psychology from Coe College and an M.A. in Liberal Arts from the University of Wisconsin. We believe Ms. Newman is a valuable member of our board because of her extensive experience as a human resources professional in industry.
Ian A. Rorick
has been a board member of the Company since August 2017. Mr. Rorick is a principal of CD&R, which he joined in 2012. Prior to joining CD&R, he worked at Bank of America

Merrill Lynch in the Investment Banking Division. He also currently serves as a director of Artera Services (formerly PowerTeam Services, LLC). Mr. Rorick holds a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Rorick’s experience in the financial and investing community provides our board with insight into business strategy, improving financial performance and the economic environment in which we operate.
Nathan K. Sleeper
has been a board member of the Company since August 2017. Mr. Sleeper has been with CD&R for 21 years and, as of January 2020, is the Chief Executive Officer of CD&R. Mr. Sleeper serves on CD&R’s Investment Committee and as the chair of CD&R’s Executive Committee. Prior to joining CD&R in 2000, he worked in the investment banking division of Goldman Sachs & Co. LLC and at investment firm Tiger Management Corp. Mr. Sleeper also currently serves as a director of Beacon Roofing Supply, Inc., Brand Industrial Holdings, Inc. (parent entity of Brand Industrial Services, Inc.), Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.), Artera Services (formerly PowerTeam Services, LLC), CD&R Hydra Buyer, Inc. (parent entity of SunSource Holdings, Inc.) and White Cap. Mr. Sleeper previously served as a director of Atkore International Group, Inc., CHC Group Ltd., Culligan Ltd, HD Supply Holdings, Inc., Hertz Global Holdings, Hussmann International, Inc., Ply Gem Parent, LLC, Roofing Supply Group, LLC, U.S. Foods, Inc. and Wilsonart International Holdings LLC. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School. Mr. Sleeper’s broad experience in the financial and investment communities brings to our board important insights into business strategy and areas to improve our financial performance.
Jonathan L. Zrebiec
has been a board member of the Company since August 2017. Mr. Zrebiec is a partner of CD&R, which he joined in 2004. Prior to joining CD&R, he worked at Goldman Sachs & Co. LLC in the Investment Banking Division. Mr. Zrebiec also currently serves as a director of CD&R Hydra Buyer, Inc. (parent entity of SunSource Holdings, Inc.), Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.), Wilsonart International Holdings LLC and White Cap. He previously served as a director of Brand Industrial Services, Inc., Atkore International Group, Inc., Hussmann International, Inc., Ply Gem Parent, LLC and Roofing Supply Group, LLC. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Columbia Business School. Mr. Zrebiec’s experience in the financial and investing community provides our board with insight into business strategy, improving financial performance, and the economic environment in which we operate.
Corporate Governance
Board Composition and Director Independence
Our board of directors is currently composed of ten directors. Our Certificate of Incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms as follows:

•	Our Class I directors are James G. Berges, Dennis G. Gipson, Stephen O. LeClair and Nathan K. Sleeper, and their terms will expire at the annual meeting of stockholders to be held in 2022.

•	Our Class II directors are Orvin T. Kimbrough, Margaret M. Newman and Ian A. Rorick, and their terms will expire at the annual meeting of stockholders to be held in 2023.

•	Our Class III directors are James C. Castellano, Kathleen M. Mazzarella and Jonathan L. Zrebiec, and their terms will expire at the annual meeting of stockholders to be held in 2024.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third

of the directors. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and
By-Laws—Classified
Board of Directors.”
We and the CD&R Investors are party to a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other matters, the CD&R Investors have the right to designate nominees for our board of directors (the “CD&R Designees”), subject to the maintenance of specified voting power requirements. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”
Our board of directors is led by our
non-executive
Chair, Mr. James G. Berges, a CD&R Designee. The Stockholders Agreement provides that a CD&R Designee will serve as the Chair of our board of directors as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 25% of the total voting power of the outstanding shares of our common stock and our other equity securities.
The number of members on our board of directors may be fixed by resolution adopted from time to time by the board of directors. Subject to the Stockholders Agreement, any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
With respect to any vacancy of a CD&R Designee, the CD&R Investors have the right to designate a new director for election by a majority of the remaining directors then in office.
Our board of directors has determined that James G. Castellano, Dennis G. Gipson, Orvin T. Kimbrough, Kathleen M. Mazzarella and Margaret M. Newman are “independent” as defined under the NYSE and the Exchange Act rules and regulations.
Controlled Company
The CD&R Investors control a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. The CD&R Investors will beneficially own shares of our common stock representing approximately 69.9% of the combined voting power of our outstanding Class A common stock and Class B common stock after the completion of this offering (or approximately 68.6% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Accordingly, we expect to continue to be a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees.

Following this offering, we currently intend to continue to utilize the exemptions from the requirements that a majority of our board of directors consist of independent directors and that each of the Nominating and Governance Committee and Compensation Committee be composed entirely of independent directors. As a result, a majority of our board of directors does not consist of independent directors, and each of our Nominating and Governance Committee and Compensation Committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify audit committee independence requirements of
Rule 10A-3
under the Exchange Act and the NYSE rules.
Board Committees
Our board of directors maintains an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Under the NYSE rules, we are required to have a majority of independent directors on our Audit Committee until one year after the effectiveness of our registration statement filed in connection with our IPO. Thereafter, our Audit Committee is required to be composed entirely of independent directors. As a controlled company, we are not required to have independent Compensation or Nominating and Governance Committees. The following is a brief description of our committees.
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website.
The members of our Audit Committee are James G. Castellano (Chairperson), Orvin T. Kimbrough, Kathleen M. Mazzarella, Ian A. Rorick and Jonathan L. Zrebiec. Our board of directors has designated James G. Castellano as an “audit committee financial expert,” and each of the five members has been determined to be “financially literate” under the NYSE rules. Our board of directors has also determined that James G. Castellano, Orvin T. Kimbrough and Kathleen M. Mazzarella are “independent” as defined under the NYSE and Exchange Act rules and regulations.
Compensation Committee
Our Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our company and its subsidiaries. Our Compensation Committee also periodically reviews management development and succession plans. The charter of our Compensation Committee is available without charge on the investor relations portion of our website.
The members of our Compensation Committee are Margaret M. Newman (Chairperson), James G. Berges and Jonathan L. Zrebiec. In light of our continued status as a “controlled company”

within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Compensation Committee be composed entirely of independent directors under listing standards applicable to membership on the Compensation Committee, with a written charter addressing the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board of directors for election to our board of directors, reviewing the composition of the board of directors and its committees, developing and recommending to the board of directors corporate governance guidelines that are applicable to us and overseeing board of directors evaluations. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website.
The members of our Nominating and Governance Committee are James G. Berges (Chairperson), Dennis G. Gipson, Orvin T. Kimbrough and Jonathan L. Zrebiec. In light of our continued status as a “controlled company” within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our Nominating and Governance Committee be composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is a current or former officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or a compensation committee (or other board committee performing equivalent functions) of any other entity that has an executive officer serving as a member of our board of directors. We are party to certain transactions with our principal stockholders as described in “Certain Relationships and Related Party Transactions.”
Code of Conduct and Financial Code of Ethics
We have a Code of Conduct that applies to all of our officers, employees, associates and directors. We also have a “Financial Code of Ethics” that applies to our Chief Executive Officer, Chief Financial Officer and corporate officers with financial and accounting responsibilities, including the Controller/Chief Accounting Officer, Treasurer and any other person performing similar tasks or functions. The Financial Code of Ethics and the Code of Conduct each address matters such as conflicts of interest, confidentiality, business practices and compliance with laws and regulations. The Financial Code of Ethics and the Code of Conduct are available without charge on the investor relations portion of our website.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our “named executive officers,” also referred to as the “NEOs,” who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers, for fiscal 2020 as follows:

•	Stephen O. LeClair, Chief Executive Officer and Director

•	Mark R. Witkowski, Chief Financial Officer

•	John R. Schaller, President, Waterworks

•	Bradford A. Cowles, President, Fire Protection

•	Laura K. Schneider, Chief Human Resources Officer
Compensation Philosophy and Objectives
We seek to provide compensation and benefit programs that support our business strategies and objectives by attracting, retaining and developing individuals with necessary expertise and experience. Our incentive programs are designed to encourage performance and results that will create value for us and our stockholders while avoiding unnecessary risks.
The executive compensation programs are intended to create a performance culture geared toward exceptional business results, enterprise value creation and executive retention. In particular, the executive compensation programs have the following objectives:

•	To reward our executives commensurate with their performance, experience and capabilities.

•	To cause our executives to have equity in the Company in order to align their interests with the interests of our owners and allow our executives to share in our owners’ success.

•	To enable us to attract and retain top executive talent.
Determination of Executive Compensation
The following describes the primary roles and responsibilities of those involved in the determination of executive compensation levels, plan designs, and policies.
Compensation Committee
The Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives and directors, authorizing and ratifying grants of equity and equity-based awards and other incentive arrangements, and authorizing employment and related agreements. The members of our Compensation Committee are Margaret M. Newman (Chairperson), James G. Berges and Jonathan L. Zrebiec.
Independent Consultant
In connection with our IPO, the Compensation Committee engaged an independent compensation consultant that reports to and is directed by the Compensation Committee, and provides no other services to the Company. During fiscal 2020, the compensation consultant provided competitive market data and advice to the Compensation Committee on various aspects of the executive and non-employee
director compensation programs in connection with our IPO. In performing these services, the compensation consultant interacted with executive management and attended Compensation Committee meetings.
Executive Management
Certain members of executive management are involved in the executive compensation determination process. For example, our General Counsel provides legal advice and perspectives and our Chief Executive Officer makes specific recommendations for compensation levels and program designs for executives other than himself. These individuals generally attend Compensation Committee meetings, but are excused when their compensation is being discussed.
Elements of Our Executive Compensation Program
During fiscal 2020, the compensation program for our named executive officers consisted mainly of salary, short-term cash incentive compensation, long-term equity incentive compensation and certain benefits and perquisites. Set forth below is a chart outlining each element of compensation, the reason that we provide each element, and how that element fits into our overall compensation philosophy.

Pay Component	Objective of Pay Component	Key Measure
Base Salary	• Provide competitive pay and reflect individual contributions	• Current compensation relative to competitive rates for similar roles • Individual performance

Annual Cash Incentives	• Reward achievement of short-term business objectives and results	• MICP Adjusted EBITDA goal • MICP Working Capital Percentage goal (see definitions below)

Equity Awards
•  Common unit purchase opportunities create “buy in” and immediate stock ownership

•  Profits Units to align executive and equity holder interests

•  Create “ownership culture”

•  Provide retention incentives
• Common unit appreciation over purchase price • Profits Units appreciation over benchmark amount • Continuation of employment • Equity ownership

Benefits and perquisites
•  Health, disability and life insurance, 401(k) retirement plan and other employee benefits provide a safety net of protection in the case of illness, disability, death or retirement.

•  Use of company car
• Generally, competitive benefits relative to market • Life insurance paid for by the Company, with an additional supplemental policy in the case of Mr. LeClair

A description of each component of compensation for the NEOs in fiscal 2020 is below, including a summary of the factors considered in determining the applicable amount payable or achievable under each component.
Base Salary
Base salaries are set to attract, retain and reward executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the company and the availability of such executives. Each year, the Compensation Committee considers market adjustments and merit salary increases for our executives generally, including our NEOs. In March 2020, the Compensation Committee approved a merit salary increase for each of our NEOs, and a market adjustment increase for Messrs. LeClair and Witkowski. The salary paid to each of our NEOs in fiscal 2020 is shown in the “Summary Compensation Table” following this Compensation Discussion and Analysis.
Short-Term Incentives
Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics relevant to the Company as a whole. By tying a significant portion of the executive’s total annual cash compensation to annual variable pay, we reinforce our “pay for performance” culture and focus our executives on critical short-term financial and operational objectives which also support our long-term financial goals.
All of our NEOs participate in our management incentive compensation plan (“MICP”), which provides cash-based incentives dependent on annual results against the key financial metrics described below. MICP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Compensation Committee’s estimation of what level of targeted payouts is necessary to retain, motivate, and reward our executives.
For fiscal 2020, the MICP performance payout weighting was based 80% on MICP Adjusted EBITDA and 20% on the aggregate monthly average of accounts receivable plus inventory less accounts payable, as a percentage of net sales (“MICP Working Capital Percentage”).
MICP Adjusted EBITDA is calculated as Adjusted EBITDA plus certain employee and
COVID-19-related
costs less Adjusted EBITDA of acquisitions completed subsequent to the establishment of the MICP Adjusted EBITDA target, as these items were not contemplated in establishing the target. The employee and
COVID-19-related
costs added back to Adjusted EBITDA are (a) employee severance, hiring and retention bonuses, relocation costs and facility closure costs and (b) direct response facility cleaning costs and legal fees directly related to our response in managing the impacts of
COVID-19,
all of which are included within Selling, general and administrative in our statement of operations. In fiscal 2020, actual MICP Adjusted EBITDA excluded the financial results of Waterworks Supply Company. In fiscal 2020, we also made modifications to the MICP Working Capital Percentage to give pro forma effect to the R&B acquisition and contemplate unexpected changes in the timing of certain vendor payments.
We view MICP Adjusted EBITDA as the key operating metric that drives business profitability. The MICP Working Capital Percentage measure is intended to increase the focus on cash management across the Company.

The following are the performance and payout scales that were approved by the Compensation Committee for the fiscal 2020 annual cash incentives for NEOs, as well as the actual performance results for fiscal 2020.

	MICP Adjusted EBITDA (80% weight)			MICP Working Capital Percentage (20% weight)
	Plan Attainment	MICP Adjusted EBITDA (in millions)	Payout % of Target	Plan Attainment	MICP Working Capital Percentage	Payout % of Target
Threshold	92%	$327.7	50%	102%	16.0%	50%
Target	100%	$355.4	100%	100%	15.7%	100%
Growth Target	108%	$383.0	150%	98%	15.3%	150%
Maximum	116%	$410.6	200%	96%	15.1%	200%
Actual Performance		$343.1			14.6%
Actual Payout % of Target		78%			200%
Based on the
pre-approved
goals and payout ranges, and actual results, the following summarizes the actual amounts earned by each NEO in fiscal 2020:

		Target MICP Opportunity		Weighted Avg Payout % of Target	Actual MICP Award ($)
Name	Base Salary ($)	% Salary	$ Value
Stephen LeClair	725,000	100%	725,000	102%	740,834
Mark Witkowski	420,000	75%	315,000	102%	321,880
John Schaller	395,000	85%	335,750	102%	343,083
Brad Cowles	370,000	75%	277,500	102%	283,561
Laura Schneider	360,000	75%	270,000	102%	275,897
Long-Term Equity Incentives
Historically, long-term incentive compensation was provided to the NEOs under the Amended and Restated Core & Main Holdings LP Equity Incentive Plan (the “Equity Incentive Plan”).
Under the Equity Incentive Plan, equity of Holdings was issued to members of management indirectly through an equity interest in Management Feeder, an upper-tier entity in the Holdings company group, which in turn receives grants of equity interests from Holdings in amounts and on terms that are identical to those issued to the executive by Management Feeder.
In fiscal 2018, under the terms of the Equity Incentive Plan and an Executive Common Unit and Profits Unit Agreement, each NEO purchased fully vested common units of Management Feeder and, in connection with that purchase, was granted profits interests in Management Feeder (the “Profits Units”). Each Profits Unit is an equity interest that has economic characteristics similar to a stock option, with the right to share in the equity value of Holdings (through the management member’s corresponding interest in Management Feeder) above a specified distribution threshold (the “Benchmark Amount”). The Profits Units vest in five equal annual installments, subject to the recipient’s continued employment through the applicable vesting date, and have an initial Benchmark Amount equal to the fair value of a partnership unit in Holdings at the time of grant. The Benchmark Amount may be adjusted to reflect a change in capitalization of Holdings, including, for example, any extraordinary distribution or transaction affecting the equity interests of Holdings. In the event an executive’s employment is terminated due to death or disability, any unvested Profits Units will immediately vest.
In the case of a termination for “cause” (as defined in the Equity Incentive Plan), all of an executive’s Profits Units, whether vested or unvested, will be canceled effective upon the executive’s termination of employment. On a termination of employment for any other reason, vested Profits Units remain outstanding and unvested Profits Units are forfeited. On a change in control, any Profits Units that are then unvested will fully vest unless they are replaced with substitute awards with substantially equivalent terms. Our IPO was considered a change in control for purposes of the Equity Incentive Plan. Prior to our IPO, Holdings (or CD&R Investor, if Holdings did not exercise its right) had the right to repurchase all or any portion of a participant’s vested Profits Units following a termination of employment for any reason, and in the event of a participant’s termination due to death or disability, a participant could require Holdings to repurchase all or any portion of a participant’s vested Profits Units. The Profits Units agreement for each NEO contains non-competition
and
non-solicitation
covenants that apply during employment and the two (2)-year period following termination of employment.
No awards were granted to any of the NEOs under the Equity Incentive Plan in fiscal 2020. For information regarding outstanding Profits Units as of the end of fiscal 2020, see the “Outstanding Equity Awards at Fiscal Year End 2020” table below.
Conversion of Management Feeder Units
In connection with the Reorganization Transactions, all Profits Units of Management Feeder were converted into a number of common units of the recapitalized Management Feeder with a fair market value at the time of the Reorganization Transactions that was equal to the liquidation value of the Profits Units at such time, based on the price of a share of Class A common stock to the public in our IPO. The Profits Units of Management Feeder that were unvested at the time of conversion were converted into restricted common units that are subject to time-vesting provisions that are substantially similar to the vesting provisions applicable to the corresponding unvested Profits Units immediately prior to the conversion in the Reorganization Transactions. Similarly, in the Reorganization Transactions, profits units of Holdings held by Management Feeder (which relate to Profits Units held by our employees and directors) were converted into corresponding Partnership Interests of the recapitalized Holdings, and any Partnership Interests that were so converted from unvested profits units of Holdings are subject to the same vesting periods, as applicable.
The shares of Class B common stock held by Holdings were distributed proportionately to holders of Partnership Interests of Holdings, including Management Feeder. Under the terms of the Exchange Agreement, as described in “Organizational Structure—Exchange Agreement,” Management Feeder, as a Continuing Limited Partner, and its permitted transferees, have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests in Holdings, together with the retirement of a corresponding number of shares of Class B common stock of Core & Main, for shares of Class A common stock of Core & Main on a one-for-one
basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and any additional shares of Class A common stock issued to them on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements as described further under “Organizational Structure—Exchange Agreement.” Pursuant to the limited liability company agreement of Management Feeder, the directors, executive officers and other employees of the Company who hold common units in Management Feeder have the right, subject to certain conditions, to elect for Management Feeder to redeem a number of vested common units held by them in exchange for a corresponding number of Partnership Interests and shares of Class B common stock held by Management Feeder and will, as a result of such transfer, become a Continuing Limited Partner with the right to exchange their Partnership Interests and shares of Class B common stock for shares of Class A common stock pursuant to the terms of the Exchange Agreement as described in the foregoing sentence. Such individuals, as Continuing Limited Partners, also have the right to participate in cash payments made under the Continuing Limited Partner Tax Receivable Agreement in respect of any Partnership Interests exchanged for Class A common stock.

See “Organizational Structure” for more information on the Reorganization Transactions, including a more detailed description of the Core & Main organization structure following our IPO.
Following our IPO
In connection with our IPO, our board of directors adopted the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan, or the “Omnibus Incentive Plan,” effective July 22, 2021, pursuant to which we can make grants of long-term equity incentive compensation to our employees, directors and certain other eligible service providers. Under the Omnibus Incentive Plan, we can make awards in the form of stock options, which may be either incentive stock options or non-qualified stock
options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights, or “SARs”; dividend equivalents; and other stock-based awards. Cash awards may also be granted under the Omnibus Incentive Plan as annual or long-term incentives. Subject to adjustment as described below, a total of approximately 13.23 million shares of our Class A common stock are available for issuance under the Omnibus Incentive Plan. As of October 31, 2021, a total of 19,973 shares were subject to outstanding awards under the Omnibus Incentive Plan. Shares issued under the Omnibus Incentive Plan may be either authorized but unissued shares or shares reacquired by us.
The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Omnibus Incentive Plan, the exercise or base price or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator, in its discretion, in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation
or dissolution of the Company or other similar transaction affecting our common stock.
No equity awards have been made to any NEO under the Omnibus Incentive Plan.
Employment Agreements and Severance Agreements
We have entered into employment agreements with Messrs. LeClair, Witkowski and Cowles and Ms. Schneider, which include the specific terms, including severance benefits, described below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”
Benefits and Perquisites
The benefits provided to our NEOs are the same as those generally provided to our other salaried employees and include medical, dental and vision insurance, basic life insurance and accidental death and dismemberment insurance, short and long-term disability insurance, and a 401(k) plan, which includes an employer matching contribution equal to 50% of the first 6% of the participant’s eligible compensation deferred under the plan.
Our executives participate in a limited number of perquisite programs. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us.
All of the NEOs participate in the executive basic life insurance plan. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000. The participant owns the insurance policy, and the Company pays the premium on his or her behalf. The value of the premium for fiscal 2020 was $852 for each NEO. Mr. LeClair also has a secondary life insurance policy with a benefit amount of $4,500,000 and the value of Mr. LeClair’s secondary policy premium was an additional $2,290. Mr. LeClair also received a payment of $923 to cover the income taxes owed in respect of his secondary policy.

Other benefits provided to our NEOs include use of a company vehicle and the option to purchase a company vehicle for less than market value at the end of the vehicle’s lease term.
Other Policies and Practices
Policy on Recovering Incentive Compensation
In connection with our IPO, we implemented a Clawback and Forfeiture Policy, applicable to all current and former executive officers, including the CEO, and each other current or former employee who has received an equity grant from the Company or any of its subsidiaries (each, a “covered person”). In the event of:

•
a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirement caused by a covered person being involved in fraud, misconduct or gross negligence, this policy authorizes the Company to recover any portion of any cash bonus or incentive compensation paid or awarded to such person that was higher than the amount that would have been paid or awarded if calculated based upon the restated financial results;

•
incentive compensation awards being calculated based on inaccurate financial information or other inaccurate performance criteria, this policy authorizes the Company to recover up to 100% of any cash bonus or incentive compensation paid or awarded to the covered person; and

•
misconduct by a covered person that has or might reasonably be expected to cause reputational or other harm to the Company, or misconduct or a material error committed by a covered person that causes or might reasonably be expected to cause significant financial or reputational harm to the Company, this policy authorizes the Company to recover up to 100% of any cash bonuses or equity compensation awarded to the covered person.

Once final rules are adopted by the SEC regarding the clawback requirements under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the final rules.
Stock Ownership Guidelines and Holding Period Requirements
In connection with our IPO, we adopted stock ownership guidelines. The guidelines further our core philosophy that our NEOs should also be owners of our Company. The guidelines are based on our expectation that each NEO will maintain a targeted level of investment in our stock so that the interests of our NEOs and our stockholders are closely aligned, and our NEOs have a strong incentive to provide effective management.
Pursuant to our stock ownership guidelines, our NEOs are required to own shares of our common stock having a value equal to a specific multiple of the NEO’s base salary. Those multiples are, for our CEO (Mr. LeClair): six times; for our other Section 16 officers, including the other NEOs: three times; and for our non-executive
directors: five times. These ownership levels must be achieved within five years from the later of the 2021 effective date of the policy or the date the person becomes an executive officer. Our NEOs must hold at least 50% of their vested shares (except for shares withheld or sold to pay required tax withholding and the exercise price for options) until they are in compliance with the guidelines. Our stock ownership guidelines count the following types of ownership: shares owned outright; shares held in trust for the economic benefit of the covered person or his or her spouse or dependent children; shares held in a 401(k) plan; and unvested, time-vesting restricted stock and RSUs granted under the Omnibus Incentive Plan or other Company stock incentive plan. Compliance is evaluated annually by the Compensation Committee each January, using a twenty-day
closing stock price average to mitigate the impact of short-term price variations.

No Hedging, Pledging or Short Sales
In connection with our IPO, the Company adopted a Policy on Trading in Securities. Through this policy, we prohibit our directors, executive officers and employees from engaging in hedging, pledging or short sales with respect to Company securities.
Tax and Accounting Considerations
Where appropriate, and after taking into account various considerations, including that certain incentives, including the Profits Units under the Equity Incentive Plan, may have competing advantages, we generally structure our executive employment arrangements and compensation programs to allow us to take a tax deduction for the full amount of the compensation we pay to our executives. However, the Profits Units do not provide us with a tax deduction, but provide other advantages to our associates who hold Profits Units.
Section 162(m) of the Code, limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years ended prior to our IPO, we were not deemed to be a publicly held company for purposes of Section 162(m) of the Code. Accordingly, these limitations were not applicable to the executive compensation program described above and were not taken into consideration in making compensation decisions. For fiscal 2021 and future years, our Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) of the Code. However, it is expected that our Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incentivize executive talent.
The expenses associated with share-based awards issued to our executive officers and other key associates are reflected in our financial statements through recognition of the grant date fair value of the award over its vesting period.
Summary Compensation Table
The following table sets forth the compensation of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation(2) ($)	Total ($)
Stephen O. LeClair, Chief Executive Officer	2020	681,154	740,834	40,354	1,462,342
Mark R. Witkowski, Chief Financial Officer	2020	396,924	321,880	44,180	762,984
John R. Schaller, President, Waterworks	2020	385,770	343,083	29,903	758,756
Bradford A. Cowles, President, Fire Protection	2020	360,770	283,561	33,284	677,615
Laura K. Schneider, Chief Human Resources Officer	2020	350,770	275,897	33,973	660,640

(1)	Amounts in this column reflect payments earned under the MICP for fiscal 2020 performance.
(2)
Amounts in the “Other” column include (i) a 401(k) matching contribution of $8,500 for each NEO, (ii) the value of company-paid life insurance premiums ($3,142 for Mr. LeClair, plus an additional payment of $923 to cover the income taxes owed in respect of his secondary policy, and $852 for each other NEO), and (iii) the value of an employer-provided vehicle, $27,789, $34,828, $20,551,

$23,932, and $24,621, respectively, for Messrs. LeClair, Witkowski, Schaller, Cowles and Ms. Schneider, calculated as the annualized cost of depreciation, total fuel costs, insurance and maintenance expenses.
Grants of Plan-Based Awards for Fiscal 2020
The following table provides information concerning the annual incentive plan opportunities made available to the NEOs in fiscal 2020.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold $ 50%	Target $ 100%	Maximum $ 200%
Stephen O. LeClair	362,500	725,000	1,450,000
Mark R. Witkowski	157,500	315,000	630,000
John R. Schaller	167,875	335,750	671,500
Bradford A. Cowles	138,750	277,500	555,000
Laura K. Schneider	135,000	270,000	540,000

(1)	Amounts in this table reflect potential payouts at threshold, target and maximum performance levels under the MICP for fiscal 2020. No equity grants were made to any of the NEOs in fiscal 2020.
Narrative disclosure to summary compensation table and grant plan based awards table
Employment Agreements
Messrs. LeClair, Witkowski, and Cowles and Ms. Schneider are each party to an employment agreement with Opco. Each employment agreement provides for at-will
employment with Opco. Each executive is entitled to participate in Holdings’ MICP and other compensation and benefit plans available to other executives or officers of Opco. Under the terms of each employment agreement, on a termination by Opco without “cause” or by the executive due to a “change in employment” (
i.e.
, “good reason” to resign due to a change in employment), each executive is entitled to (i) a payment equal to 12 months base salary (24 months for Mr. LeClair) and his or her target MICP bonus (two times target MICP bonus for Mr. LeClair), paid in equal installments over the twelve-month
(24-months
for Mr. LeClair) period following termination, and (ii) a payment equal to the monthly cost of purchasing COBRA continuation coverage, payable in monthly installments for the twelve-month period following termination; payment is subject to executive’s execution of a release of claims.
Under each employment agreement:

•
“cause” means (i) executive’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony, (ii) executive’s willful or grossly negligent failure to perform employment duties, (iii) executive’s material breach of the employment agreement or the terms of an applicable noncompetition, nondisclosure or nonsolicitation provision; in the case of (ii) or (iii), the executive has a 30 day period to cure; and

•
“change in employment” means (i) the assignment of duties that are materially inconsistent with the executive’s position, (ii) a reduction in executive’s base salary, (iii) Opco’s material breach of the employment agreement, or (iv) the relocation of executive’s primary workplace by more than 50 miles. The executive must provide Opco with 30 days to cure and must resign within ten business days following the expiration of the cure period to qualify as a termination due to a “change in employment.”

Outstanding Equity Awards at Fiscal Year End 2020

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date
Stephen O. LeClair	720,000	480,000	6.85	N/A
Mark R. Witkowski	330,000	220,000	6.85	N/A
John R. Schaller	255,000	170,000	6.85	N/A
Bradford A. Cowles	330,000	220,000	6.85	N/A
Laura K. Schneider	285,000	190,000	6.85	N/A

(1)
The equity awards that are disclosed in these tables are Profits Units, which are profits interests in Management Feeder rather than traditional option awards. A profits interest is a partnership interest that gives the owner the right to receive a percentage of future profits from the partnership. Despite the fact that profits interests such as the Profits Units do not require exercise or contribution of funds into the partnership, we believe that these awards are economically similar to stock options because they obtain value only as the value of the underlying security rises over a benchmark amount (which acts like an option exercise price), and as such, are required to be reported as “Option Awards.” No “options” in the traditional sense have been granted to our NEOs. See “—Elements of our Executive Compensation Program—Long-Term Incentives.” This table provides information about the outstanding equity awards held by our NEOs as of January 31, 2021, prior to giving effect to the Reorganization Transactions (including any unit split) in connection with this offering. For a description of the expected treatment of the Profits Units in connection with the Reorganization Transactions, see “—Elements of our Executive Compensation Program—Long-Term Incentives
—
Conversion of Management Feeder Units.”

These Profits Units were granted on January 1, 2018. One fifth vested on each of August 1, 2018, August 1, 2019, August 1, 2020 and August 1, 2021. The remaining Profits Units will vest on August 1, 2022.

(2)
The Profits Units had an original benchmark amount of $10.00, which was reduced to $6.85 to reflect a $3.15 distribution paid to common unitholders on September 16, 2019 in which holders of Profits Units did not participate.

Potential Payments Upon Termination or
Change-in-Control
We have entered into employment arrangements that, by their terms, will require us to provide compensation and other benefits to certain of our NEOs if their employment terminates or they resign under specified circumstances. In addition, the Equity Incentive Plan provides for certain payments upon a participant’s termination of employment or a change-in-control of
Holdings, including a sale, transfer or other disposition of all or substantially all of Holdings’ assets.
The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumptions that employment terminated on January 31, 2021, or that a change in control occurred on January 31, 2021. See “—Narrative disclosure to summary compensation table and grant plan based awards table—Employment Agreements” above for a description of the NEOs’ respective employment agreements.
Estimated Benefits upon Termination without “Cause” or Resignation due to a “Change in Employment”
Upon termination without “cause” or resignation due to a “change in employment” (
i.e.
, “good reason”), Messrs. LeClair, Witkowski, and Cowles and Ms. Schneider are entitled to contractual severance benefits payable on termination plus payment of COBRA premium costs, as quantified in the table below. Mr. Schaller does not have an employment agreement with the Company and, therefore, he is also not entitled to any severance benefits from the Company if he is terminated without “cause” or he resigns due to a “change in employment.” None of our NEOs is entitled to any additional severance upon a termination in connection with a change in control.

Name	Salary (other than accrued amounts) ($)	Bonus ($)	COBRA Benefit Payment(1) ($)		Total ($)
Stephen O. LeClair	1,450,000	1,450,000	20,253		2,920,253
Mark R. Witkowski	420,000	315,000	—	(2)	735,000
John R. Schaller	—	—	—		—
Bradford A. Cowles	370,000	277,500	20,253		667,753
Laura K. Schneider	360,000	270,000	17,185		647,185

(1)	Payment of the COBRA benefit payment will cease in the event that an executive becomes eligible for health benefits coverage from a subsequent employer.
(2)
No value is shown in this column for Mr. Witkowski because he did not participate in the Company’s health plan in 2021 and would therefore have been ineligible to participate in COBRA continuation coverage following a termination that occurred on January 31, 2021. If he is participating in the Company’s health plan as of a future qualifying termination of employment and he elects COBRA continuation coverage, he will be entitled to payment of COBRA premium costs for 12 months following his termination.

Estimated Benefits in Connection with a Change in Control or Termination due to Death or Disability
If an NEO’s employment is terminated as a result of the NEO’s death or disability, then any unvested Profits Units held by the NEO at the time of his or her death or disability will accelerate and become vested.
If Holdings undergoes a “change in control,” as defined below, any unvested Profits Units will become vested. Under the Equity Incentive Plan, a “change in control” is generally defined as the first to occur of the following events:

•
the acquisition (including by merger) by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) after which acquisition such person, entity or group owns more than 50% of the equity interests of Holdings’ then outstanding equity interests, other than any such acquisition by Holdings, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or by any of the CD&R Investors (including any “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of which any CD&R Investor is a member, or any affiliates of any of the foregoing; or

•
the sale, transfer or other disposition of all or substantially all of Holdings’ assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, our affiliates.

Neither a public offering of Holdings’ common stock nor the Reorganization Transactions constitutes a change in control.

As described above, assuming a termination of employment due to the executive’s death or disability or the occurrence of a change in control of Holdings on January 31, 2021, our NEOs would have received benefits from the accelerated vesting of unvested Profits Units in the following amounts:

Name	Acceleration of Profits Units ($)(1)
Stephen O. LeClair	2,712,000
Mark R. Witkowski	1,243,000
John R. Schaller	960,500
Bradford A. Cowles	1,243,000
Laura K. Schneider	1,073,500

(1)
Fair market value as of January 31, 2021 of $12.50 per common unit was determined in accordance with the terms of the Equity Incentive Plan, taking into account a valuation performed by an independent valuation firm. The value of the accelerated vesting of the Profits Units shown in this table reflects a value per Profits Unit equal to $5.65, the value of a common unit as of January, 31, 2021, minus the adjusted benchmark amount of $6.85 (reflecting the prior distribution credit of $3.15, but excluding the offsets for unrecovered tax distributions).

None of our NEOs is entitled to any additional payments or benefits upon a termination of employment due to the executive’s death or disability or the occurrence of a change in control.
Estimated Benefits in Connection with a Termination due to Retirement
Ordinarily, in order to receive payment of an annual bonus, a participant must be employed on the payment date. However, if a participant retires prior to the payment date, he or she would receive payment of the full MICP bonus earned based on actual performance. None of our NEOs is entitled to any additional payments or benefits upon a termination due to retirement.
Employee Stock Purchase Plan
In connection with the IPO, we adopted an Employee Stock Purchase Plan (the “ESPP”) as a means of permitting our employees to acquire our Class A common stock. We reserved for issuance under the ESPP 2,500,000 shares of our Class A common stock. Under the ESPP, eligible employees of the Company may purchase Class A common stock during pre-specified
offering periods at a discount of five percent of the fair market value of the Class A common stock at the end of the offering period, or such other price as determined by the Compensation Committee prior to the commencement of an offering period, up to a maximum discount of fifteen percent of the fair market value of the Class A common stock at either the beginning or the end of the offering period, whichever price is lower. No decision has been made to date as to when to commence offering periods under the ESPP, although the first offering period would not commence earlier than the day on which the offering is completed. If the ESPP were to commence one or more offering periods, our executive officers would participate in the ESPP on the same terms and conditions as all other participating employees.

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James G. Castellano	110,000	—	110,000
Dennis G. Gibson	90,000	—	90,000
Orvin T. Kimbrough	90,000	66,560	156,560
Kathleen M. Mazzarella	90,000	—	90,000
Margaret M. Newman	105,000	—	105,000

(1)
The amounts reported for fiscal 2020 represent the aggregate grant date fair value of the Profits Units awarded to Mr. Kimbrough, based on a grant date fair value per unit of $4.16, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of these Profits Units, reported in this column are set forth in Note 9—Equity-Based Compensation and Employee Benefit Plans to our audited consolidated financial statements included elsewhere in this prospectus.

As of January 31, 2021, Messrs. Castellano and Gibson and Mses. Mazzarella and Newman each held 20,000 Profits Units. In connection with the Reorganization Transactions, all Profits Units were converted into Common Units. See “—Elements of our Executive Compensation Program—Long-Term Incentives—Conversion of Management Feeder Units.”
Narrative Disclosure to Director Compensation Table
For fiscal 2020,
non-executive
directors of Holdings who were not affiliated with CD&R were entitled to an annual fee of $90,000. The chair of the Audit Committee, Mr. Castellano, received an additional fee of $20,000 and the chair of the Compensation Committee, Ms. Newman, received an additional fee of $15,000. In connection with the commencement of his services on November 10, 2020, Mr. Kimbrough received a payment of $90,000 as payment of his annual fee for the first four quarters of his board service, and received a grant of 16,000 Profits Units on December 7, 2020. All other fees were paid in cash in quarterly installments in arrears.
Changes to the Director Compensation Program in Connection with the IPO
In connection with our IPO, our board of directors adopted the following non-employee director
compensation program, including a mix of cash and equity compensation:
Cash Retainers and Equity-Based Awards

Compensation	Amount
Annual Equity Award	$120,000 restricted stock unit grant with vesting to occur on the earlier of (a) 1 year from the grant date or (b) the date of the next annual meeting of shareholders

Annual Cash Retainer	$70,000

Committee Chair Annual Cash Retainer	Audit Committee: $25,000 Compensation Committee: $20,000 Nominating & Governance Committee: $15,000

Committee Member Annual Cash Retainer	Audit Committee: $10,000 Compensation Committee: $10,000 Nominating & Governance Committee: $7,500

Each of our directors who is employed by or affiliated with CD&R will not receive compensation for his or her services as a director. Cash compensation will be paid quarterly in arrears. Directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings.
Existing directors did not receive new annual equity awards in connection with our IPO. New directors added prior to our annual meeting of shareholders will receive a pro-rata
portion of the annual equity award in the form of restricted stock units vesting upon the date of the next annual meeting of shareholders, followed by a full annual equity award at the same annual meeting of shareholders.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information as of October 31, 2021 with respect to the ownership of our Class A common stock and our Class B common stock by:

•	each person known to own beneficially more than five percent of any class of our outstanding voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.
The percentage of beneficial ownership of our Class A common stock and our Class B common stock outstanding before and after the offering set forth below is based on 160,067,161 shares of our Class A common stock and 85,853,383 shares of our Class B common stock outstanding as of October 31, 2021.
The Continuing Limited Partners hold all of the issued and outstanding shares of our Class B common stock. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Partnership Interests that the Continuing Limited Partners own. The shares of Class B common stock have no economic rights but each share entitles the holder to one vote on all matters on which stockholders of Core & Main are entitled to vote generally. The voting power afforded to the Continuing Limited Partners by their shares of Class B common stock will be automatically and correspondingly reduced as they exchange shares of Class B common stock, together with a corresponding number of Partnership Interests, for shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Exchange Agreement” and “Description of Capital Stock.”
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Class A common stock and Class B common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is 1830 Craig Park Court, St. Louis, MO 63146.

	Class A Common Stock(1)
	Beneficially Owned Before the Offering		Shares Offered, Assuming Underwriters’ Option is Not Exercised	Beneficially Owned After the Offering, Assuming Underwriters’ Option is Not Exercised		Shares Offered, Assuming Underwriters’ Option is Exercised in Full(2)	Beneficially Owned After the Offering, Assuming Underwriters’ Option is Exercised in Full(2)
Name of Beneficial Owner	Number	%	Number	Number	%		Number	%
Investment funds associated with Clayton, Dubilier & Rice, LLC(5)	119,942,729	74.9%	12,544,758	107,397,971	64.1%	14,420,195	105,522,534	62.6%
Core & Main Management Feeder, LLC(6)	8,153	*	—	8,153		—	8,153	*
Stephen O. LeClair(7)	1,151	*	—	1,151		—	1,151	*
Mark R. Witkowski(7)	492	*	—	492		—	492	*
Laura K. Schneider(7)	468	*	—	468		—	468	*
Bradford A. Cowles(7)	528	*	—	528		—	528	*
John R. Schaller(7)	467	*	—	467		—	467	*
James G. Berges	—	—	—	—		—	—	—
James G. Castellano	138	*	—	138		—	138	*
Dennis G. Gipson	139	*	—	139		—	139	*
Orvin T. Kimbrough	41	*	—	41		—	41	*
Kathleen M. Mazzarella	70	*	—	70		—	70	*
Margaret M. Newman	28	*	—	28		—	28	*
Ian A. Rorick	—	—	—	—		—	—	—
Nathan K. Sleeper	—	—	—	—		—	—	—
Jonathan L. Zrebiec	—	—	—	—		—	—	—
All current directors and executive officers as a group (16 persons)(7)	3,987	*	—	3,987		—	3,987	*

	Class B Common Stock(1)(3)								Combined Voting Power(4)
	Beneficially Owned Before the Offering		Shares Offered, Assuming Underwriters’ Option is Not Exercised	Beneficially Owned After the Offering, Assuming Underwriters’ Option is Not Exercised		Shares Offered, Assuming Underwriters’ Option is Exercised in Full(2)	Beneficially Owned After the Offering, Assuming Underwriters’ Option is Exercised in Full(2)		% Before the Offering	% After the Offering, Assuming Underwriters’ Option is Not Exercised(2)	% After the Offering, Assuming Underwriters Option is Exercised in Full(2)
Name of Beneficial Owner	Number	%	Number	Number	%		Number	%
Investment funds associated with Clayton, Dubilier & Rice, LLC(5)	71,854,015	83.7%	—	64,398,773	82.1%	—	63,274,210	81.9%	78.0%	69.9%	68.6%
Core & Main Management Feeder, LLC(6)	13,999,368	16.3%	—	13,999,368	17.9%	—	13,999,368	18.1%	5.7%	5.7%	5.7%
Stephen O. LeClair(7)	1,975,836	2.3%	—	1,975,836	2.5%	—	1,975,836	2.6%	*	*	*
Mark R. Witkowski(7)	845,203	*	—	845,203	1.1%	—	845,203	1.1%	*	*	*
Laura K. Schneider(7)	803,890	*	—	803,890	1.0%	—	803,890	1.0%	*	*	*
Bradford A. Cowles(7)	907,444	1.1%	—	907,444	1.2%	—	907,444	1.2%	*	*	*
John R. Schaller(7)	801,643	*	—	801,643	1.0%	—	801,643	1.0%	*	*	*
James G. Berges	—	—	—	—	—	—	—	—	—	—	—
James G. Castellano	236,543	*	—	236,543	*	—	236,543	*	*	*	*
Dennis G. Gipson	237,491	*	—	237,491	*	—	237,491	*	*	*	*
Orvin T. Kimbrough	69,335	*	—	69,335	*	—	69,335	*	*	*	*
Kathleen M. Mazzarella	119,770	*	—	119,770	*	—	119,770	*	*	*	*
Margaret M. Newman	48,527	*	—	48,527	*	—	48,527	*	*	*	*
Ian A. Rorick	—	—	—	—	—	—	—	—	—	—	—
Nathan K. Sleeper	—	—	—	—	—	—	—	—	—	—	—
Jonathan L. Zrebiec	—	—	—	—	—	—	—	—	—	—	—
All current directors and executive officers as a group (16 persons)(7)	6,854,583	8.0%	—	6,854,583	8.7%	—	6,854,583	8.9%	2.8%	2.8%	2.8%

*	Represents less than 1%.
(1)
Subject to the terms of the Exchange Agreement, each Partnership Interest, together with a corresponding number of shares of Class B common stock, is exchangeable for shares of Class A common stock on a one-for-one basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Additional shares of Class A common stock or an equivalent cash payment, if a majority of the disinterested members of our board of directors elects to exchange shares of Class A common stock for cash pursuant to the preceding sentence, may be issued upon any such exchange pursuant to the terms of the Exchange Agreement on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements. See “Organizational Structure” and “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of shares of Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of Class A common stock for which such shares, paired with an equal number of Partnership Interests, may be exchanged. In calculating the percentage of Partnership Interests beneficially owned, the Partnership Interests held by Core & Main are treated as outstanding.

(2)	The selling stockholders have granted the underwriters an option to purchase up to an additional 3,000,000 shares of Class A common stock.
(3)	Represents Partnership Interests which are paired with an equal number of shares of Class B common stock.
(4)	Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class. See “Description of Capital Stock—Common Stock.”
(5)
Represents shares held by the following investment funds associated with Clayton, Dubilier & Rice, LLC: (i) 730,478 shares of Class A common stock held by CD&R Fund X Advisor Waterworks B, L.P.; (ii) 109,333,469 shares of Class A common stock held by CD&R Fund X Waterworks B1, L.P.; (iii) 9,836,935 shares of Class A common stock held by CD&R
Fund X-A
Waterworks B, L.P.; and (iv) 41,847 shares of Class A common stock and 71,854,015 shares of Class B common stock held by CD&R Waterworks Holdings, L.P. directly or indirectly through a wholly-owned subsidiary. CD&R Waterworks Holdings GP, as the general partner of each of the CD&R Investors, CD&R Associates X, as the sole shareholder of CD&R Waterworks Holdings GP, and CD&R Investment Associates X, Ltd. (“CD&R Investment Associates”), as the general partner of CD&R Associates X, may be deemed to beneficially own the shares of Class A common stock and Class B common stock in which the CD&R Investors have beneficial ownership. Each of CD&R Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates expressly disclaims beneficial ownership of the shares of Class A common stock and Class B common stock in which the CD&R Investors have beneficial ownership. Investment and voting decisions with respect to the shares of Class A common stock and Class B common stock held by the CD&R Investors are made by an investment committee of limited partners of CD&R Associates X, currently consisting of more than ten individuals, each of whom is also an investment professional of CD&R (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investors. Each of CD&R Investment Associates and CD&R Waterworks Holdings GP is managed by a two-person
board of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of each of CD&R Investment Associates and CD&R Waterworks Holdings GP, may be deemed to share beneficial ownership of the shares of Class A common stock and Class B common stock directly held by the CD&R Investors. Such persons expressly disclaim such beneficial ownership. The principal office of each of the CD&R Investors, CD&R Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.
(6)	Represents 8,153 shares of Class A common stock and 13,999,368 shares of Class B common stock held by Core & Main Management Feeder, LLC.

CD&R Waterworks Holdings GP, as the manager of Management Feeder, CD&R Associates X, as the sole shareholder of CD&R Waterworks Holdings GP, and CD&R Investment Associates, as the general partner of CD&R Associates X, may be deemed to beneficially own the shares of Class B common stock in which Management Feeder has beneficial ownership. Each of CD&R Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates expressly disclaims beneficial ownership of the shares of Class B common stock in which Management Feeder has beneficial ownership. Voting decisions with respect to the shares of Class B common stock held by Management Feeder are made by the Investment Committee of CD&R Associates X, currently consisting of more than ten individuals, each of whom is also an investment professional of CD&R. All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the CD&R Investors. Each of CD&R Investment Associates and CD&R Waterworks Holdings GP is managed by a two-person board
of directors. Donald J. Gogel and Nathan K. Sleeper, as the directors of each of CD&R Investment Associates and CD&R Waterworks Holdings GP, may be deemed to share beneficial ownership of the shares of Class B common stock directly held by Management Feeder. Such persons expressly disclaim such beneficial ownership. The principal office of each of Management Feeder, CD&R Waterworks Holdings GP, CD&R Associates X and CD&R Investment Associates is c/o Clayton, Dubilier & Rice, LLC, 375 Park Avenue, New York, New York 10152.

Investment decisions with respect to the shares of Class A common stock and Class B common stock held by Management Feeder are made by the holders of Management Feeder common units in respect of the corresponding number of shares into which its common units are exchangeable. See “Organizational Structure—Management Feeder and Unit Appreciation Rights.”

(7)
Beneficial ownership represents such person’s proportionate interest in shares of Class A common stock and Class B common stock held by Management Feeder. See “Organizational Structure—Management Feeder and Unit Appreciation Rights.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board of directors has adopted policies and procedures with respect to the review and approval of certain transactions between us and a Related Person (as defined below) or a Related Person Transaction (as defined below) (the “Related Person Transaction Policy”). Pursuant to the terms of the Related Person Transaction Policy, our board of directors, acting through our Audit Committee, must review and decide whether to approve any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Person had, has or will have a direct or indirect interest; and a “Related Person” means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Core & Main or a nominee to become a director of Core & Main; any person who is the beneficial owner of more than five percent of any class of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law,
or
sister-in-law
of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and “spouse” includes an individual married to a person of the same sex if the couple is lawfully married under state law, regardless of the individual’s domicile; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Master Reorganization Agreement
In connection with the Reorganization Transactions, we entered into the Master Reorganization Agreement with Holdings, the Continuing Limited Partners, the Blocker Companies, CD&R Waterworks Holdings GP, CD&R Associates X, CD&R WW Holdings, L.P., Core & Main GP, LLC, CD&R Plumb Buyer, LLC, CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P., CD&R WW, LLC, Brooks Merger Sub 1, Inc. and Brooks Merger Sub 2, Inc. Pursuant to the Master Reorganization Agreement, the Former Limited Partners received Partnership Interests in exchange for their indirect ownership interests in Holdings and exchanged these Partnership Interests for shares of Class A common stock of Core & Main prior to the consummation of the IPO.
Exchange Agreement
In connection with the Reorganization Transactions, we entered into an Exchange Agreement with the Continuing Limited Partners under which the Continuing Limited Partners (or their permitted transferees) have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one
basis or, at the election of a majority of the disinterested members of our board of directors, for cash from a substantially concurrent public offering or private sale (based on the price of our Class A common stock sold in such public offering or private sale), net of any underwriting discounts and commissions, for each Partnership Interest exchanged, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement also provides that, in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to us, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. We expect to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence. Future partner distributions and the number of shares issuable pursuant to such provision of the Exchange Agreement will fluctuate based on a number of factors, including our financial performance, the actual tax rates applied to the applicable Continuing Limited Partners (or their permitted transferees), any changes in tax rates or tax laws and future share prices for our Class A common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Business—CARES Act.” Unless our board of directors elects to settle these obligations in cash pursuant to the terms of the Exchange Agreement, we expect that these arrangements will result in a substantial number of additional shares of Class A common stock being issued to the Continuing Limited Partners.
As a Continuing Limited Partner exchanges Partnership Interests with Core & Main for shares of Class A common stock, the number of Partnership Interests held by Core & Main will be correspondingly increased as Core & Main acquires the exchanged Partnership Interests and, if applicable, issues additional shares of Class A common stock to such holder on account of a shortfall relating to tax distributions or payments to fund payments under the Tax Receivable Agreements. Shares of our Class B common stock will be retired on a one-for-one
basis as Partnership Interests are exchanged for shares of our Class A common stock or, at the election of Core & Main’s board of directors, redeemed for a cash payment. The Exchange Agreement provides that a holder of Partnership Interests will not have the right to exchange Partnership Interests if Core & Main determines that such exchange would be prohibited by law or regulation or would violate other agreements with Core & Main or its subsidiaries to which the holder of Partnership Interests may be subject. Core & Main may refuse to honor any request to effect an exchange if it determines such exchange would pose a material risk that Holdings would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. Notwithstanding the foregoing, the Continuing Limited Partners are generally permitted to exchange Partnership Interests, subject to the terms of the Exchange Agreement. Any fractional shares of Class A common stock issuable upon exchanges of Partnership Interests and corresponding shares of Class B common stock will be settled in cash.
Tax Receivable Agreements
Our acquisition of Partnership Interests from the Continuing Limited Partners or their permitted transferees in exchange for shares of our Class A common stock (or cash) as described under “—Exchange Agreement” is expected to create tax benefits for us. In connection with the Reorganization Transactions, we entered into the Continuing Limited Partner Tax Receivable Agreement, which provides for the payment by Core & Main to the Continuing Limited Partners or their permitted transferees of 85% of the amount of such tax benefits, if any, that Core & Main realizes (or in certain circumstances is deemed to realize) as a result of (i) our acquisition of Partnership Interests from the Continuing Limited Partners or their permitted transferees, (ii) our allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of our Class A common stock pursuant to the Exchange Agreement and (iii) tax benefits attributable to payments made under the Continuing Limited Partner Tax Receivable Agreement (including imputed interest).
In addition, we entered into the Former Limited Partner Tax Receivable Agreement, which provides for the payment by us to certain Former Limited Partners or their permitted transferees of 85% of the tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) the tax attributes of the Partnership Interests we hold in respect of such Former Limited Partners’ interest in us, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and our allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
Amended and Restated Limited Partnership Agreement of Holdings
In connection with the Reorganization Transactions, the limited partnership agreement of Holdings was amended and restated. Following the Reorganization Transactions and the IPO, we hold Partnership Interests in Holdings and are the general partner of Holdings. Accordingly, we operate and control all of the business and affairs of Holdings and, through Holdings and its operating subsidiaries, conduct our business. Pursuant to the terms of the Amended and Restated Limited Partnership Agreement, we cannot, under any circumstances, be removed as the general partner of Holdings except by our election.
Pursuant to the Amended and Restated Limited Partnership Agreement, as general partner, Core & Main has the right to determine when distributions, other than tax distributions and distributions to fund payments under the Tax Receivable Agreements, will be made by Holdings to holders of Partnership Interests and the amount of any such distributions. If a distribution (other than a tax distribution or a distribution to allow us to fund our payments under the Tax Receivable Agreements) is authorized, generally, such distribution will be made to the holder of Partnership Interests (which will initially only be the Continuing Limited Partners and Core & Main)
pro
 rata
in accordance with the percentages of their respective Partnership Interests.
The holders of Partnership Interests, including Core & Main, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Holdings.
The Amended and Restated Limited Partnership Agreement provides that Holdings, to the extent permitted by our agreements governing our indebtedness, will make cash distributions, which we refer to as “tax distributions,” to the holders of Partnership Interests. Generally, these tax distributions will be computed based on the net taxable income of Holdings allocable to the holders of Partnership Interests multiplied by an assumed, combined tax rate equal to the maximum rate applicable (including any Medicare Contribution tax on net investment income) to an individual or corporation resident in New York, New York (taking into account, among other things, the deductibility of certain expenses). The Amended and Restated Limited Partnership Agreement also prohibits Holdings and its subsidiaries from incurring new indebtedness or refinancing existing indebtedness without the consent of the Continuing Limited Partners in a manner that would impose additional restrictions on Holdings’ ability to make tax distributions to the holders of Partnership Interests that are materially more onerous than those existing at the time that the limited partnership agreement of Holdings is amended and restated. In addition, we expect Holdings may make other distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our payment obligations under the Tax Receivable Agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.

Core & Main is not entitled to compensation for services as general partner. Core & Main is entitled to reimbursement by Holdings for fees and expenses incurred on behalf of Holdings, including all expenses associated with this offering and maintaining our corporate existence.
The Certificate of Incorporation and the Amended and Restated Limited Partnership Agreement require that (i) we at all times maintain a ratio of one Partnership Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities), and (ii) Holdings at all times maintain (x) a one-to-one
ratio between the number of shares of Class A common stock issued by us and the number of Partnership Interests owned by us and (y) a one-to-one
ratio between the number of shares of Class B common stock owned by the Continuing Limited Partners (or their permitted assigns) and the number of Partnership Interests owned by the Continuing Limited Partners (or their permitted assigns). This construct is intended to result in the Continuing Limited Partners having voting interests in Core & Main that are identical to the Continuing Limited Partners’ percentage economic interests in Holdings. Shares of Class B common stock are not transferable except for (i) transfers to us for no consideration upon which transfer such share of Class B common stock will be automatically retired or (ii) together with the transfer of an identical number of Partnership Interests made to the permitted transferee of such Partnership Interests made in compliance with the Amended and Restated Limited Partnership Agreement.
Stockholders Agreement
In connection with the Reorganization Transactions, we entered into the Stockholders Agreement with the CD&R Investors. The Stockholders Agreement grants the CD&R Investors the right to designate for nomination for election to our board of directors a number of CD&R Designees equal to:

•
at least a majority of the total number of directors comprising our board of directors at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 50% of the total voting power of the outstanding shares of our common stock and our other equity securities;

•
at least 40% of the total number of directors comprising our board of directors at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 40% but less than 50% of the total voting power of the outstanding shares of our common stock and our other equity securities;

•
at least 30% of the total number of directors comprising our board of directors at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 30% but less than 40% of the total voting power of the outstanding shares of our common stock and our other equity securities;

•
at least 20% of the total number of directors comprising our board of directors at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 20% but less than 30% of the total voting power of the outstanding shares of our common stock and our other equity securities; and

•
at least 5% of the total number of directors comprising our board of directors at such time as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 5% but less than 20% of the total voting power of the outstanding shares of our common stock and our other equity securities.

For purposes of calculating the number of CD&R Designees that the CD&R Investors are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of our board of directors. If the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing less than 5% of the total voting power of the outstanding shares of common stock and our other equity securities, the CD&R Investors will no longer be entitled to designate any designees for nomination by the board of directors.
With respect to any vacancy of a
CD&R-designated
director, the CD&R Investors have the right to designate a new director for election by a majority of the remaining directors then in office.
The Stockholders Agreement provides that a CD&R Designee will serve as the Chair of our board of directors as long as the CD&R Investors (together with their affiliates) collectively beneficially own shares of our common stock and our other equity securities representing at least 25% of the total voting power of the outstanding shares of our common stock and our other equity securities.
The Stockholders Agreement also grants to the CD&R Investors certain other rights, including specified information and access rights.
Registration Rights Agreements
Opco was party to a registration rights agreement, dated as of August 1, 2017 (the “Opco Registration Rights Agreement”). The Opco Registration Rights Agreement granted certain affiliates of CD&R the right to register their equity interests or the equity interests of an affiliate of Opco in the event of an initial public offering of such equity interests and granted customary demand and piggyback registration rights once there is a publicly reporting company. In connection with the IPO, on July 27, 2021, we terminated the Opco Registration Rights Agreement in accordance with its terms.
In connection with the IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of July 27, 2021, with the CD&R Investors. The Registration Rights Agreement provides the CD&R Investors certain registration rights whereby, at any time following our IPO and the expiration of any related lock-up
period, the CD&R Investors can require us to register under the Securities Act shares of our Class A common stock and our other equity securities held by the CD&R Investors (including shares of our Class A common stock issuable upon exchange of Partnership Interests held by CD&R Waterworks Holdings directly or indirectly through a wholly-owned subsidiary). The Registration Rights Agreement also provides piggyback registration rights to the CD&R Investors.
Consulting Agreement
Holdings and certain of its subsidiaries, including Opco, were parties to a consulting agreement, dated as of August 1, 2017 (the “Consulting Agreement”), with CD&R pursuant to which Opco retained CD&R to provide CD&R Plumb Buyer, LLC, HD Supply Waterworks Group, Inc., Opco and its subsidiaries (collectively, the “Company Group”) certain management, consulting, advisory and monitoring services. The Consulting Agreement required Opco to reimburse, or cause another member of the Company Group to reimburse, CD&R for its reasonable out-of-pocket
expenses incurred in the course of rendering the services under the Consulting Agreement. In addition, pursuant to the Consulting Agreement, from time to time Opco would, or would have caused another member of the Company Group to, pay to CD&R certain additional fees for consulting, advisory and other services that would be performed by CD&R in connection with certain other transactions consummated by a member of the Company Group.

Through January 31, 2021, no fees for services or reimbursements of expenses were paid or made to CD&R under the Consulting Agreement. In connection with the IPO, on July 27, 2021, the Consulting Agreement was terminated in accordance with its terms.
Indemnification Agreements
Holdings and certain of its subsidiaries, including Opco, are parties to an indemnification agreement, dated as of August 1, 2017 (the “Indemnification Agreement”), with CD&R and certain affiliates thereof pursuant to which the Company Group agreed to indemnify CD&R and certain of its affiliates, alternative investment vehicles, related parties, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons against certain losses, including losses (i) incurred by such indemnitees under applicable securities laws in connection with the Merger, (ii) relating to other actions or omissions by the Company Group, (iii) relating to the performance of certain services by such indemnitees for any member of the Company Group, (iv) arising out of the fact that such indemnitee is or was a board member, officer or stockholder of the Company Group or (v) arising from any breach or alleged breach by such indemnitee of his or her fiduciary duties as a board member, officer or stockholder of the Company Group. The indemnification obligations of the Company Group under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement. See “Description of Capital Stock—Limitations on Liability and Indemnification.”
Transactions with Other Related Parties
During the nine months ended October 31, 2021 and November 1, 2020, we purchased $1.6 million and $0.8 million, respectively, of product from affiliates of CD&R, including other companies invested in by CD&R funds. At October 31, 2021 and January 31, 2021, there were no amounts payable to affiliates of CD&R. There were $5.4 million in sales to affiliates of CD&R for the nine months ended October 31, 2021 and $0.4 million in sales to affiliates of CD&R for the nine months ended November 1, 2020. There were no amounts and $0.1 million receivable from affiliates of CD&R at October 31, 2021 and January 31, 2021, respectively. Management believes that these transactions were conducted at prices that an unrelated third party would pay.
During fiscal 2020, fiscal 2019 and fiscal 2018, we purchased $1.3 million, $0.1 million and $3.4 million, respectively, of product from affiliates of CD&R, including other companies invested in by CD&R funds. At January 31, 2021 and February 2, 2020, there were no amounts payable to affiliates of CD&R, and at February 3, 2019, there was $0.2 million payable to affiliates of CD&R. There were $0.7 million in sales to affiliates of CD&R for fiscal 2020. There were no sales to affiliates of CD&R for fiscal 2019 or fiscal 2018. There was $0.1 million and no amounts receivable from affiliates of CD&R at January 31, 2021 and February 2, 2020, respectively. These amounts reflect the year-to-date
related party transactions for recently acquired affiliates of CD&R funds. Management believes that these transactions were conducted at prices that an unrelated third party would pay.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary of the material terms of our Certificate of Incorporation and
By-laws.
Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, which are incorporated by reference to this registration statement of which this prospectus is a part, and applicable law.
General
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 500,000,000 shares of Class B common stock, par value $0.01 per share, and 100,000,000 shares of undesignated preferred stock, par value $1.00 per share. Immediately following this offering, we expect to have 245,920,544 shares of our common stock issued and outstanding, as further described under “Prospectus Summary—The Offering.”
Common Stock
Holders of outstanding shares of our Class A common stock and Class B common stock vote as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Delaware law entitles the holders of the outstanding shares of Class A common stock and Class B common stock, to vote separately as different classes in connection with any amendment to our Certificate of Incorporation that would increase or decrease the par value of the shares of such class or that would alter or change the powers, preferences or special rights of such class so as to affect them adversely. As permitted by Delaware law, our Certificate of Incorporation includes a provision which eliminates the class vote that the holders of Class A common stock would otherwise have with respect to an amendment to the Certificate of Incorporation increasing or decreasing the number of shares of Class A common stock we are entitled to issue and that the holders of Class B common stock would otherwise have with respect to an amendment to the Certificate of Incorporation increasing or decreasing the number of shares of Class B common stock we are entitled to issue. Thus, subject to any other voting requirements contained in the Certificate of Incorporation, any amendment to the Certificate of Incorporation increasing or decreasing the number of shares of either Class A common stock or Class B common stock that we are authorized to issue would require a vote of a majority of the outstanding voting power of all capital stock (including the Class A common stock and Class B common stock), voting together as a single class.
Class A Common Stock
Holders of Class A common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•
to receive, on a
pro rata
basis, dividends, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•
upon our liquidation, dissolution or
winding-up,
to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Our ability to pay dividends on our Class A common stock is subject to our subsidiaries’ (including Holdings’) ability to pay dividends to us, which is in turn subject to the restrictions set forth in the ABL Credit Agreement and the Term Loan Credit Agreement, as applicable. See “Dividend Policy.”

The holders of our Class A common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class A common stock is not be subject to future calls or assessments by us. The rights and privileges of holders of our Class A common stock are subject to any series of preferred stock that we may issue in the future, as described below.
Our Class A common stock is listed on the NYSE under the symbol “CNM”.
As of October 31, 2021, 160,067,161 shares of Class A common stock were outstanding and we had six holders of record of our Class A common stock.
Class B Common Stock
Class B common stock is only to be issued to the extent necessary to maintain a one-to-one
ratio between the number of Partnership Interests held by the Continuing Limited Partners (or their permitted transferees) and the number of shares of Class B common stock issued to the Continuing Limited Partners (or their permitted transferees). Shares of Class B common stock are transferable only together with an equal number of Partnership Interests. Shares of Class B common stock will be retired on a one-for-one
basis if we, at the election of a Continuing Limited Partners (or its permitted transferee), exchange Partnership Interests of such Continuing Limited Partners (or its permitted transferee) pursuant to the terms of the Exchange Agreement.
Holders of Class B common stock are entitled:

•
to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, with the number of shares of Class B common stock held by the Continuing Limited Partners being equivalent to the number of Partnership Interests held by the Continuing Limited Partners. The voting power afforded to the Continuing Limited Partners by their shares of Class B common stock is automatically and correspondingly reduced as they exchange shares of Class B common stock, together with a corresponding number of Partnership Interests, for shares of Class A common stock;

Holders of Class B common stock are not be entitled:

•
to receive, on a
pro rata
basis, dividends, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•
upon our liquidation, dissolution or
winding-up,
to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The holders of our Class B common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Class B common stock is not subject to future calls or assessments by us.
All of our Class B common stock outstanding following this offering will continue to be held by the Continuing Limited Partners.
Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The powers, preferences, and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all of other series at any time outstanding. Upon the settlement of this offering, no shares of our authorized preferred stock will be currently outstanding. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.
Annual Stockholders Meeting
Our
By-laws
provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Voting
The affirmative vote of the holders of at least a plurality of the votes cast in respect of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, by the rules and regulations of any stock exchange applicable to us, under our Certificate of Incorporation or under our
By-laws,
a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.
Delaware law would require holders of our Class A common stock and Class B common stock to vote separately as a single class in the following circumstances:

•	if we amend our Certificate of Incorporation to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

•
if we amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.

Board Designation Rights
Pursuant to the Stockholders Agreement, the CD&R Investors have specified board designation and other rights. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Anti-Takeover Effects of Our Certificate of Incorporation and
By-Laws
The provisions of our Certificate of Incorporation and
By-laws
summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.
Authorized But Unissued Shares of Common Stock
Our shares of authorized and unissued Class A common stock are available for future issuance without additional stockholders approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Authorized But Unissued Shares of Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the Class A common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Class A common stock.
Classified Board of Directors
In accordance with the terms of our Certificate of Incorporation, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our Certificate of Incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be fewer than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third
of the directors. Our Certificate of Incorporation also provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to the Stockholders Agreement with respect to the director designation rights of the CD&R Investors. Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors
Our Certificate of Incorporation provides that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock then entitled to vote at an election of directors until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock. Thereafter, our Certificate of Incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our common stock then entitled to vote at an election of directors.
Special Meetings of Stockholders
Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by the Chair of our board of directors or by a resolution adopted by a majority of our board of directors. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority of the voting power of the outstanding shares of our common stock until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock. Thereafter, the stockholders are not be permitted to call a special meeting of stockholders.
Stockholder Advance Notice Procedure
Our
By-laws
establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The
By-laws
provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year;
provided
,
however
, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary not earlier than 120 days prior to such annual meeting and not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
No Stockholder Action by Consent
Our Certificate of Incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders;
provided
that stockholder action may be taken by consent in writing or electronic transmission in accordance with the DGCL in lieu of a meeting until the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock.
Amendments to Certificate of Incorporation and
By-Laws
Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock then entitled to vote thereon;
provided
that, at any time when the CD&R Investors (together with their affiliates) beneficially own shares of our common stock representing less than 40% of the total voting power of the outstanding shares of our common stock, specified provisions of our Certificate of Incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our common stock then entitled to vote thereon, including, but not limited to, the provisions governing:

•	liability and indemnification of directors;

•	corporate opportunities;

•
elimination of stockholder action by consent in writing or electronic transmission if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•
prohibition on the rights of stockholders to call a special meeting if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•
removal of directors for cause if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock;

•	classified board of directors;

•
required approval of the holders of at least 66 2/3% of the voting power of the outstanding shares of our common stock to amend our
By-laws
and certain provisions of our Certificate of Incorporation if the CD&R Investors (together with their affiliates) cease to beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock; and

•	choice of forum for certain actions.
In addition, our
By-laws
may be amended, altered or repealed, or new
by-laws
may be adopted, by the affirmative vote of a majority of the board of directors so long as a quorum is present, or by the affirmative vote of the holders of (x) as long as the CD&R Investors (together with their affiliates) beneficially own shares of our common stock representing at least 40% of the total voting power of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 66 2/3%, of the voting power of the outstanding shares of our common stock then entitled to vote thereon.
These provisions make it more difficult for any person to remove or amend any provisions in our Certificate of Incorporation and
By-laws
which may have an anti-takeover effect.
Delaware Anti-Takeover Law
In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in “business combinations,” such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an “interested stockholder,” including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our Certificate of Incorporation provides that we have elected not to be subject to Section 203 of the DGCL or any successor provision to Section 203 for so long as the CD&R Investors (together with their affiliates) own, directly or indirectly, at least five percent of the total voting power of the outstanding shares of our common stock. From and after the date that Section 203 by its terms would, but for the applicable provisions of our Certificate of Incorporation, apply to us and the CD&R Investors (together with their affiliates) cease to beneficially own, directly or indirectly, at least five percent of the total voting power of the outstanding shares of our common stock, we will be governed by Section 203.
Limitations on Liability and Indemnification
Our Certificate of Incorporation contains provisions relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derives an improper personal benefit.
If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary
relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our Certificate of Incorporation and our
By-laws
require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Certificate of Incorporation and our
By-laws
provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.
We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.

Corporate Opportunities
Our Certificate of Incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”), that are from time to time presented to the CD&R Investors or any of their officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the transaction, matter or opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of the CD&R Investors or any of their officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of Core & Main, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Core & Main. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders will be deemed to have notice of and consented to this provision of our Certificate of Incorporation.
Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders; (iii) any action, suit or proceeding asserting a claim arising out of or pursuant to or seeking to enforce any right, obligation or remedy under any provision of our Certificate of Incorporation or our
By-laws
(as either may be amended or restated) or the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, in each case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. Although our Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. As permitted by Delaware law, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our Certificate of Incorporation related to choice of forum.
Market Listing
Our Class A common stock is listed on the NYSE under the symbol “CNM”.
We do not anticipate listing our Class B common stock on any stock market or exchange.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

SHARES AVAILABLE FOR FUTURE SALE
Our Class A common stock is listed on the NYSE under the symbol “CNM”. Sales of substantial amounts of our Class A common stock in the public market could adversely affect prevailing market prices of our Class A common stock. Some shares of our Class A common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale, some of which are described below. Sales of substantial amounts of Class A common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Sales of Restricted Securities
Upon the closing of this offering, we will have an aggregate of 167,522,403 shares of Class A common stock outstanding (or 168,646,966 shares of our Class A common stock, assuming the exercise in full by the underwriters of their option to purchase additional shares of Class A common stock), after giving effect to the issuance of 7,455,242 shares of Class A common stock offered by the selling stockholders in this offering (or 8,579,805 shares of our Class A common stock, assuming the exercise in full by the underwriters of their option to purchase additional shares of Class A common stock). Of these shares, all of the shares sold in our IPO are, and the shares to be sold in this offering will be, immediately tradable without restriction under the Securities Act except for any shares held by “affiliates,” as that term is defined in Rule 144.
107,406,124 shares of our Class A common stock (or 105,530,687 shares of our Class A common stock, assuming full exercise by the underwriters of their option to purchase additional shares of Class A common stock) outstanding immediately after the completion of this offering will be “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701, which are summarized below, or pursuant to another applicable exemption. Subject to the lock-up
agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 without regard to the prescribed one-year
holding period under Rule 144.
On July 23, 2021, we filed a registration statement on Form
S-8
under the Securities Act to register the shares of our Class A common stock to be issued under our equity incentive compensation plans and, as a result, all shares of our Class A common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will, subject to a
180-day
lock-up
period in the case of certain officers and directors, also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 15,713,710 shares of Class A common stock are available for grants of equity awards under the Omnibus Incentive Plan and the ESPP, which includes 633,683 shares of Class A common stock in respect of stock appreciation rights. In addition, 19,973 shares of our Class A common stock are subject to outstanding unvested RSUs granted to associates.
Lock-up
Agreements
In connection with this offering, the IPO Representatives have agreed to release the restrictions under the lock-up
agreements that were executed in connection with the IPO with respect to up to 20,000,000 shares (or up to 23,000,000 shares including the underwriters option to purchase additional shares) of our Class A common stock in this offering that are held by the selling stockholders, which includes shares owned by entities affiliated with certain of our directors, provided that the release of shares of our Class A common stock held by the selling stockholders is limited to the shares actually sold in this offering.

Additionally, in connection with this offering, we and our directors and executive officers and the selling stockholders have signed additional lock-up
agreements, under which we and they will agree not to, among other things, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, engage in any hedging or similar transaction or arrangement, lend or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the securities offered hereby (including any securities convertible into or exercisable or exchangeable for shares of our Class A common stock), without the prior written consent of, for the two-day
period following notice of any request to release or waive the lock-up
restrictions, all three of the Representatives, and thereafter, any two of the three Representatives, and except as described in the underwriting agreement for a period of 90 days after the date of this prospectus. These agreements are described below under “Underwriting.”
Registration Rights Agreement
The CD&R Investors and their permitted assigns have the right to require us to register shares of our Class A common stock and our other equity securities held by the CD&R Investors (including shares of our Class A common stock issuable upon exchange of Partnership Interests held by CD&R Waterworks Holdings directly or indirectly through a wholly-owned subsidiary) for resale in some circumstances. See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month
holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•
1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 1,675,224 shares immediately after this offering (assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock); and

•
the average reported weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our Class A common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701
Any of our employees, officers or directors who acquired shares of Class A common stock under a written compensatory plan or contract before the effective date of a registration statement may be entitled to sell them 90 days after such effective date in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates
may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior ABL Credit Facility
On August 1, 2017, Opco entered into a credit agreement (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”) providing for an asset-based loan facility with Citibank, N.A., as administrative agent and collateral agent (the “ABL Agent”), and the other financial institutions and lenders from time to time party thereto (as described below, the “Senior ABL Credit Facility”). The Senior ABL Credit Facility provides for an asset-based revolving credit facility, originally in the amount of up to $500.0 million, subject to borrowing base availability. On July 8, 2019, Opco amended the ABL Credit Agreement in order to, among other things, increase the aggregate commitments under the Senior ABL Credit Facility by $200.0 million to $700.0 million overall. As described under “Prospectus Summary—Recent Developments—Refinancing,” in connection with the IPO, on July 27, 2021, we amended the terms of the ABL Credit Agreement in order to, among other things, increase the aggregate amount of commitments under the Senior ABL Credit Facility by $150.0 million to $850.0 million and extend the maturity date of the Senior ABL Credit Facility from July 2024 to July 2026. As of October 31, 2021, Opco had approximately $9.0 million in letters of credit outstanding and no borrowings under the Senior ABL Credit Facility.
General
Opco is and, at the option of Opco, any of Opco’s domestic subsidiaries may be, a borrower (collectively, the “ABL Borrower”) under the Senior ABL Credit Facility. The Senior ABL Credit Facility includes letter of credit and swingline sub-facilities.
Amounts are available under the Senior ABL Credit Facility in U.S. dollars. The Senior ABL Credit Facility matures on July 27, 2026. However, the ABL Credit Agreement provides that the ABL Borrower may request that lenders extend the maturity date of their commitments and loans and each individual lender shall have the right to consent to such request with respect to its commitments and loans without the consent of any other lender.
Subject to certain conditions, without consent of the existing lenders (but subject to receipt of commitments), the ABL Borrower is entitled to request additional revolving credit commitments or term loans under the Senior ABL Credit Facility, which will share in the borrowing base up to an amount such that the aggregate amount of ABL commitments and term loans under the Senior ABL Credit Facility does not exceed the greater of (x) $1,350.0 million and (y) the aggregate borrowing base. Moreover, subject to certain conditions and the completion of certain additional documentation, the Senior ABL Credit Facility permits the creation of an asset-based revolving sub-facility
(which, to the extent drawn, would reduce availability under the Senior ABL Credit Facility on a dollar-for-dollar
basis) of up to $75.0 million for Canadian subsidiaries of Opco, which may be available to be drawn in U.S. Dollars or Canadian Dollars, and which may include a sub-facility
for Canadian letters of credit up to an amount to be agreed.
The “borrowing base” is defined in the ABL Credit Agreement as, at any time, the sum of: (i) 90% of the eligible credit card accounts receivable of each ABL Borrower and each subsidiary guarantor (each, a “Qualified Loan Party”), plus (ii) 90% of the eligible accounts receivable of each Qualified Loan Party owed by account debtors that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and
BBB-
(or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency, plus (iii) 85% of all other eligible accounts receivable of each Qualified Loan Party, plus (iv) 90% of the appraised net orderly liquidation value of eligible inventory of each Qualified Loan Party, minus (v) customary availability reserves, minus (vi) the outstanding principal amount of any future term loans (if any) incurred pursuant to the ABL Credit Agreement.

As of October 31, 2021, after giving effect to approximately $9.0 million of letters of credit issued under the Senior ABL Credit Facility, Opco would have been able to borrow approximately $841.0 million under the Senior ABL Credit Facility, subject to borrowing base availability.
Interest Rates and Fees
The revolving credit loans under the ABL Credit Agreement bear interest at the ABL Borrower’s election at a rate equal to (i) the LIBOR rate for deposits in U.S. dollars in (adjusted for maximum reserves) for the applicable interest period plus an applicable margin based on the average daily excess availability as set forth below, or (ii) the base rate, which will be the highest of (x) the corporate base rate established by the administrative agent as its prime rate in effect at its principal office in New York City from time to time, (y) the overnight federal funds rate plus 0.50% per annum and
(z) one-month
LIBOR plus 1.00% per annum, plus, in each case, an applicable margin based on the average daily excess availability as set forth below:

	Applicable Margin
Average Daily Excess Availability Percentage	Alternate Base Rate	Adjusted LIBOR Rate
Less than or equal to 33 1/3%	0.75%	1.75%
Greater than 33 1/3% but less than or equal to 66 2/3%	0.50%	1.50%
Greater than 66 2/3%	0.25%	1.25%
The Senior ABL Credit Facility bears a commitment fee of 0.25%, payable quarterly in arrears. The Senior ABL Credit Facility also bears customary letter of credit fees.
Prepayments
If, at any time, the aggregate amount of outstanding revolving credit loans, swingline borrowings, unreimbursed drawings under letters of credit and the undrawn amount of outstanding letters of credit exceeds the lesser of (x) the then applicable borrowing base and (y) the then total effective commitments under the Senior ABL Credit Facility, prepayments of the revolving credit loans and/or swingline borrowings (and after giving effect to such prepayment, the cash collateralization of letters of credit) will be required in an amount equal to such excess. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of loan commitments under the Senior ABL Credit Facility and amounts prepaid may be reborrowed, subject to availability and then effective commitments under the Senior ABL Credit Facility.
After the occurrence and the continuance of a Dominion Event (defined in the ABL Credit Agreement as (a) specified availability being less than 10.0% of the lesser of (x) the then applicable borrowing base and (y) the then aggregate effective commitments under the Senior ABL Credit Facility or (b) the occurrence of one or more specified events of default, in the case of each of clause (a) and (b) for a period of five consecutive business days) to the date specified availability shall have been in excess of such thresholds in the definition of Dominion Event and no specified event of default has existed or been continuing for 20 consecutive calendar days, all amounts deposited in the core concentration account controlled by the administrative agent will be applied on a daily basis to the outstanding loan balances under the Senior ABL Credit Facility and certain other secured obligations then due and owing.
Voluntary reductions of the unutilized portion of the ABL commitments and prepayments of borrowings under the Senior ABL Credit Facility are permitted at any time, in specified minimum principal amounts, without premium or penalty, subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period.
Guarantee; Security
All obligations under the Senior ABL Credit Facility are guaranteed by each direct parent of Opco and will be guaranteed by each direct and indirect future wholly-owned U.S. restricted subsidiary of Opco (if any), other than (i) any other ABL Borrower (which shall be a primary obligor) and (ii) special purpose entities, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other exceptions. All obligations of each borrower and each guarantor are secured by the following:

•
a perfected security interest in all present and after-acquired inventory, accounts receivable, deposit accounts, securities accounts, and any cash or other assets in such accounts (and, to the extent evidencing or otherwise related to such items, all general intangibles, intercompany debt, insurance proceeds, letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property and payment intangibles) and the proceeds of any of the foregoing and all books and records relating to, or arising from, any of the foregoing, except to the extent such proceeds constitute Term Loan Priority Collateral (as defined under “—Senior Term Loan Facility” below), and subject to customary exceptions (the “ABL Priority Collateral”), which security interest is senior to the security interest in the foregoing assets securing the Senior Term Loan Facility; and

•
a perfected security interest in the Term Loan Priority Collateral, which security interest is junior to the security interest in the Term Loan Priority Collateral securing the Senior Term Loan Facility.

The Senior ABL Credit Facility generally does not require the security interest in deposit accounts owned by the ABL Borrower and its subsidiaries, if any, to be perfected by control, except for certain collection accounts into which certain accounts receivable are paid, if any, and certain “concentration” accounts into which cash is swept on a regular basis once collected.
The respective rights of the Senior ABL Credit Facility lenders and the Senior Term Loan Facility lenders in the ABL Priority Collateral and the Term Loan Priority Collateral are governed by an intercreditor agreement between the collateral agent for the Senior ABL Credit Facility and the collateral agent for the Senior Term Loan Facility.
Covenants, Representations and Warranties
The Senior ABL Credit Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on indebtedness, dividends, distributions and other restricted payments, investments, acquisitions, prepayments or redemptions of specified junior indebtedness, amendments of specified junior indebtedness, transactions with affiliates, asset sales, mergers, consolidations and sales of all or substantially all assets, liens, negative pledge clauses, changes in fiscal periods and changes in line of business.
The negative covenants are subject to customary exceptions and also permit the payment of dividends and distributions, investments, permitted acquisitions, payments or redemptions of specified junior indebtedness, asset sales and mergers, consolidations and sales of all or substantially all assets involving subsidiaries upon satisfaction of a “payment condition.” The payment condition is deemed satisfied upon
30-day
specified excess availability and specified availability exceeding agreed upon thresholds and, in certain cases, the absence of specified events of default or known events of default and pro forma compliance with a fixed charge coverage ratio of 1.00 to 1.00.

There are no financial covenants included in the ABL Credit Agreement, other than a springing minimum fixed charge coverage ratio of at least 1.00 to 1.00, which is tested only when specified availability is less than 10.0% of the lesser of (x) the then applicable borrowing base and (y) the then aggregate effective commitments under the Senior ABL Credit Facility, and continuing until such time as specified availability has been in excess of such threshold for a period of 20 consecutive calendar days.
Events of Default
Events of default under the ABL Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest or other amounts, inaccuracy of representations or warranties in any material respect, violation of covenants, cross-default and cross-acceleration to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees and certain other loan documents or security interests and a change of control, in each case subject to customary threshold, notice and grace period provisions.
Senior Term Loan Facility
On August 1, 2017, Opco entered into a credit agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”) providing for a senior secured term loan facility with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Term Loan Agent”), and the other financial institutions and lenders from time to time party thereto (the “Prior Term Loan Facility”). The Prior Term Loan Facility was originally in an aggregate principal amount of $1,075.0 million. On July 8, 2019, Opco amended the Term Loan Credit Agreement in order to, among other things, increase the aggregate principal amount of the Prior Term Loan Facility by $225.0 million, the proceeds of which were used to finance the acquisition by Opco of substantially all of the assets of LIP. As described under “Prospectus Supplement—Recent Developments—Refinancing,” on July 27, 2021, Opco amended the Term Loan Credit Agreement in order to, among other things, enter into a new $1,500.0 million seven-year new term loan facility (the “Senior Term Loan Facility”), with the net proceeds of the Senior Term Loan Facility, together with the net proceeds of the IPO and cash on hand, used to prepay the Prior Term Loan Facility. As of October 31, 2021, Opco had $1,496.3 million outstanding under the Senior Term Loan Facility.
General
Opco is the borrower under the Senior Term Loan Facility. The Senior Term Loan Facility matures on July 27, 2028. However, the Term Loan Credit Agreement provides that Opco may request that lenders extend the maturity date of their loans and each individual lender shall have the right to consent to such request with respect to its loans without the consent of any other lender.
Subject to certain conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), the Senior Term Loan Facility may be expanded (or a new term loan facility, revolving credit facility or letter of credit facility added) by up to (i) the greater of (x) $400.0 million and (y) an amount equal to consolidated EBITDA for the four most recently ended fiscal quarters for which financial statements of Opco are available plus (ii) an unlimited amount either (x) as will not cause the net secured leverage ratio after giving effect to the incurrence of such additional amount and any use of proceeds thereof to exceed 3.75:1.00 or (y) if incurred in connection with an acquisition or other investment permitted under the Term Loan Credit Agreement, the pro forma net secured leverage ratio after giving effect to such incurrence and acquisition or investment does not exceed the net secured leverage ratio in effect prior to such transactions. Amounts available pursuant to clause (ii) of the preceding sentence may be utilized prior to amounts under clause (i).

Interest Rates and Fees
The loans under the Senior Term Loan Facility bear interest at a rate equal to (i) LIBOR plus, in each case, an applicable margin of 2.50% or (ii) the base rate, which will be the highest of (x) the corporate base rate established by the administrative agent as its prime rate in effect at its principal office in New York City from time to time, (y) the overnight federal funds rate plus 0.50% per annum and
(z) one-month
LIBOR (adjusted for maximum reserves) plus 1.00% per annum, plus, in each case, an applicable margin of 1.50%. The loans under the Senior Term Loan Facility are subject to a LIBOR “floor” of 0.00%.
Prepayments
The Senior Term Loan Facility is subject to mandatory prepayment and reduction in an amount equal to (a) 50% of Excess Cash Flow (as defined in the Term Loan Credit Agreement) in excess of $20.0 million (with a step-down to 0% in the event that Opco’s net secured leverage ratio as of the last day of the immediately preceding fiscal year is less than 3.25:1.00), (b) 100% of the net cash proceeds received from the incurrence of indebtedness by Opco or any of its restricted subsidiaries (other than indebtedness permitted under the Senior Term Loan Facility, excluding certain specified refinancing indebtedness), and (c) 100% of the net cash proceeds of all non-ordinary
course asset sales or other dispositions of property by Opco and its restricted subsidiaries (including certain insurance and condemnation proceeds) in excess of the greater of $80.0 million and 5.00% of Consolidated Tangible Assets (as defined in the Term Loan Credit Agreement) of Opco (with step-downs to (1) 50% if Opco’s net secured leverage ratio is less than or equal to 3.25:1.00 and (2) 0% if Opco’s net secured leverage ratio is less than or equal to 2.75:1.00), and subject to the right of Opco and its restricted subsidiaries to reinvest such proceeds within a specified period of time, and certain other exceptions.
Voluntary prepayments of borrowings under the Senior Term Loan Facility are permitted at any time, in specified minimum principal amounts, subject to reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period. Prior to January 27, 2022, certain voluntary prepayments of the Senior Term Loan Facility may be subject to a 1.00% “soft call” premium.
Guarantee; Security
All obligations under the Senior Term Loan Facility are guaranteed by each direct parent of Opco and will be guaranteed by each direct and indirect future wholly-owned U.S. restricted subsidiary of Opco (if any), other than special purpose entities, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries and certain other exceptions.
All obligations of Opco and each guarantor are secured by the following:

•
a perfected security interest in substantially all tangible and intangible assets of Opco and each subsidiary guarantor (other than ABL Priority Collateral), including the capital stock of each direct material U.S. subsidiary of Opco and each subsidiary guarantor, and the capital stock of Opco, and 65% of each series of capital stock of any
non-U.S.
subsidiary held directly by Opco or any subsidiary guarantor, subject to customary exceptions (the “Term Loan Priority Collateral”), which security interest is senior to the security interest in the foregoing assets securing the Senior ABL Credit Facility; and

•	a perfected security interest in the ABL Priority Collateral, which security interest is junior to the security interest in the ABL Priority Collateral securing the Senior ABL Credit Facility.

The respective rights of the Senior Term Loan Facility lenders and the Senior ABL Credit Facility lenders in the Term Loan Priority Collateral and the ABL Priority Collateral are governed by an intercreditor agreement between by the collateral agent for the Senior Term Loan Facility and the collateral agent for the Senior ABL Credit Facility.
Covenants, Representations and Warranties
The Senior Term Loan Facility contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants are incurrence-based high yield covenants and limit the ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends, redeem stock or make other distributions in respect of capital stock;

•	repurchase, prepay or redeem subordinated indebtedness;

•	make investments;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends to us or make other intercompany transfers;

•	incur additional liens;

•	transfer or sell assets;

•	make negative pledges;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Opco’s assets;

•	change the nature of Opco’s business;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
The negative covenants are subject to customary exceptions. There are no financial covenants included in the Term Loan Credit Agreement.
Events of Default
Events of default under the Term Loan Credit Agreement are limited to nonpayment of principal when due, nonpayment of interest or other amounts, inaccuracy of representations or warranties in any material respect, violation of covenants, cross-default and cross-acceleration to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees and certain other loan documents or security interests and a change of control, in each case subject to customary thresholds, notice and grace period provisions.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S.
HOLDERS
The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A common stock by
Non-U.S.
Holders (as defined below) that purchase such Class A common stock pursuant to this offering and hold such Class A common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific
Non-U.S.
Holders in light of their particular circumstances or to
Non-U.S.
Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other
Non-U.S.
Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt
entities, certain former citizens or residents of the United States, or
Non-U.S.
Holders that hold our Class A common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or
non-U.S.
tax considerations or any U.S. federal gift or alternative minimum tax considerations.
As used in this discussion, the term
“Non-U.S.
Holder” means a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

•
a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our Class A common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our Class A common stock.
PERSONS CONSIDERING AN INVESTMENT IN OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND
NON-U.S.
INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Class A Common Stock
If we make a distribution of cash or other property (other than certain pro rata
distributions of our Class A common stock or rights to acquire our Class A common stock) with respect to a share of our Class A common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a
tax-free
return of capital to the extent of the
Non-U.S.
Holder’s adjusted tax basis in such share of our Class A common stock, and then as capital gain (which will be treated in the manner described below under “Sale, Exchange or Other Disposition of Class A Common Stock”). Distributions treated as dividends on our Class A common stock that are paid to or for the account of a
Non-U.S.
Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the
Non-U.S.
Holder provides the documentation (generally, IRS Form
W-8BEN
or
W-8BEN-E)
required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each
Non-U.S.
Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such
Non-U.S.
Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.
If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a
Non-U.S.
Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such
Non-U.S.
Holder provides the appropriate documentation (generally, IRS Form
W-8ECI)
to the applicable withholding agent. Instead, such
Non-U.S.
Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a
Non-U.S.
Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.
The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”
Sale, Exchange or Other Disposition of Class A Common Stock
A
Non-U.S.
Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our Class A common stock unless:

1.
such gain is effectively connected with the conduct of a trade or business in the United States by such
Non-U.S.
Holder, in which event such
Non-U.S.
Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

2.
such
Non-U.S.
Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

3.
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such
Non-U.S.
Holder’s holding period with respect to such Class A common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.
The foregoing discussion is subject to the discussion below under “—Information Reporting and Backup Withholding.”
FATCA Withholding
Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (including proposed regulations on which taxpayers are permitted to rely pending finalization) (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our Class A common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our Class A common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each
Non-U.S.
Holder should consult its own tax advisor regarding the application of FATCA to our Class A common stock.
Information Reporting and Backup Withholding
Distributions on our Class A common stock made to a
Non-U.S.
Holder and the amount of any U.S. federal tax withheld from such distributions generally will be reported annually to the IRS and to such
Non-U.S.
Holder by the applicable withholding agent.
The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our Class A common stock to a
Non-U.S.
Holder if such
Non-U.S.
Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form
W-8BEN
or
W-8BEN-E
to the applicable withholding agent) or otherwise establishes an exemption.
Proceeds from the sale, exchange or other disposition of our Class A common stock by a
Non-U.S.
Holder effected outside the United States through a
non-U.S.
office of a
non-U.S.
broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the
Non-U.S.
Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our Class A common stock by a
Non-U.S.
Holder effected through a
non-U.S.
office of a
non-U.S.
broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such
Non-U.S.
Holder outside the United States, unless such
Non-U.S.
Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form
W-8BEN
or
W-8BEN-E
to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our Class A common stock by a
Non-U.S.
Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such
Non-U.S.
Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form
W-8BEN
or
W-8BEN-E
to the applicable withholding agent) or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a
Non-U.S.
Holder’s U.S. federal income tax liability if the required information is furnished by such
Non-U.S.
Holder on a timely basis to the IRS.
U.S. Federal Estate Tax
Shares of our Class A common stock owned or treated as owned by an individual
Non-U.S.
Holder at the time of such
Non-U.S.
Holder’s death will be included in such
Non-U.S.
Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING
The selling stockholders are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting representatives of the underwriters. The selling stockholders and we will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Underwriter	Number of Shares
Goldman Sachs & Co. LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

Total	20,000,000

The underwriters are committed to purchase all the Class A common shares offered by the selling stockholders if they purchase any shares, other than those shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting
underwriters may be increased or the offering may be terminated.
The underwriters have an option to buy on a
pro rata
basis up to 3,000,000 additional shares of Class A common stock from the selling stockholders at the public offering price less the underwriting discounts and commissions to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell shares through certain of their affiliates or other registered broker-dealers or selling agents. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriting fee is equal to the difference between the public offering price per share of Class A common stock and the amount the underwriters pay the selling stockholders for the shares of Class A common stock. The underwriting fee is $                per share. The following table summarizes the per share and total underwriting discounts and commissions to be paid to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Class A common stock.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Public offering price	$	$	$	$
Underwriting discounts and commissions borne by the selling stockholders	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.2 million. We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $25,000. The selling stockholders will bear the underwriting commissions and discounts attributable to their sale of our Class A common stock.
A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, engage in hedging or similar transaction or arrangement, lend or otherwise transfer or dispose of, directly or indirectly, except as provided in the underwriting agreement, any of our securities that are substantially similar to the securities offered hereby, including, but not limited to, any options or warrants to purchase shares of our Class A common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our Class A common stock or any such substantially similar securities or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of our Class A common stock or such other securities, in cash or otherwise), in each case without the prior written consent of, for the two-day
period following notice of any request to release or waive the lock-up
restrictions, all three of the Representatives, and thereafter, any two of the three Representatives, for a period of 90 days after the date of this prospectus, subject to certain limited exceptions set forth in the underwriting agreement.
Our directors, executive officers and certain stockholders, including the selling stockholders, have entered into lock-up
agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of, for the two-day
period following notice of any request to release or waive the lock-up
restrictions, all three of the Representatives, and thereafter, any two of the three Representatives, offer, sell, contract to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, engage in hedging or similar transaction or arrangement, lend or otherwise transfer or dispose of, directly or indirectly, any of our securities that are substantially similar to the securities offered hereby, including, but not limited to, any options or warrants to purchase shares of our Class A common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our Class A common stock or any such substantially similar securities, subject to certain exceptions.
For the
two-day
period following notice of any request to release or waive the lock-up
restrictions, all three of the Representatives, and thereafter, any two of the three Representatives, in their sole discretion, may release us, or our directors, executive officers or stockholders from any of the restrictions described above, in whole or in part at any time.
We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriters may be required to make in that respect.

Our Class A common stock is listed on the NYSE under the symbol “CNM”.
The underwriters have advised us and the selling stockholders that, in connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the Representatives purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the Representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter
market or otherwise.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial
activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided
that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary
basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that has been approved by the Financial Conduct Authority in accordance with the transitional provisions in Regulation 74 of the Prospectus (Amendment etc.) (EU exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under Regulation (EU) 2017/1129, as amended, as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”):

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)
provided
that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.
In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument
45-106
Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument
31-103
Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided
that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument
33-105
Underwriting Conflicts (NI
33-105),
the underwriters are not required to comply with the disclosure requirements of NI
33-105
regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates
The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Australia
This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering
or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notice to Prospective Investors in Bermuda
Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian
persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number
2-11-2004
dated 4 October 2004 as amended by resolution number
1-28-2008,
as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.
Notice to Prospective Investors in the British Virgin Islands
The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in China
This prospectus will not be circulated or distributed in the People’s Republic of China (“PRC”) and the shares will not be offered or sold, and will not be offered or sold to any person for re-offering
or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering
or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission;
provided
that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted)
(the “South

African Companies Act”)) is being made in connection with the issue of the shares in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a)
the offer, transfer, sale, renunciation or delivery is to:

(i) persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii) the South African Public Investment Corporation;

(iii) persons or entities regulated by the Reserve Bank of South Africa;

(iv) authorised financial service providers under South African law;

(v) financial institutions recognised as such under South African law;

(vi) a wholly-owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii) any combination of the person in (i) to (vi); or

Section 96 (1) (b)
the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

VALIDITY OF CLASS A COMMON STOCK
The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The financial statements of Core & Main, Inc. as of January 31, 2021 and February 2, 2020 and for each of the three years in the period ended January 31, 2021 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
with respect to the shares of our Class A common stock being sold in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the Class A common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to Core & Main and the Class A common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site (
http://www.sec.gov
), from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.
We are subject to the informational requirements of the Exchange Act and, accordingly, file with the SEC annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information. You can access these reports, proxy statements and other information without charge at the SEC’s website, which is listed above. You can also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on
Form 10-K,
our Quarterly Reports on
Form 10-Q
and our Current Reports on
Form 8-K
and any amendments to those forms) through our website (
http://www.coreandmain.com
). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus, and you should not rely on any such information in connection with your decision to invest in our Class A common stock. All website addresses in this prospectus are intended to be inactive textual references only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Interim Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of October 31, 2021 and January 31, 2021	F-2
Condensed Consolidated Statements of Operations for the nine-month periods ended October 31, 2021 and November 1, 2020	F-3
Condensed Consolidated Statements of Comprehensive Income for nine-month periods ended October 31, 2021 and November 1, 2020	F-4
Condensed Consolidated Statements of Changes in Partners’ Capital/Stockholders’ Equity for the nine-month periods ended October 31, 2021 and November 1, 2020	F-5
Condensed Consolidated Statements of Cash Flows for the nine-month periods ended October 31, 2021 and November 1, 2020	F-9
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-10

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-38
Consolidated Statements of Operations and Comprehensive Income for the Fiscal Years ended January 31, 2021, February 2, 2020 and February 3, 2019	F-41
Consolidated Balance Sheets as of January 31, 2021 and February 2, 2020	F-42
Consolidated Statements of Changes in Partners’ Capital/Stockholders’ Equity for Fiscal Years ended January 31, 2021, February 2, 2020 and February 3, 2019	F-43
Consolidated Statements of Cash Flows for Fiscal Years ended January 31, 2021, February 2, 2020 and February 3, 2019	F-44
Notes to Audited Consolidated Financial Statements	F-45

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	October 31, 2021	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4.9	$380.9
Receivables, net of allowance for credit losses of $5.4 and $4.6	946.1	556.8
Inventories	721.2	383.8
Prepaid expenses and other current assets	24.7	15.6

Total current assets	1,696.9	1,337.1
Property, plant and equipment, net	90.7	86.2
Operating lease right-of-use assets	158.7	128.5
Intangible assets, net	899.3	919.2
Goodwill	1,515.4	1,452.7
Other assets	19.8	—

Total assets	$4,380.8	$3,923.7

LIABILITIES AND PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15.0	$13.0
Accounts payable	613.3	325.7
Accrued compensation and benefits	97.6	70.7
Current operating lease liabilities	48.7	42.8
Other current liabilities	68.0	70.1

Total current liabilities	842.6	522.3
Long-term debt	1,459.0	2,251.7
Non-current operating lease liabilities	110.1	85.9
Deferred income taxes	97.7	232.1
Payable to related parties pursuant to Tax Receivable Agreements	91.8	—
Other liabilities	20.9	31.0

Total liabilities	2,622.1	3,123.0
Commitments and contingencies
Partners’ capital	—	800.7
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 160,067,161 shares issued and outstanding as of October 31, 2021	1.6	—
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 85,853,383 shares issued and outstanding as of October 31, 2021	0.9	—
Additional paid-in capital	1,168.7	—
Retained earnings	44.4	—
Accumulated other comprehensive income	7.7	—

Total partners’ capital/stockholders’ equity attributable to Core & Main, Inc.	1,223.3	800.7
Non-controlling interests	535.4	—

Total partners’ capital/stockholders’ equity	1,758.7	800.7

Total liabilities and partners’ capital/stockholders’ equity	$4,380.8	$3,923.7

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Net sales	$1,404.8	$1,012.5	$3,757.5	$2,810.5
Cost of sales	1,034.2	768.1	2,804.9	2,136.3

Gross profit	370.6	244.4	952.6	674.2
Operating expenses:
Selling, general and administrative	187.9	144.8	533.6	418.6
Depreciation and amortization	35.2	34.9	102.6	102.7

Total operating expenses	223.1	179.7	636.2	521.3

Operating income	147.5	64.7	316.4	152.9
Interest expense	13.0	35.6	85.3	103.8
Loss on debt modification and extinguishment	0.3	—	50.7	—

Income before provision for income taxes	134.2	29.1	180.4	49.1
Provision for income taxes	24.9	7.5	34.2	12.6

Net income	109.3	$21.6	146.2	$36.5

Less: net income attributable to non-controlling interests(1)	44.9		27.9

Net income attributable to Core & Main, Inc.(1)	$64.4		$118.3

Earnings per share(2)
Basic	$0.41		$0.27
Diluted	$0.39		$0.26
Number of shares used in computing EPS(2)
Basic	158,986,524		156,869,487
Diluted	244,582,116		243,080,600

(1)
Prior to the Reorganization Transactions, as described in Note 1, there was no income attributable to Core & Main, Inc. See Note 1 for a description of the Basis of Presentation of the consolidated financial statements.

(2)
Represents basic and diluted earnings per share of Class A common stock and weighted average shares of Class A common stock outstanding for the three months ended October 31, 2021 and the period from July 23, 2021 through October 31, 2021, which is the period following the Reorganization Transactions described in Note 1. The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions and determined that it resulted in values that would not be meaningful to the users of the condensed consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the periods prior to the Reorganization Transactions on July 22, 2021.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Amounts in millions, unaudited

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Net income	$109.3	$21.6	$146.2	$36.5
Net interest rate swap gain, net of tax expense of $(2.8), $(0.3), $(4.0) and $(0.2)	14.4	1.8	21.0	1.0

Total comprehensive income	123.7	$23.4	167.2	$37.5

Less: comprehensive income attributable to non-controlling interests	50.8		35.1

Total comprehensive income attributable to Core & Main, Inc.	$72.9		$132.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Amounts in millions (except share and per share data), unaudited

	Partners’ Capital	Class A Common Stock		Class B Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Stockholders’ Equity/ Partners’ Capital
		Shares	Amount	Shares	Amount
Balances at January 31, 2021	$800.7	—	$—	—	$—	$—	$—	$—	$—	$800.7
Equity investment from partners	0.3	—	—	—	—	—	—	—	—	0.3
Equity-based compensation	1.0	—	—	—	—	—	—	—	—	1.0
Net income attributable to partners’ capital	27.4	—	—	—	—	—	—	—	—	27.4
Net interest rate swap gain, net of tax	1.9	—	—	—	—	—	—	—	—	1.9
Distributions to partners	(10.4)	—	—	—	—	—	—	—	—	(10.4)

Balances at May 2, 2021	820.9	—	—	—	—	—	—	—	—	820.9
Equity-based compensation	14.0	—	—	—	—	—	—	—	—	14.0
Net income attributable to partners’ capital	46.5	—	—	—	—	—	—	—	—	46.5
Net interest rate swap gain, net of tax	1.7	—	—	—	—	—	—	—	—	1.7
Distributions to partners	(12.5)	—	—	—	—	—	—	—	—	(12.5)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY (continued)
Amounts in millions (except share and per share data), unaudited

	Partners’ Capital	Class A Common Stock		Class B Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Stockholders’ Equity/ Partners’ Capital
		Shares	Amount	Shares	Amount
Balances at July 22, 2021 prior to Reorganization Transactions and IPO	870.6	—	—	—	—	—	—	—	—	870.6
Reclassification of partners’ capital	(870.6)	—	—	—	—	870.6	—	—	—	—
Reorganization transactions	—	119,950,882	1.2	85,853,383	0.9	(2.1)	—	—	—	—
Reclassification of non-controlling interests upon reorganization	—	—	—	—	—	(299.5)	(2.3)	—	301.8	—
Issuance of Class A Shares, net of issuance costs	—	34,883,721	0.3	—	—	655.6	—	—	—	655.9
Non-controlling interests adjustment for purchase of Partnership Interests from Core & Main Holdings, LP	—	—	—	—	—	(180.1)	(0.2)	—	180.3	—
Adjustment of deferred tax liability associated with Core & Main investment in Core & Main Holdings, LP	—	—	—	—	—	139.6	—	—	—	139.6
Impact of Former Limited Partners Tax Receivable Agreement	—	—	—	—	—	(88.6)	—	—	—	(88.6)
Net loss	—	—	—	—	—	—	—	(20.0)	(17.0)	(37.0)
Equity-based compensation	—	—	—	—	—	2.9	—	—	1.6	4.5
Net old interest rate swap gain, net of tax	—	—	—	—	—	—	2.5	—	1.8	4.3
Net new interest rate swap loss, net of tax	—	—	—	—	—	—	(0.8)	—	(0.5)	(1.3)
Non-controlling interests adjustment for vesting of Core & Main Holdings, LP Partnership Interests held by non-controlling interests	—	—	—	—	—	(8.1)	—	—	8.1	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY (continued)
Amounts in millions (except share and per share data), unaudited

	Partners’ Capital	Class A Common Stock		Class B Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Stockholders’ Equity/ Partners’ Capital
		Shares	Amount	Shares	Amount
Balances at August 1, 2021	—	154,834,603	1.5	85,853,383	0.9	1,090.3	(0.8)	(20.0)	476.1	1,548.0
Net income	—	—	—	—	—	—	—	64.4	44.9	109.3
Equity-based compensation	—	—	—	—	—	1.8	—	—	0.9	2.7
Net new interest rate swap gain, net of tax	—	—	—	—	—	—	8.5	—	5.9	14.4
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	—	(16.1)	(16.1)
Issuance of Class A Shares, net of issuance costs	—	5,232,558	0.1	—	—	99.4	—	—	—	99.5
Adjustment of deferred tax liability associated with Core & Main investment in Core & Main Holdings, LP	—	—	—	—	—	4.1	—	—	—	4.1
Impact of Former Limited Partners Tax Receivable Agreement	—	—	—	—	—	(3.2)	—	—	—	(3.2)
Non-controlling interests adjustment for purchase of Partnership Interests and vesting of Core & Main Holdings, LP Partnership Interests held by non-controlling interests	—	—	—	—	—	(23.7)	—	—	23.7	—

Balances at October 31, 2021	$—	160,067,161	$1.6	85,853,383	$0.9	$1,168.7	$7.7	$44.4	$535.4	$1,758.7

Balances at February 2, 2020	$770.5	—	$—	—	$—	$—	$—	$—	$—	$770.5
Equity investment from partners	0.7	—	—	—	—	—	—	—	—	0.7
Equity-based compensation	1.0	—	—	—	—	—	—	—	—	1.0
Net loss attributable to partners’ capital	(3.2)	—	—	—	—	—	—	—	—	(3.2)
Net interest rate swap loss, net of tax	(2.4)	—	—	—	—	—	—	—	—	(2.4)
Distributions to partners	(0.2)	—	—	—	—	—	—	—	—	(0.2)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY (continued)
Amounts in millions (except share and per share data), unaudited

	Partners’ Capital	Class A Common Stock		Class B Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Stockholders’ Equity/ Partners’ Capital
		Shares	Amount	Shares	Amount
Balances at May 3, 2020	766.4	—	—	—	—	—	—	—	—	766.4
Equity investment from partners	0.1	—	—	—	—	—	—	—	—	0.1
Equity-based compensation	1.0	—	—	—	—	—	—	—	—	1.0
Net income attributable to partners’ capital	18.1	—	—	—	—	—	—	—	—	18.1
Net interest rate swap gain, net of tax	1.6	—	—	—	—	—	—	—	—	1.6
Distributions to partners	(6.6)	—	—	—	—	—	—	—	—	(6.6)

Balances at August 2, 2020	780.6	—	—	—	—	—	—	—	—	780.6
Equity-based compensation	1.1	—	—	—	—	—	—	—	—	1.1
Net income attributable to partners’ capital	21.6	—	—	—	—	—	—	—	—	21.6
Unrealized derivative gain, net of tax	1.8	—	—	—	—	—	—	—	—	1.8
Distributions to partners	(3.0)	—	—	—	—	—	—	—	—	(3.0)

Balances at November 1, 2020	$802.1	—	$—	—	$—	$—	$—	$—	$—	$802.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Nine Months Ended
	October 31, 2021	November 1, 2020
Cash Flows From Operating Activities:
Net income	$146.2	$36.5
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	112.3	114.3
Provision for bad debt	1.4	2.1
Non-cash inventory charge	0.8	0.6
Equity-based compensation expense	22.2	3.1
Loss on debt modification and extinguishment	48.7	—
Other	(8.2)	(0.5)
Changes in assets and liabilities:
(Increase) decrease in receivables	(373.8)	(107.0)
(Increase) decrease in inventories	(304.7)	(34.0)
(Increase) decrease in other assets	(8.2)	3.4
Increase (decrease) in accounts payable	278.9	121.1
Increase (decrease) in accrued liabilities	18.9	0.7
Increase (decrease) in other liabilities	(0.7)	13.9

Net cash (used in) provided by operating activities	(66.2)	154.2

Cash Flows From Investing Activities:
Capital expenditures	(12.0)	(8.3)
Acquisitions of businesses, net of cash acquired	(172.2)	(217.2)
Settlement of interest rate swap	(5.2)	—
Proceeds from the sale of property and equipment	0.5	0.2

Net cash used in investing activities	(188.9)	(225.3)

Cash Flows From Financing Activities:
IPO proceeds, net of underwriting discounts and commissions	663.7	—
Offering proceeds from underwriters’ option, net of underwriting discounts and commissions	99.5	—
Payments for offering costs	(7.8)	—
Investments from non-controlling interest holders	0.3	0.8
Distributions to non-controlling interest holders	(30.9)	(9.8)
Borrowings on asset-based revolving credit facility	—	460.0
Repayments on asset-based revolving credit facility	—	(460.0)
Issuance of long-term debt	1,500.0	250.0
Repayments of long-term debt	(2,314.8)	(9.8)
Payment of contingent consideration	(0.3)	—
Payment of debt redemption premiums	(17.5)	—
Debt issuance costs	(13.1)	(8.1)

Net cash (used in) provided by financing activities	(120.9)	223.1

(Decrease) increase in cash and cash equivalents	(376.0)	152.0
Cash and cash equivalents at the beginning of the period	380.9	180.9

Cash and cash equivalents at the end of the period	$4.9	$332.9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CORE & MAIN, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Dollars in millions, except as noted, unaudited
1) BASIS OF PRESENTATION & DESCRIPTION OF BUSINESS
Organization
Core & Main, Inc. (“Core & Main”) is a Delaware corporation that was incorporated on April 9, 2021 for the purpose of facilitating an initial public offering and other related transactions, as described below, in order to carry on the business of Core & Main Holdings, LP, a Delaware limited partnership (“Holdings”), and its consolidated subsidiaries. Core & Main is a holding company and its sole material asset is its ownership interest in Holdings, a portion of which is held indirectly through CD&R WW, LLC. Holdings has no operations and no material assets of its own other than its indirect ownership interest in Core & Main LP, a Florida limited partnership, the legal entity that conducts the operations of Core & Main. Core & Main, together with its wholly-owned subsidiaries, including Holdings and its consolidated subsidiaries, are referred to as the “Company”.
The Company is a leading specialized distributor of water, wastewater, storm drainage and fire protection products and related services to municipalities, private water companies and professional contractors across municipal, non-residential
and residential end markets nationwide. The Company’s specialty products and services are used in the maintenance, repair, replacement, and construction of water and fire protection infrastructure. The Company reaches customers through a nationwide network of approximately 300 branches across 48 states. The Company’s products include pipes, valves, fittings, storm drainage products, fire protection products, meter products and other products for use in the construction, maintenance and repair of water and waste-water systems as well as fire protection systems. The Company has complemented its core products through additional offerings, including smart meter systems, fusible high density polyethylene (“fusible HDPE”) piping solutions and specifically engineered treatment plant products, services and geosynthetics used in erosion control. The Company’s services and capabilities allow for integration with customers and form part of their sourcing and procurement function. All of the Company’s long-lived assets are located within the United States (“U.S.”).
Initial Public Offering
On July 27, 2021, Core & Main completed its initial public offering of 34,883,721 shares of Class A common stock at a price to the public of $20.00 per share (the “IPO”). Core & Main received net proceeds of approximately $663.7 million, after deducting underwriting discounts and commissions. All of the net proceeds from the IPO, less $7.8 million of transactions costs directly attributable to the IPO, were utilized to purchase 34,883,721 newly issued limited partner interests of Holdings (“Partnership Interests”) for approximately $655.9 million in the aggregate. In turn, Holdings and Core & Main LP utilized the net proceeds of the IPO directly or indirectly received from Core & Main in the Refinancing Transactions (as defined below in Note 6), as discussed in Note 6.
On August 20, 2021, Core & Main issued 5,232,558 shares of Class A common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares of Class A common stock in connection with the IPO at the initial public offering price of $20.00 per share before underwriting discounts and commissions (the “IPO Overallotment Option Exercise”). Core & Main received net proceeds of approximately $99.5 million after deducting underwriting discounts and commissions. All of the net proceeds were utilized to purchase 5,232,558 newly issued Partnership Interests of Holdings at a price per unit equal to the public offering price per share less underwriting discounts and commissions. In turn, Holdings and Core & Main LP utilized the net proceeds of the IPO Overallotment Option Exercise directly or indirectly received from Core & Main for general corporate purposes.

Reorganization Transactions
In connection with the IPO, the Company completed the following transactions (collectively the “Reorganization Transactions”):

•	the formation of Core & Main as a Delaware corporation to function as the direct and indirect parent of Holdings and a publicly traded entity;

•
the amendment and restatement of the limited partnership agreement of Holdings to, among other things first, modify the capital structure of Holdings and second, admit Core & Main as the general partner and a limited partner of Holdings;

•
Core & Main’s acquisition of the Partnership Interests held by certain Former Limited Partners (as defined below) and the issuance of Class A common stock to the Former Limited Partners, pursuant to the mergers of CD&R WW Advisor, LLC and CD&R WW Holdings, LLC (the “Blocker Companies”) with and into Core & Main via merger subsidiaries of Core & Main (the “Blocker Mergers”); and

•
entry into a Master Reorganization Agreement, dated as of July 22, 2021 (the “Master Reorganization Agreement”), with Holdings, the Continuing Limited Partners (as defined below), the Blocker Companies, CD&R Waterworks Holdings GP, CD&R Associates X Waterworks, L.P., CD&R WW Holdings, L.P., Core & Main GP, LLC, CD&R Plumb Buyer, LLC, CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P., CD&R WW, LLC, Brooks Merger Sub 1, Inc. and Brooks Merger Sub 2, Inc. Pursuant to the Master Reorganization Agreement, the Former Limited Partners received Partnership Interests in exchange for their indirect ownership interests in Holdings and exchanged these Partnership Interests for shares of Class A common stock of Core & Main prior to the consummation of the IPO.

The Former Limited Partners are defined as CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P. and the other Original Limited Partners (as defined below) that transferred all or a portion of their Partnership Interests (including those held indirectly through the Blocker Companies) for shares of Class A common stock in connection with the Reorganization Transactions and the IPO, and represent entities that transferred all of their Partnership Interests (including Partnership Interests held indirectly through certain “blocker” corporations) for shares of Class A common stock in connection with the consummation of the Reorganization Transactions.
The Continuing Limited Partners are defined as CD&R Waterworks Holdings, LLC (“CD&R Waterworks Holdings”) and Core & Main Management Feeder, LLC (“Management Feeder”), and represent the Original Limited Partners that continued to own Partnership Interests after the Reorganization Transactions and that are entitled to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock for shares of Class A common stock.
The Original Limited Partners are defined as CD&R Waterworks Holdings, the Former Limited Partners and Management Feeder and represent the direct and indirect owners of Holdings prior to the Reorganization Transactions and the IPO.
Immediately following and as a result of the IPO and Reorganization Transactions and the use of proceeds therefrom as described above:

(1)	the investors in the IPO collectively held 34,883,721 shares of Class A common stock and, following the closing of the issuance and sale of an additional 5,232,558 shares of Class A common stock on August 20, 2021 pursuant to the IPO Overallotment Option Exercise, collectively held 40,116,279 shares of Class A common stock;

•	the Former Limited Partners collectively held 119,950,882 shares of Class A common stock;

•
Core & Main, directly or indirectly through its wholly-owned subsidiary, held 154,834,603 Partnership Interests and, following the closing of the issuance and sale of an additional 5,232,558 shares of Class A common stock described above and the issuance of an additional 5,232,558 Partnership Interests from Holdings to Core & Main, held 160,067,161 Partnership Interests; and

•	the Continuing Limited Partners collectively held 85,853,383 Partnership Interests and 85,853,383 shares of Class B common stock.
Core & Main is a holding company whose sole material asset is its direct and indirect ownership interest in Holdings, which also is a holding company and indirectly holds the sole equity interests in the Company’s operating subsidiary. Because Core & Main is the general partner of Holdings, it operates and controls all of the business and affairs of Holdings, and through Holdings and its subsidiaries, conducts the Company’s business. Accordingly, Core & Main consolidates Holdings on its consolidated financial statements and records a non-controlling
interest related to the Partnership Interests held by the Continuing Limited Partners on its consolidated statements of operations and comprehensive income. The ownership interest of the Continuing Limited Partners related to Partnership Interests held by the Continuing Limited Partners is reflected as non-controlling
interests in Core & Main’s condensed consolidated financial statements.
As the Reorganization Transactions are accounted for as transactions between entities under common control, the financial statements for the periods prior to the IPO and Reorganization Transactions have been adjusted to combine previously separate entities for presentation purposes. These entities include Core & Main, Holdings and its consolidated subsidiaries and the Blocker Companies. Prior to the Reorganization Transactions, Core & Main had no operations and the Blocker Companies were holding companies for indirect investments in Holdings. The Blocker Companies had no operations but did receive distributions from Holdings associated with their tax obligations from allocations of Holdings’ taxable income. As such, the Blocker Companies’ financial statements reflected tax provisions and operating cash outflows for payments to taxing authorities. Their balance sheets collectively included $330.0 million of goodwill and deferred tax liabilities and equity. In connection with the Blocker Mergers, Core & Main assumed the balance sheets of the Blocker Companies.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements present the results of operations, financial position and cash flows of Core & Main and its subsidiaries, which includes the consolidated financial statements of Holdings and its consolidated subsidiary, Core & Main LP, as the legal entity that conducts the operations of the Company. Holdings is considered a variable interest entity. Core & Main is the primary beneficiary and general partner of Holdings and has decision making authority that significantly affects the economic performance of the entity. As a result, Core & Main consolidates the consolidated financial statements of Holdings. All intercompany balances and transactions have been eliminated in consolidation. The Company records non-controlling
interests related to Partnership Interest held by the Continuing Limited Partners in Holdings.
For the periods prior to the Reorganization Transactions, the condensed consolidated financial statements of the Company include the Blocker Companies, which were merged into Core & Main as part of the Blocker Mergers.

In management’s opinion, the unaudited condensed consolidated financial information for the interim periods presented include all normal recurring adjustments necessary for a fair statement of the Company’s results of operations, financial position and cash flows, which include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Holdings audited consolidated financial statements and the related notes thereto as of and for the fiscal year ended January 31, 2021 included in the prospectus (File
No. 333-256382),
dated July 22, 2021, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2021 (the “Prospectus”).
Segments
The Company’s chief operating decision maker (“CODM”) manages the business as a single operating and reportable segment. The Company operates approximately 300 branch locations across the U.S. The nature of the products and services, vendors, customers and distribution methods are similar across branches. Accordingly, the CODM evaluates the performance of the business and makes management decisions on a consolidated basis. Performance is most notably measured based on Adjusted EBITDA at the consolidated level. The consolidated performance of the Company is utilized to determine incentive compensation for executive officers, annual merit decisions, management of national vendor relationships, allocation of resources and in evaluating acquisitions and the Company’s capital structure.
Fiscal Year
The Company’s fiscal year is a
52-
or
53-week
period ending on the Sunday nearest to January 31
st
. Quarters within the fiscal year include
13-week
periods, unless a fiscal year includes a 53
rd
week, in which case the fourth quarter of the fiscal year will be a
14-week
period. Both the three months ended October 31, 2021 and three months ended November 1, 2020 included 13 weeks, and both the nine months ended October 31, 2021 and nine months ended November 1, 2020 included 39 weeks. The current fiscal year ending January 30, 2022 (“fiscal 2021”) will include 52 weeks.
Estimates
Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these financial statements in conformity with U.S. GAAP. Actual results could differ from these estimates.
Accounting Policies
The Company’s significant accounting policies are discussed in Note 2 to Holdings’ audited consolidated financial statements in the Prospectus. There have been no significant changes to these policies which have had a material impact on the Company’s interim unaudited condensed consolidated financial statements and related notes during the three and nine months ended October 31, 2021, except as noted below.
Income Taxes
As a result of the Reorganization Transactions, Core & Main became the general partner of Holdings, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Holdings is generally not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss from Holdings is passed through to and included in the taxable income or loss of its partners, including Core & Main, following the Reorganization Transactions. Core & Main is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to Core & Main’s allocable share of any taxable income or loss of Holdings following the Reorganization Transactions.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies and results of recent operations. If it is determined that the Company is not able to realize deferred tax assets in the future, a valuation allowance would be established, which would impact the provision for income taxes.
Uncertain tax positions are recorded on the basis of a
two-step
process in which (1) it is determined if a tax position is
more-likely-than-not
of being sustained on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the unaudited Condensed Consolidated Statements of Operations.
The tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of its annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. The quarterly tax provision, and estimate of the Company’s annual effective tax rate, are subject to variation due to several factors, including variability in pre-tax
income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company conducts business, and tax law developments.
Tax Receivable Agreements
In connection with the Reorganization Transactions and the IPO, Core & Main entered into a tax receivable agreement with the Former Limited Partners (the “Former Limited Partners Tax Receivable Agreement”) and a tax receivable agreement with the Continuing Limited Partners (the “Continuing Limited Partners Tax Receivable Agreement”) (collectively, the “Tax Receivable Agreements”). Under these agreements, Core & Main expects to generate tax attributes that will reduce amounts that it would otherwise pay in the future to various tax authorities.
The Former Limited Partners Tax Receivable Agreement provides for the payment by Core & Main to certain Former Limited Partners, or their permitted transferees, of 85% of the tax benefits, if any, that Core & Main actually realizes, or in some circumstances is deemed to realize, as a result of (i) certain tax attributes of the Partnership Interests Core & Main holds in respect of such Former Limited Partners’ interest in Core & Main, including such attributes which resulted from such Former

Limited Partners’ prior acquisition of ownership interests in Holdings and Core & Main’s allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
The Continuing Limited Partners Tax Receivable Agreement provides for the payment by Core & Main to the Continuing Limited Partners, or their permitted transferees, of 85% of the benefits, if any, that Core & Main realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement, dated as of July 22, 2021 (the “Exchange Agreement”), by and among Core & Main, Holdings, CD&R Waterworks Holdings and Management Feeder, (ii) Core & Main’s allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement and (iii) Core & Main’s utilization of certain other tax benefits related to Core & Main’s entering into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. Core & Main expects to obtain an increase in its share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. Core & Main intends to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that it would otherwise pay in the future to various tax authorities.
Core & Main will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any tax benefits Core & Main actually realizes to the Former Limited Partners or the Continuing Limited Partners, as applicable, or their permitted transferees. Core & Main expects to benefit from the remaining 15% of any cash tax savings that it realizes. For the Tax Receivable Agreements, Core & Main will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, Core & Main will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws.
Equity-Based Compensation
The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. That cost is recognized over the requisite service period (generally the vesting period), which is the period during which an employee is required to provide service in exchange for the award.
In connection with the Reorganization Transactions, which included the recapitalization of Management Feeder and entry into the Exchange Agreement, the equity awards issued by Holdings and held by Management Feeder were deemed to be modified for accounting purposes. The Company calculated the incremental fair value associated with the modification and will recognize this incremental fair value immediately for each vested award with no remaining service period and over the remaining service period associated with each unvested award. The incremental fair value associated with previously vested awards was expensed immediately as there was no remaining service period.
Basic and Diluted Earnings per Share
Basic earnings per share is computed by dividing net income attributable to Core & Main for the period following the Reorganization Transactions by the weighted average number of shares of

Class A common stock outstanding during the same period. Shares of Class A common stock issued during that period, including shares of Class A common stock issued in the IPO and the IPO Overallotment Option Exercise, were weighted for the portion of that period in which the shares of Class A common stock were outstanding. The Company did not apply the two-class
method because shares of Class B common stock do not participate in earnings or losses of Core & Main. As a result, no earnings per share of Class B common stock were presented. Net income allocated to holders of non-controlling
interests was excluded from net income available to the Class A common stock. There were no preferred dividends and no shares of preferred stock outstanding for the period.
The diluted net earnings per share calculation includes the basic weighted average number of shares of Class A common stock outstanding plus the dilutive impact of potential outstanding shares of Class A common stock that would be issued upon exchange of Partnership Interests together with the retirement of a corresponding number of shares of Class B common stock, under the if-converted
method, if dilutive. The treasury stock method is applied to outstanding awards, including unvested Partnership Interests and outstanding stock appreciation rights.
Non-controlling
Interests
The
non-controlling
interests represent the Partnership Interests of Holdings held by the Continuing Limited Partners. Income or loss is attributed to the non-controlling
interests based on the weighted average percentage of Partnership Interests held by Continuing Limited Partners, excluding unvested Partnership Interests held by Management Feeder, relative to all Partnership Interests of Holdings during the period following the Reorganization Transactions.
Non-controlling
interests presented in the consolidated Balance Sheets represents, the ownership percentage of Partnership Interests held by Continuing Limited Partners as of the balance sheet date multiplied by the equity of Holdings, prior to distributions, less distributions to non-controlling
interest holders. The
non-controlling
interests’ ownership percentage may fluctuate over time as the Continuing Limited Partners exchange Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock and Partnership Interests held by Management Feeder vest.
2) RECENT ACCOUNTING PRONOUNCEMENTS
Cloud computing arrangements
—In August 2018, the Financial Accounting Standards Board (the “FASB”) issued ASU
No. 2018-15,
“Intangibles—Goodwill and
Other—Internal-Use
Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU
2018-15”).
The new guidance aligns the requirements for capitalizing implementation costs in a cloud computing arrangement service contract with the requirements for capitalizing implementation costs incurred for an internal-use
software license. ASU
2018-15
is effective for annual periods beginning after December 15, 2019, and interim periods within these annual periods. The standard permits two approaches, one requiring prospective application to eligible costs incurred on or after the date this guidance is first applied and one requiring retrospective application.
The Company adopted the provisions of ASU
2018-15
during the first quarter of the fiscal year ended January 31, 2021 (“fiscal 2020”) using the prospective method. The adoption of ASU
2018-15
did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company made no adjustments to its financial position upon adoption.
Measurement of Credit Losses
—In June 2016, the FASB issued ASU
No. 2016-13,
“Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU
2016-13”).
The new guidance introduces a new accounting model for recognizing expected credit losses upon the initial recognition of certain financial instruments, including accounts receivable, based on historical information, current information, and forecasted future events. ASU
2016-13
is effective for annual periods beginning after December 15, 2019, and interim periods within these annual periods.
The Company adopted the provisions of ASU
2016-13
during the first quarter of fiscal 2020, using the modified retrospective approach. The adoption of ASU
2016-13
did not result in a material impact to the Company’s financial position, results of operations or cash flows upon adoption.
Accounting for Income Taxes
- In December 2019, the FASB issued ASU
2019-12,
“Simplifying the Accounting for Income Taxes” (“ASU
2019-12”).
The amendments in ASU
2019-12
simplify the accounting for income taxes by removing certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside tax basis. The transition requirements are dependent upon each amendment within ASU
2019-12
and will be applied either prospectively or retrospectively. The Company adopted the provisions of ASU
2019-12,
during the first quarter of fiscal 2021. The adoption of ASU
2019-12
did not result in a material impact to the Company’s financial position, results of operations or cash flows upon adoption.
Not Yet Adopted
Reference Rate Reform
- In March 2020, the FASB issued ASU
No. 2020-04,
“Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU
2020-04”).
The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by ASU
2020-04
are effective for prospective contract modifications made and qualifying hedging relationships entered into as of March 12, 2020 through December 31, 2022. As discussed in Note 6, the debt modification performed by the Company on July 27, 2021 did not qualify under the guidance of ASU
2020-04
as the debt and interest rate swap instruments continue to reference LIBOR. At the time of a qualifying transaction and/or modification of debt and interest rate swap instruments to replace LIBOR with a new interest rate index, the Company will consider the application of ASU
2020-04.
3) REVENUE
Disaggregation of Revenue
The following table represents net sales disaggregated by product category:

	Three Months Ended		Nine Months Ended
Product Category	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Pipes, valves & fittings products	$943.4	$683.9	$2,536.2	$1,844.2
Storm drainage products	206.3	136.2	508.8	382.8
Fire protection products	152.4	104.6	409.0	313.8
Meter products	102.7	87.8	303.5	269.7

Total Net Sales	$1,404.8	$1,012.5	$3,757.5	$2,810.5

4) ACQUISITIONS
L&M Acquisition
On August 30, 2021, the Company completed the acquisition of certain assets and assumption of certain liabilities of L&M Bag & Supply Co., Inc. (“L&M”) in a transaction valued up to $60.0 million, subject to working capital adjustments (the “L&M Acquisition”). L&M is a specialized supplier of geotextile fabrics and geogrids, as well as silt fences, turbidity barriers and safety fences, weed control fabric and sod staples. The transaction price was funded with cash on hand.
The following represents the preliminary allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the L&M Acquisition. The amounts below are preliminary, as the Company is still in the process of completing the valuation of certain tangible and intangible assets acquired as part of the L&M Acquisition.

L&M Acquisition
Accounts receivable	$7.1
Inventories	16.2
Intangible assets	19.0
Goodwill	17.8
Operating lease right-of-use assets	2.4
Other assets, current and non-current	4.3

Total assets acquired	66.8

Accounts payable	2.0
Operating lease liabilities	2.4

Net assets acquired	$62.4

The following reconciles the total consideration to net assets acquired:

L&M Acquisition
Total consideration, net of cash	$62.4
Plus: Cash acquired in acquisition	—

Total net assets acquired	$62.4

Pacific Pipe Acquisition
On August 9, 2021, the Company completed the acquisition of all of the outstanding shares of Pacific Pipe Company, Inc. (“Pacific Pipe”) in a transaction valued up to $102.5 million, subject to working capital adjustments (the “Pacific Pipe Acquisition”). Pacific Pipe has four branch locations and serves municipalities and contractors in the water, wastewater, storm drainage and irrigation industries throughout Hawaii with a broad product offering. The transaction price was funded with cash on hand.

The following represents the preliminary allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the Pacific Pipe Acquisition. The amounts below are preliminary, as the Company is still in the process of completing the valuation of certain tangible and intangible assets acquired as part of the Pacific Pipe Acquisition.

Pacific Pipe Acquisition
Cash	$1.7
Accounts receivable	8.9
Inventories	16.9
Intangible assets	46.7
Goodwill	43.0
Operating lease right-of-use assets	16.9
Other assets, current and non-current	6.1

Total assets acquired	140.2

Accounts payable	6.0
Deferred tax liability	11.7
Operating lease liabilities	16.9
Other liabilities, current and non-current	0.1

Net assets acquired	$105.5

The following reconciles the total consideration to net assets acquired:

Pacific Pipe Acquisition
Total consideration, net of cash	$103.8
Plus: Cash acquired in acquisition	1.7

Total net assets acquired	$105.5

In connection with the Pacific Pipe Acquisition, the Company purchased all of the outstanding shares of Pacific Pipe, a corporate entity, and assumed Pacific Pipe’s tax basis in their assets and liabilities. This resulted in the recognition of $11.7 million in deferred tax liabilities as part of the purchase price allocation, as further described in Note 7.
R&B Co.
On March 11, 2020, the Company completed the acquisition of all of the outstanding shares of R&B Co. (“R&B”) in a transaction valued at $215.0 million, subject to a working capital adjustment (the “R&B Acquisition”). The transaction price consisted of $212.0 million of initial cash consideration, subject to working capital adjustments, and $3.0 million of contingent consideration to be paid upon satisfaction of certain conditions to either the sellers of R&B or certain former R&B employees and recognized as compensation expense. During the nine months ended October 31, 2021, the Company settled the R&B contingent consideration liability. This resulted in a financing cash outflow of $0.3 million to the R&B sellers for the nine months ended October 31, 2021. With the R&B Acquisition, the Company added approximately ten branch locations to the business, which expanded the Company’s presence in California and strengthened the Company’s ability to offer complementary waterworks products and fusible services. The transaction price was funded with cash on hand.

The following represents the final allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the R&B Acquisition.

R&B Acquisition
Cash	$2.7
Accounts receivable	25.0
Inventories	19.8
Intangible assets	114.5
Goodwill	88.4
Operating lease right-of-use assets	9.5
Other assets, current and non-current	10.7

Total assets acquired	270.6

Accounts payable	17.5
Deferred tax liability	31.2
Operating lease liabilities	9.5
Other liabilities, current and non-current	3.6

Net assets acquired	$208.8

The following reconciles the total consideration to net assets acquired:

R&B Acquisition
Total consideration, net of cash	$207.4
Plus: Cash acquired in acquisition	2.7
Less: Working capital adjustment	(1.3)

Total consideration	208.8
Less: non-cash contingent consideration	—

Net assets acquired	$208.8

The R&B Acquisition included a contingent consideration arrangement of up to $3.0 million that was payable to the R&B sellers if certain R&B employees failed to complete a post-acquisition one-year
service period. The range of the undiscounted amounts payable by the Company under the contingent consideration agreement was between zero and $3.0 million. The fair value of the contingent consideration recognized on the acquisition date of zero was determined based on the expectation that all former R&B employees would be retained during the one-year
retention period (a level 3 fair value measurement based on unobservable inputs).
In connection with the R&B Acquisition, the Company purchased all of the outstanding shares of R&B, a corporate entity, and assumed R&B’s tax basis in their assets and liabilities. This resulted in the recognition of $31.2 million in deferred tax liabilities as part of the purchase price allocation, as further described in Note 7.
Other Acquisitions
During fiscal 2021, the Company completed the acquisition of certain assets and liabilities in transactions valued at $5.8 million, subject to working capital adjustments (the “Other 2021 Acquisitions”). Given the lack of significance of these transactions, a full purchase price allocation has not been presented. However, a substantial portion of the aggregate purchase price was allocated to customer relationships, goodwill and net working capital.

In the above transactions, to the extent applicable, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill, which represents the assembled workforce and anticipated long-term growth in new markets, customers and products. Goodwill associated with the L&M Acquisition and the Other 2021 Acquisitions are fully deductible by the Company for U.S. income tax purposes.
Pro Forma Financial Information
The following pro forma information presents a summary of the results of operations for the periods indicated as if the Pacific Pipe and L&M acquisitions had been completed as of February 3, 2020 and the R&B Acquisition and associated senior notes issuance had been completed as of February 4, 2019. The pro forma financial information is based on the historical financial information for the Company and Pacific Pipe, L&M and R&B, along with certain pro forma adjustments. These pro forma adjustments consist primarily of:

•	Increased amortization expense related to the intangible assets acquired in the Pacific Pipe, L&M and R&B acquisitions;

•	Increased interest expense to reflect the fixed rate notes entered into in connection with the R&B Acquisition including interest and amortization of deferred financing costs;

•
Reclassification of direct acquisition transaction costs, retention bonuses and inventory fair value adjustments from the period incurred to periods these expenses would have been recognized given the assumed transaction dates identified above;

•	The related income tax effects of the aforementioned adjustments and legal entity restructuring performed to effect the R&B Acquisition; and

•	The related income tax effects of the aforementioned adjustments to the provision for income taxes for Core & Main.
The following pro forma information has been prepared for comparative purposes only and is not necessarily indicative of the results of operations as they would have been had the Pacific Pipe, L&M and R&B acquisitions occurred on the assumed dates, nor is it necessarily an indication of future operating results. In addition, the pro forma information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the Pacific Pipe, L&M and R&B acquisitions or revenue growth that may be anticipated.

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Net sales	$1,410.8	$1,047.5	$3,834.5	$2,931.0
Net income	$111.8	$24.3	$155.6	$35.7
As a result of integration of the Pacific Pipe, L&M and R&B acquisitions, including the consolidation of certain acquired and existing branches, it is impracticable to identify the explicit financial performance associated with the Pacific Pipe, L&M and R&B acquisitions. As such, the Company has not presented the post-acquisition net sales and net income for the Pacific Pipe, L&M and R&B acquisitions.
Intangible Assets
For the Pacific Pipe, L&M and R&B acquisitions discussed above, the Company valued intangible assets acquired, which included customer relationships, non-compete
agreements, and trademarks.

The customer relationship intangible assets represent the value associated with those customer relationships in place at the date of the Pacific Pipe, L&M and R&B acquisitions. The Company valued the customer relationships using an excess earnings method using various inputs such as customer attrition rate, revenue growth rate, gross margin percentage and discount rate. Cash flows associated with the existing relationships are expected to diminish over time due to customer turnover. The Company reflected this expected diminishing cash flow through the utilization of an annual customer attrition rate assumption and in its method of amortization.
The
non-compete
intangible asset represents the value associated with a
non-compete
agreement for former executives in place at the date of the Pacific Pipe, L&M and R&B acquisitions. The trademark intangible asset represents the value associated with the brand names in place at the date of the Pacific Pipe, L&M and R&B acquisitions.
A summary of the intangible assets acquired and assumptions utilized in the valuation for the Pacific Pipe, L&M and R&B acquisitions are as follows:

	Intangible Asset Amount	Amortization Period	Discount Rate	Attrition Rate
L&M Acquisition
Customer relationships	$18.6	10 years	15.5%	15.0%
Non-compete agreement	0.1	5 years	15.5%	N/A
Trademark	0.3	2 years	15.5%	N/A
Pacific Pipe Acquisition
Customer relationships	$45.9	10 years	11.5%	10.0%
Non-compete agreement	0.3	5 years	11.5%	N/A
Trademark	0.5	2 years	11.5%	N/A
R&B Acquisition
Customer relationships	$113.7	15 years	10.0%	7.5%
Non-compete agreement	0.4	5 years	10.0%	N/A
Trademark	0.4	1 year	10.0%	N/A
Acquisition-Related Costs
Acquisition-related costs, which are included within selling, general and administrative expenses, for the Pacific Pipe, L&M and R&B acquisitions and the Other 2021 Acquisitions were as follows:

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
L&M Acquisition	$0.7	$—	$0.9	$—
Pacific Pipe Acquisition	1.0	—	1.2	—
R&B Acquisition	—	—	—	1.4
Other 2021 Acquisitions	—	—	—	—
5) GOODWILL AND INTANGIBLE ASSETS
Goodwill
The carrying amount of the Company’s goodwill included in its Balance Sheets is as follows:

	October 31, 2021	January 31, 2021
Gross Goodwill	$1,515.4	$1,452.7
Accumulated Impairment	—	—

Net Goodwill	$1,515.4	$1,452.7

The changes in the carrying amount of goodwill are as follows:

Nine Months Ended
October 31, 2021
Beginning Balance	$1,452.7
Goodwill acquired during the year	62.9
Goodwill adjusted during the year	(0.2)

Ending balance	$1,515.4

Adjustments to goodwill during the nine months ended October 31, 2021 were related to acquisitions completed during the nine months ended October 31, 2021 and measurement period adjustments related to the R&B Acquisition, as further described in Note 4.
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis during the fourth quarter. If an event occurs or circumstances change that would “more likely than not” reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests.
Intangible Assets
The Company’s intangible assets included in its Balance Sheets consist of the following:

	October 31, 2021			January 31, 2021
	Gross Intangible	Accumulated Amortization	Net Intangible	Gross Intangible	Accumulated Amortization	Net Intangible
Customer relationships	$1,344.1	$446.7	$897.4	$1,276.8	$358.8	$918.0
Other intangible assets	3.8	1.9	1.9	2.6	1.4	1.2

Total	$1,347.9	$448.6	$899.3	$1,279.4	$360.2	$919.2

Amortization expense related to intangible assets was as follows:

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Amortization expense	$30.6	$29.6	$88.4	$87.8
The estimated aggregate amortization expense on intangible assets owned by the Company for the remainder of fiscal 2021 and the next four full fiscal years is expected to be as follows:

Fiscal 2021	$30.9
Fiscal 2022	116.7
Fiscal 2023	107.4
Fiscal 2024	99.2
Fiscal 2025	92.9

6) DEBT
Debt consisted of the following:

	October 31, 2021		January 31, 2021
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
Current maturities of long-term debt:
Senior Term Loan due August 2024	$—	$—	$13.0	$—
Senior Term Loan due July 2028	15.0	—	—	—
Long-term debt:
Senior Term Loan due August 2024	—	—	1,248.0	19.1
Senior Notes due September 2024	—	—	300.0	8.9
Senior Notes due August 2025	—	—	750.0	14.8
ABL Credit Facility due July 2026	—	—	—	3.5
Senior Term Loan due July 2028	1,481.3	22.3	—	—

	1,481.3	22.3	2,298.0	46.3

Total	$1,496.3	$22.3	$2,311.0	$46.3

Debt Transactions
On July 27, 2021, Core & Main LP: (i) amended the terms of the credit agreement governing the senior term loan facility in an aggregate principal amount of $1,300.0 million maturing on August 1, 2024 issued by Core & Main LP (the “Prior Term Loan Facility”) in order to, among other things, enter into a new $1,500.0 million seven-year senior term loan (the “Senior Term Loan Facility”) and (ii) amended the terms of the credit agreement governing the senior asset-based revolving credit facility in order to, among other things, increase the aggregate amount of commitments by $150.0 million to $850.0 million overall and extend the maturity date from July 2024 to July 2026 (as amended, the “ABL Credit Facility”). Core & Main LP and Holdings utilized the net proceeds from the IPO, together with the net proceeds from borrowings under the Senior Term Loan Facility and cash on hand, to redeem (i) all $300.0 million aggregate principal amount of the senior unsecured notes due September 15, 2024 issued by Holdings (the “Senior 2024 Notes”) then outstanding at a redemption price equal to 102.000% of the aggregate principal amount thereof and (ii) all $750.0 million aggregate principal amount of the senior unsecured notes due August 15, 2025 issued by Core & Main LP (the “Senior 2025 Notes”) then outstanding at a redemption price equal to 101.531% of the aggregate principal amount thereof, plus, in each case, accrued and unpaid interest, by satisfying and discharging the indenture governing the Senior 2025 Notes at the closing of the IPO and redeeming the Senior 2025 Notes on August 15, 2021. Additionally, Core & Main LP repaid $1,257.8 million outstanding under the Prior Term Loan Facility, plus accrued and unpaid interest, and settled the interest rate swap associated with the Prior Term Loan Facility (collectively, the “Refinancing Transactions”).
The Company recorded a loss on debt modification and extinguishment of $50.7 million for the nine months ended October 31, 2021. The loss on debt modification and extinguishment included (i) the write off of $7.7 million in deferred financing fees associated with the redemption of the Senior 2024 Notes, (ii) the write off of $13.2 million in deferred financing fees associated with the redemption of the Senior 2025 Notes, (iii) the write off of $4.8 million in deferred financing fees associated with the settlement of the Prior Term Loan Facility, (iv) redemption premiums of $6.0 million and $11.5 million for the Senior 2024 Notes and Senior 2025 Notes, respectively, (v) the settlement of the cash flow interest rate swap of $5.2 million which had its changes in fair value previously attributed to accumulated other comprehensive loss, and (vi) third-party expenses for the Senior Term Loan Facility of $2.3 million.

The remaining debt obligations as of October 31, 2021 include the following debt agreements:
Senior Term Loan Facility
On July 27, 2021, Core & Main LP entered into the Senior Term Loan Facility that matures on July 27, 2028, with an aggregate principal amount of $1,500.0 million. The Senior Term Loan Facility requires quarterly principal payments, payable on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amount of the Senior Term Loan Facility. The first quarterly principal payment was made on October 29, 2021. The remaining balance is payable upon final maturity of the Senior Term Loan Facility on July 27, 2028. The Senior Term Loan Facility bears interest at a rate equal to (i) LIBOR plus, in each case, an applicable margin of 2.50% or (ii) the base rate, which will be the highest of (x) the corporate base rate established by the administrative agent as its prime rate in effect at its principal office in New York City from time to time, (y) the overnight federal funds rate plus 0.50% per annum and
(z) one-month
LIBOR (adjusted for maximum reserves) plus 1.00% per annum, plus, in each case, an applicable margin of 1.50%. The weighted average interest rate, excluding the effect of an interest rate swap, of Core & Main LP’s outstanding borrowings under the Senior Term Loan Facility as of October 31, 2021 was 2.59%. See further discussion of the interest rate swap below. Based on quotes from financial institutions (i.e., level 2 of the fair value hierarchy), the fair value of the Senior Term Loan Facility was $1,483.2 million at October 31, 2021.
Asset-Based Credit Facility
Core & Main LP has an asset-based revolving credit facility with a borrowing capacity of up to $850.0 million, subject to borrowing base availability, with a maturity date of July 27, 2026. Borrowings under the ABL Credit Facility bear interest at either a LIBOR rate plus an applicable margin ranging from 1.25% to 1.75%, or an alternate base rate plus an applicable margin ranging from 0.25% to 0.75%, depending on the borrowing capacity under the ABL Credit Facility. Additionally, Core & Main LP pays a fee of 0.25% on unfunded commitments under the ABL Credit Facility. The book value of the ABL Credit Facility approximates fair value due to the variable interest rate nature of these borrowings; however there were no amounts outstanding as of October 31, 2021.
The aforementioned debt agreements include customary affirmative and negative covenants, which include, among other things, restrictions on Core & Main LP’s ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. The Senior Term Loan Facility may require accelerated repayment based upon cash flows generated in excess of operating and investing requirements when the Consolidated Secured Leverage Ratio (as defined in the agreement governing the Senior Term Loan Facility) is greater than or equal to 3.25. In addition, the ABL Credit Facility requires Core & Main LP to comply with a consolidated fixed charge coverage ratio of greater than or equal to 1.00 when availability under the ABL Credit Facility is less than 10.0% of the lesser of (i) the then applicable borrowing base or (ii) the then aggregate effective commitments.
Substantially all of Core & Main LP’s assets are pledged as collateral for the Senior Term Loan Facility and the ABL Credit Facility.
The aggregate amount of debt payments for the remainder of fiscal 2021 and the next four full fiscal years are as follows:

Fiscal 2021	$3.8
Fiscal 2022	15.0
Fiscal 2023	15.0
Fiscal 2024	15.0
Fiscal 2025	15.0

Interest Rate Swaps
On February 28, 2018, Core & Main LP entered into an instrument pursuant to which it made payments to a third party based upon a fixed interest rate of 2.725% and received payments based upon the three-month LIBOR rate, based on a $500.0 million notional amount, which mirrored then outstanding borrowings under the Prior Term Loan Facility. On July 27, 2021, Core & Main LP repaid the approximately $1,257.8 million outstanding under the Prior Term Loan Facility and settled the interest rate swap. As of July 27, 2021, the remaining interest rate swap liability of $5.2 million was repaid as part of this settlement, and the associated accumulated other comprehensive loss was reclassified to the loss on debt modification and extinguishment as the interest rate swap interest payments will no longer occur.

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Accumulated Other Comprehensive Loss
Beginning of period balance	$—	$(11.8)	$(7.9)	$(11.0)
Measurement adjustment (losses) for interest rate swap	—	(0.1)	—	(4.3)
Reclassification of expense to interest expense	—	2.2	9.3	5.5
Tax (expense) benefit on interest rate swap adjustments
Measurement adjustment (losses) for interest rate swap	—	—	—	0.6
Reclassification of expense to interest expense	—	(0.3)	(1.4)	(0.8)

End of period balance	$—	$(10.0)	$—	$(10.0)

On July 27, 2021, Core & Main LP entered into an instrument in which it makes payments to a third-party based upon a fixed interest rate of 0.74% and receives payments based upon the one-month
LIBOR rate, based on notional amounts associated with borrowings under the Senior Term Loan Facility. The measurement period of the interest rate swap commenced on July 27, 2021 with a notional amount of $1,000.0 million. The notional amount decreases to $900.0 million on July 27, 2023, $800.0 million on July 27, 2024, and $700.0 million on July 27, 2025 through the instrument maturity on July 27, 2026. This instrument is intended to reduce the Company’s exposure to variable interest rates under the Senior Term Loan Facility. As of October 31, 2021, this instrument resulted in an effective fixed rate of 3.24%, based upon the 0.74% fixed rate plus an applicable margin of 2.50%, on $1,000.0 million of borrowings under the Senior Term Loan Facility.

The fair value of this cash flow interest rate swap was a $15.7 million asset as of October 31, 2021, which is included within other assets in its Balance Sheet. Fair value is based upon the present value of future cash flows under the terms of the contract and observable market inputs (level 2). Significant inputs used in determining fair value include forward-looking one-month
LIBOR rates and the discount rate applied to projected cash flows.

	Three Months Ended	Nine Months Ended
	October 31, 2021	October 31, 2021
Accumulated Other Comprehensive Income (Loss)
Beginning of period balance	$(1.3)	$—
Measurement adjustment gain for interest rate swap	15.5	14.0
Reclassification of expense to interest expense	1.7	1.7
Tax expense on interest rate swap adjustments
Measurement adjustment gain for interest rate swap	(2.5)	(2.3)
Reclassification of expense to interest expense	(0.3)	(0.3)

End of period balance	$13.1	$13.1

7) INCOME TAXES
As a result of the Reorganization Transactions, Core & Main became the general partner of Holdings, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Holdings is generally not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Holdings is passed through to and included in the taxable income or loss of its partners, including Core & Main, following the Reorganization Transactions. Core & Main is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any taxable income of Holdings following the Reorganization Transactions.
As the Reorganization Transactions are accounted for as transactions between entities under common control, the financial statements for the periods prior to the IPO and the Reorganization Transactions reflect the combination of previously separate entities for presentation purposes. These entities include Core & Main, Holdings and its consolidated subsidiaries and the Blocker Companies. The Blocker Companies were holding companies with indirect investments in Holdings. They had no operations but did receive distributions from Holdings for their tax obligations as a corporation based on the taxable income allocated to them from Holdings. The condensed consolidated financial statements for periods prior to the Reorganization Transactions reflect the provision for income taxes and related balances on the balance sheet for the Blocker Companies.
For the three months ended October 31, 2021 and November 1, 2020, the Company’s effective tax rate was 18.6% and 25.8%, respectively. For the nine months ended October 31, 2021 and November 1, 2020, the Company’s effective tax rate was 19.0% and 25.7%, respectively. The variations between the Company’s estimated effective tax rate and the U.S. statutory rate are primarily due to the portion of the Company’s earnings attributable to non-controlling
interests following the Reorganization Transactions partially offset by certain permanent book-tax
differences. The effective tax rates in the current year are lower than the prior year due to certain fixed tax expenses and permanent differences decreasing as a percentage of income before provision for income taxes.
The Company’s operations have resulted in income, and as such, the Company maintains no valuation allowance against its deferred tax assets, including tax attributes recognized in connection with the Reorganization Transactions as described below.

Tax Receivable Agreements and Reorganization Transactions
As discussed in Note 1, the Company entered into the Tax Receivable Agreements with the Former Limited Partners and the Continuing Limited Partners. Under these agreements, the Company expects to generate tax attributes that will reduce amounts that it would otherwise pay in the future to various tax authorities. The Tax Receivable Agreements provide for the payment to either the Former Limited Partners or Continuing Limited Partners, or their permitted transferees, of 85% of the tax benefits realized by the Company, or in some circumstances are deemed to realize.
In connection with the Reorganization Transactions, the Former Limited Partners exchanged Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock of Core & Main. As a result of this exchange, the Company acquired certain tax attributes held by the Former Limited Partners. The Company expects that these tax attributes will reduce future payments to taxing authorities. As such, the Company recorded a payable associated with the Former Limited Partners Tax Receivable Agreement that represents their 85% share of these anticipated tax savings. As of October 31, 2021, the Company had recorded a $91.8 million payable to related parties pursuant to the Former Limited Partners Tax Receivable Agreement.
The Company also entered into the Continuing Limited Partners Tax Receivable Agreement that provides for payment to the Continuing Limited Partners of 85% of the amount of tax savings, if any, that Core & Main realizes, or is deemed to realize, as a result of redemptions or exchanges of Partnership Interests pursuant to the Exchange Agreement. As of October 31, 2021, no Continuing Limited Partners have exchanged Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock; as such, the Company has not recorded a liability under the Continuing Limited Partners Tax Receivable Agreement.
The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of Partnership Interests, the amount of gain recognized by such holders of Partnership Interests, the amount and timing of the taxable income the Company generates in the future and the federal tax rates then applicable. Assuming (i) that the Continuing Limited Partners exchanged all of their Partnership Interests at $27.36 per share of our Class A common stock (the closing stock price on October 29, 2021), (ii) no material changes in relevant tax law, (iii) a constant corporate tax rate of 25.1%, which represents a pro forma tax rate that includes a provision for U.S. federal income taxes and assumes the highest statutory rate apportioned to each state and local jurisdiction and (iv) that the Company earns sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Continuing Limited Partners Tax Receivable Agreement, the Company would recognize a deferred tax asset (subject to offset with existing deferred tax liabilities) of approximately $836.9 million and a Continuing Limited Partners Tax Receivable Agreement liability of approximately $711.4 million, payable to the Continuing Limited Partners over the life of the Continuing Limited Partners Tax Receivable Agreement. The full exchange by the Continuing Limited Partners will also increase Core & Main’s deferred tax liability associated with its investment in Holdings by $86.5 million. The foregoing amounts are estimates only and are subject to change.
Reorganization Transactions and IPO Deferred Tax Liability
Prior to the Reorganization Transactions, the Blocker Companies were holding corporations for indirect investments in Holdings. The Blocker Companies had no operations but did receive distributions from Holdings associated with their tax obligations from allocations of Holdings taxable income. As such, the Blocker Companies’ financial statements reflected a deferred tax liability associated with the difference between their financial reporting investment and tax basis in Holdings. In connection with the Blocker Mergers, Core & Main assumed the balance sheets of the Blocker Companies. The assumed deferred tax liability was adjusted to reflect the IPO, the IPO Overallotment Option Exercise and subsequent book-tax
differences. As of October 31, 2021, the Company had a $56.8 million deferred tax liability associated with the difference between Core & Main’s financial reporting basis and the tax basis of Core & Main’s investment in Holdings.
Pacific Pipe Acquisition Deferred Tax Liability
On August 9, 2021, the Company completed the acquisition of all of the outstanding shares of Pacific Pipe Company, Inc., a corporation for income tax purposes. The acquisition was completed through Core & Main Buyer, Inc. (“Buyer”), a wholly-owned subsidiary of the Company. Buyer subsequently contributed Pacific Pipe to Core & Main LP. The Company assumed Pacific Pipe’s tax basis in its assets and liabilities, resulting in the recognition of $11.7 million of deferred tax liabilities, primarily associated with intangible assets, as part of the opening balance sheet. The taxable income that is allocated to Buyer, for its contribution of Pacific Pipe to Core & Main LP, is subject to corporate federal and state income tax in substantially all fifty states. As of October 31, 2021, this deferred tax liability was $11.7 million.
R&B Acquisition Deferred Tax Liability
On March 11, 2020, the Company completed the acquisition of all of the outstanding shares of R&B, a corporation for income tax purposes. The acquisition was completed through Buyer. Buyer subsequently contributed R&B to Core & Main LP, and then R&B was merged with Core & Main LP. The Company assumed R&B’s tax basis in its assets and liabilities, resulting in the recognition of $31.2 million of deferred tax liabilities, primarily associated with intangible assets, as part of the opening balance sheet. The taxable income that is allocated to Buyer, for its contribution of R&B to Core & Main LP, is subject to corporate federal and state income tax in substantially all fifty states. As of October 31, 2021 this deferred tax liability was $30.9 million.
Total gross unrecognized tax benefits as of October 31, 2021 and November 1, 2020, as well as activity within each of the years, were not material.
8) LEASES
The Company occupies certain facilities and operates certain equipment and vehicles under operating leases that expire at various dates through the year 2036.
Disclosures
The table below presents lease costs associated with facility and vehicle operating leases:

		Three Months Ended		Nine Months Ended
Lease Cost	Classification	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Operating Lease Cost	Selling, general, and administrative expense	$15.0	$13.6	$42.9	$39.7

Future aggregate rental payments under
non-cancelable
operating leases for the remainder of fiscal 2021 and the next four full fiscal years as of October 31, 2021 are as follows:

October 31, 2021
Fiscal 2021	$16.9
Fiscal 2022	49.5
Fiscal 2023	40.2
Fiscal 2024	29.2
Fiscal 2025	19.7
Thereafter	27.8

Total minimum lease payments	183.3
Less: present value discount	(24.5)

Present value of lease liabilities	$158.8

To calculate the present value of the operating lease liabilities, the Company determined its incremental borrowing rate by considering market and company specific factors, including interest rates for borrowings secured by collateral and adjusted for the remaining term of the leased facility, machinery, or vehicle categories. The table below presents the weighted average remaining lease term (years) and the weighted average discount rate of the Company’s operating leases:

October 31, 2021
Operating Lease Term and Discount Rate
Weighted average remaining lease term (years)	2.9
Weighted average discount rate	3.9%
The table below presents cash and
non-cash
impacts associated with leases:

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Cash paid for amounts included in the measurements of lease liabilities
Operating cash flows from operating leases	$15.1	$13.4	$43.0	$39.4
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	$6.2	$3.8	$43.2	$22.7
The
non-cash
impact related to
right-of-use
assets obtained in exchange for new operating lease liabilities in the table above excludes the impact from acquisitions.
Right-of-use
assets acquired as part of the Pacific Pipe, L&M and R&B acquisitions are presented in Note 4.
9) COMMITMENTS AND CONTINGENCIES
Legal Matters
The Company is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable. In the opinion of management, based on current knowledge, all probable and reasonably estimable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. For all other matters, management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if resolved unfavorably.
Self-Insurance
The Company has high deductible insurance programs for most losses related to general liability, product liability, automobile liability and workers’ compensation, and is self-insured for medical claims, while maintaining per employee stop loss coverage, and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the accompanying Balance Sheets. The Company’s self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At October 31, 2021 and January 31, 2021, the Company’s self-insurance liabilities totaled $24.8 million and $23.5 million, respectively.
Continuing Limited Partners Tax Receivable Agreement
Core & Main is party to the Continuing Limited Partners Tax Receivable Agreement, which will result in the recognition of deferred tax benefits and liabilities upon the exchange of Partnership Interests, together with the retirement of a corresponding number of shares of the Company’s Class B common stock, by the Continuing Limited Partners for shares of Class A common stock of Core & Main or cash pursuant to the Exchange Agreement. See further discussion in Notes 1 and 7.
10) SUPPLEMENTAL BALANCE SHEET INFORMATION
Receivables
Receivables consisted of the following:

	October 31, 2021	January 31, 2021
Trade receivables, net of allowance for credit losses	$866.9	$494.9
Vendor rebate receivables	79.2	61.9

Receivables, net of allowance for credit losses	$946.1	$556.8

Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	October 31, 2021	January 31, 2021
Land	$23.4	$23.1
Buildings and improvements	37.7	31.5
Transportation equipment	28.5	27.2
Furniture, fixtures and equipment	67.2	60.0
Capitalized software	14.9	13.1
Construction in progress	5.5	3.1

Property, plant and equipment	177.2	158.0
Less accumulated depreciation and amortization	(86.5)	(71.8)

Property, plant and equipment, net	$90.7	$86.2

Depreciation expense is classified within cost of sales and depreciation and amortization. Depreciation expense related to property, plant and equipment, including capitalized software, was as follows:

	Three Months Ended		Nine Months Ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Depreciation expense	$5.5	$5.8	$16.8	$17.4
Accrued Compensation and Benefits
Accrued compensation and benefits consisted of the following:

	October 31, 2021	January 31, 2021
Accrued bonuses and commissions	$71.1	$50.5
Other compensation and benefits	26.5	20.2

Accrued compensation and benefits	$97.6	$70.7

Other Current Liabilities
Other current liabilities consisted of the following:

	October 31, 2021	January 31, 2021
Accrued interest	$0.6	$34.5
Accrued non-income taxes	24.7	13.6
Other	42.7	22.0

Other current liabilities	$68.0	$70.1

Other Liabilities
Other liabilities consisted of the following:

	October 31, 2021	January 31, 2021
Self-insurance reserves	$15.8	$15.2
Other	5.1	15.8

Other liabilities	$20.9	$31.0

11)
NON-CONTROLLING
INTERESTS
Core & Main is the general partner of Holdings and operates and controls all of the business and affairs of Holdings and, through Holdings and its subsidiaries, conducts the Company’s business. Accordingly, Core & Main consolidates the consolidated financial statements of Holdings and attributes a portion of net income and equity of Holdings to non-controlling
interests related to the vested Partnership Interests held by the Continuing Limited Partners. Income or loss is attributed to the non-controlling
interests based on the weighted average percentage of Partnership Interests held by Continuing Limited Partners, excluding unvested Partnership Interests held by Management Feeder, relative to all Partnership Interests of Holdings during the period following the Reorganization Transactions. Holdings equity is attributed to non-controlling
interests based on the Partnership

Interests held by Continuing Limited Partners, excluding unvested Partnership Interests held by Management Feeder, relative to all Partnership Interests as of the balance sheet date. The non-controlling
interests’ ownership percentage may fluctuate over time as the Continuing Limited Partners exchange Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock and Partnership Interests held by Management Feeder vest. The following table summarizes the ownership of Partnership Interests of Holdings (excluding unvested Partnership Interests held by Management Feeder):

	Partnership Interests			Ownership Percentage
	Core & Main	Continuing Limited Partners	Total	Core & Main	Continuing Limited Partners	Total
Balances at July 23, 2021	119,950,882	80,834,811	200,785,693	59.74%	40.26%	100.0%
Issuance of Partnership Interests	40,116,279	—	40,116,279	6.70%	(6.70)%	—
Vesting of Partnership Interests	—	1,957,801	1,957,801	(0.54)%	0.54%	—

Balances at October 31, 2021	160,067,161	82,792,612	242,859,773	65.91%	34.09%	100.0%

12) BASIC AND DILUTED EARNINGS PER SHARE
The following table presents the calculation of basic and diluted earnings per share for the three months ended October 31, 2021 and July 23, 2021 to October 31, 2021, the periods following the Reorganization Transactions.
Basic earnings per share is computed by dividing net income attributable to Core & Main for the period following the Reorganization Transactions by the weighted average number of shares of Class A common stock outstanding during the same period. Shares of Class A common stock issued during the period, including shares of Class A common stock issued in the IPO and IPO Overallotment Option Exercise, were weighted for the portion of the period in which the shares of Class A common stock were outstanding. The Company did not apply the two-class
method because shares of Class B common stock do not participate in earnings or losses of Core & Main. As a result, the shares of Class B common stock are not considered participating securities and are not included in the weighted average shares outstanding for purposes of earnings per share. Net income allocated to holders of non-controlling
interests were excluded from net income available to the Class A common stock. There were no preferred dividends and no shares of preferred stock outstanding for the period.

The diluted net earnings per share calculation includes the basic weighted average number of shares of Class A common stock outstanding plus the dilutive impact of potential outstanding shares of Class A common stock that would be issued upon exchange of Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, under the if-converted
method, if dilutive. The treasury stock method is applied to outstanding awards, including unvested Partnership Interests and outstanding stock appreciation rights.

	Three Months Ended October 31, 2021	July 23, 2021 through October 31, 2021
Basic earnings per share:
Net income	$109.3	$72.3
Net income attributable to non-controlling interests	44.9	29.2

Net income available to Class A common stock	64.4	43.1
Weighted average shares outstanding	158,986,524	156,869,487

Net income per share	$0.41	$0.27

Diluted earnings per share:
Net income available to common shareholders—basic	$64.4	$43.1
Increase to net income attributable to dilutive instruments	32.1	20.9

Net income available to common shareholders—diluted	96.5	64.0
Weighted average shares outstanding—basic	158,986,524	156,869,487
Incremental shares of common stock attributable to dilutive instruments	85,595,592	86,211,113

Weighted average shares outstanding—diluted	244,582,116	243,080,600

Net income per share—diluted	$0.39	$0.26

13) EQUITY-BASED COMPENSATION
Equity-Based Compensation Plan
Prior to the IPO, the board of Holdings approved the Core & Main Holdings, LP Equity Incentive Plan. Employees and independent directors of the Company previously received profits units and unit appreciation rights in Holdings indirectly through Management Feeder. These awards were issued from Management Feeder, which in turn received grants from Holdings in the amounts and terms that were identical to those that were issued to employees and independent directors.
Treatment of Profit Units in Reorganization Transactions
In connection with the Reorganization Transactions, Holdings was recapitalized and its common units and profits units were converted to a single class of Partnership Interests. Partnership Interests in the recapitalized Holdings, which correspond to prior profits units of Holdings, which were held by Management Feeder (which relate to profits units in Management Feeder held by the Company’s employees and directors), remain subject to the same time-based vesting requirements that existed prior to the Reorganization Transactions. As part of the recapitalization of Holdings, the quantity of Partnership Interests issued in the recapitalization contemplated the settlement of the historical benchmark prices and the public offering price of Class A common stock in the IPO.

A summary of the Partnership Interests is presented below (shares in thousands):

	Number of Shares	Weighted Average Benchmark Price
Outstanding on January 31, 2021	6,322	$6.92
Granted	406	18.00
Forfeitures	(15)	8.46
Repurchases	(58)	8.46

Outstanding prior to Reorganization Transactions	6,655	7.58
Conversion	4,684

Outstanding following Reorganization Transactions	11,339	$—

Number of Shares
Outstanding following Reorganization Transactions	11,339
Vested awards following the Reorganization Transactions	(6,320)

Non-vested following the Reorganization Transactions	5,019
Vested	(1,958)

Non-vested at October 31, 2021	3,061

Treatment of Unit Appreciation Rights in Reorganization Transactions
In connection with the Reorganization Transactions, unit appreciation rights of Holdings were converted to stock appreciation rights denominated in shares of Class A common stock with adjustments to the number of awards and benchmark prices.
A summary of the stock appreciation rights is presented below (shares in thousands):

	Number of Shares	Weighted Average Benchmark Price
Outstanding on January 31, 2021	200	$10.00
Granted	100	18.00

Outstanding prior to Reorganization Transactions	300	12.66
Conversion	334

Outstanding following Reorganization Transactions	634	$5.00

	Number of Shares	Weighted Average Benchmark Price
Outstanding following the Reorganization Transactions	634	$5.00
Vested awards following the Reorganization Transactions	(242)	3.24

Non-vested following the Reorganization Transactions	392	6.09
Vested	(43)	3.24

Non-vested at October 31, 2021	349	$6.44

Omnibus Incentive Plan
In July 2021, in connection with the IPO, Core & Main’s sole stockholder approved and Core & Main’s board of directors adopted the 2021 Omnibus Equity Incentive Plan (the “Omnibus Incentive Plan”). Under the Omnibus Incentive Plan, 12,600,000 shares of Class A common stock, plus 633,683 shares of Class A common stock in respect of stock appreciation rights that were converted from unit appreciation rights of Holdings outstanding prior to the IPO, are reserved and available for future issuance.
Compensation Expense
The Company evaluated the conversions of the profits units and unit appreciation rights as part of the Reorganization Transactions and concluded that each represented an accounting modification of the original awards. As such, the Company is required to recognize the incremental fair value immediately after each modification compared with immediately before as additional compensation expense. Incremental compensation expense for awards that were vested as of the Reorganization Transactions were recognized immediately and expense for unvested awards will be recognized over the remaining service period. During the three and nine months ended October 31, 2021, the Company recognized compensation expense of $2.7 million and $22.2 million, respectively, compared with $1.1 million and $3.1 million during the three and nine months ended November 1, 2020, respectively. As of October 31, 2021, the unrecognized share based compensation was $11.4 million.
14) RELATED PARTIES
CD&R affiliates
During the three and nine months ended October 31, 2021, the Company had $0.5 million and $1.6 million, respectively, in purchases of product from affiliates of Clayton, Dubilier & Rice, LLC (“CD&R”), including other companies invested in by funds affiliated with or managed by CD&R (the “CD&R Funds”). During the three and nine months ended November 1, 2020, the Company had $0.4 million and $0.8 million, respectively, in purchases of product from affiliates of CD&R, including other companies invested in by the CD&R Funds. There were no amounts payable to affiliates of CD&R at October 31, 2021 and January 31, 2021. There were $0.1 million and $5.4 million in sales to affiliates of CD&R for the three and nine months ended October 31, 2021, respectively, and $0.1 million and $0.4 million, respectively, in sales to affiliates of CD&R for the three and nine months ended November 1, 2020. There were no amounts and $0.1 million receivable from affiliates of CD&R at October 31, 2021 and January 31, 2021, respectively.
Tax Receivable Agreements
In connection with the Reorganization Transactions, Core & Main entered into the Former Limited Partners Tax Receivable Agreement with the Former Limited Partners and the Continuing Limited Partners Tax Receivable Agreement with the Continuing Limited Partners. See further discussion in Notes 1 and 7.
Master Reorganization Agreement
In connection with the Reorganization Transactions, Core & Main entered into the Master Reorganization Agreement as further described in Note 1. Pursuant to the Master Reorganization Agreement, the Former Limited Partners received Partnership Interests in exchange for their indirect ownership interests in Holdings and exchanged these Partnership Interests for shares of Class A common stock of Core & Main prior to the consummation of the IPO.
Exchange Agreement
In connection with the Reorganization Transactions, Core & Main entered into the Exchange Agreement as further described in Note 1. Pursuant to the Exchange Agreement, the Continuing

Limited Partners (or their permitted transferees) will have the right, subject to the terms of the Exchange Agreement, to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock on a one-for-one
basis or for cash in limited circumstances as specified in the Exchange Agreement. Holders of Partnership Interests will not have the right to exchange Partnership Interests if Core & Main determines that such exchange would be prohibited by law or regulation or would violate other agreements with Core & Main or its subsidiaries to which the holder of Partnership Interests may be subject. Core & Main may also refuse to honor any request to effect an exchange if it determines such exchange would pose a material risk that Holdings would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. Notwithstanding the foregoing, the Continuing Limited Partners are generally permitted to exchange Partnership Interests, subject to the terms of the Exchange Agreement.
The Exchange Agreement also provides that, in connection with any such exchange, to the extent that Holdings has, since consummation of the Reorganization Transactions and the IPO, made distributions to the applicable Continuing Limited Partner that are proportionately lesser or greater than the distributions made to Core & Main, on a pro rata basis, the number of shares of Class A common stock to be issued or cash to be paid to such Continuing Limited Partner will be adjusted to take into account the amount of such discrepancy that is allocable to the Partnership Interests, and Class B common stock, subject to such exchange. Core & Main expects to cause Holdings to make distributions to its partners in such a manner as generally to limit increases to the number of shares of Class A common stock to be issued or cash to be paid to exchanging Continuing Limited Partners in connection with the adjustment described in the preceding sentence.
15) SUBSEQUENT EVENTS
Management has evaluated events or transactions that may have occurred since October 31, 2021 that would merit recognition or disclosure in the condensed consolidated financial statements. No subsequent events were identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Core & Main, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Core & Main, Inc. and its subsidiaries (the “Company”) as of January 31, 2021 and February 2, 2020, and the related consolidated statements of operations and comprehensive income, of changes in partners’ capital/stockholders’ equity and of cash flows for each of the three years in the period ended January 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and February 2, 2020, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for leases in fiscal 2019.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill Impairment Assessment
As described in Notes 2 and 5 to the consolidated financial statements, the Company’s consolidated goodwill balance was $1,452.7 million as of January 31, 2021. Management conducts an impairment test of goodwill on an annual basis or whenever events or circumstances indicate that it is “more likely than not” that the fair value of its reporting unit has dropped below its carrying value. If the carrying value of the reporting unit exceeds its fair value, the Company will recognize the excess of the carrying value over the fair value as a goodwill impairment loss. Fair value of the reporting unit is estimated through a combination of an income approach based on the present value of discounted cash flows and a market approach based on sales and EBITDA multiples from operations and purchase transactions of comparable companies. The discounted cash flows are based on the Company’s long-range forecasts and an estimated terminal value. For the market approach, management evaluates comparable company public trading values and recent transactions using sales and EBITDA multiples that are used to value the reporting unit. Significant assumptions used in the income approach included the discount rate and sales growth rates. Significant assumptions used in the market approach included sales and EBITDA multiples for the peer public companies.
The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment is a critical audit matter are (i) the significant judgment by management when estimating the fair value of the reporting unit; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the discount rate, sales growth rates, and sales and EBITDA multiples for the peer public companies; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, testing management’s process for estimating the fair value of the reporting unit, which included (i) evaluating the appropriateness of the income and market approaches; (ii) testing the completeness and accuracy of the underlying data used in the estimate; and (iii) evaluating the reasonableness of the significant assumptions used by management related to the discount rate, sales growth rates, and sales and EBITDA multiples for the peer public companies. Evaluating the sales growth rates involved evaluating whether the sales growth rates were reasonable considering (i) current and past performance of the reporting unit; (ii) consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the income and market approaches and (ii) the reasonableness of the discount rate and sales and EBITDA multiples.
Acquisition of R&B Co.—Valuation of Customer Relationships Intangible Asset
As described in Note 4 to the consolidated financial statements, the Company completed the acquisition of R&B Co. for net consideration of $208.8 million in fiscal 2020, which resulted in $113.7 million of a customer relationship intangible asset being recorded. Customer relationships are valued using an excess earnings method using various inputs such as customer attrition rate, revenue growth rate, gross margin percentage and discount rate.
The principal considerations for our determination that performing procedures relating to the valuation of the acquired R&B Co. customer relationship intangible asset is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s assumptions related to the customer attrition rate, revenue growth rate, gross margin percentage, and discount rate; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, testing management’s process for developing fair value estimate of the customer relationship intangible asset, which included (i) evaluating the appropriateness of the excess earnings method, (ii) testing the completeness and accuracy of the underlying data used in the estimate, and (iii) evaluating the reasonableness of the significant assumptions used by management related to the customer attrition rate, revenue growth rate, gross margin percentage, and discount rate. Evaluating the reasonableness of the revenue growth rate involved considering the past performance of the acquired business, as well as economic and industry forecasts. Evaluating the reasonableness of the gross margin percentage involved considering the past performance of the acquired business. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the excess earnings valuation method and (ii) the reasonableness of the customer attrition and discount rates.
/s/ PricewaterhouseCoopers LLP
St. Louis, Missouri
December 9, 2021
We have served as the Company’s auditor since 2021.

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
Amounts in millions

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Net sales	$3,642.3	$3,388.6	$3,201.6
Cost of sales	2,763.9	2,599.4	2,493.5

Gross profit	878.4	789.2	708.1
Operating expenses:
Selling, general and administrative	555.6	508.4	457.7
Depreciation and amortization	137.3	125.4	112.0

Total operating expenses	692.9	633.8	569.7

Operating income	185.5	155.4	138.4
Interest expense	139.1	113.7	101.1

Income before provision for income taxes	46.4	41.7	37.3
Provision for income taxes	9.1	6.1	7.0

Net income	$37.3	$35.6	$30.3

Less: net income attributable to non-controlling interests(1)
Net income attributable to Core & Main, Inc.(1)
Net interest rate swap gain (loss), net of tax (expense) benefit of $(0.5), $1.5, and $0.3	3.0	(9.3)	(1.7)

Comprehensive income	$40.3	$26.3	$28.6

Earnings per share(2)
Basic
Diluted
Number of shares used in computing EPS(2)
Basic
Diluted

(1)
Prior to the Reorganization Transactions, as described in Note 1, there was no income attributable to Core & Main, Inc. See Note 1 for a description of the Basis of Presentation of the consolidated financial statements.

(2)
The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions, described in Note 1, and determined that it resulted in values that would not be meaningful to the users of the consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the periods prior to the Reorganization Transactions on July 22, 2021.

The accompanying notes are an integral part of these consolidated financial statements.

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions

	January 31, 2021	February 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$380.9	$180.9
Receivables, net of allowance for credit losses of $4.6 and $7.3	556.8	504.0
Inventories	383.8	336.1
Prepaid expenses and other current assets	15.6	20.3

Total current assets	1,337.1	1,041.3
Property, plant and equipment, net	86.2	87.5
Operating lease right-of-use assets	128.5	123.4
Intangible assets, net	919.2	916.0
Goodwill	1,452.7	1,362.3
Other assets	—	2.1

Total assets	$3,923.7	$3,532.6

LIABILITIES AND PARTNERS’ CAPITAL/STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$13.0	$13.0
Accounts payable	325.7	267.6
Accrued compensation and benefits	70.7	51.9
Current operating lease liabilities	42.8	39.8
Other current liabilities	70.1	58.0

Total current liabilities	522.3	430.3
Long-term debt	2,251.7	2,011.1
Non-current operating lease liabilities	85.9	83.6
Deferred income taxes	232.1	206.1
Other liabilities	31.0	31.0

Total liabilities	3,123.0	2,762.1
Commitments and contingencies
Partners’ capital	800.7	770.5
Class A common stock, par value $— per share, —shares authorized, —shares issued and outstanding as of January 31, 2021	—	—
Class B common stock, par value $— per share, —shares authorized, —shares issued and outstanding as of January 31, 2021	—	—
Additional paid-in capital	—	—
Retained Earnings	—	—
Accumulated other comprehensive income	—	—

Total partners’ capital/stockholders’ equity	800.7	770.5

Total liabilities and partners’ capital/stockholders’ equity	$3,923.7	$3,532.6

The accompanying notes are an integral part of these consolidated financial statements.

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS
’
CAPITAL/STOCKHOLDER
’
EQUITY
Amounts in millions

	Partners’ Capital	Class A Common Stock		Class B Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Non- Controlling Interests	Total Stockholders’ Equity/ Partners’ Capital
		Shares	Amount	Shares	Amount
Balances at January 28, 2018	$1,029.1	—	$—	—	$—	$—	$—	$—	$—	$1,029.1
Equity investment from partners	1.0	—	—	—	—	—	—	—	—	1.0
Equity-based compensation	4.1	—	—	—	—	—	—	—	—	4.1
Net income	30.3	—	—	—	—	—	—	—	—	30.3
Net interest rate swap loss, net of tax	(1.7)	—	—	—	—	—	—	—	—	(1.7)
Distributions to partners	(11.9)	—	—	—	—	—	—	—	—	(11.9)

Balances at February 3, 2019	1,050.9	—	—	—	—	—	—	—	—	1,050.9
Equity investment from partners	0.4	—	—	—	—	—	—	—	—	0.4
Equity-based compensation	4.0	—	—	—	—	—	—	—	—	4.0
Net income	35.6	—	—	—	—	—	—	—	—	35.6
Net interest rate swap loss, net of tax	(9.3)	—	—	—	—	—	—	—	—	(9.3)
Distributions to partners	(310.9)	—	—	—	—	—	—	—	—	(310.9)
Repurchase of common units	(0.2)	—	—	—	—	—	—	—	—	(0.2)

Balances at February 2, 2020	770.5	—	—	—	—	—	—	—	—	770.5
Equity investment from partners	1.2									1.2
Equity-based compensation	4.1	—	—	—	—	—	—	—	—	4.1
Net income	37.3	—	—	—	—	—	—	—	—	37.3
Unrealized derivative gain, net of tax	3.0	—	—	—	—	—	—	—	—	3.0
Distributions to partners	(15.4)	—	—	—	—	—	—	—	—	(15.4)

Balances at January 31, 2021	$800.7	—	$—	—	$—	$—	$—	$—	$—	$800.7

The accompanying notes are an integral part of these consolidated financial statements.

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Cash Flows From Operating Activities:
Net income	$37.3	$35.6	$30.3
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	152.7	138.2	122.3
Provision for bad debt	1.7	3.9	1.0
Non-cash inventory charge	0.6	2.7	—
Other	3.2	3.1	3.2
Changes in assets and liabilities:
(Increase) decrease in receivables	(27.7)	3.2	(36.6)
(Increase) decrease in inventories	(27.1)	(1.9)	(31.4)
(Increase) decrease in other assets	8.3	(14.5)	0.4
Increase (decrease) in accounts payable	40.3	14.5	2.5
Increase (decrease) in accrued liabilities	14.5	15.9	3.1
Increase (decrease) in other liabilities	10.5	(6.4)	(7.4)

Net cash provided by operating activities	214.3	194.3	87.4

Cash Flows From Investing Activities:
Capital expenditures	(11.9)	(13.9)	(13.9)
Acquisitions of businesses, net of cash acquired	(217.2)	(220.1)	(8.3)
Proceeds from the sale of property and equipment	0.2	0.4	0.6

Net cash used in investing activities	(228.9)	(233.6)	(21.6)

Cash Flows From Financing Activities:
Partnership investment	1.2	0.4	1.0
Partnership distributions	(15.4)	(310.9)	(11.9)
Repurchase of common units	—	(0.2)	—
Borrowings on asset-based revolving credit facility	460.0	—	378.5
Repayments on asset-based revolving credit facility	(460.0)	—	(385.5)
Issuance of long-term debt	250.0	525.0	—
Repayments of long-term debt	(13.0)	(12.5)	(10.7)
Debt issuance costs	(8.2)	(18.9)	—

Net cash provided by (used in) financing activities	214.6	182.9	(28.6)

Increase in cash and cash equivalents	200.0	143.6	37.2
Cash and cash equivalents at the beginning of the period	180.9	37.3	0.1

Cash and cash equivalents at the end of the period	$380.9	$180.9	$37.3

Cash paid for interest	$123.3	$98.6	$94.5
The accompanying notes are an integral part of these consolidated financial statements.

CORE & MAIN, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Dollars in millions, except as noted
1) BASIS OF PRESENTATION & DESCRIPTION OF BUSINESS
Organization
Core & Main, Inc. (“Core & Main”) is a Delaware corporation that was incorporated on April 9, 2021 for the purpose of facilitating an initial public offering and other related transactions, as described below, in order to carry on the business of Core & Main Holdings, LP, a Delaware limited partnership (“Holdings”), and its consolidated subsidiaries. Core & Main is a holding company and its sole material asset is its ownership interest in Holdings, a portion of which is held indirectly through CD&R WW, LLC. Holdings has no operations and no material assets of its own other than its indirect ownership interest in Core & Main LP, a Florida limited partnership, the legal entity that conducts the operations of Core & Main. Core & Main, together with its wholly-owned subsidiaries, including Holdings and its consolidated subsidiaries, are referred to as the “Company.”
The Company is a leading specialized distributor of water, wastewater, storm drainage and fire protection products and related services to municipalities, private water companies and professional contractors across municipal, non-residential
and residential end markets nationwide. The Company’s specialty products and services are used in the maintenance, repair, replacement, and construction of water and fire protection infrastructure. The Company reaches customers through a nationwide network of more than 285 branches across 48 states. The Company’s products include pipes, valves, fittings, storm drainage products, fire protection products, meter products and other products for use in the construction, maintenance and repair of water and waste-water systems as well as fire protection systems. The Company has complemented its core products through additional offerings, including smart meter systems, fusible high density polyethylene (“fusible HDPE”) piping solutions and specifically engineered treatment plant products, services and geosynthetics used in erosion control. The Company’s services and capabilities allow for integration with customers and form part of their sourcing and procurement function. All of the Company’s long-lived assets are located within the United States (“U.S.”).
Reorganization Transactions
In connection with the IPO (as defined in Note 14), the Company completed the following transactions (collectively the “Reorganization Transactions”):

•	the formation of Core & Main as a Delaware corporation to function as the direct and indirect parent of Holdings and a publicly traded entity;

•
the amendment and restatement of the limited partnership agreement of Holdings to, among other things first, modify the capital structure of Holdings and second, admit Core & Main as the general partner and a limited partner of Holdings;

•
Core & Main’s acquisition of the Partnership Interests held by certain Former Limited Partners (as defined below) and the issuance of Class A common stock to the Former Limited Partners, pursuant to the mergers of CD&R WW Advisor, LLC and CD&R WW Holdings, LLC (the “Blocker Companies”) with and into Core & Main via merger subsidiaries of Core & Main (the “Blocker Mergers”); and

•
entry into a Master Reorganization Agreement, dated as of July 22, 2021 (the “Master Reorganization Agreement”), with Holdings, the Continuing Limited Partners (as defined below), the Blocker Companies, CD&R Waterworks Holdings GP, CD&R Associates X

Waterworks, L.P., CD&R WW Holdings, L.P., Core & Main GP, LLC, CD&R Plumb Buyer, LLC, CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P., CD&R WW, LLC, Brooks Merger Sub 1, Inc. and Brooks Merger Sub 2, Inc. Pursuant to the Master Reorganization Agreement, the Former Limited Partners received Partnership Interests in exchange for their indirect ownership interests in Holdings and exchanged these Partnership Interests for shares of Class A common stock of Core & Main prior to the consummation of the IPO.

The Former Limited Partners are defined as CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P., CD&R Fund
X-A
Waterworks B, L.P. and the other Original Limited Partners (as defined below) that transferred all or a portion of their Partnership Interests (including those held indirectly through the Blocker Companies) for shares of Class A common stock in connection with the Reorganization Transactions and the IPO, and represent entities that transferred all of their Partnership Interests (including Partnership Interests held indirectly through certain “blocker” corporations) for shares of Class A common stock in connection with the consummation of the Reorganization Transactions.
The Continuing Limited Partners are defined as CD&R Waterworks Holdings, LLC (“CD&R Waterworks Holdings”) and Core & Main Management Feeder, LLC (“Management Feeder”), and represent the Original Limited Partners that continued to own Partnership Interests after the Reorganization Transactions and that are entitled to exchange their Partnership Interests, together with the retirement of a corresponding number of shares of Class B common stock, for shares of Class A common stock.
The Original Limited Partners are defined as CD&R Waterworks Holdings, the Former Limited Partners and Management Feeder and represent the direct and indirect owners of Holdings prior to the Reorganization Transactions and the IPO.
Basis of Presentation
The accompanying consolidated financial statements present the results of operations, financial position and cash flows of Core & Main and its subsidiaries, which includes the consolidated financial statements of Holdings and its consolidated subsidiary, Core & Main LP, as the legal entity that conducts the operations of the Company. Holdings is considered a variable interest entity. Core & Main is the primary beneficiary and general partner of Holdings and has decision making authority that significantly affects the economic performance of the entity. As a result, Core & Main consolidates the consolidated financial statements of Holdings. All intercompany balances and transactions have been eliminated in consolidation.
As the Reorganization Transactions are accounted for as transactions between entities under common control, the financial statements for the periods prior to the IPO and Reorganization Transactions have been adjusted to combine previously separate entities for presentation purposes. These entities include Core & Main, Holdings and its consolidated subsidiaries and the Blocker Companies. Prior to the Reorganization Transactions, Core & Main had no operations. Prior to the Reorganization Transactions, the Blocker Companies were holding companies for indirect investments in Holdings. The Blocker Companies had no operations but did receive distributions from Holdings associated with their tax obligations from allocations of Holdings’ taxable income. As such, the Blocker Companies’ financial statements reflected tax provisions and operating cash outflows for payments to taxing authorities. Their balance sheets collectively included $330.0 million of goodwill; and deferred tax liabilities and equity. In connection with the Blocker Mergers, Core & Main assumed the balance sheets of the Blocker Companies.

On August 5, 2019, affiliates of Clayton, Dubilier & Rice, LLC (“CD&R”) formed Holdings as well as Core & Main Midco, LLC (“Midco”) and Core & Main Intermediate GP, LLC (“Opco GP”), each a direct or indirect subsidiary of Holdings. Following certain reorganization transactions, affiliates of CD&R and Management Feeder transferred their partnership interests in Core & Main LP to Midco and Opco GP in exchange for partnership interests in Holdings (the “Holdings Reorganization”). As a result of the Holdings Reorganization, Holdings is the indirect parent company of Core & Main LP. As the Holdings Reorganization was among entities under common control, there was no change in the basis of accounting.
Segments
The Company’s chief operating decision maker (“CODM”) manages the business as a single operating and reportable segment. The Company operates approximately 285 branch locations across the U.S. The nature of the products and services, vendors, customers and distribution methods are similar across branches. Accordingly, the CODM evaluates the performance of the business and makes management decisions on a consolidated basis. Performance is most notably measured based on Adjusted EBITDA at the consolidated level. The consolidated performance of the Company is utilized to determine incentive compensation for executive officers, annual merit decisions, management of national vendor relationships, allocation of resources and in evaluating acquisitions and the Company’s capital structure.
Fiscal Year
The Company’s fiscal year is a
52-
or
53-week
period ending on the Sunday nearest to January 31
st
. Quarters within the fiscal year include
13-week
periods, unless a fiscal year includes a 53
rd
week, in which case the fourth quarter of the fiscal year will be a
14-week
period. Both the fiscal year ended January 31, 2021 (“fiscal 2020”) and the fiscal year ended February 2, 2020 (“fiscal 2019”) included 52 weeks. The fiscal year ended February 3, 2019 (“fiscal 2018”) included a 53 rd
week. The next fiscal year ending January 30, 2022 (“fiscal 2021”) will include 52 weeks.
2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Estimates
Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses in preparing the elements of these financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Actual results could differ from these estimates.
Cash and Cash Equivalents
The Company classified all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.
Allowance for Credit Losses
Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights. An allowance for credit losses is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer’s inability to meet its financial obligations (e.g., a bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories
Inventories are carried at the lower of cost or net realizable value. The cost of substantially all inventories is determined by the weighted average cost method. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging and anticipated future demand. The carrying value of inventory includes the capitalization of inbound freight costs and is net of vendor rebates and purchase discounts for products not yet sold.
Vendor rebates
The Company enters into agreements with many of its vendors providing for inventory purchase rebates (“vendor rebates”) upon achievement of specified volume purchasing levels. The Company accrues the receipt of vendor rebates as part of its cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to the measurement date and projected purchases through the end of the year. An estimate of vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. Vendor rebates included in inventory were $15.3 million and $13.2 million at January 31, 2021 and February 2, 2020, respectively.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 - 39 years
Transportation equipment	5 - 7 years
Furniture, fixtures and equipment	3 - 10 years
Property and equipment assets are assessed for recovery when a triggering event occurs. A potential impairment is first evaluated by comparing the undiscounted cash flows associated with the asset, or the asset group it is part of, to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the asset, or the asset group it is part of, with its carrying value. The Company assesses the remaining useful life and the recoverability of property and equipment assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Judgments regarding the existence of a triggering event are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows. No material impairments of property and equipment assets were recorded in fiscal 2020, 2019 or 2018.
The Company capitalizes certain software costs, which are being depreciated on a straight-line basis over the estimated useful lives of the software, ranging from three to seven years. At January 31, 2021 and February 2, 2020, capitalized software costs totaled $2.4 million and $4.6 million, respectively, net of accumulated depreciation of $10.6 million and $7.5 million, respectively. Amortization of capitalized software costs totaled $3.1 million, $3.2 million and $3.1 million in fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
Acquisitions and Goodwill
Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets. The fair value of identifiable intangible assets is based on detailed valuations. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

The Company does not amortize goodwill, but does conduct an impairment test of goodwill on an annual basis or whenever events or circumstances indicate that it is “more likely than not” that the fair value of its reporting unit has dropped below its carrying value. The impairment test is comprised of either a qualitative assessment to determine whether it is “more likely than not” that the fair value of the reporting unit exceeds its carrying value or a quantitative assessment. If the qualitative assessment indicates that it is not “more likely than not” that the fair value of its reporting unit exceeds its carrying value, a quantitative assessment is required. The quantitative assessment is comprised of comparing the carrying value of a reporting unit to its estimated fair value. The Company estimates the fair value of the reporting unit based on a detailed valuation, utilizing an income approach based on the present value of future cash flows, a market approach based on multiples of sales and profit metrics of similar public companies and a market approach based on multiples of sales and profit metrics for purchase transactions of similar companies (all of which are considered level three measurement techniques). If the carrying value of the reporting unit exceeds its fair value, the Company will recognize the excess of the carrying value over the fair value as a goodwill impairment loss. There were no goodwill impairment charges recorded in fiscal 2020, fiscal 2019 or fiscal 2018.
Intangible Assets
Finite-lived intangible assets consist primarily of customer relationships which are amortized over the periods during which the Company expects to generate net sales from these customer relationships. Finite-lived intangible assets are assessed for recovery when a triggering event occurs. A potential impairment of finite-lived intangible assets is first evaluated by comparing the undiscounted cash flows associated with the asset, or the asset group it is part of, to its carrying value. If the carrying value is greater than the undiscounted cash flows, the amount of potential impairment is measured by comparing the fair value of the asset, or the asset group it is part of, with their carrying value. The Company assesses the remaining useful life and the recoverability of finite-lived intangible assets whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Judgments regarding the existence of a triggering event are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows.
All of the Company’s intangible assets are subject to amortization. There were no intangible asset impairments recorded in fiscal 2020, fiscal 2019 or fiscal 2018.
Fair Value Measurement
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company’s long-term financial assets and liabilities are generally recorded at historical costs. The carrying amounts of derivative assets or liabilities (See Note 6, Debt) and contingent consideration arrangements (See Note 4, Acquisitions) are recorded at fair value.
Revenue Recognition
The Company’s revenues are earned from contracts with customers. These contracts include written agreements and purchase orders as well as arrangements that are implied by customary business practices or law. The revenue contracts are primarily single performance obligations for the sale of product or performance of services for customers. Revenue is recognized when title is passed to the customer or services are provided in an amount that reflects the consideration the Company expects to be entitled to in exchange for the products and services, which is net of sales tax, customer incentives, returns and discounts. For product sales, the transfer of title generally occurs at the point of destination for products shipped by internal fleet and at the point of shipping for products shipped by third party carriers. Revenues related to services are recognized in the period the services are performed and were approximately $15.3 million, $21.0 million and $11.1 million in fiscal 2020, fiscal 2019 and fiscal 2018, respectively. Estimates for expected customer incentives, returns and discounts are based on historical experience, anticipated performance and management’s judgment. Generally, the Company’s contracts do not contain significant financing as the standard sales terms are short term in nature.
Shipping and Handling Fees and Costs
The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and totaled $20.2 million, $18.2 million and $18.4 million in fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
Advertising
Advertising costs are charged to expense as incurred. Advertising expenses, which are included in selling, general and administrative expenses, were approximately $2.0 million, $2.9 million and $3.4 million in fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
Income Taxes
As a result of the Reorganization Transactions, Core & Main became the general partner of Holdings, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Holdings is generally not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss from Holdings is passed through to and included in the taxable income or loss of its partners, including Core & Main, following the Reorganization Transactions. Core & Main is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to Core & Main’s allocable share of any taxable income or loss of Holdings following the Reorganization Transactions.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning
strategies, and results of recent operations. If it is determined that the Company is not able to realize deferred tax assets in the future a valuation allowance would be established, which would impact the provision for income taxes.
Uncertain tax positions are recorded on the basis of a
two-step
process in which (1) it is determined if a tax position is
more-likely-than-not
of being sustained on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not
recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the Consolidated Statements of Operations.
Concentration of Credit Risk
The majority of the Company’s revenues are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate and availability of municipal funding. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers.
Leases
The Company determines if an arrangement is or contains a lease at inception. Obligations under operating leases are included in the Balance Sheets in both current and non-current
operating lease liabilities, while the corresponding rights to use the leased assets are presented as operating lease right-of-use
(“ROU”) assets. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the remaining lease payments. As the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate, which is based on information available at the commencement date of the relevant lease, in determining the present value of future payments. The lease term includes an option to extend the lease when it is reasonably certain that the Company will exercise that option. The Company recognizes expense within selling, general and administrative expense associated with the accretion of operating lease liabilities and amortization of ROU assets in an amount calculated to result in straight-line expense over the lease terms.
For leases with step rent provisions whereby the rental payments increase incrementally over the life of the lease, the Company recognizes expense on a straight-line basis over the lease term. Payment obligations related to real estate taxes, insurance and other lease components are excluded from the measurement of operating lease ROU assets and lease liabilities. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.
Equity-Based Compensation
The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. That cost is recognized over the requisite service period (generally the vesting period), which is the period during which an employee is required to provide service in exchange for the award.
Recent Accounting Pronouncements
Cloud computing arrangements
- In August 2018, the FASB issued ASU
No. 2018-15,
“Intangibles—Goodwill and
Other—Internal-Use
Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU
2018-15”).
The new guidance aligns the requirements for capitalizing implementation costs in a cloud computing arrangement service contract with the requirements for capitalizing implementation costs incurred for an internal-use
software license. ASU
2018-15
is effective for annual periods beginning after December 15, 2019, and interim periods within these annual periods. The standard permits two approaches, one requiring prospective application to eligible costs incurred on or after the date this guidance is first applied and one requiring retrospective application.

The Company adopted the provisions of ASU
2018-15
during the first quarter of fiscal 2020, using the prospective method. The adoption of ASU
2018-15
did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company made no adjustments to its financial position upon adoption.
Measurement of Credit Losses
- In June 2016, the FASB issued ASU
No. 2016-13,
“Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU
2016-13”).
The new guidance introduces a new accounting model for recognizing expected credit losses upon the initial recognition of certain financial instruments, including accounts receivable, based on historical information, current information, and forecasted future events. ASU
2016-13
is effective for annual periods beginning after December 15, 2019, and interim periods within these annual periods.
The Company adopted the provisions of ASU
2016-13
during the first quarter of fiscal 2020, using the modified retrospective approach. The adoption of ASU
2016-13
did not result in a material impact to the financial position, results of operations or cash flows upon adoption.
Revenue recognition
- In May 2014, the FASB issued ASU
No. 2014-09,
“Revenue from contracts with customers” (“ASU
2014-09”),
amended by ASU
No. 2016-10,
“Revenue from contracts with customers (Topic 606): Identifying Performance Obligations and Licensing,” ASU
No. 2016-12,
“Revenue from contracts with customers (Topic 606): Narrow-Scope Improvements and Practical Expedients,” and ASU
No. 2016-20,
“Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The amended guidance outlines a single comprehensive revenue model for entities to use in accounting for revenue arising from contracts with customers. The guidance supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” ASU
2014-09
requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. Entities have the option of using either a full retrospective or modified approach to adopt the guidance. ASU
2014-09
is effective for annual reporting periods beginning after December 15, 2018 including interim periods within that reporting period, for non-public
companies.
The Company adopted the provisions of ASU
2014-09
and related amendments, using the modified retrospective method and a practical expedient associated with recognizing revenue for certain services in accordance with the right to invoice, during the first quarter of fiscal 2019. The Company reviewed customer contracts and applied the five-step model of the new standard to each contract category identified and compared the results to current accounting practice. The Company concluded that contracts with customers primarily consist of a single performance obligation to transfer promised goods or services. The adoption of ASU
2014-09
did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company made no adjustments to its financial position upon adoption. See Note 3, Revenue, for the Company’s revenue disclosures.
Leases
- In February 2016, the FASB issued ASU
No. 2016-02,
“Leases (Topic 842)” (“ASU
2016-02”).
The new guidance requires companies to recognize all leases as assets and liabilities for the rights and obligations created by leased assets on the Balance Sheet. ASU
2016-02
is effective for annual periods beginning after December 15, 2018, and interim periods within these annual periods, with early adoption permitted.
The Company adopted the provisions of ASU
2016-02
during the first quarter of fiscal 2019, which increased assets and liabilities on the Balance Sheets as the Company recorded a right-of-use
asset and corresponding liability for each existing operating lease. The Company elected to apply the practical expedient that allows for the exclusion of ASU
2016-02
from comparative periods; thus, the prior period Balance Sheet was not revised to reflect this standard.
The Company recorded operating lease ROU assets and operating lease liabilities of $98.9 million and $98.0 million, respectively, upon adoption of ASU
2016-02.
The difference between the operating lease assets and operating lease liabilities represents immaterial reclassifications from other Balance Sheet accounts.
The adoption of this guidance did not materially impact the Company’s results of operations or cash flows. See Note 7, Leases, for the Company’s lease disclosures.
Not Yet Adopted
Reference Rate Reform
- In March 2020, the FASB issued ASU
No. 2020-04,
“Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU
2020-04”).
The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by ASU
2020-04
are effective for prospective contract modifications made and qualifying hedging relationships entered into from March 12, 2020 through December 31, 2022. The Company has certain debt and hedging instruments that reference LIBOR, as discussed in Note 6, and the Company will consider the application of ASU
2020-04
at the time of a qualifying transaction and/or modification of debt and hedging instruments.
Accounting for Income Taxes
- In December 2019, the FASB issued ASU
2019-12,
“Simplifying the Accounting for Income Taxes” (“ASU
2019-12”).
The amendments in ASU
2019-12
simplify the accounting for income taxes by removing certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside tax basis. The transition requirements are dependent upon each amendment within ASU
2019-12
and will be applied either prospectively or retrospectively. ASU
2019-12
is effective for annual periods beginning after December 15, 2020, and interim periods within these annual periods, with early adoption permitted. The adoption is not expected to have a material impact to the Company’s financial position, results of operations or cash flows upon adoption.
3) REVENUE
Disaggregation of Revenue
The following table represents net sales disaggregated by product category:

	Fiscal Years Ended
Product Category	January 31, 2021	February 2, 2020	February 3, 2019
Pipes, valves, & fittings products	$2,373.1	$2,164.2	$2,159.3
Storm drainage products	489.5	454.5	417.4
Fire protection products	413.9	387.3	292.6
Meter products	365.8	382.6	332.3

Total Net Sales	$3,642.3	$3,388.6	$3,201.6

Substantially all of the Company’s revenues were generated by sales within the United States. For fiscal 2020, fiscal 2019 and fiscal 2018, the Company had net sales to international customers of $3.2 million, $5.2 million and $3.6 million, respectively.

4) ACQUISITIONS
Water Works Supply Co.
On August 17, 2020, the Company completed the acquisition of certain assets and assumption of certain liabilities of Water Works Supply Co. (“WWSC”) in a transaction valued at approximately $12.0 million, subject to a working capital adjustment (the “WWSC Acquisition”). The transaction price was funded through cash on hand. Given the size of the purchase price, a full purchase price allocation has not been presented. However, significant components of the final purchase price allocation include $6.1 million to customer relationships, $3.5 million to net working capital, and $1.5 million to goodwill.
R&B Co.
On March 11, 2020, the Company completed the acquisition of all of the outstanding shares of R&B Co. (“R&B”) in a transaction valued at $215.0 million, subject to a working capital adjustment (the “R&B Acquisition”). The transaction price consisted of $212.0 million of initial cash consideration, subject to working capital adjustments, and $3.0 million of contingent consideration to be paid upon satisfaction of certain conditions to either the sellers of R&B or certain former R&B employees and recognized as compensation expense. With the R&B Acquisition, the Company added approximately 10 branch locations to the business, which expands the Company’s presence in California and strengthens the Company’s ability to offer complementary waterworks products and fusible services. The transaction price was funded with cash on hand.
As of January 31, 2021 the following represented the preliminary allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the R&B Acquisition. The amounts below were preliminary, as the Company was still in the process of completing the valuation of certain tangible and intangible assets acquired as part of the R&B Acquisition.

R&B Acquisition
Cash	$2.7
Accounts receivable	24.8
Inventories	19.8
Intangible assets	114.5
Goodwill	88.6
Operating lease right-of-use assets	9.5
Other assets, current and non-current	10.7

Total assets acquired	270.6

Accounts payable	17.5
Deferred income taxes	31.2
Operating lease liabilities	9.5
Other liabilities, current and non-current	3.6

Net assets acquired	$208.8

The amount of goodwill decreased by $1.6 million from the acquisition date, primarily attributable to an agreement on the working capital settlement and adjustment to the valuation of the deferred tax liability.

The following reconciles the total consideration to net assets acquired:

R&B Acquisition
Total consideration, net of cash	$207.4
Plus: Cash acquired in acquisition	2.7
Less: Working capital adjustment	(1.3)

Total consideration	208.8
Less: non-cash contingent consideration	—

Net asset acquired	$208.8

The R&B Acquisition includes a contingent consideration arrangement of up to $3.0 million that will be paid by the Company to the R&B sellers or certain former employees, based on the employee’s completion of post-acquisition one year service period. The range of the undiscounted amounts the Company could pay under the contingent consideration agreement is between zero and $3.0 million. The fair value of the contingent consideration recognized on the acquisition date of zero was determined based on the expectation that all former R&B employees would be retained during the one year retention period (a level 3 fair value measurement based on unobservable inputs).
As of January 31, 2021, the fair value of the contingent consideration liability was estimated to be $0.3 million based on an assessment of retention of former R&B employees (a level 3 fair value measurement based on unobservable inputs). This resulted in the recognition of $0.3 million of expense within selling, general and administrative expenses for the twelve months ended January 31, 2021.
The acquisition of R&B, a corporate entity, was a stock transaction and the Company assumed R&B’s tax basis in their assets and liabilities. This resulted in the recognition of $31.2 million in deferred tax liabilities as part of the preliminary purchase price allocation, as further described in Note 8.
Long Island Pipe Acquisition
On July 8, 2019, the Company completed the acquisition of certain assets and assumption of certain liabilities of Long Island Pipe Supply, Inc. and its direct subsidiaries and certain affiliates (collectively,“LIP”) in a transaction valued at up to $225.0 million, subject to a working capital adjustment (the “LIP Acquisition”). The transaction price consists of $220.0 million of initial cash consideration and contingent consideration of up to $5.0 million based upon financial performance after the closing. With the LIP Acquisition, the Company added approximately 20 branch locations to the business, primarily in the states of New York and New Jersey, which enhances the Company’s distribution offerings of fire protection products and fabrication services. The transaction price was funded through an increase in borrowings on the Term Loan as further described in Note 6.
The
up-front
consideration payment included $15.0 million, which may be required to be repaid to the Company by former LIP executives. Each former LIP executive that does not perform services required by his post-acquisition employment or consulting agreement, which range from one to two years, is required to repay $5.0 million. As such, this initial payment of $15.0 million was included within prepaid expenses and other assets, current and non-current
as prepaid compensation expenses in the Balance Sheet and as an operating cash outflow for the fiscal year ended February 2, 2020. During fiscal 2020 and fiscal 2019, the Company recognized $7.1 million and $5.8 million, respectively, of expense within selling, general and administrative expenses associated with the amortization of these balances.

The following represents the final allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the LIP Acquisition.

LIP Acquisition
Total up-front consideration payment	$216.3
Less: Employment and consulting agreement prepayment; operating cash outflow	(15.0)
Less: Working capital adjustment	(1.1)
Plus: Contingent consideration	2.3

Total consideration	202.5
Less: Contingent consideration	(2.3)

Net assets acquired; investing cash outflow	$200.2

LIP Acquisition
Accounts receivable	$31.0
Inventories	37.0
Intangible assets	94.2
Goodwill	50.9
Operating lease right-of-use assets	18.2
Other assets, current and non-current	5.6

Total assets acquired	236.9

Accounts payable	14.0
Contingent consideration	2.3
Operating lease liabilities	18.2
Other liabilities, current and non-current	2.2

Net assets acquired	$200.2

The LIP Acquisition includes a contingent consideration arrangement of up to $5.0 million, of which $2.5 million is no longer payable pursuant to the terms of the LIP acquisition agreement, that will be paid by the Company to LIP based on certain future net sales and product margin targets over two one-year
periods. The range of the undiscounted amounts the Company could pay under the contingent consideration agreement is between zero and $5.0 million. The fair value of the contingent consideration recognized on the acquisition date of $2.3 million was estimated by utilizing a weighted probability assessment of the potential outcomes (a level 3 fair value measurement based on unobservable inputs).
As of January 31, 2021, the fair value of the contingent consideration liability was estimated at zero by utilizing a weighted probability assessment of the potential outcomes (a level 3 fair value measurement based on unobservable inputs). This resulted in the recognition of a $1.1 million and $1.2 million benefit within selling, general and administrative expenses for fiscal 2020 and fiscal 2019, respectively.
Maskell Pipe & Supply Acquisition
On February 4, 2019, the Company completed the acquisition of certain assets and liabilities of Maskell Pipe & Supply, Inc. (“Maskell”) in a transaction valued at approximately $19.2 million, subject to a working capital adjustment (the “Maskell Acquisition”). The transaction price was funded through cash on hand. Given the size of the purchase price, a full purchase price allocation has not been presented. However, significant components of the final purchase price allocation include $5.6 million to fixed assets, $5.1 million to customer relationships, $4.8 million to goodwill and $2.1 million to net working capital.
Other Acquisitions
During fiscal 2019, the Company completed acquisitions of certain assets and liabilities in transactions valued in aggregate at $2.3 million, subject to working capital adjustments (“Other 2019 Acquisitions”). Given the lack of significance of these transactions, individually and in the aggregate, a full purchase price allocation has not been presented. However, a substantial portion of the aggregate purchase price was allocated to net working capital.
During fiscal 2018, the Company completed acquisitions of certain assets and liabilities in transactions valued in aggregate at $8.2 million, subject to working capital adjustments (“Other 2018 Acquisitions”). Given the lack of significance of these transactions, individually and in the aggregate, full purchase price allocations have not been presented. However, a significant portion of the aggregate purchase price allocation included $2.9 million to goodwill and $2.5 million to customer relationships.
In the above transactions, to the extent applicable, the excess of purchase price over net tangible and intangible assets acquired resulted in goodwill, which represents the assembled workforce and anticipated long-term growth in new markets, customers and products. Goodwill associated with the WWSC Acquisition, LIP Acquisition, Maskell Acquisition, and Other 2018 Acquisitions are fully deductible by the Company for U.S. income tax purposes.
Unaudited Pro Forma Financial Information
The following unaudited pro forma information presents a summary of the results of operations for the periods indicated as if the R&B Acquisition and associated senior notes issuance (See Note 6) had been completed as of February 4, 2019 and the LIP Acquisition and associated term loan borrowings (See Note 6) had been completed as of January 29, 2018. The pro forma financial information is based on the historical financial information for the Company, R&B and LIP, along with certain pro forma adjustments. Pro forma information for all other acquisitions have not been presented as they do not have a material impact to the Company’s consolidated net sales and net income, either individually or in the aggregate. These pro forma adjustments consist primarily of:

•	Increased amortization expense related to the intangible assets acquired in the acquisitions;

•
Increased interest expense to reflect the fixed rate notes entered into in connection with the R&B Acquisition and the variable rate term loan borrowings (utilizing the interest rate in effect at the date of the additional borrowings, which was 5.086%) entered into in connection with the LIP Acquisition, including interest and amortization of deferred financing costs;

•
Reclassification of direct acquisition transaction costs, retention bonuses, inventory fair value adjustments from the period incurred to periods these expenses would have been recognized based on the assumed transaction dates identified above;

•	The related income tax effects of the aforementioned adjustments and legal entity restructuring performed to effect the R&B Acquisition; and

•	The related income tax effects of the aforementioned adjustments to the provision for income taxes for the Blocker Companies.

The following unaudited pro forma information has been prepared for comparative purposes only and is not necessarily indicative of the results of operations as they would have been had the acquisitions occurred on the assumed dates, nor is it necessarily an indication of future operating results. In addition, the unaudited pro forma information does not reflect the cost of any integration activities, benefits from any synergies that may be derived from the acquisitions or revenue growth that may be anticipated.

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Net sales	$3,661.3	$3,655.0	$3,376.2
Net income	41.6	22.2	19.6
As a result of integration of acquisitions, including the consolidation of certain acquired and existing branches, it is impracticable to identify the explicit financial performance associated with these acquisitions. As such, the Company has not presented the post-acquisition net sales and net income for the R&B and LIP acquisitions.
Intangible Assets
For each of the acquisitions discussed above, the Company valued intangible assets acquired which may include customer relationships, non-compete
agreements and/or trademarks.
The customer relationship intangible assets represent the value associated with those customer relationships in place at the date of the acquisition. The Company valued the customer relationships using an excess earnings method using various inputs such as customer attrition rate, revenue growth rate, gross margin percentage and discount rate. Cash flows associated with the existing relationships are expected to diminish over time due to customer turnover. The Company reflected this expected diminishing cash flow through the utilization of an annual customer attrition rate assumption and in its method of amortization.
The
non-compete
intangible assets represent the value associated with
non-compete
agreements for former executives in place at the date of the acquisition. The trademark intangible assets represent the value associated with the brand names in place at the date of the acquisition.
A summary of the intangible assets acquired and assumptions utilized in the valuation, for each of the acquisitions discussed above is as follows:

	Intangible Asset Amount	Amortization Period	Discount Rate	Attrition Rate
WWSC Acquisition
Customer relationships	$6.1	10 years	13.0%	15.0%

R&B Acquisition
Customer relationships	$113.7	15 years	10.0%	7.5%
Non-compete agreement	0.4	5 years	10.0%	N/A
Trademarks	0.4	1 year	10.0%	N/A

LIP Acquisition
Customer relationships—retail	$89.7	10 years	14.0%	12.5%
Customer relationships—distribution	2.8	15 years	14.0%	5.0%
Non-compete agreement	1.0	5 years	14.0%	N/A
Trademarks	0.7	2 years	14.0%	N/A

Maskell Acquisition
Customer relationships	$5.1	10 years	13.0%	12.5%

Acquisition-Related Costs
Acquisition related costs, which are included within selling, general and administrative expenses, for each of the completed acquisitions discussed above were as follows:

	Fiscal Year Ended
	January 31, 2021	February 2, 2020	February 3, 2019
R&B Acquisition	$1.4	$1.1	$—
WWSC Acquisition	0.1	—	—
LIP Acquisition	—	0.5	1.0
Maskell Acquisition	—	0.1	—
Other Acquisitions	—	0.1	0.2
5) GOODWILL AND INTANGIBLE ASSETS
Goodwill
The carrying amount of the Company’s goodwill included in the Balance Sheets is as follows:

	January 31, 2021	February 2, 2020
Gross Goodwill	$1,452.7	$1,362.3
Accumulated Impairment	—	—

Net Goodwill	$1,452.7	$1,362.3

The changes in the carrying amount of goodwill is as follows:

	Fiscal Year Ended
	January 31, 2021	February 2, 2020
Beginning balance	$1,362.3	$1,307.1
Goodwill acquired during the year	90.1	55.4
Goodwill adjusted during the year	0.3	(0.2)

Ending balance	$1,452.7	$1,362.3

Additions to goodwill during the years ended January 31, 2021 and February 2, 2020 related to the acquisitions during fiscal 2020 and fiscal 2019, as described in Note 4.
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis during the fourth quarter. If an event occurs or circumstances change that would “more likely than not” reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests.
During the fiscal 2020 annual assessment, the Company tested goodwill for impairment by performing a quantitative assessment that compared the fair value of the reporting unit with its carrying value. The Company estimated the fair value of its reporting unit through a combination of an income approach based on the present value of discounted cash flows and a market approach based on the sales and EBITDA multiples from operations and purchase transactions of comparable companies. Significant assumptions used in the income approach included the discount rate and sales growth rates. Significant assumptions used in the market approach included sales and EBITDA multiples for the peer public companies. The discounted cash flows were based on the Company’s long-range forecasts and an estimated terminal value. The discount rate used in the discounted cash flows analysis was intended to reflect the risks inherent in the future cash flows of the respective reporting unit. For the market approach, the Company evaluated comparable company public trading values and recent transactions, using sales and EBITDA multiples that were used to value the reporting unit.
During the fiscal 2019 and 2018 annual assessments, we tested goodwill for impairment by performing qualitative assessments. The qualitative assessments included evaluating economic, industry, regulatory and company specific factors that could impact the reporting unit fair value. These factors included historical and projected financial metrics (including net sales, margins and operating cash flow trends), public equity market trends, changing tax law and evaluation of the markets we serve. Based on these assessments it was determined that the fair value of its reporting unit was “more likely than not” to exceed the carrying value of its reporting unit in fiscal 2019 and 2018. Therefore, no further assessment was necessary.
The Company’s analyses were based in part on the expectation of future market conditions, future net sales and operating cash flow growth and discount rates that would be used by market participants in an arms-length transaction. Should actual performance or expectations of long-term assumptions be lower than presently expected, the Company’s goodwill could be impaired.
Intangible Assets
The Company’s intangible assets included in the Balance Sheets consist of the following:

	January 31, 2021			February 2, 2020
	Gross Intangible	Accumulated Amortization	Net Intangible	Gross Intangible	Accumulated Amortization	Net Intangible
Customer relationships	$1,276.8	$358.8	$918.0	$1,157.1	$242.5	$914.6
Other intangible assets	2.6	1.4	1.2	1.7	0.3	1.4

Total	$1,279.4	$360.2	$919.2	$1,158.8	$242.8	$916.0

Amortization expense related to intangible assets was as follows:

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Amortization expense	$117.5	$106.5	$95.9
The estimated prospective aggregate amortization expense on intangible assets owned by the Company as of January 31, 2021, was expected to be as follows:

Fiscal 2021	114.7
Fiscal 2022	107.1
Fiscal 2023	98.8
Fiscal 2024	91.2
Fiscal 2025	85.5

6) DEBT
As of January 31, 2021, debt consisted of the following:

	January 31, 2021		February 2, 2020
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
Current maturities of long-term debt:
Senior Term Loan due August 2024	$13.0	$—	$13.0	$—

Long-term debt:
ABL Revolver due July 2024	—	3.5	—	4.4
Senior Term Loan due August 2024	1,248.0	19.1	1,261.0	24.6
Senior Notes due September 2024	300.0	8.9	300.0	11.4
Senior Notes due August 2025	750.0	14.8	500.0	9.5

	2,298.0	46.3	2,061.0	49.9

Total	$2,311.0	$46.3	$2,074.0	$49.9

Debt Transactions
As of January 31, 2021, debt obligations included the following debt agreements:
Senior Term Loan
Core & Main LP has a senior term loan facility that matures on August 1, 2024, with an original aggregate principal amount of $1,300.0 million (the “Term Loan”). The Term Loan requires quarterly principal payments, payable on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amounts of the Term Loan. The remaining balance is payable upon final maturity of the Term Loan on August 1, 2024. The Term Loan bears interest at either an adjusted LIBOR rate (subject to a minimum rate of 1.00%) plus an applicable margin of either 2.75% or 3.00%, or an alternate base rate plus an applicable margin of either 1.75% or 2.00%, depending on Core & Main LP’s Consolidated Total Leverage Ratio. During the periods that the Consolidated Total Leverage Ratio is below 5.75, the Term Loan’s interest rate will be calculated using the lower applicable margins. The weighted-average interest rate, excluding the effect of hedging instruments, of Core & Main LP’s outstanding borrowings under the Term Loan as of January 31, 2021 was 3.75%. See further discussion of the hedging instrument below. Based on quotes from financial institutions (i.e., level 2 of the fair value hierarchy) the fair value of the Term Loan was $1,257.8 million and $1,269.2 million at January 31, 2021 and February 2, 2020, respectively.
Asset Based Revolver
Core & Main LP has an asset based revolving credit facility with a borrowing capacity of up to $700.0 million, subject to borrowing base availability, with a maturity date of July 8, 2024 (the “ABL Revolver”). On May 4, 2020, Core & Main LP entered into an amendment of the asset based revolving credit facility, for borrowing base certificates delivered for any period ending on or after May 3, 2020 and on or prior to March 28, 2021, to expand the borrowing base availability calculation by extending the date from which certain aged accounts receivable balances could be excluded. Borrowings under the ABL Revolver bear interest at either an adjusted LIBOR rate plus an applicable margin ranging from 1.25% to 1.75%, or an alternate base rate plus an applicable margin ranging from 0.25% to 0.75%, depending on the borrowing capacity under the ABL Revolver. Additionally, Core & Main LP pays a fee of 0.25% on unfunded commitments under the ABL Revolver. The book value of the ABL Revolver approximates fair value due to the variable interest rate nature of these borrowings; however there were no amounts outstanding as of January 31, 2021.

Senior 2024 Notes
On September 16, 2019, Holdings issued senior unsecured notes in an aggregate principal amount of $300.0 million that mature on September 15, 2024 (the “2024 Notes”). The proceeds of the 2024 Notes, after deducting the initial purchasers’ discount, were used to fund a special distribution of $290.3 million to Holdings’ equity holders. The 2024 Notes are structurally subordinated to all indebtedness and other liabilities of Holdings’ subsidiaries, including Core & Main LP. Interest on the 2024 Notes is payable semi-annually in arrears on March 15 th
and September 15
th
of each year, which commenced on March 15, 2020. The initial interest payment on the 2024 Notes was payable in cash. With respect to each interest payment thereafter (other than the final interest payment made at the stated maturity of the 2024 Notes, which will be paid in cash), Holdings is required to pay interest on the 2024 Notes entirely in cash (such interest, “Cash Interest”), unless certain conditions are satisfied, in which case Holdings will be entitled to pay, all or a portion of the interest by increasing the outstanding principal amount of the 2024 Notes or issuing new 2024 Notes (in each case, “PIK Interest”). Cash Interest accrues on the Notes at a rate per annum equal to 8.625%. PIK Interest accrues on the Notes at a rate per annum equal to 9.375%. PIK interest may only be elected when Core & Main LP’s ability to declare and pay dividends is limited under the terms of the Term Loan or certain other indebtedness or Holdings does not have a cash balance above a certain threshold.
Holdings may redeem the 2024 Notes, in whole or in part, at specified redemption prices starting at 102.0% and declining over time to 100.0%, plus accrued and unpaid interest, if any, to but not including the redemption date. Based on quoted market prices (i.e., level 1 of the fair value hierarchy) the fair value of the 2024 Notes was $307.5 million and $310.5 million at January 31, 2021 and February 2, 2020, respectively.
Senior 2025 Notes
Core & Main LP issued senior unsecured notes that mature on August 15, 2025, with an original aggregate principal amount of $500.0 million, (the “Initial 2025 Notes”). On June 5, 2020, Core & Main LP issued additional senior unsecured notes with an additional aggregate principal amount of $250.0 million that were issued pursuant to the same indenture and have the same terms as the Initial 2025 Notes (collectively defined as the “2025 Notes”). The 2025 Notes are structurally subordinated to all secured indebtedness to the extent of the assets securing the ABL Revolver and Term Loan. The 2025 Notes bear interest at 6.125% per annum and interest is payable semi-annually in arrears on August 15 th
and February 15
th
of each year, which commenced on February 15, 2018. Core & Main LP may redeem the 2025 Notes, in whole or in part, at specified redemption prices starting at 103.063% and declining over time to 100.0%, plus accrued and unpaid interest, if any, to but not including the redemption date. Based on quoted market prices (i.e., level 1 of the fair value hierarchy) the fair value of the 2025 Notes was $770.9 million and $512.5 million at January 31, 2021 and February 2, 2020, respectively.
The aforementioned debt agreements include customary affirmative and negative covenants, which include, among other things, restrictions on Holdings’ and Core & Main LP’s ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. The Term Loan may require accelerated repayment based upon cash flows generated in excess of operating and investing requirements when the Consolidated Secured Leverage Ratio is greater than or equal to 4.25. No such repayment was required for any of the periods presented. In addition, the ABL Revolver requires Core & Main LP to comply with a consolidated fixed charge coverage ratio of greater than or equal to 1.00 when availability under the ABL Revolver is less than 10.0% of the lesser of (i) the then applicable borrowing base or (ii) the then aggregate effective commitments. Substantially all of Core & Main LP’s assets are pledged as collateral for the Term Loan and the ABL Revolver.

The aggregate amount of debt payments in the next five fiscal years are as follows:

Fiscal 2021	13.0
Fiscal 2022	13.0
Fiscal 2023	13.0
Fiscal 2024	1,522.0
Fiscal 2025	750.0
Interest Rate Swaps
On February 28, 2018, Core & Main LP entered into an instrument in which it made payments to a third-party based upon a fixed interest rate of 2.725% and received payments based upon the three-month LIBOR rate, based on a $500.0 million notional amount, which mirrored borrowings under the Term Loan. This instrument is intended to reduce the Company’s exposure to variable interest rates under the Term Loan. As of January 31, 2021 this resulted in an effective fixed rate of 5.475%, based upon the 2.725% fixed rate plus an applicable margin of either 2.75% or 3.00% depending on Core & Main LP’s Consolidated Total Leverage Ratio, on $500.0 million of borrowings under the Term Loan. The measurement period of the instrument commenced on March 1, 2018 and matures on March 1, 2022.
The fair value of this cash flow interest rate swap was a $9.3 million and $12.8 million liability as of January 31, 2021 and February 2, 2020, respectively, which is included within other liabilities in the Balance Sheet. Fair value is based upon the present value of future cash flows under the terms of the contract and observable market inputs (level 2). Significant inputs used in determining fair value include forward looking three-month LIBOR rates and the discount rate applied to projected cash flows.

	Fiscal Years Ended
Accumulated Other Comprehensive Loss	January 31, 2021	February 2, 2020
Beginning of period balance	$(11.0)	$(1.7)
Measurement adjustment (losses) for interest rate swap	(4.0)	(12.6)
Reclassification of expense to interest expense	7.6	1.8
Tax benefit (expense) on interest rate swap adjustments
Measurement adjustment (losses) for interest rate swap	0.5	1.8
Reclassification of expense to interest expense	(1.0)	(0.3)

End of period balance	$(7.9)	$(11.0)

7) LEASES
As of January 31, 2021, the Company occupied certain facilities and operated certain equipment and vehicles under operating leases that were scheduled to expire at various dates through the year 2031.
Disclosures
The table below presents lease costs associated with facility and vehicle operating leases:

		Fiscal Years Ended
Lease Cost	Classification	January 31, 2021	February 2, 2020	February 3, 2019
Operating Lease Cost	Selling, general, and administrative expense	$53.4	$47.3	$42.0

Future aggregate rental payments under
non-cancelable
operating leases as of January 31, 2021 are as follows:

January 31, 2021
Fiscal 2021	45.1
Fiscal 2022	36.8
Fiscal 2023	27.8
Fiscal 2024	18.3
Fiscal 2025	10.9
Thereafter	8.6

Total minimum lease payments	$147.5
Less: present value discount	(18.8)

Present value of lease liabilities	$128.7

Future aggregate rental payments under
non-cancelable
operating leases as of February 2, 2020 are as follows:

February 2, 2020
Fiscal 2020	$42.3
Fiscal 2021	33.6
Fiscal 2022	26.6
Fiscal 2023	18.5
Fiscal 2024	12.1
Thereafter	10.2

Total minimum lease payments	$143.3
Less: present value discount	(19.9)

Present value of lease liabilities	$123.4

To calculate the present value of the operating lease liabilities, the Company determined its incremental borrowing rate by considering market and company specific factors, including, interest rates for borrowings secured by collateral and adjusted for the remaining term of the leased facility, machinery, or vehicle categories. The table below presents the weighted-average remaining lease term (years) and the weighted-average discount rate of the Company’s operating leases:

Operating Lease Term and Discount Rate	January 31, 2021	February 2, 2020
Weighted-average remaining lease term (years)	2.6	2.7
Weighted-average discount rate	4.5%	4.9%
The table below presents cash and
non-cash
impacts associated with leases:

	Fiscal Years Ended
	January 31, 2021	February 2, 2020
Cash paid for amounts included in the measurements of lease liabilities
Operating cash flows from operating leases	$53.0	$46.5
Right-of-use assets obtained in exchange for new lease liabilities
Operating leases	$35.3	$46.3
The
non-cash
impact related to
right-of-use
assets obtained in exchange for new operating lease liabilities in the table above excludes the impact from acquisitions. ROU assets acquired as part of acquisitions are presented in Note 4.

8) INCOME TAXES
As a result of the Reorganization Transactions, Core & Main became the general partner of Holdings, which is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, Holdings is generally not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by Holdings is passed through to and included in the taxable income or loss of its partners, including Core & Main, following the Reorganization Transactions. Core & Main is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to its allocable share of any taxable income of Holdings following the Reorganization Transactions.
As the Reorganization Transactions are accounted for as transactions between entities under common control, the financial statements for the periods prior to the Reorganization Transactions reflect the combination of previously separate entities for presentation purposes. These entities include Core & Main, Holdings and its consolidated subsidiaries and the Blocker Companies. The Blocker Companies were holding companies with indirect investments in Holdings. They had no operations but did receive distributions from Holdings for their tax obligations as a corporation based on the taxable income allocated to them from Holdings. The consolidated financial statements for periods prior to the Reorganization Transactions reflect the provision for income taxes and related balances on the balance sheet for the Blocker Companies.
On March 11, 2020, the Company completed the acquisition of all of the outstanding shares of R&B, a corporation for income tax purposes, as described in Note 4. The acquisition was completed through Core & Main Buyer, Inc. (“Buyer”), a newly formed corporate subsidiary that is wholly-owned by the Company. Buyer subsequently contributed R&B to Core & Main LP, and then R&B was merged with Core & Main LP. The Company assumed R&B’s tax basis in its assets and liabilities, resulting in the recognition of $31.2 million of deferred tax liabilities, primarily associated with intangible assets, as part of the opening balance sheet. The taxable income that is allocated to Buyer is subject to corporate federal and state income tax in substantially all fifty states. Where the Company is taxed, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.
The Provision for Income Taxes consisted of the following:

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Current:
Federal	$11.6	$7.5	$11.3
State	3.2	2.2	2.6

	14.8	9.7	13.9
Deferred:
Federal	(4.2)	(2.7)	(6.0)
State	(1.5)	(0.9)	(0.9)

	(5.7)	(3.6)	(6.9)

Total	$9.1	$6.1	$7.0

The reconciliations of the provision for income taxes at the federal corporate statutory rate of 21% to the tax provision for fiscal 2020, fiscal 2019 and fiscal 2018 are as follows:

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Income taxes at federal statutory rate	$9.7	$8.8	$7.8
State income taxes	1.7	1.3	1.7
Partnership income not subject to U.S. tax	(4.2)	(3.8)	(3.4)
Permanent differences	0.8	0.7	1.2
Other	1.1	(0.9)	(0.3)

Total provision	$9.1	$6.1	$7.0

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

	January 31, 2021	February 2, 2020
Deferred Tax Assets:
Accrued bonus	$0.1	$0.1
Other	0.4	0.2
Deferred Tax Liabilities:
Fixed assets	(0.1)	(0.1)
Goodwill	(0.3)	(0.3)
Intangibles	(1.3)	(1.7)
Basis difference in partnership investment	(230.9)	(204.3)

Deferred tax liabilities, net	$(232.1)	$(206.1)

Under our debt obligations, we were permitted to and did make cash distributions to our partners in fiscal 2020, fiscal 2019 and fiscal 2018 to assist in funding their tax obligations resulting from their allocation of the Company’s income.
The Company paid cash for its own income tax obligations of $8.3 million, $12.9 million and $13.9 million for fiscal 2020, fiscal 2019 and fiscal 2018, respectively. Cash distributed in respect of income taxes of CD&R and Management Feeder was $15.4 million, $20.6 million and $11.9 million for fiscal 2020, fiscal 2019 and fiscal 2018, respectively. These amounts are included in the net distribution to partners in the changes in Partner’s capital.
Uncertain tax positions
Total gross unrecognized tax benefits as of January 31, 2021 and February 2, 2020, as well as activity within each of the years, was not material.
9) EQUITY-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS
Equity-Based Compensation Plan
The board of Holdings approved the Core & Main Holdings, LP Equity Incentive Plan (the “Plan”). Employees and independent directors of the Company could have indirectly received profits units, unit options or unit appreciation rights in Holdings through Management Feeder. These awards were issued from Management Feeder, which in turn received grants from Holdings in amounts and terms that were identical to those issued to the employee.

Profits Units
Under the terms of the Plan and the individual award agreements, profits units were granted at a benchmark price consistent with the fair value of a partnership unit in Holdings at the time of grant. The profits units generally vested at a rate of 20% per year commencing on the first anniversary date of the grant. The initial grant of profits units occurred on January 1, 2018 and vested at a rate of 20% per year commencing on August 1, 2017, the date funds affiliated with CD&R acquired the waterworks business of HD Supply (the “Merger”). Subsequent grants vested at a rate of 20% per year commencing on the date of the grant. There was no expiration associated with the profits units. During fiscal 2019, the Company paid a $3.15 distribution to common shareholders for which profit unit holders did not participate. Under terms of the Plan, this resulted in an adjustment of the benchmark price from $10.00 in fiscal 2018 to $6.85 that was reflected in the summary below.
A summary of the profits units activity is presented below (shares in thousands):

	Number of Shares	Weighted Average Benchmark Price
Outstanding on January 28, 2018	5,508	$6.85
Granted	608	6.85
Forfeitures	(28)	6.85

Outstanding on February 3, 2019	6,088	6.85
Granted	133	7.44
Forfeitures	(26)	6.85
Repurchases	(18)	6.85

Outstanding on February 2, 2020	6,177	6.86
Granted	145	9.39

Outstanding on January 31, 2021	6,322	$6.92

	Number of Shares	Weighted Average Benchmark Price
Non-vested at January 28, 2018	5,508	$6.85
Granted	608	6.85
Vested	(1,102)	6.85
Forfeited	(28)	6.85

Non-vested at February 3, 2019	4,986	6.85
Granted	133	7.44
Vested	(1,218)	6.85
Forfeited	(26)	6.85

Non-vested at February 2, 2020	3,875	6.87
Granted	145	9.39
Vested	(1,235)	6.86

Non-vested at January 31, 2021	2,785	$7.01

The estimated fair value of the profits units when granted was amortized to expense over the vesting period. The fair value for these options was estimated by management, after considering a third-party valuation specialist’s assessment, at the date of grant based on the expected life of the profits units, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	January 31, 2021	February 2, 2020	February 3, 2019
Risk-free interest rate	0.6%	2.13%	2.13%
Dividend yield	—%	—%	—%
Expected volatility factor	50%	50%	50%
Discount for lack of marketability	26%	30%	30%
Expected option life in years	5.0	4.5	4.5
The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon
market yields as of the date of the profits units grant for issues having expiration lives similar to the expected life of the profits units. The expected volatility was based on an analysis of the historical volatility of a peer group over the expected life of the profits units. As insufficient data exists to determine the historical life of the profits units, the expected option life was determined based on the Company’‘s estimate of when a liquidity event may occur based on market conditions and prior investments of CD&R. The weighted-average fair value of each option granted was $2.99 during fiscal 2020 and $2.98 during each of fiscal 2019 and fiscal 2018. The Company recognized $4.0 million, $3.9 million and $3.9 million of compensation expense related to profits units in fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
Treatment of Profit Units in Reorganization Transactions
In connection with the Reorganization Transactions, Holdings was recapitalized and its common units and profits units were converted to a single class of Partnership Interests. Partnership Interests in the recapitalized Holdings that correspond to prior profits units of Holdings that were held by Management Feeder (which relate to profits units in Management Feeder held by the Company’s employees and directors), remain subject to the same time-based vesting requirements that existed prior to the Reorganization Transactions. As part of the recapitalization of Holdings, the quantity of Partnership Interests issued in the recapitalization contemplated the settlement of the historical benchmark prices and the public offering price of Class A common stock in the IPO.
Unit Appreciation Rights
Under the terms of the Plan and the individual award agreements, unit appreciation rights were granted at a benchmark price consistent with the fair value of a partnership unit in the Company at the time of grant. The unit appreciation rights generally vested at a rate of 20% per year commencing on the first anniversary date of the grant. The initial grant of unit appreciation rights occurred on January 1, 2018 and vested at a rate of 20% per year commencing on the date of the Merger. Unit appreciation rights expired no later than the tenth anniversary of the grant date.

A summary of the unit appreciation right units activity is presented below (shares in thousands):

	Number of Shares	Weighted Average Benchmark Price
Outstanding on January 28, 2018	150	$10.00
Granted	75	10.00

Outstanding on February 3, 2019	225	10.00
Granted	25	10.00
Forfeited	(40)	10.00
Expired	(10)	10.00

Outstanding on February 2, 2020	200	10.00
Granted	—	—

Outstanding on January 31, 2021	200	$10.00

	Number of Shares	Weighted Average Benchmark Price
Non-vested at January 28, 2018	150	$10.00
Granted	75	10.00
Vested	(30)	10.00

Non-vested at February 3, 2019	195	10.00
Granted	25	10.00
Vested	(35)	10.00
Forfeited	(40)	10.00

Non-vested at February 2, 2020	145	10.00
Vested	(40)	10.00

Non-vested at January 31, 2021	105	$10.00

The estimated fair value of the unit appreciation rights when granted was amortized to expense over the vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist’s assessment, at the date of grant based on the expected life of the unit appreciation rights, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	February 2, 2020	February 3, 2019
Risk-free interest rate	2.13%	2.13%
Dividend yield	—%	—%
Expected volatility factor	50%	50%
Discount for lack of marketability	30%	30%
Expected option life in years	4.5	4.5
The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon
market yields as of the date of the unit appreciation rights grant for issues having expiration lives similar to the expected life of the unit appreciation rights. The expected volatility was based on an analysis of the historical volatility of a peer group over the expected life of the unit appreciation rights. As insufficient data exists to determine the historical life of the unit appreciation rights, the expected life was determined based on the Company’s estimate of when a liquidity event may occur based on market conditions and prior investments of CD&R. The weighted-average fair value of each unit appreciation right granted was $2.98 during fiscal 2019 and fiscal 2018. The Company recognized compensation expense related to the unit appreciation rights of $0.1 million in fiscal 2020, fiscal 2019 and fiscal 2018.

Treatment of Unit Appreciation Rights in Reorganization Transactions
In connection with the Reorganization Transactions, unit appreciation rights of Holdings were converted to stock appreciation rights denominated in shares of Class A common stock with adjustments to the number of awards and benchmark prices.
Employee Benefit Plans
The Company offers a comprehensive Health & Welfare Benefits Program (the “Program”) which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Program provides employees healthcare coverage in which the employer and employee share costs. In addition, the Program offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts and health savings accounts.
The Company maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Internal Revenue Code. Employees of the Company who satisfy the plan’s eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax
basis. The Company may match a percentage of the employees’ contributions to the plan based on eligible compensation deferred. Matching contributions are generally made shortly after the end of each pay period. The Company recorded expenses of $7.0 million, $6.6 million and $6.2 million related to matching contributions during fiscal 2020, fiscal 2019 and fiscal 2018, respectively.
10) COMMITMENTS AND CONTINGENCIES
Purchase Obligations
As of January 31, 2021, the Company had agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $484.0 million. These purchase obligations are generally cancellable, but the Company foresees no intent to cancel. Payment is generally expected to be made during fiscal 2021 for these obligations.
Encumbered Assets
As of January 31, 2021, substantially all of the Company’s assets were pledged as collateral for the Company’s credit facilities.
Legal Matters
The Company is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable. In the opinion of management, based on knowledge as of January 31, 2021, all probable and reasonably estimable matters were believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company’s financial condition, results of operations or cash flows. For all other matters, management believed the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if resolved unfavorably.
Self-Insurance
The Company has high deductible insurance programs for most losses related to general liability, product liability, automobile liability, workers’ compensation, and is self-insured for medical claims,

while maintaining per employee stop loss coverage, and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the accompanying Balance Sheets. The Company’s self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. At January 31, 2021 and F
e
bruary 2, 2020, the Company’s self-insurance liabilities totaled $
23.5
 million and $
23.0
 million, respectively.

11) SUPPLEMENTAL BALANCE SHEET INFORMATION
Receivables
Receivables consisted of the following:

	January 31, 2021	February 2, 2020
Trade receivables, net of allowance for credit losses	$494.9	$453.0
Vendor rebate receivables	61.9	51.0

Total Receivables, net	$556.8	$504.0

Property and Equipment
Property and equipment consisted of the following:

	January 31, 2021	February 2, 2020
Land	$23.1	$22.0
Buildings and improvements	31.5	28.1
Transportation equipment	27.2	21.1
Furniture, fixtures and equipment	60.0	50.8
Capitalized software	13.1	12.1
Construction in progress	3.1	2.3

Property & equipment	158.0	136.4
Less accumulated depreciation & amortization	(71.8)	(48.9)

Property and equipment, net	$86.2	$87.5

Depreciation expense is classified within cost of sales and depreciation and amortization. Depreciation expense related to property and equipment, including capitalized software, was as follows:

	Fiscal Years Ended
	January 31, 2021	February 2, 2020	February 3, 2019
Depreciation expense	$23.3	$22.2	$18.6
Accrued Compensation and Benefits
Accrued compensation and benefits consisted of the following:

	January 31, 2021	February 2, 2020
Accrued bonuses and commissions	$50.5	$41.1
Other compensation and benefits	20.2	10.8

Total accrued compensation and benefits	$70.7	$51.9

Other Current Liabilities
Other current liabilities consisted of the following:

	January 31, 2021	February 2, 2020
Accrued interest	$34.5	$31.0
Accrued non-income taxes	$13.6	11.1
Other	22.0	15.9

Total other current liabilities	$70.1	$58.0

Other Liabilities
Other liabilities consisted of the following:

	January 31, 2021	February 2, 2020
Self-insurance reserves	$15.2	$16.7
Other	15.8	14.3

Total other liabilities	$31.0	$31.0

12) RELATED PARTIES
CD&R affiliates
During fiscal 2020, fiscal 2019 and fiscal 2018, the Company had $1.3 million, $0.1 million and $3.4 million, respectively, in purchases, of product from affiliates of CD&R, including other companies invested in by CD&R funds. There were no amounts payable to affiliates of CD&R at January 31, 2021 and February 2, 2020. There were $0.7 million in sales to affiliates of CD&R for the fiscal year ended January 31, 2021. There were no sales to affiliates of CD&R for the fiscal year ended February 2, 2020 or fiscal year ended February 3, 2019. There was $0.1 million and no amounts receivable from affiliates of CD&R at January 31, 2021 and February 2, 2020, respectively. The amounts above reflect related party transactions for acquired affiliates of CD&R funds.
13) CONDENSED FINANCIAL INFORMATION OF PARENT
The parent company financial statements are intended to present the condensed financial information of Core & Main that was formed on April 9, 2021, as described in Note 1. As the newly created parent did not exist as of the January 31, 2021 balance sheet or for any prior periods, no parent company information has been presented. As of the date of issuance the parent company has no significant assets, liabilities, income, expense or cash flows other than those relating to its investment in subsidiaries.
Restricted Payments
Core & Main LP is party to the Term Loan, the ABL Revolver and the indenture governing the 2025 Notes. The obligations under the Revolving Credit Facility and Term Loan Agreement are secured by substantially all of the present and future assets of the borrowers.
The Term Loan, ABL Revolver and the indenture governing the 2025 Notes contain customary negative covenants that limit the ability for Core & Main LP to take certain actions, including but not limited to paying dividends or other distributions to Holdings in respect of capital stock or making loans or advances. The negative covenants are subject to customary exceptions, including baskets up to specified or calculated thresholds. Under these exceptions, Core & Main LP will be authorized to make restricted payments to Holdings. At January 31, 2021, the restricted net assets of Holdings’ consolidated subsidiaries were approximately $384.8 million, which does not reflect the impact of exceptions to the r
e
stricted payment covenants under the Term Loan, the ABL Revolver and the indenture governing the 2025 Notes, which may have been available under certain specific circumstances.

14) SUBSEQUENT EVENTS
Management has evaluated events or transactions that may have occurred since January 31, 2021 that would merit recognition or disclosure in the consolidated financial statements.
Initial Public Offering
On July 27, 2021, Core & Main completed its initial public offering of 34,883,721 shares of Class A common stock at a price to the public of $20.00 per share (the “IPO”). Core & Main received net proceeds of approximately $663.7 million, after deducting underwriting discounts and commissions. All of the net proceeds from the IPO, less $7.8 million of transactions costs directly attributable to the IPO, were utilized to purchase 34,883,721 newly issued limited partner interests of Holdings (“Partnership Interests”) for approximately $655.9 million in the aggregate. In turn, Holdings and Core & Main LP utilized the net proceeds of the IPO directly or indirectly received from Core & Main in the Refinancing Transactions (as defined below) and cash on hand to repay certain existing indebtedness.
On August 20, 2021, Core & Main issued 5,232,558 shares of Class A common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares of Class A common stock in connection with the IPO Transaction at the initial public offering price of $20.00 per share before underwriting discounts and commissions (the “IPO Overallotment Option Exercise”). Core & Main received net proceeds of approximately $99.5 million after deducting underwriting discounts and commissions. All of the net proceeds were utilized to purchase 5,232,558 newly issued Partnership Interests of Holdings at a price per unit equal to the public offering price per share less underwriting discounts and commissions. In turn, Holdings and Core & Main LP utilized the net proceeds of the IPO Overallotment Option Exercise directly or indirectly received from Core & Main for general corporate purposes.
Immediately following and as a result of the IPO and Reorganization Transactions and the use of proceeds therefrom as described above:

•
the investors in the IPO Transaction collectively held 34,883,721 shares of Class A common stock and, following the closing of the issuance and sale of an additional 5,232,558 shares of Class A common stock on August 20, 2021 pursuant to the IPO Overallotment Option Exercise, collectively held 40,116,279 shares of Class A common stock;

•	the Former Limited Partners collectively held 119,950,882 shares of Class A common stock;

•
Core & Main, directly or indirectly through its wholly-owned subsidiary, held 154,834,603 Partnership Interests and, following the closing of the issuance and sale of an additional 5,232,558 shares of Class A common stock described above and the issuance of an additional 5,232,558 Partnership Interests from Holdings to Core & Main, held 160,067,161 Partnership Interests; and

•	the Continuing Limited Partners collectively held 85,853,383 Partnership Interests and 85,853,383 shares of Class B common stock.

Tax Receivable Agreements
In connection with the Reorganization Transactions and the IPO, Core & Main entered into a tax receivable agreement with the Former Limited Partners (“Former Limited Partners Tax Receivable Agreement”) and a tax receivable agreement with the Continuing Limited Partners (“Continuing Limited Partners Tax Receivable Agreement”) (collectively, the “Tax Receivable Agreements”). Under these agreements, Core & Main expects to generate tax attributes that will reduce amounts that it would otherwise pay in the future to various tax authorities.
The Former Limited Partners Tax Receivable Agreement provides for the payment by Core & Main to certain Former Limited Partners, or their permitted transferees, of 85% of the tax benefits, if any, that Core & Main actually realizes, or in some circumstances is deemed to realize, as a result of (i) certain tax attributes of the Partnership Interests Core & Main holds in respect of such Former Limited Partners’ interest in Core & Main, including such attributes which resulted from such Former Limited Partners’ prior acquisition of ownership interests in Holdings and Core & Main’s allocable share of existing tax basis acquired in connection with the IPO attributable to the Former Limited Partners and (ii) certain other tax benefits.
The Continuing Limited Partners Tax Receivable Agreement provides for the payment by Core & Main to the Continuing Limited Partners, or their permitted transferees, of 85% of the benefits, if any, that Core & Main realizes, or in some circumstances is deemed to realize, as a result of (i) increases in tax basis or other similar tax benefits as a result of exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement, dated as of July 22, 2021 (the “Exchange Agreement”), by and among Core & Main, Holdings, CD&R Waterworks Holdings and Management Feeder, (ii) Core & Main’s allocable share of existing tax basis acquired in connection with the IPO attributable to the Continuing Limited Partners and in connection with exchanges of Partnership Interests for cash or shares of Class A common stock pursuant to the Exchange Agreement and (iii) Core & Main’s utilization of certain other tax benefits related to Core & Main’s entering into the Continuing Limited Partners Tax Receivable Agreement, including tax benefits attributable to payments under the Continuing Limited Partners Tax Receivable Agreement. Core & Main expects to obtain an increase in its share of the tax basis in the net assets of Holdings as Partnership Interests are exchanged by Continuing Limited Partners. Core & Main intends to treat any exchanges of Partnership Interests as direct purchases of Partnership Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that it would otherwise pay in the future to various tax authorities.
Core & Main will receive the full benefit in tax savings from relevant taxing authorities and provide payment of 85% of the amount of any tax benefits Core & Main actually realizes to the Former Limited Partners or the Continuing Limited Partners, as applicable, or their permitted transferees. Core & Main expects to benefit from the remaining 15% of any cash tax savings that it realizes. For the Tax Receivable Agreements, Core & Main will assess the tax attributes to determine if it is more likely than not that the benefit of any deferred tax assets will be realized. Following that assessment, Core & Main will recognize a liability under the applicable Tax Receivable Agreements, reflecting approximately 85% of the expected future realization of such tax benefits. Amounts payable under the Tax Receivable Agreements are contingent upon, among other things, (i) generation of sufficient future taxable income during the term of the applicable Tax Receivable Agreements and (ii) future changes in tax laws.
The actual amount and timing of any payments under the Tax Receivable Agreements will vary depending upon a number of factors, including the timing of exchanges by the holders of Partnership Interests, the amount of gain recognized by such holders of Partnership Interests, the amount and timing of the taxable income the Company generates in the future and the federal tax rates then applicable.

Reorganization Transactions and IPO Deferred Tax Liability
Prior to the Reorganization Transactions, the Blocker Companies were holding corporations for indirect investments in Holdings. The Blocker Companies had no operations but did receive distributions from Holdings associated with their tax obligations from allocations of Holdings taxable income. As such, the Blocker Companies’ financial statements reflected a deferred tax liability associated with the difference between their financial reporting investment and tax basis in Holdings. In connection with the Blocker Mergers, Core & Main assumed the balance sheets of the Blocker Companies. The assumed deferred tax liability was adjusted to reflect the IPO, the IPO Overallotment Exercise and subsequent book-tax
differences.
Debt Transactions
On July 27, 2021, Core & Main LP: (i) amended the terms of the Term Loan in order to, among other things, enter into a new $1,500.0 million seven-year senior term loan (the “Senior Term Loan Facility”) and (ii) amended the terms of the credit agreement governing the senior asset-based revolving credit facility in order to, among other things, increase the aggregate amount of commitments by $150.0 million to $850.0 million overall and extend the maturity date from July 2024 to July 2026 (as amended, the “ABL Credit Facility”). Core & Main LP and Holdings utilized the net proceeds from the IPO, together with the net proceeds from borrowings under the Senior Term Loan Facility and cash on hand, to redeem (i) all $300.0 million aggregate principal amount of the 2024 Notes then outstanding at a redemption price equal to 102.000% of the aggregate principal amount thereof and (ii) all $750.0 million aggregate principal amount of the 2025 Notes then outstanding at a redemption price equal to 101.531% of the aggregate principal amount thereof, plus, in each case, accrued and unpaid interest, by satisfying and discharging the indenture governing the 2025 Notes at the closing of the IPO and redeeming the 2025 Notes on August 15, 2021. Additionally, Core & Main LP repaid $1,257.8 million outstanding under the Term Loan, plus accrued and unpaid interest, and settled the interest rate swap associated with the Term Loan (collectively, the “Refinancing Transactions”).
Interest Rate Swaps
On July 27, 2021, Core & Main LP repaid the approximately $1,257.8 million outstanding under the Term Loan and settled the interest rate swap. As of July 27, 2021, the remaining interest rate swap liability of $5.2 million was repaid as part of this settlement, and the associated accumulated other comprehensive loss was reclassified to the loss on debt modification and extinguishment as the interest rate swap interest payments will no longer occur.
On July 27, 2021, Core & Main LP entered into an instrument in which it makes payments to a third-party based upon a fixed interest rate of 0.74% and receives payments based upon the one-month
LIBOR rate, based on notional amounts associated with borrowings under the Senior Term Loan Facility. The measurement period of the interest rate swap commenced on July 27, 2021 with a notional amount of $1,000.0 million. The notional amount decreases to $900.0 million on July 27, 2023, $800.0 million on July 27, 2024, and $700.0 million on July 27, 2025 through the instrument maturity on July 27, 2026. This instrument is intended to reduce the Company’s exposure to variable interest rates under the Senior Term Loan Facility.
Acquisitions
On August 9, 2021, the Company completed the acquisition of all of the outstanding shares of Pacific Pipe Company, Inc. in a transaction valued up to $102.5 million (the “Pacific Pipe Acquisition”), subject to working capital adjustments. The following represents the preliminary allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the Pacific

Pipe Acquisition. The amounts below are preliminary, as the Company is still in the process of completing the valuation of certain tangible and intangible assets acquired as part of the Pacific Pipe Acquisition.

Pacific Pipe Acquisition
Cash	$1.7
Accounts receivable	8.9
Inventories	16.9
Intangible assets	46.7
Goodwill	43.0
Operating lease right-of-use assets	16.9
Other assets, current and non-current	6.1

Total assets acquired	140.2

Accounts payable	6.0
Deferred tax liability	11.7
Operating lease liabilities	16.9
Other liabilities, current and non-current	0.1

Net assets acquired	$105.5

The following reconciles the total consideration to net assets acquired:

Pacific Pipe Acquisition
Total consideration, net of cash	$103.8
Plus: Cash acquired in acquisition	1.7

Total net assets acquired	$105.5

On August 30, 2021, the Company completed the acquisition of certain assets and assumption of certain liabilities of L&M Bag & Supply Co., Inc. in a transaction valued up to $60.0 million (the “L&M Acquisition”), subject to working capital adjustments The following represents the preliminary allocation of the transaction price to the fair value of identifiable assets acquired and liabilities assumed in the L&M Acquisition. The amounts below are preliminary, as the Company is still in the process of completing the valuation of certain tangible and intangible assets acquired as part of the L&M Acquisition.

L&M Acquisition
Accounts receivable	$7.1
Inventories	16.2
Intangible assets	19.0
Goodwill	17.8
Operating lease right-of-use assets	2.4
Other assets, current and non-current	4.3

Total assets acquired	66.8

Accounts payable	2.0
Operating lease liabilities	2.4

Net assets acquired	$62.4

The following reconciles the total consideration to net assets acquired:

L&M Acquisition
Total consideration, net of cash	$62.4
Plus: Cash acquired in acquisition	—

Total net assets acquired	$62.4

WATER, Earth's most valuable resource, is at the CORE of what we do.

CORE & MAIN®

Local Knowledge
Local Experience
Local Service, Nationwide®

20,000,000 Shares

Core & Main, Inc.
Class A Common Stock

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Credit Suisse	J.P. Morgan
                    , 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC Registration Fee	$63,110
FINRA Filing Fee	90,500
Printing Fees and Expenses	150,000
Accounting Fees and Expenses	250,000
Legal Fees and Expenses	650,000
Transfer Agent Fees and Expenses	7,000

Total	$1,210,610

Item 14. Indemnification of Directors and Officers.
Indemnification Agreements
Holdings and certain of its subsidiaries, including Opco, are parties to the Indemnification Agreement with CD&R and certain affiliates thereof pursuant to which the Company Group agreed to indemnify CD&R and certain of its affiliates, alternative investment vehicles, related parties, directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons against certain losses, including losses (i) incurred by such indemnitees under applicable securities laws in connection with the Merger, (ii) relating to other actions or omissions by the Company Group, (iii) relating to the performance of certain services by such indemnitees for any member of the Company Group, (iv) arising out of the fact that such indemnitee is or was a board member, officer or stockholder of the Company Group or (v) arising from any breach or alleged breach by such indemnitee of his or her fiduciary duties as a board member, officer or stockholder of the Company Group. The indemnification obligations of the Company Group under the Indemnification Agreements are primary to any similar rights to which any indemnitee may be entitled under any other agreement or document.
We are a party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement.
Directors’ and Officers’ Liability Insurance
We have directors’ and officers’ liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.
Item 15. Recent Sales of Unregistered Securities.
The following sets forth information regarding all unregistered securities sold within the past three years.
On April 9, 2021, the registrant issued 100 shares of common stock, par value $0.01 per share, to Holdings for aggregate consideration of $100.00.

Pursuant to the Reorganization Transactions in connection with the IPO, we issued 119,950,882 shares of Class A common stock to the Former Limited Partners, including as a result of the Blocker Mergers, in exchange for 119,950,882 Partnership Interests in Holdings, together with the retirement of 119,950,882 shares of Class B common stock, held by such Former Limited Partners.
Each of the offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. No underwriters were involved in the above transactions.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.
Note Regarding Reliance on Statements in Our Contracts
: In reviewing the agreements included as exhibits to this Registration Statement on Form
S-1,
please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about Core & Main, its subsidiaries or affiliates, or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about Core & Main, its subsidiaries and affiliates may be found elsewhere in this Registration Statement on
Form S-1.

Exhibit Number	Exhibit

1.1	Form of Underwriting Agreement.

2.1	Master Reorganization Agreement, dated as of July 22, 2021, by and among Core & Main, Inc., CD&R Associates X Waterworks, L.P., CD&R Waterworks Holdings GP, Ltd., CD&R WW Holdings, L.P., CD&R Waterworks Holdings, L.P., Core & Main Management Feeder, LLC, Core & Main GP, LLC, CD&R Plumb Buyer, LLC, Core & Main Holdings, LP, CD&R Fund X Waterworks B1, L.P., CD&R Fund X-A Waterworks B, L.P., CD&R Fund X Advisor Waterworks B, L.P., CD&R WW Holdings, LLC, CD&R WW, LLC, CD&R WW Advisor, LLC, Brooks Merger Sub 1, Inc., Brooks Merger Sub 2, Inc. and CD&R Waterworks Holdings, LLC (incorporated by reference to Exhibit 2.1 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

3.1	Amended and Restated Certificate of Incorporation of Core & Main, Inc. (incorporated by reference to Exhibit 3.1 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

3.2	Amended and Restated By-laws of Core & Main, Inc. (incorporated by reference to Exhibit 3.2 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

Exhibit Number	Exhibit

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

5.1	Opinion of Debevoise & Plimpton LLP.

10.1.1	Credit Agreement, dated as of August 1, 2017, by and among Core & Main LP, as borrower, Citibank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto (incorporated by reference to Exhibit 10.1.1 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.1.2	Amendment No. 1 to the Credit Agreement, dated as of July 8, 2019, by and among Core & Main LP, as borrower, Citibank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders party thereto (incorporated by reference to Exhibit 10.1.2 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.1.3	Amendment No. 2 to the Credit Agreement, dated as of May 4, 2020, by and among Core & Main LP, as borrower, Citibank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders party thereto (incorporated by reference to Exhibit 10.1.3 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.1.4	Amendment No. 3 to the ABL Credit Agreement, dated as of July 27, 2021, by and among Core & Main LP, the several banks and other financial institutions party thereto and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.10 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.1.5	Credit Agreement, dated as of August 1, 2017, by and among Core & Main LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other financial institutions and lenders from time to time party thereto (incorporated by reference to Exhibit 10.1.5 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.1.6	Lender Joinder Agreement, dated as of July 8, 2019, by and among Core & Main LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the additional lender party thereto (incorporated by reference to Exhibit 10.1.6 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.1.7	First Amendment to the Credit Agreement, dated as of July 27, 2021, by and among Core & Main LP, the several banks and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.9 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.2	Stockholders Agreement, dated as of July 22, 2021, by and among Core & Main, Inc., CD&R Waterworks Holdings, LLC, CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P., and CD&R Fund X-A Waterworks B, L.P. (incorporated by reference to Exhibit 10.3 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.3	Registration Rights Agreement, dated as of July 27, 2021, by and among Core & Main, Inc., CD&R Waterworks Holdings, LLC, CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P. and CD&R Fund X-A Waterworks B, L.P. (incorporated by reference to Exhibit 10.2 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

Exhibit Number	Exhibit

10.4	Exchange Agreement, dated as of July 22, 2021 by and among Core & Main, Inc., Core & Main Holdings, LP, CD&R Waterworks Holdings, LLC and Core & Main Management Feeder, LLC (incorporated by reference to Exhibit 10.8 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.5	Amendment to the Exchange Agreement, dated as of January 3, 2022.

10.6	Former Limited Partners Tax Receivable Agreement, dated as of July 22, 2021, by and among Core & Main, Inc., Core & Main Holdings, LP, CD&R Fund X Advisor Waterworks B, L.P., CD&R Fund X Waterworks B1, L.P. and CD&R Fund X-A Waterworks B, L.P. (incorporated by reference to Exhibit 10.6 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.7	Continuing Limited Partners Tax Receivable Agreement, dated as of July 22, 2021, by and among Core & Main, Inc., Core & Main Holdings, LP, CD&R Waterworks Holdings, LLC, and Core & Main Management Feeder, LLC (incorporated by reference to Exhibit 10.7 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.8	Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP (incorporated by reference to Exhibit 10.1 to Core & Main’s Current Report on Form 8-K, filed on July 28, 2021).

10.9	Form of Indemnification Agreement entered into between Core & Main, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.8 to Core & Main’s Registration Statement on Form S-1, filed on July 6, 2021 (File No. 333-256382)).

10.10	Indemnification Agreement, dated as of August 1, 2017, among Core & Main Holdings, LP, Core & Main LP, CD&R and the other parties thereto (incorporated by reference to Exhibit 10.9 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.11†	Employment Agreement, dated as of March 9, 2018, by and between Core & Main LP and Stephen O. LeClair (incorporated by reference to Exhibit 10.10 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.12†	Employment Agreement, dated as of February 9, 2018, by and between Core & Main LP and Mark R. Witkowski (incorporated by reference to Exhibit 10.11 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.13†	Employment Agreement, dated as of February 9, 2018, by and between Core & Main LP and Laura K. Schneider (incorporated by reference to Exhibit 10.12 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.14†	Employment Agreement, dated as of February 9, 2018, by and between Core & Main LP and Bradford A. Cowles (incorporated by reference to Exhibit 10.13 to Core & Main’s Registration Statement on Form S-1, filed on May 21, 2021 (File No. 333-256382)).

10.15†	Amended and Restated Core & Main Holdings, LP Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Core & Main’s Registration Statement on Form S-1, filed on July 6, 2021 (File No. 333-256382)).

10.16†	Form of Executive Common Unit and Profits Unit Agreement (incorporated by reference to Exhibit 10.15 to Core & Main’s Registration Statement on Form S-1, filed on July 6, 2021 (File No. 333-256382)).

10.17†	Form of Core & Main, Inc. Board Compensation Letter (incorporated by reference to Exhibit 10.16 to Core & Main’s Registration Statement on Form S-1, filed on July 6, 2021 (File No. 333-256382)).

Exhibit Number	Exhibit

10.18†	Core & Main, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Core & Main’s Registration Statement on Form S-8, filed on July 23, 2021 (File No. 333-258128)).

10.19†	Core & Main, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to Core & Main’s Registration Statement on Form S-8, filed on July 23, 2021 (File No. 333-258128)).

21.1	List of Subsidiaries of Core & Main, Inc. (incorporated by reference to Exhibit 21.1 to Core & Main’s Registration Statement on Form S-1, filed on July 6, 2021 (File No. 333-256382)).

23.1	Consent of PricewaterhouseCoopers LLP in respect of Core & Main, Inc.’s financial statements.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on signature pages to the Registration Statement on Form S-1).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL)

†	Identifies each management contract or compensatory plan or arrangement.
Item 17. Undertakings.
(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 3, 2022.

CORE & MAIN, INC.

By:	/s/ Stephen O. LeClair
Name:	Stephen O. LeClair
Title:	Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen O. LeClair, Mark R. Witkowski and Mark G. Whittenburg, and each of them, his or her true and lawful attorney-in-fact
and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact
full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact
and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on January 3, 2022 by the following persons in the capacities indicated.

Signature	Title

/s/ Stephen O. LeClair Stephen O. LeClair	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark R. Witkowski Mark R. Witkowski	Chief Financial Officer (Principal Financial Officer)

/s/ John W. Stephens John W. Stephens	Vice President, Corporate Controller (Principal Accounting Officer)

/s/ James G. Berges James G. Berges	Chair of the Board

/s/ James G. Castellano James G. Castellano	Director

/s/ Dennis G. Gipson Dennis G. Gipson	Director

/s/ Orvin T. Kimbrough Orvin T. Kimbrough	Director

/s/ Kathleen M. Mazzarella Kathleen M. Mazzarella	Director

Signature	Title

/s/ Margaret M. Newman Margaret M. Newman	Director

/s/ Ian A. Rorick Ian A. Rorick	Director

/s/ Nathan K. Sleeper Nathan K. Sleeper	Director

/s/ Jonathan L. Zrebiec Jonathan L. Zrebiec	Director